Exhibit 10.1

*Certain confidential portions of this exhibit and the schedules thereto have been omitted and replaced with “[***]” pursuant to Instruction 6 to Item 1.01 of Form 8-K. Such identified information has been excluded from this exhibit because it is (i) not material, and (ii) the type of information that the registrant treats as private and confidential.

CREDIT AGREEMENT

dated as of

February 29, 2024

among

DAYFORCE, INC.,
as the Borrower,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
and Collateral Agent, and

_________________________________________

JPMORGAN CHASE BANK, N.A.,

CITIBANK, N.A.,

and

GOLDMAN SACHS BANK USA

as Joint Lead Arrangers and Joint Bookrunners for the Credit Facilities,

and

BANK OF AMERICA, N.A.,

CANADIAN IMPERIAL BANK OF COMMERCE,

BARCLAYS BANK PLC,

BMO BANK, N.A.,

MUFG BANK, LTD.,

PNC BANK, N.A.,

TD SECURITIES (USA) LLC

and

TRUIST BANK

as Documentation Agents

Table of Contents

(i)

(ii)

(iii)

SCHEDULES

Schedule 1.01(a) -- Existing Letters of Credit

Schedule 1.01(b) -- Subsidiary Guarantors

Schedule 2.01 -- Lenders and Commitments as of the Effective Date

Schedule 3.08 -- Subsidiaries

Schedule 3.17 -- Owned Real Property

Schedule 5.10 Unrestricted Subsidiaries
Schedule 5.11 -- Post-Closing Matters

Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens

EXHIBITS

Exhibit A -- [Reserved]

Exhibit B-1 -- Form of Assignment and Acceptance

Exhibit B-2 -- Form of Affiliated Lender Assignment and Acceptance

Exhibit C -- Form of Borrowing Request

Exhibit D -- Form of Guarantee and Collateral Agreement

Exhibit E -- Form of Non-Bank Certificate

Exhibit F -- Form of Intellectual Property Security Agreement

Exhibit G -- Form of Intercompany Subordination Agreement

Exhibit H-1 Form of First Lien Intercreditor Agreement

Exhibit H-2 Form of First Lien/Second Lien Intercreditor Agreement

(iv)

CREDIT AGREEMENT dated as of February 29, 2024 (this “Agreement”), among DAYFORCE, INC., a Delaware corporation (the “Borrower”), the LENDERS (as defined herein) and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as the Administrative Agent and the Collateral Agent. Capitalized terms used herein shall have the meanings set forth in Article I.

RECITALS

The Lenders are willing to extend credit to the Borrower and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, in each case, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Indebtedness” shall mean, with respect to any specified Person:

(a) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” shall mean, at any time, any Person (other than a Person who is already a Lender at that time), other than a Disqualified Institution, that agrees to provide any portion of (a) an Incremental Term Loan, Incremental Revolving Credit Commitments or a Revolving Commitment Increase pursuant to an Incremental Amendment in accordance with Section 2.26 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.27; provided, that (i) the relevant Persons under Section 9.04(b) shall have consented (in each case, not to be unreasonably withheld or delayed) to such Additional Lender if such consent would otherwise be required under Section 9.04(b) for an assignment of Loans or Revolving Credit Commitments to such Additional Lender, (ii) no Affiliated Lender may provide any Revolving Commitment Increase or Incremental Revolving Credit Commitments and (iii) any Incremental Term Facility provided by an Affiliated Lender shall be subject to the restrictions on Term Loans purchased by Affiliated Lenders set forth in Section 9.04(k) (and any Term Loans to be made by an Affiliated Lender (other than a Debt Fund Affiliate) pursuant to Section 2.26 shall be subject to the limitation set forth in Section 9.04(k)(iv) as if such Term Loan were purchased as of the applicable Incremental Facility Closing Date).

“Adjusted EURIBO Rate” shall mean, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum equal to the higher of (a) the EURIBO Rate in effect for such Interest Period and (b) 0.00% per annum.

“Adjusted Term CORRA” shall mean, with respect to any CORRA Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) Term CORRA for such calculation and (b) 0.00% per annum.

“Adjusted Term SOFR” shall mean, subject to the provisions of Section 1.12(a), with respect to any SOFR Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) Term SOFR for such calculation and (b) the Floor.

“Administration Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Agent” shall mean JPMorgan, in its capacity as administrative agent for the Lenders, and shall include any successor administrative agent appointed pursuant to Article VIII.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified; provided, however, that no Lender or Agent, nor any of their respective Affiliates (other than any Affiliated Lender or any Debt Fund Affiliate), shall be deemed to be an Affiliate of the Borrower or any of its subsidiaries by virtue of its capacity as a Lender or Agent hereunder.

“Affiliated Lender” shall mean any Non-Debt Fund Affiliate, the Borrower and/or any subsidiary of the Borrower.

“Affiliated Lender Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.04) and accepted by the Administrative Agent in the form of Exhibit B-2 or any other form approved by the Administrative Agent and the Borrower.

“Affiliated Lender Cap” shall have the meaning assigned to such term in Section 9.04(k)(iv).

“Agency Fee Letter” shall mean that certain Structuring Fee Letter, dated as of February 12, 2024, by and between the Borrower and the Administrative Agent.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate Revolving Credit Exposure” shall mean, at any time, the aggregate amount of the Lenders’ Revolving Credit Exposures at such time.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Allocable Revolving Share” shall have the meaning assigned to such term in Section 2.13(a)(iii).

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the US Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (c) Adjusted Term SOFR for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided, that for the purpose of this definition, Adjusted Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology) and (d) (i) solely in the case of the Initial Term Loans, 1.00% per annum and (ii) solely in the case of the Initial Revolving

Loans, 1.00% per annum. Any change in the Alternate Base Rate due to a change in the US Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective on the effective date of such change in the US Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be.

“Alternate Currency” shall mean Canadian Dollars, Euros and Sterling.

“Alternate Currency-Denominated Loans” shall mean any Loans denominated in an Alternate Currency (other than Canadian Dollar-Denominated Loans).

“Ancillary Fees” shall have the meaning assigned to such term in Section 9.08(b)(viii).

“Anti-Corruption Laws” shall mean the United Kingdom Bribery Act of 2010 and the FCPA.

“Applicable Currency” shall mean (a) with respect to any Loan or payment with respect thereto, the Available Currency in which such Loan was incurred and (b) with respect to any Letter of Credit or payment with respect thereto, the Available Currency or Approved Alternate L/C Currency in which such Letter of Credit is denominated; provided, that the Applicable Currency of any Letter of Credit denominated in an Approved Alternate L/C Currency shall be US Dollars.

“Applicable Percentage” shall mean, for any day:

(a) with respect to any Initial Term Loan, a percentage per annual to (i) 2.50%, in the case of a SOFR Term Loan or (ii) 1.50% in the case of an ABR Term Loan;

(b) with respect to (i) any SOFR Revolving Loan, EURIBOR Revolving Loan, SONIA Revolving Loan, ABR Revolving Loan, CORRA Revolving Loan or Canadian Prime Rate Revolving Loan, the applicable percentage per annum set forth in the table immediately below under the caption “SOFR, EURIBOR, SONIA and CORRA Revolving Spread” or “ABR Revolving Spread, Canadian Prime Rate Revolving Spread and Swingline Loans”, as the case may be, (ii) the Commitment Fee for the Revolving Credit Commitments, the applicable percentage per annum set forth in the table immediately below under the caption “Commitment Fee Percentage”, and (iii) any Swingline Loan, the applicable percentage per annum set forth in the table immediately below under the caption “ABR Revolving Spread, Canadian Prime Rate Revolving Spread and Swingline Loans” (in the case of clauses (i), (ii) and (iii) above of this clause (b), based upon the Consolidated First Lien Leverage Ratio as of the relevant date of determination):

Consolidated First Lien Leverage Ratio	SOFR, EURIBOR, SONIA and CORRA Revolving Spread	ABR Revolving Spread, Canadian Prime Rate Revolving Spread and Swingline Loans	Commitment Fee Percentage
Category 1 Greater than 4.50:1.00	2.75%	1.75%	0.50%
Category 2 Less than or equal to 4.50:1.00 but greater than 4.00:1.00	2.50%	1.50%	0.375%
Category 3 Less than or equal to 4.00:1.00	2.25%	1.25%	0.25%

(c) in respect of any Indebtedness incurred or commitment fee pertaining to Commitments established under Section 2.26 or 2.27, as applicable, as set forth in the Incremental Amendment or Refinancing Amendment, as the case may be.

In respect of clauses (a), (b) and (c) of this definition, each change in the Applicable Percentage resulting from a change in the Consolidated First Lien Leverage Ratio shall be effective on and after the third (3rd) Business Day following the delivery to the Administrative Agent of the Section 5.04 Financials and a Pricing Certificate indicating such change until and including the date immediately preceding the third (3rd) Business Day following the next date of delivery of such financial statements and the related Pricing Certificate indicating another such change. Notwithstanding the foregoing, in respect of clauses (a), (b) and (c) of this definition, until the Borrower shall have delivered the first Section 5.04 Financials and the related Pricing Certificate after the Effective Date, the Applicable Percentage shall be determined based upon the Consolidated First Lien Leverage Ratio on the Effective Date (for such purposes calculating EBITDA of the Borrower for the most recently ended 4-fiscal quarter period prior to the Effective Date for which a Pricing Certificate has been delivered under the Existing Credit Agreement). In addition, at the option of the Administrative Agent and the Required Lenders, (x) at any time during which the Borrower has failed to deliver the Section 5.04 Financials or the related Pricing Certificate by the date required hereunder or (y) at any time after the occurrence and during the continuance of a Specified Default, then with respect to such events described in clauses (x) and (y), in the case of clauses (a), (b) and (c) of this definition, the Consolidated First Lien Leverage Ratio shall be deemed to be in the then-existing Category for the purposes of determining the Applicable Percentage (but only for so long as such failure or Event of Default, as applicable, continues, after which the Category shall be otherwise as determined as set forth above).

“Approved Alternate L/C Currency” shall mean each currency (other than US Dollars and any Alternate Currency) that is approved in accordance with Section 1.10.

“Approved Fund” shall mean, with respect to any Lender, any Fund that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Arrangers” shall mean, collectively and as the context may require, JPMorgan, Citibank, N.A. and Goldman Sachs Bank USA, in their capacity as joint lead arrangers.

“ASC” shall mean the Accounting Standards Codification promulgated by the Financial Accounting Standards Board.

“Asset Sale” shall mean:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Borrower or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Capital Stock of any Restricted Subsidiary, whether in a single transaction or a series of related transactions;

in each case, other than (the following being referred to as “Permitted Asset Sales”):

(i) any disposition of Cash Equivalents, Investment Grade Securities or securities constituting Customer Funds or obsolete or worn out property or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(ii) the disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries in a manner permitted pursuant to the provisions described under Section 6.04 or any disposition that constitutes a Change of Control;

(iii) the making of any Restricted Payment that is permitted to be made under Section 6.03 or any Permitted Investment;

(iv) any disposition of assets or issuance or sale of Capital Stock of a Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than the greater of $170,000,000 and 37.5% of EBITDA of the Borrower as of the end of the most recently ended Test Period;

(v) any disposition of property or assets or issuance of securities (A) by a Restricted Subsidiary of the Borrower to the Borrower or (B) by the Borrower or a Restricted Subsidiary of the Borrower to another Restricted Subsidiary of the Borrower;

(vi) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii) the sale, lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(viii) any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(ix) foreclosures on assets;

(x) sales of receivables, payables or similar or related assets, or, in each case, participations therein, in connection with any Receivables Facility;

(xi) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Effective Date;

(xii) sales of accounts receivable in connection with the collection or compromise thereof;

(xiii) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) to relevant authorities or their designee upon the receipt of the insurance proceeds or condemnation awards therefor;

(xiv) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(xv) voluntary terminations of Hedging Obligations;

(xvi) the settlement or early termination of any Permitted Bond Hedge Transaction and/or any related Permitted Warrant Transaction;

(xvii) Equipment Sale and Leaseback Transactions;

(xviii) dispositions of surplus or non-core (as determined by the Borrower in good faith) assets acquired in connection with any acquisition or other Investment permitted hereunder and sales of real estate assets acquired in any acquisition or other Investment permitted hereunder; provided, that no Event of Default under Sections 7.01(b), (c), (g) or (h) exists on the date on which the definitive agreement governing the relevant disposition is executed; and/or

(xix) (A) any issuance of Convertible Indebtedness and (B) any disposition in connection with settling any conversion of Convertible Indebtedness.

For the avoidance of doubt, (A) “Asset Sale” shall not include the issuance or sale of Capital Stock of the Borrower and (B) clauses (i) through (xx) above shall not permit an IP Separation Transaction.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and, to the extent required by Section 9.04(b), consented to by the Borrower, substantially in the form of Exhibit B or such other form as shall be reasonably approved by the Administrative Agent.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.25(c).

“Available Canadian Tenor” shall mean, as of any date of determination and with respect to the then-current Canadian Benchmark, as applicable, (a) if such Canadian Benchmark is a term rate, any tenor for such Canadian Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, or (b) otherwise, any payment period for interest calculated with reference to such Canadian Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Canadian Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Canadian Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 1.13(d).

“Available Currency” shall mean (i) with respect to Term Loans, US Dollars, (ii) with respect to Revolving Loans, US Dollars and any Alternate Currency, (iii) with respect to Letters of Credit, US Dollars, any Alternate Currency and any Approved Alternate L/C Currency and (iv) with respect to Swingline Loans, US Dollars or Canadian Dollars.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 1.12.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliate (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” shall mean, initially, Term SOFR; provided, that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 1.12.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for US Dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for US Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents)

“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof) or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been, or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been, determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), as applicable, in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.12 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.12.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” shall mean any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of the Borrower and/or any of its subsidiaries or (b) any Affiliate of such competitor, but with respect to which no personnel involved with any investment in such Person (i) makes, has the right to make or participates with others in making any investment decisions with respect to such Person or (ii) has access to any information (other than information that is publicly available) relating to the Borrower or its subsidiaries or any entity that forms a part of the business of the Borrower or any of its subsidiaries; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Arrangers in accordance with paragraph (a)(i) of the definition of “Disqualified Institution” or any reasonably identifiable Affiliate of any such Person.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of SOFR Loans, EURIBOR Loans and CORRA Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks are open for business in New York City; provided, however, that (a) a “Business Day” shall be any such day that is only a U.S. Government Securities Business Day in relation to any Loan referencing Adjusted Term SOFR and any interest rate setting, funding, disbursement, settlement or payment of any such Loan referencing Adjusted Term SOFR or any other dealings of such Loan referencing Adjusted Term SOFR Rate, (b) in connection with a EURIBOR Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude (i) any day on which banks are generally not open for dealings in Euro deposits in the London interbank market and (ii) any day which is not a TARGET Day, (c) in connection with a SONIA Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are closed for general business in London, and (d) in connection with a Loan denominated in Canadian Dollars (including with respect to all notices and determinations in connection therewith and any payments of principal, interest, fees or other amounts thereon), the term “Business Day” shall also exclude any day on which commercial banks in Toronto are authorized or required by law to remain closed.

“Business Optimization Initiative” shall have the meaning assigned to such term in the definition of “EBITDA”.

“Canadian Benchmark” shall mean, initially, the Term CORRA Reference Rate; provided, that if a Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate or the then-current Benchmark, then “Canadian Benchmark” shall mean the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.13(a).

“Canadian Benchmark Replacement” shall mean, with respect to any Canadian Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) Daily Compounded CORRA; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Canadian Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Canadian Benchmark for Canadian Dollar-denominated syndicated credit facilities and (ii) the related Canadian Benchmark Replacement Adjustment.

For the avoidance of doubt, if the Canadian Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than 0.00%, the Canadian Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

“Canadian Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Canadian Benchmark with an Unadjusted Canadian Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Canadian Benchmark with the applicable Unadjusted Canadian Benchmark Replacement by the Relevant Canadian Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Canadian Benchmark with the applicable Unadjusted Canadian Benchmark Replacement for Canadian Dollar-denominated syndicated credit facilities at such time.

“Canadian Benchmark Replacement Date” shall mean, the earliest to occur of the following events with respect to the then-current Canadian Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Canadian Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Canadian Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Canadian Tenors of such Canadian Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Canadian Benchmark Transition Event”, the first date on which such Canadian Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Canadian Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Canadian Tenor of such Canadian Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Canadian Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Canadian Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Canadian Tenors of such Canadian Benchmark (or the published component used in the calculation thereof).

“Canadian Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Canadian Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Canadian Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Canadian Tenors of such Canadian Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Canadian Tenor of such Canadian Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Canadian Benchmark (or the published component used in the calculation thereof), the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Canadian Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Canadian Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Canadian Benchmark (or such component), which states that the administrator of such Canadian Benchmark (or such component) has ceased or will cease to provide all Available Canadian Tenors of such Canadian Benchmark (or such component thereof) permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Canadian Tenor of such Canadian Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Canadian Benchmark (or the published component used in the calculation thereof) announcing that all Available Canadian Tenors of such Canadian Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Canadian Benchmark Transition Event” will be deemed to have occurred with respect to any Canadian Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Canadian Tenor of such Canadian Benchmark (or the published component used in the calculation thereof).

“Canadian Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Canadian Benchmark Replacement Date has occurred if, at such time, no Canadian Benchmark

Replacement has replaced the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.13 and (b) ending at the time that a Canadian Benchmark Replacement has replaced the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.13.

“Canadian Conforming Changes” shall mean, with respect to the use or administration of a Canadian Benchmark or the use, administration, adoption or implementation of any Canadian Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of Borrowing Requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Canadian Dollar-Denominated Loans” shall mean any Revolving Loans denominated in Canadian Dollars.

“Canadian Dollars” or “CAN$” shall mean lawful money of Canada.

“Canadian Prime Rate” shall mean, on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Capital Expenditures” shall mean, as to any Person for any period, the additions to property, plant and equipment, software purchases and development expenditures which can be capitalized under GAAP and other capital expenditures of such Person and its subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such Person.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Capitalized Lease Obligations” shall mean, as to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Issuing Bank or Swingline Lender (as applicable) and the Lenders, as collateral for L/C Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances (in the case of L/C Exposure in the respective currency or currencies in which the applicable L/C Exposure is denominated) or, if the Administrative Agent, Issuing Bank or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case in an amount equal to 100% of the relevant L/C Exposure, Obligations in respect of Swingline Loans or obligations of Lenders to fund participations and pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank or the Swingline Lender, as applicable (which documents are hereby consented to by the Lenders). “Cash Collateral” and “Cash Collateralized” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean:

(a) US Dollars and Canadian Dollars;

(b) (i) Euros and Sterling; and

(ii) in the case of the Borrower or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government, the Canadian Government, the United Kingdom government, any member state of the European economic area or any Participating Member State or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(g) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and institutional money market funds registered under the Investment Company Act of 1940;

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States, the United Kingdom government, any member state of the European economic area or any Participating Member State or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(i) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(j) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P, Aaa3 (or the equivalent thereof) or better by Moody’s or any 2(a)-7 money fund; and

(k) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (j) above.

Notwithstanding the foregoing, (x) Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above; provided, that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts and (y) Cash Equivalents shall not include Customer Funds.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement or, in the case of an assignee, an adoption after the date such Person became a party to this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, in the case of an assignee, a change after the date such Person became a party to this Agreement, or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive of any Governmental Authority made or issued after the date the relevant Lender or Issuing Bank becomes a party to this Agreement; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall mean that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person and its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding one or more Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater (such greater percentage, the “Required Change of Control Percentage”) of (1) 40% of outstanding Capital Stock of the Borrower having ordinary voting power and (2) the percentage of the then outstanding Capital Stock of the Borrower having ordinary voting power owned, directly or indirectly, beneficially and of record by the Permitted Investors; provided, that:

(a) a Person or group shall not be deemed to beneficially own voting power or voting stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the voting power or voting stock in connection with the transactions contemplated by such agreement,

(b) if any group includes one or more Permitted Investors, the issued and outstanding Capital Stock of the relevant Person that is directly or indirectly owned by the Permitted Investors that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of this definition,

(c) a Person or group will not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of the Capital Stock or other securities of such other Person’s parent company (or any related contractual right) unless it beneficially owns or controls 50% or more of the total voting power of the Capital Stock entitled to vote for the election of directors of such Person’s parent company having a majority of the aggregate votes on the board of directors (or equivalent governing body) of such Person’s parent company,

(d) the right to acquire voting stock or any veto power in connection with any action (including the acquisition or disposition of voting stock) does not cause a Person to constitute a beneficial owner;

(e) a transaction shall not give rise to a Change of Control solely as a result of the Borrower becoming a direct or indirect wholly-owned subsidiary of a parent company if immediately following such transaction, no Person or group (determined as provided above), other than any Permitted Investor, is the beneficial owner, directly or indirectly, of more than the Required Change of Control Percentage of the voting stock of any parent company that is not a subsidiary of any other parent company who beneficially owns, directly or indirectly, more than the Required Change of Control Percentage of the Borrower; and

(f) no “Change of Control” shall be deemed to have occurred if the Permitted Investors have the right, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors of the Borrower or its applicable parent company that, directly or indirectly, owns a majority of the voting stock of the Borrower.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Revolving Loans, Other Revolving Loans of the same Series, Incremental Revolving Loans of the same Series, Initial Term Loans, Replacement Term Loans, Other Term Loans of the same Series, Incremental Term Loans of the same Series or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Initial Revolving Credit Commitment, Other Revolving Credit Commitment of the same Series, Incremental Revolving Credit Commitment of the same Series, Other Term Loan Commitment of the same Series or Swingline Commitment; provided, that (i) Initial Revolving Loans, Other Revolving Loans of the same Series and Incremental Revolving Loans of the same Series and (ii) Initial Revolving Credit Commitments, Other Revolving Credit Commitments of the same Series and Incremental Revolving Credit Commitments of the same Series shall be deemed to be part of the same Class of Loans or Commitments, as applicable, for purposes of (and only for purposes of) Revolving Credit Borrowings and participations in Letters of Credit and Swingline Loans.

“Closing Fee” shall have the meaning assigned to such term in Section 2.05(f).

“CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document to secure the Obligations of any Loan Party.

“Collateral Agent” shall mean JPMorgan, in its capacity as collateral agent for the Secured Parties, and any other Person acting as the Collateral Agent under any Intercreditor Agreement and shall include any successor collateral agent appointed pursuant to Article VIII.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitments” shall mean the Revolving Credit Commitments, the Swingline Commitments and, if applicable, any Incremental Revolving Credit Commitments, any Other Revolving Credit Commitments and/or any Other Term Loan Commitments.

“Company Competitor” shall mean (a) any competitor of the Borrower and/or any of its subsidiaries and (b) any Affiliate of any such competitor (other than any such Affiliate that is a Bona Fide Debt Fund).

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs, goodwill, other intangible assets and customer acquisition costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated First Lien Leverage Ratio” shall mean, as of the date of determination, the ratio of (a) Consolidated Indebtedness as of such date that is secured by first-priority Liens on the Collateral to (b) EBITDA for the most recently ended Test Period, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Indebtedness” shall mean, as of any date of determination with respect to any Person, the sum, without duplication, of (a) the total outstanding principal amount of Indebtedness of such Person in respect of borrowed money (including obligations under drawn letters of credit that have not been reimbursed within three Business Days) and the liquidation preference of any Disqualified Stock less (b) the amount of unrestricted cash (other than Customer Funds) and Cash Equivalents held by such Person and cash and Cash Equivalents of such Person that are restricted in favor of the Credit Facilities (which may also include, for the avoidance of doubt, cash and Cash Equivalents securing other Indebtedness secured by a Permitted Lien on the Collateral along with the Liens securing the Credit Facilities); provided, however, that Consolidated Indebtedness shall be calculated to exclude (i) any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of unrestricted cash, (ii) undrawn letters of credit, (iii) obligations in respect of Capitalized Lease Obligations and/or purchase money Indebtedness and/or (iv) obligations that are subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent.

“Consolidated Interest Coverage Ratio” shall mean, as of any date of determination, the ratio for the most recently ended Test Period of (a) EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period paid or payable in cash, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income of such Person, (i) including (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (D) the interest component of Capitalized Lease Obligations, and (E) net payments, if any, pursuant to interest rate Hedging

Obligations with respect to Indebtedness, and (ii) excluding (A) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (B) any expensing of bridge, commitment and other financing fees (including fees and expenses associated with the Transactions and annual agency fees), (C) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, (D) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (E) any fee and/or expense associated with any disposition, acquisition, Investment, issuance of Capital Stock or issuance or incurrence of Indebtedness (in each case, whether or not consummated), (F) any cost associated with obtaining, or any breakage cost in respect of, any Hedge Agreement or any other derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (G) any penalty and/or interest relating to Taxes and (H) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument and/or any payment obligation arising under any Hedge Agreement or derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness; plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period (other than interest and investment income earned on Customer Funds).

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” shall mean, as of the date of determination, the ratio of (a) the Consolidated Indebtedness as of such date to (b) EBITDA for the most recently ended Test Period, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; but excluding (without duplication):

(a) (i)(A) any extraordinary gains or losses or expenses (including relating to the Transactions) and/or (B) non-recurring, exceptional or unusual gains or losses or expenses (in each case, in the good faith determination of the Borrower) and (ii) severance, legal settlements, relocation costs, business optimization costs, costs associated with entry into new markets, costs incurred in connection with new contracts, charges relating to strategic initiatives and project startup costs or branding costs, curtailments or modifications to pension and post-retirement employee benefit plans, the amount of any restructuring charges or reserves deducted, including any restructuring costs incurred in connection with acquisitions, costs related to the closure, opening and/or consolidation of facilities, retention charges, systems establishment costs, spin-off costs, transition costs associated with transferring operations offshore and other transition costs, signing, retention and completion bonuses, conversion costs and excess pension charges and consulting fees incurred in connection with any of the foregoing,

(b) (i) the cumulative effect of a change in accounting principles during such period and (ii) the one-time or out-of-period impact of any accounting policy changes,

(c) any income (loss) from disposed, abandoned and/or discontinued assets, properties or operations (other than, at the option of the Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof),

(d) any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower,

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash by any such Person that is not a Subsidiary or is an Unrestricted Subsidiary (or to the extent converted into cash) to such Person or a Subsidiary thereof that is the Borrower or a Restricted Subsidiary in respect of such period,

(f) solely for the purpose of calculating Excess Cash Flow and the amount available under paragraph (b) of the definition of “Restricted Payment Applicable Amount”, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person,

(g) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition after the Effective Date or the amortization or write-off of any amounts thereof,

(h) any income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(i) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP,

(j) (i) any expense or charges from grants of management equity plan, profits interest or stock appreciation or similar rights, stock options, restricted stock or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme which has been agreed with the relevant pension trustee), any stock subscription or shareholder agreement, any employee benefit trust, any employment benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement) and/or (ii) any charges associated with the rollover, acceleration or payout of Capital Stock by management of the Borrower or any of its direct or indirect parent companies, in each case, in the case of cash charges, to the extent that the relevant cash charge is funded with net cash proceeds contributed to relevant Person as a capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Stock),

(k) any fees and expenses incurred during such period, or any amortization thereof for such period, in each case, regardless of how characterized under GAAP, in connection with the Transactions and any acquisition, Investment, disposition, issuance or repayment of Indebtedness, issuance of Capital Stock, refinancing, replacement or refunding transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and regardless of whether such transaction has been consummated) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction,

(l) accruals and reserves that are established, adjusted and/or incurred, as applicable, (i) within twelve months after the Effective Date that are so required to be established, adjusted or incurred as a result of the Transactions in accordance with GAAP or (ii) within 12 months after the closing of any other acquisition that are required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP; and/or

(m) (i) any amount to the extent that a corresponding amount is received in cash or reasonably expected by the Borrower to be received in cash by such Person from a Person other than such Person or any Restricted Subsidiary of such Person under any agreement providing for reimbursement of such amount or (ii) to the extent actually reimbursed, or so long as the Borrower has made a determination that there exists reasonable evidence that such will be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) expected by the Borrower in good faith to be reimbursed within thirty-six (36) months (or such longer period as the Administrative Agent may reasonably agree) of the relevant date of determination (with a deduction for any amount so excluded to the extent not so reimbursed within such period), expenses with respect to liability or casualty events or business interruptions.

It is understood and agreed that (a) the Borrower may, in its sole discretion, elect not to exclude any loss, cost, expense, accrual, reserve or charge for any period and (b) to the extent not otherwise included in the determination of Net Income for such period, Consolidated Net Income shall include the amount of any proceeds of any business interruption insurance policy that the Borrower expects in good faith to receive within thirty-six (36) months following the relevant date of determination (or such longer period as the Administrative Agent may reasonably agree) (with a deduction for any amount so included to the extent not so received within such period).

“Consolidated Secured Leverage Ratio” shall mean, as of the date of determination, the ratio of (a) the Consolidated Indebtedness as of such date that is secured by Liens on the Collateral to (b) EBITDA for the most recently ended Test Period, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that, in each case, do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(b) to advance or supply funds

(i) for the purchase or payment of any such primary obligation, or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Convertible Indebtedness” shall mean Indebtedness of the Borrower or any parent company (which may be guaranteed by any Loan Party) that is (a) permitted to be incurred hereunder and (b) either (i) convertible into common equity of the Borrower or any parent company (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common equity) or (ii) sold as a unit with any call option, warrant and/or right to purchase (or any substantially equivalent derivative transaction) that is exercisable for common equity of the Borrower or any parent company and/or cash (in an amount determined by reference to the price of such common equity).

“Convertible Notes” shall mean the $575,000,000 Convertible Senior Notes maturing on March 15, 2026, evidenced by that certain Indenture, dated as of March 5, 2021 by and among Dayforce, Inc. (f/k/a Ceridian HCM Holding Inc.) and Wells Fargo Bank, National Association, as trustee.

“CORRA” shall mean the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Corresponding Tenor” shall mean, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Party” shall have the meaning assigned to such term in Section 9.24.

“Credit Agreement Refinancing Indebtedness” shall mean Indebtedness incurred or revolving credit commitments obtained, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in conversion of or exchange for, or to extend, renew, replace or refinance, in whole or in part, then-existing Term Loans and/or then-existing Revolving Credit Commitments hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided, that:

(i) such extending, renewing, replacing or refinancing Indebtedness (including, if such Indebtedness includes any Other Revolving Credit Commitments, the unused portion of such Other Revolving Credit Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused commitments, including then-existing Revolving Credit Commitments, the amount thereof), except by an amount equal to (A) unpaid accrued interest and fees thereon and/or premium (including tender premium) with respect thereto and/or the amount of original issue discount and arrangement, commitment, underwriting, structuring or similar fees or amendment or consent fees payable in connection with such extending, renewing, replacing or refinancing Indebtedness, defeasance costs and costs and expenses incurred in connection therewith, plus (B) additional amounts permitted to be incurred pursuant to Section 6.01 and, if applicable, secured pursuant to Section 6.02, subject to any parameters set forth in the relevant provision of Section 6.01 or Section 6.02, as applicable,

(ii) other than with respect to the Inside Maturity Amount, Customary Bridge Loans and/or Customary Term A Loans and/or revolving Indebtedness, such Indebtedness has (x) a final maturity date that is later than or identical to the final maturity date of the Refinanced Debt (and in the case of any Credit Agreement Refinancing Indebtedness which pertains to (or is in the form of) a Term Loan, on or later than the Term Loan Maturity Date) and (y) and in the case of any Credit Agreement Refinancing Indebtedness which pertains to (or is in the form of) a Term Loan, a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, and

(iii) unless such Credit Agreement Refinancing Indebtedness is incurred by means of extension, renewal, conversion or exchange without resulting in Net Cash Proceeds, such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid pursuant to, and in accordance with the applicable requirements of, Section 2.12.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, swingline and letter of credit facilities provided hereunder (including as contemplated by Section 2.26 and/or Section 2.27, if any), and the term loan facilities contemplated by Section 2.01, Section 2.26 and/or Section 2.27, if any.

“Credit Increase” shall have the meaning assigned to such term in Section 2.26(a).

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Excess Cash Flow for each fiscal year ending after the Effective Date and prior to such date not required to prepay the Term Loans pursuant to Section 2.13(c) hereof or Section 2.13(c) of the Existing Credit Agreement, as applicable; provided, that the portion of the Cumulative Retained Excess Cash Flow Amount that is attributable to any fiscal year (or portion thereof) that does not constitute an Excess Cash Flow Period shall be equal to 100% minus the ECF Percentage applicable in respect of such fiscal year (or portion thereof).

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“Cured Default” shall have the meaning assigned to such term in Section 1.14(a).

“Current Assets” shall mean, at any time, (a) the consolidated current assets (other than cash and Cash Equivalents) of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) and (b) in the event that a Receivables Facility is accounted for off-balance sheet, (x) gross receivables or similar or related assets comprising part of the assets subject to such Receivables Facility less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Restricted Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding Revolving Loans, L/C Exposure and Swingline Loans, (c) accruals of consolidated interest expense (excluding consolidated interest expense that is due and unpaid), (d) accruals for current or deferred Taxes based on income or profits and (e) accruals of any costs or expenses related to restructuring reserves to the extent permitted to be included in the calculation of Consolidated Net Income pursuant to clause (a) thereof.

“Customary Bridge Loans” shall mean customary bridge loans with an initial maturity date of not longer than one year; provided, that (a) the Weighted Average Life to Maturity of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces such bridge loans is not shorter than the Weighted Average Life to Maturity of any Class of then-existing Loans and (b) the final maturity date of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces such bridge loans is not earlier than the Latest Maturity Date applicable to the Term Loans on the date of the issuance or incurrence thereof.

“Customary Term A Loans” shall mean customary (in the good faith determination of the Borrower) “term A” loans, including any term loan that (a) has scheduled amortization of 2.50% or more per annum in at least one year during the term thereof, (b) has a final maturity date of five years or less and (c) is primarily syndicated to commercial and/or investment banks (as determined by the Borrower in good faith).

“Customer Funds” shall mean any investments in client or customer assets identified in the books and records of the Borrower and its subsidiaries whether held in trust accounts or otherwise pursuant to investment policies established by the Borrower and its subsidiaries from time to time.

“Daily Compounded CORRA” shall mean, for any Business Day in an Interest Period, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Canadian Governmental Body for determining compounded CORRA for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; provided, further, that if the administrator has not provided or published CORRA and a Canadian Benchmark Replacement Date with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Daily Simple SONIA” shall mean, for any day (a “SONIA Interest Day”), an interest rate per annum equal to the greater of (a) SONIA for the day that is three (3) Business Days prior to (A) if such SONIA Interest Day is a Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding such SONIA Interest Day and (b) 0%. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower. If by 5:00 p.m. on the second Business Day immediately following any day SONIA in respect of such day has not been published on the SONIA Administrator’s Website, then SONIA for such day will be SONIA as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website; provided, that SONIA determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SONIA for no more than three (3) consecutive SONIA Interest Days. If the rate referred to in clause (a) is not available at such time for any reason, then the “Daily Simple SONIA” shall be a comparable successor rate per annum reasonably determined by the Borrower and the Administrative Agent (each acting reasonably) that is, at such time, generally accepted by the syndicated loan market for loans denominated in Sterling in lieu of “SONIA” and approved by the Revolving Credit Lenders; provided, that the Revolving Credit Lenders shall be deemed to have approved such successor rate if the Required Revolving Lenders have not objected in writing thereto within five Business Days of receipt of notice thereof (notwithstanding anything in Section 9.02 to the contrary).

“De Minimis ECF Threshold” shall have the meaning assigned to such term in Section 2.13(c).

“De Minimis Proceeds Threshold” shall have the meaning assigned to such term in Section 2.13(b).

“Debt Fund Affiliate” shall mean any Affiliate of the Borrower (other than the Borrower and its subsidiaries or any natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in the Borrower or its subsidiaries has the right to make investment decisions.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.13(g).

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Person that (a) defaulted in (or is otherwise unable to perform) its obligations under this Agreement, including any Person that has failed (which failure has not been cured) to fund any portion of the Revolving Loans, Term Loans or participations in the L/C Exposure required to be funded by it hereunder on the date required to be funded by it hereunder, (b) has otherwise failed (which failure has not been cured) to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder on the date when due, unless the subject of a good faith dispute, (c) has notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Sections 2.02, 2.23 or 2.25, or (d) is (or its parent entity is) insolvent or is the subject of a bankruptcy or insolvency proceeding or a Bail-in Action; provided, however, that any Person which ceases to be a “Defaulting Lender” as a result of a cure of any failure described in clause (a) or (b) above shall nevertheless constitute a Defaulting Lender for purposes of said clauses (and this Agreement) if such Lender has previously cured such a failure at least two times.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by a Financial Officer of the Borrower, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” shall mean Preferred Stock of the Borrower, a Restricted Subsidiary or any direct or indirect parent company of the Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or its subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by a Financial Officer of the Borrower, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of “Restricted Payment Applicable Amount”.

“Discretionary Guarantor” shall have the meaning assigned to such term in Section 5.09(g).

“Disqualified Institutions” shall mean (a) (i) any Person identified in writing to the Arrangers on or prior to the Effective Date and (ii) any reasonably identifiable Affiliate of such Person and (b) (i) any Person that is or becomes a Company Competitor and is designated by the Borrower as such in a writing provided to the Administrative Agent after the Effective Date, which designation shall not apply retroactively to disqualify any Person that has previously acquired any assignment or participation interest in any Loan and (ii) any reasonably identifiable Affiliate of any such Company Competitor (other than a Bona Fide Debt Fund); provided, that an entity becoming an Affiliate of a Company Competitor shall not retroactively disqualify any Person that has previously acquired any assignment or participation interest in any Loan.

“Disqualified Person” shall have the meaning assigned to such term in Section 9.04(g).

“Disqualified Preferred Stock” shall mean and Preferred Stock that constitutes Disqualified Stock.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable at the option of the holder thereof, or upon the happening of any event, automatically matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (in each case, other than (a) solely for Capital Stock which is not Disqualified Stock or solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the occurrence of the Termination Date or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder) or (b) to the extent the relevant obligation is conditioned upon the occurrence of the Termination Date or the permissibility of the applicable redemption under this Agreement), in whole or in part, in each case prior to the date 91 days after the earlier of the Latest Maturity Date then in effect at the time such Disqualified Stock is first issued or the date the Term Loans are no longer outstanding; provided, however, that (i) if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Borrower (or any parent company or any subsidiary) shall be considered Disqualified Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“disposition” shall have the meaning assigned to such term in the definition of “Asset Sale”.

“Documentation Agents” shall mean, as the context may require, Bank of America, N.A., Canadian Imperial Bank of Commerce, Barclays Bank PLC, BMO Bank, N.A., MUFG Bank, Ltd., PNC Bank N.A., TD Securities (USA) LLC and Truist Bank, or any of their respective designated affiliates, in their capacity as documentation agents for the Credit Facilities.

“Domestic Subsidiaries” shall mean all subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a) at the election of the Borrower, increased (without duplication and, other than with respect to clause (xi) below, only to the extent deducted (and not added back) in computing Consolidated Net Income) by:

(i) provision for taxes based on income or profits or capital, including, without limitation, state, local, foreign, franchise, property and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or as a result of any intercompany distribution) of such Person and such subsidiaries paid or accrued during such period; plus

(ii) Fixed Charges of such Person and such subsidiaries for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) fees payable in respect of letters of credit and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period; plus

(iv) any expenses or charges (other than depreciation or amortization expense) related to (1) any equity offering, Investment, Restricted Payment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (and any amendment or modification to any such transaction) (including a refinancing thereof) (in each case, whether or not successful and whether or not permitted by this Agreement), including (x) such fees, expenses or charges related to the obtaining of the Credit Facilities, (y) any amendment or other modification of the Credit Facilities and (z) commissions, discounts, yield and other similar fees and charges (including any interest expense) related to any Receivables Facility or (2) collection from insurers with respect to liability or casualty events or business interruption (whether or not successful); plus

(v) Public Company Costs; plus

(vi) any other non-cash charges, including any write offs or write downs, for such period; provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, either (A) the Borrower may elect not to add back such non-cash charge or (B) the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(vii) the amount of any minority interest expense consisting of subsidiary income attributable to minority Capital Stock of third parties in any non-Wholly-Owned Subsidiary; plus

(viii) (x) any business optimization expenses and (y) any cost savings initiatives expenses; plus

(ix) the amount of loss on sale of receivables, payables or similar or related assets to any Receivables Subsidiary in connection with a Receivables Facility; plus

(x) any costs or expense by such Person or any such subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Restricted Guarantor or net cash proceeds of an issuance of Capital Stock of the Borrower or a Restricted Guarantor (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in the definition of “Restricted Payment Applicable Amount”; plus

(xi) the amount of any expected cost savings, operating expense reductions and/or synergies (net of amounts actually realized) relating to any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, cost savings initiative, operating improvement, restructuring and/or any similar initiative or specified transaction (each, a “Business Optimization Initiative”); provided, that (x) such expected cost savings, operating expense reductions and other synergies are reasonably identifiable, and (y) for purposes of Section 6.10, a Responsible Officer of the Borrower shall have certified (which certification may be included in the certificate delivered pursuant to Section 5.04(c)) to the

Administrative Agent that such cost savings, operating expense reductions and/or synergies are reasonably identifiable and reasonably expected to be realized within twenty-four (24) months of the relevant date of determination; plus

(xii) any charge incurred or accrued in connection with any single or one-time event, including in connection with (A) any acquisition or similar Investment consummated (1) within the 12-month period prior to the Effective Date, (2) on the Effective Date or (3) after the Effective Date and/or (B) the closing, consolidation or reconfiguration of any facility during such period;

(b) at the election of the Borrower, increased by a pro forma “run-rate” adjustment in the amount of any incremental value (if positive) of the relevant Person and its Restricted Subsidiaries that such Person in good faith reasonably believes would have been or will be realized or achieved as a contribution to EBITDA within twenty-four (24) months of the relevant date of determination from (i) any increased pricing or volume (including as a result of any “price” commitment or similar document, collectively, “New Pricing or Volume”) and/or (ii) the entry into (and performance under) (A) any binding and effective new agreement with any new customer and/or (B) if the same generates incremental contract value, any new agreement (or any amendment to any existing agreement) with any existing customer (collectively, “New Contracts”) during the relevant period as if the relevant New Contract or New Pricing or Volume had been effective and, in the case of New Contracts, performance thereunder, had commenced (assuming full implementation) as of the beginning of the relevant period (which incremental value shall be calculated on a pro forma basis as though the full run rate effect of such incremental value had been realized as a contribution to EBITDA on the first day of such period), including, without limitation, such incremental value attributable to any New Contract or New Pricing or Volume that is in excess of (but without duplication of) the value attributable to any New Contract or New Pricing or Volume that has been actually realized as a contribution to EBITDA during such period, as long as such incremental contract value is reasonably identifiable and factually supportable;

(c) at the election of the Borrower, any other add-back, adjustment and/or exclusion reflected in (i) the Financial Model and/or (ii) of the type reflected in any quality of earnings report prepared by any independent registered public accountant of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent delivered to the Administrative Agent (including, for the avoidance of doubt, in connection with any acquisition or similar investment prior to or after the Effective Date)

(d) decreased by (without duplication) (i) any non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (ii) the minority interest income consisting of subsidiary losses attributable to minority Capital Stock of third parties in any non-Wholly-Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income; and

(e) increased or decreased by (without duplication):

(i) any net loss or gain resulting in such period from Hedging Obligations and the application of ASC 815 and IAS 39 and their respective related pronouncements and interpretations; plus or minus, as applicable, and

(ii) any net loss or gain resulting in such period from currency translation losses or gains related to currency re-measurements of indebtedness (including any net loss or gain).

“ECF Percentage” shall mean, with respect to any fiscal year, 50%; provided, however, if the Consolidated First Lien Leverage Ratio (calculated at the time of the relevant payment) is (a) less than or equal to 4.75:1.00 but greater than 4.25:1.00, then the ECF Percentage with respect to such fiscal year shall mean 25% and (b) less than or equal to 4.25:1.00, then the ECF Percentage with respect to such fiscal year shall mean 0%.

“ECF Prepayment Amount” shall have the meaning assigned to such term in Section 2.13(c).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean February 29, 2024.

“Effective Date Refinancing” shall mean all indebtedness for borrowed money that is outstanding under the Existing Credit Agreement will be repaid in full (or in the case of letters of credit issued under the Existing Credit Agreement, at the election of the Borrower, replaced, backstopped or incorporated or “grandfathered” into this Agreement) and all commitments, liens and security interests (other than with respect to letters of credit that have been backstopped or cash collateralized) shall be terminated and released.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness as determined by the Borrower in consultation with the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account the applicable (a) interest rate margins, (b) any interest rate floors or similar devices (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or, if lesser, remaining average life to maturity) paid directly by the Borrower generally to all relevant lenders ratably, but excluding any arrangement, structuring, commitment, underwriting, ticking, unused line and/or amendment fee or other fee payable in connection therewith that are not generally shared with the relevant lenders and customary consent fees paid generally to consenting lenders; provided, however, that (A) to the extent that Adjusted Term SOFR (with an Interest Period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is less than any floor applicable to the Term Loans in respect of which the Effective Yield is being calculated on the date on which the Effective Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that Adjusted Term SOFR (with an Interest Period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is greater than any applicable floor on the date on which the Effective Yield is determined, the floor will be disregarded in calculating the Effective Yield. All such determinations made by the Borrower as provided above shall, absent manifest error, be final, conclusive and binding on the Borrower and the Lenders and the Administrative Agent shall have no liability to any Person with respect to such determination absent gross negligence or willful misconduct.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” shall mean (a) any Lender, (b) any commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender or (e) to the extent permitted under Section 9.04(k), any Affiliated Lender or any Debt Fund Affiliate; provided, that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 2.26, Section 2.27 and/or Section 9.04(k), the Borrower or any of its Affiliates.

“Engagement Letter” shall mean the Engagement and Fee Letter, dated February 12, 2024 among, inter alias, the Borrower, the Arrangers, and the Documentation Agents.

“Environmental Laws” shall mean any and all applicable Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), having the force and effect of law, in each case, relating to pollution, protection of the environment, natural resources, or to human health and safety (as it relates to environmental protection or exposure to Hazardous Materials).

“Equipment Sale and Leaseback Transaction” shall mean any equipment financing or similar arrangement that is not prohibited by Sections 6.01 and/or 6.02 and is entered into by the Borrower and/or any Restricted Subsidiary in the ordinary course of business with any Person that requires the Borrower and/or any Restricted Subsidiary to purchase the equipment subject to such financing or similar arrangement, sell such equipment to the relevant financing provider and thereafter rent or lease such equipment from the relevant financing provider.

“Equity Cure Proceeds” shall mean the proceeds received by the Borrower in respect of any Cure Amount.

“Equity Offering” shall mean any public or private sale of common stock or Preferred Stock of the Borrower or of a direct or indirect parent of the Borrower (excluding Disqualified Stock), other than:

(a) public offerings with respect to any such Person’s common stock registered on Form S-8;

(b) issuances to the Borrower or any subsidiary of the Borrower; and

(c) any such public or private sale that results in an Excluded Contribution Amount.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is under common control with any Loan Party under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived, with respect to a Pension Plan, (b) with respect to a Pension Plan, the failure to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the incurrence by any Loan Party or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any Loan Party or an ERISA Affiliate from any Pension Plan or Multiemployer Plan, (d) the filing or a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan, (e) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (f) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning statutory liability arising from the withdrawal or partial withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, (g) the occurrence of a nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which the Borrower or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any Restricted Subsidiary could reasonably be expected to have any liability, (h) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Pension Plan or Multiemployer Plan or the appointment of a trustee to administer any Pension Plan or (i) any other extraordinary event or condition with respect to a Pension Plan or Multiemployer Plan which could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Escrow” shall have the meaning assigned to such term in the definition of “Indebtedness”.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Rate” shall mean, with respect to any EURIBOR Borrowing for any Interest Period,

(a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (Brussels time) on the date that is 2 Business Days prior to the commencement of such Interest Period by reference to the Banking Federation of the European Union that appears on the Reuters Page EURIBOR-01 for deposits in Euros (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period and for an amount approximately equal to the proposed EURIBOR Borrowing; or

(b) if the rate referred to in clause (a) is not available at such time for any reason, then the “EURIBO Rate” for such Interest Period shall be a comparable successor rate per annum reasonably determined by the Borrower and the Administrative Agent (each acting reasonably) that is, at such time, generally accepted by the syndicated loan market for loans denominated in Euro in lieu of the “EURIBO Rate” and approved by the Revolving Credit Lenders; provided, that the Revolving Credit Lenders shall be deemed to have approved such successor rate if the Required Revolving Lenders have not objected in writing thereto within five Business Days of receipt of notice thereof (notwithstanding anything in Section 9.02 to the contrary); or

(c) to the extent that an interest rate is not ascertainable pursuant to the foregoing clauses (a) or (b), the “EURIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Euro are offered for such relevant Interest Period and for an amount approximately equal to the proposed EURIBOR Borrowing to major banks in the European interbank market by the Administrative Agent at approximately 11:00 a.m. (Brussels time) on the date that is 2 Business Days prior to the beginning of such Interest Period.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Adjusted EURIBO Rate.

“Euro” shall mean the single currency of the Participating Member States.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, the excess of:

(a) the sum, without duplication, of:

(i) EBITDA (without giving effect to clause (a)(xi), clause (b) and/or, if applicable, clause (c) of the definition thereof); it being understood, for the avoidance of doubt, that the Cure Amount shall not increase EBITDA for purposes of this definition;

(ii) the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year, but excluding any such reductions in working capital arising from the acquisition of any Person by the Borrower and/or the Restricted Subsidiaries;

(iii) foreign currency translation gains received in cash related to currency remeasurements of indebtedness (including any net cash gain resulting from Hedge Agreements for currency exchange risk), to the extent not otherwise included in calculating EBITDA;

(iv) net cash gains resulting in such period from Hedging Obligations and the application of ASC 815 and IAS 39 and their respective pronouncements and interpretations, to the extent not otherwise included in calculating EBITDA; and

(v) extraordinary, unusual or nonrecurring cash gains (other than gains on Asset Sales or Permitted Asset Sales), to the extent not otherwise included in calculating EBITDA;

minus

(b) the sum, without duplication, of

(i) the amount of any Taxes, including Taxes based on income, profits or capital, state, franchise, property and similar Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (to the extent added in calculating EBITDA), including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or as a result of any intercompany distribution, in each case, payable in cash by the Borrower and its Restricted Subsidiaries (to the extent not otherwise deducted in calculating EBITDA), including payments made pursuant to any tax sharing agreements or arrangements among the Borrower, its Restricted Subsidiaries and any direct or indirect parent company of the Borrower (so long as such tax sharing payments are attributable to the operations of the Borrower and its Restricted Subsidiaries);

(ii) Consolidated Interest Expense, including costs of surety bonds in connection with financing activities (to the extent included in Consolidated Interest Expense), to the extent payable in cash and not otherwise deducted in calculating EBITDA;

(iii) foreign currency translation losses payable in cash related to currency re-measurements of indebtedness (including any net cash loss resulting from Hedge Agreements for currency risk), to the extent not otherwise deducted in calculating EBITDA;

(iv) without duplication of amounts deducted pursuant to (A) this clause (iv) or clause (xviii) below in respect of a prior fiscal year or (B) Section 2.13(c)(ii)(B), Capital Expenditures of the Borrower and its subsidiaries made in cash prior to the date the Excess Cash Flow prepayment is required to be made pursuant to Section 2.13(c), to the extent financed with Internally Generated Cash;

(v) without duplication of amounts deducted pursuant to Section 2.13(c)(ii)(A) or (B), prepayments and repayments of long-term Indebtedness (including (A) the principal component of Capitalized Lease Obligations, (B) the amount of repayment of Loans pursuant to Section 2.11, any Receivables Facility and, to the extent made with the Net Cash Proceeds of a Prepayment Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, pursuant to Section 2.13(b), but excluding all other prepayments of the Loans and (C) the aggregate amount of any premium, make-whole or penalties paid in connection with any such repayments of Indebtedness), made by the Borrower and its Restricted Subsidiaries, but only to the extent that such repayments (x) by their terms cannot be reborrowed or redrawn and (y) are not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness);

(vi) the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year, but excluding any such additions to working capital arising from the acquisition of any Person by the Borrower and/or the Restricted Subsidiaries;

(vii) without duplication of amounts deducted pursuant to (A) this clause (vii) or clause (xviii) below in respect of a prior fiscal year or (B) Section 2.13(c)(ii)(A) or (B), the amount of Investments (other than Permitted Investments in (x) Cash Equivalents and Government Securities and (y) the Borrower or any of its Restricted Subsidiaries) made by the Borrower and its Restricted Subsidiaries, in cash, prior to the date the Excess Cash Flow prepayment is required to be made pursuant to Section 2.13(c) to the extent such Investments were financed with Internally Generated Cash;

(viii) letter of credit fees paid in cash, to the extent not otherwise deducted in calculating EBITDA;

(ix) extraordinary, unusual or nonrecurring cash charges, to the extent not otherwise deducted in calculating EBITDA;

(x) cash fees and expenses incurred in connection with the Transactions, any Investment, any disposition, any recapitalization, any equity offering, the issuance of any Indebtedness or any exchange, refinancing or other early extinguishment of Indebtedness permitted by this Agreement (in each case, whether or not consummated and whether or not permitted by this Agreement);

(xi) cash charges added to EBITDA pursuant to the definition thereof and/or excluded from the calculation of Consolidated Net Income pursuant to the definition thereof;

(xii) [reserved];

(xiii) the amount of Restricted Payments made by the Borrower to the extent that such Restricted Payments were financed with Internally Generated Cash;

(xiv) cash expenditures in respect of Hedging Obligations (including net cash losses resulting in such period from Hedging Obligations and the application of ASC 815 and IAS 39 and their respective pronouncements and interpretations), to the extent not otherwise deducted in calculating EBITDA;

(xv) to the extent added to Consolidated Net Income, cash losses from any sale or disposition outside the ordinary course of business;

(xvi) cash payments by the Borrower and its Restricted Subsidiaries in respect of long-term liabilities (other than Indebtedness) of the Borrower and its Restricted Subsidiaries;

(xvii) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed; and

(xviii) without duplication of (A) amounts deducted from Excess Cash Flow in respect of a prior fiscal year or (B) Section 2.13(c)(ii)(A) or (B), the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts or other legal obligations (the “Contract Consideration”) entered into prior to or during such fiscal year relating to Investments (other than Investments in (x) Cash Equivalents and Government Securities and (y) the Borrower or any of its Restricted Subsidiaries) and/or Capital Expenditures to be consummated or made plus cash restructuring expenses to be incurred, in each case, during the period of 4 consecutive fiscal quarters of the Borrower following the end of such fiscal year; provided, that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Capital Expenditures or Investments during such period of 4 consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of 4 consecutive fiscal quarters;

“Excess Cash Flow Period” shall mean (a) the first full fiscal year ending after the Effective Date and (b) each fiscal year thereafter.

“Excess Permitted Refinancing Amounts” shall have the meaning assigned to such term in the definition of “Refinancing Indebtedness”.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contribution Amount” shall mean an amount equal to the net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to the Borrower (other than Equity Cure Proceeds) from,

(a) contributions to its common equity capital, and

(b) the sale (other than to the Borrower or a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or a Subsidiary of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower,

in each case, designated as an Excluded Contribution Amount pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Capital Stock are sold, as the case may be, which are excluded from the calculation of the Restricted Payment Applicable Amount.

“Excluded Subsidiary” shall mean:

(a) (i) any Foreign Subsidiary or (ii) (A) any subsidiary that is not a Wholly-Owned Subsidiary and/or (B) any subsidiary of any subsidiary that is not a Wholly-Owned Subsidiary,

(b) any Immaterial Subsidiary,

(c) any subsidiary that is prohibited by contractual obligations from guaranteeing the Obligations,

(d) any Restricted Subsidiary acquired pursuant to a Permitted Investment or an acquisition permitted by Section 6.03 financed with secured Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xi) (but only to the extent such Indebtedness is otherwise permitted to be secured under paragraph (t) of the definition of Permitted Liens) or Section 6.01(b)(xviii) and each Restricted Subsidiary thereof that guarantees such Indebtedness; provided, that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (d) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable,

(e) any subsidiary that is a special purpose entity formed for the sole purpose of holding Customer Funds in a fiduciary capacity,

(f) (i) any Receivables Subsidiary and/or (ii) any Unrestricted Subsidiary,

(g) any Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes the sole asset of which are Capital Stock of Foreign Subsidiaries,

(h) Dayforce National Trust Bank,

(i) any Restricted Subsidiary that (i) is prohibited or restricted from providing a guaranty of the Obligations by any requirement of law or (ii) would require a governmental (including regulatory) or third party consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) to provide a guaranty of the Obligations (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles), unless such consent, approval, license or authorization has been obtained (it being understood and agreed that neither the Borrower and/or any of their respective subsidiaries shall have any obligation to obtain (or seek to obtain) any such consent, approval, license or authorization),

(j) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary of the Borrower and

(k) any other subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as specified in writing by such Persons), the burden or cost or of providing a guarantee of the Obligations or a Lien to secure such guarantee shall outweigh the benefits to be afforded thereby.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its income (however denominated), branch profits Taxes and franchise (and similar) Taxes in each case (i) imposed on it pursuant to the laws of the jurisdiction in which such recipient is organized or in which the principal office or, in the case of a Lender or Issuing Bank, its applicable lending office of such recipient is located (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or Issuing Bank, any withholding Tax that (i) is imposed on amounts payable to such Lender or Issuing Bank with respect to an applicable interest in a Loan or Commitment pursuant to law in effect at the time such Lender or Issuing Bank becomes a party to this Agreement (other than pursuant to an assignment requested by the Borrower under Section 2.22(a)) or designates a new lending office (other than pursuant to a request by the Borrower under Section 2.22(b)), except in each case to the extent that, pursuant to Section 2.21, amounts with respect to such Taxes were payable either to such Lender’s or Issuing Bank’s assignor immediately before such Lender or Issuing Bank became a party hereto or to such Lender or Issuing Bank immediately before it changed its lending office or (ii) is attributable to such recipient’s failure to comply with Section 2.21(e) or (f), as applicable, and (c) any U.S. federal withholding Tax imposed pursuant to FATCA.

“Excluded Term Loans” shall mean, collectively, Other Term Loans and Incremental Term Loans that are junior in right of payment and/or security to the Initial Term Loans as set forth in Section 2.26 and 2.27, as the case may be.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of April 30, 2018, among the Borrower, the lenders party thereto from time to time, Deutsche Bank AG New York Branch as administrative agent and collateral agent, and the other agents and parties party thereto from time to time, as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the Effective Date before giving effect to this Agreement.

“Existing Letters of Credit” shall mean any letter of credit previously issued that (a) will remain outstanding after the Effective Date and (b) is listed on Schedule 1.01(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, whether in existence on the date hereof or promulgated thereafter, and any applicable intergovernmental agreement or treaty with respect thereto and applicable official implementing guidance thereunder.

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” shall mean, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate; provided, if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent and (b) 0%.

“Fees” shall mean the Commitment Fees, the Administration Fee, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” of any Person shall mean the chief executive officer, chief financial officer, any vice president, principal accounting officer, treasurer, assistant treasurer or controller of such Person or any officer performing duties customarily associated with the foregoing offices.

“Financial Model” shall mean the financial model and projections (or any supplement thereto) delivered to the Administrative Agent by the Borrower on January 29, 2024 (as updated with any further updates thereto reasonably acceptable to the Administrative Agent prior to the Closing Date).

“First Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit H-1 hereto, with (i) any immaterial changes (as determined in the Administrative Agent’s sole discretion) thereto as the Borrower and the Administrative Agent may agree in their respective reasonable discretion and/or (ii) any material changes thereto as the Borrower and the Administrative Agent may agree in their respective reasonable discretion, which material changes are posted for review by the Lenders and deemed acceptable if the Required Lenders have not objected thereto within five Business Days following the date on which such changes are posted for review.

“Fixed Amount” shall have the meaning assigned to such term in Section 1.11(e).

“Fixed Charges” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(a) Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus

(b) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of the Borrower or a Restricted Subsidiary during such period; plus

(c) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Borrower or a Restricted Subsidiary during such period.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the applicable Benchmark. For the avoidance of doubt, the initial Floor for Adjusted Term SOFR shall be (a) with respect to the Initial Term Loans, 0.00% per annum and (b) with respect to the Initial Revolving Loans, 0.00% per annum.

“Foreign Lender” shall mean any Lender or Issuing Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is located, unless such Lender or Issuing Bank is a disregarded entity for U.S. federal income tax purposes owned by a non-disregarded U.S. entity. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” shall mean any pension plan, fund or other similar program (other than a government-sponsored plan) that covers employees of any Loan Party and/or any of its Restricted Subsidiaries who are employed outside of the United States and either (i) is subject to any statutory funding requirement as to which the failure to satisfy such statutory funding requirement results in a Lien or other statutory requirement permitting any governmental authority to accelerate the obligation of the Borrower or any Restricted Subsidiary to fund all or a substantial portion of the unfunded, accrued benefit liabilities of such plan, or (ii) is or is intended to be a “registered pension plan” as such term is defined in the Income Tax Act (Canada).

“Foreign Subsidiary” shall mean any subsidiary that is not a Domestic Subsidiary.

“Fund” shall mean any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Securities” shall mean securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such

Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties referred to therein.

“Guarantors” shall mean the Subsidiary Guarantors.

“Hazardous Materials” shall mean any material, substance or waste (i) classified, characterized or regulated as “hazardous,” “toxic,” “pollutant” or “contaminant” under any Environmental Laws and/or (ii) regulated under or which could result in liability under any Environmental Law, including petroleum, petroleum products, petroleum by-products, petroleum breakdown products or any per-and polyfluoroalkyl substances.

“Hedge Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“IAS” shall mean the International Accounting Standards promulgated by the International Accounting Standards Committee.

“Immaterial Subsidiary” shall mean any Restricted Subsidiary of the Borrower from time to time for which (i) the assets of such Restricted Subsidiary, together with the assets of any other Immaterial Subsidiary, constitute 5.0% or less than the Total Assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, and (ii) the consolidated revenue of such Restricted Subsidiary, together with the revenue of any other Immaterial Subsidiary, accounts for less than 5.0% of the consolidated revenue of the Borrower and its Restricted Subsidiaries on a consolidated basis, in each case determined as of the last day of the most recently ended Test Period.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and/or daughter-in-law (including any adoptive relationship), any trust, partnership, legal Person or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” shall have the meaning assigned to such term in Section 2.26(b).

“Incremental Equivalent Debt” shall mean Permitted First Priority Incremental Equivalent Debt, Permitted Junior Priority Incremental Equivalent Debt and Permitted Unsecured Incremental Equivalent Debt

“Incremental Facility Closing Date” shall mean the date on which any Incremental Amendment becomes effective in accordance with the terms hereof and thereof.

“Incremental Revolving Credit Commitments” shall have the meaning assigned to such term in Section 2.26(a).

“Incremental Revolving Loans” shall mean the revolving loans made pursuant to any Incremental Revolving Credit Commitment of a given Series.

“Incremental Term Facility” shall have the meaning assigned to such term in Section 2.26(a).

“Incremental Term Loan Lender” shall mean a Lender with an outstanding Incremental Term Loan of a given Series.

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.26(a).

“Incurrence-Based Amount” shall have the meaning assigned to such term in Section 1.11(e).

“Indebtedness” shall mean, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) liabilities accrued in the ordinary course of business; or

(iv) representing any Hedging Obligations; if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall exclude (i) Contingent Obligations incurred in the ordinary course of business, (ii) obligations under or in respect of any Receivables Facility and (iii) obligations incurred in connection with the consummation of any transaction solely to the extent the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available to such Person.

The amount of Indebtedness of any person under clause (c) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Revolving Credit Commitments” shall mean, with respect to each Revolving Credit Lender, the amount of its initial Revolving Credit Commitment set forth opposite such Lender’s name on Schedule 2.01 under the caption “Initial Revolving Credit Commitment”, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.22, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04, (c) increased from time to time pursuant to Section 2.26 or (d) reduced or increased from time to time pursuant to Section 2.27. The aggregate amount of the Initial Revolving Credit Commitments as of the Effective Date is $350,000,000.

“Initial Revolving Loans” shall mean the Revolving Loans made by Revolving Credit Lenders pursuant to an Initial Revolving Credit Commitment.

“Initial Term Lender” shall mean, at any time, each Lender with an outstanding Initial Term Loan.

“Initial Term Loans” shall have the meaning assigned to such term in Section 2.01(a).

“Initial Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Initial Term Loans hereunder as set forth on Schedule 2.01 under the heading “Initial Term Loan Commitment”. The aggregate amount of the Initial Term Loan Commitments as of the Effective Date is $650,000,000.

“Inside Maturity Amount” shall mean:

(a) the greater of $450,000,000 and 100% of EBITDA of the Borrower as of the end of the most recently ended Test Period minus

(b) without duplication, the aggregate outstanding principal amount of Indebtedness incurred in reliance on the “Inside Maturity Amount” exception set forth in:

(i) clause (ii) of the proviso in the definition of “Credit Agreement Refinancing Indebtedness”,

(ii) clause (c) of the definition of “Permitted First Priority Incremental Equivalent Debt”,

(iii) clause (c) of the definition of “Permitted Junior Priority Incremental Equivalent Debt”,

(iv) clause (b) of the definition of “Permitted Unsecured Incremental Equivalent Debt”,

(v) clause (b) of the definition of “Refinancing Indebtedness”,

(vi) Section 2.26, and/or

(vii) Section 9.08(e)

that, in each case under this clause (b), (A) consists of debt for borrowed money of a Loan Party and (B) (1) has a maturity date that is earlier than the Term Loan Maturity Date and/or (2) has a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to Maturity of any then-existing tranche of Term Loans (without giving effect to any prepayment thereof).

“Intellectual Property Security Agreement” shall mean an Intellectual Property Security Agreement executed on or after the Effective Date substantially in the form of Exhibit F.

“Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement, substantially in the form attached as Exhibit G.

“Intercreditor Agreement” shall mean (a) with respect to any Indebtedness that is secured on a pari passu basis with the Initial Term Loans, any First Lien Intercreditor Agreement, (b) with respect to any Indebtedness that is junior to the Initial Term Loans in right of security, any Second Lien Intercreditor Agreement and/or (c) with respect to any Indebtedness, any other intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision), as applicable, the terms of which are (i) consistent with market terms (as determined by the Borrower and the Administrative Agent in good faith) governing arrangements for the sharing and/or subordination of liens and/or arrangements relating to the distribution of payments, as applicable, at the time the relevant intercreditor or subordination agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto and otherwise reasonably satisfactory to the Borrower and the Administrative Agent or (ii) reasonably acceptable to the Borrower and the Administrative Agent, which intercreditor or subordination agreement or arrangement described in this clause (ii) is posted for review by the Lenders and deemed acceptable if the Required Lenders have not objected thereto within five Business Days following the date on which the same is posted for review.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including any Swingline Loan denominated in US Dollars) of any Class and any Canadian Prime Rate Loan (including any Swingline Loan denominated in Canadian Dollars) of any Class, the last day of each March, June, September and December (commencing with the first such date to occur in the first full fiscal quarter to elapse after the Effective Date), (b) with respect to any SOFR Loan, EURIBOR Loan or CORRA Loan of any Class, the last day of the Interest Period applicable to such Loan and, in the case of a SOFR Borrowing, EURIBOR Borrowing or CORRA Borrowing with an Interest Period of more than 3 months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of 3 months’ duration been applicable to such Borrowing and (c) with respect to any SONIA Loan, the last day of each calendar month and the Maturity Date.

“Interest Period” shall mean, with respect to any SOFR Borrowing, EURIBOR Borrowing or CORRA Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or, other than in the case of any CORRA Borrowing, 6 months (or 12 months, if agreed to by all of the relevant Lenders, or less than 1 month if permitted by the Administrative Agent in its sole discretion) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next succeeding calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) with respect to SOFR Borrowings, no tenor that has been removed from this definition pursuant to Section 1.12(d) shall be available for specification in such Borrowing Request or a request to continue or convert a Borrowing by the Borrower pursuant to Section 2.10. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash” shall mean any amount expended by the Borrower and its Restricted Subsidiaries and not representing the proceeds of any issuance of long-term Indebtedness of the Borrower or any Restricted Subsidiary (other than Indebtedness under any revolving credit facility).

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) above which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans, guarantees of Indebtedness, capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, and similar advances to directors, officers, members of management, employees or consultants, in each case made in the ordinary course of business), or purchases or other acquisitions, in each case, for consideration of Indebtedness or Capital Stock. The amount of any Investment shall be deemed to be the amount originally invested, without adjustment for subsequent increases or decreases in value or any write-downs or write-offs thereof but giving effect to any payments of interest or repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption sale or otherwise but not in excess of the amount of the initial Investment). For purposes of the definition of “Unrestricted Subsidiary” and Section 6.03:

(a) “Investments” shall include the portion (proportionate to the Borrower’s direct or indirect Capital Stock in such subsidiary) of the fair market value of the net assets of a subsidiary of the Borrower at the time that such subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such subsidiary as a Restricted Subsidiary, the Borrower or applicable

Restricted Subsidiary shall be deemed to continue to have an “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the Borrower’s direct or indirect “Investment” in such subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to the Borrower’s direct or indirect Capital Stock in such subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer,

in each case as determined in good faith by the Borrower.

“IP Separation Transaction” shall mean (a) any disposition by any Loan Party of any Material Intellectual Property to any Unrestricted Subsidiary and/or (b) any Investment by any Loan Party in the form of a contribution of Material Intellectual Property to any Unrestricted Subsidiary, in each case, which Material Intellectual Property is, following the consummation of such Disposition or Investment, licensed by the Borrower and/or any Restricted Subsidiary from the recipient of such Material Intellectual Property for use by the Borrower and/or such Restricted Subsidiary in the ordinary course of business.

“IPO” shall mean the initial public offering by the Borrower of its shares of common stock pursuant to an effective Registration Statement on Form S-1.

“IRS” shall have the meaning assigned to such term in Section 2.21(e).

“ISDA CDS Definitions” shall have the meaning assigned to such term in Section 9.08(i)(ii).

“Issuing Bank” shall mean as the context may require, (a) JPMorgan, acting through any of its Affiliates or branches in their capacity as the issuer of Letters of Credit hereunder, (b) any other Person that may become a Issuing Bank pursuant to Section 2.25(i) or 2.25(k), with respect to Letters of Credit issued at the time such Person was a Lender and (c) solely with respect to any Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender or Affiliate of a Lender that issued such Existing Letter of Credit. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“JPMorgan” shall have the meaning assigned to such term in the recitals hereto.

“Judgment Currency” shall have the meaning provided in Section 9.21(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 9.21(a).

“Junior Lien Financing” shall mean (i) any Permitted Second Priority Refinancing Debt, (ii) any Permitted Junior Priority Incremental Equivalent Debt, (iii) any other Junior Lien Obligations and (iv) any Refinancing Indebtedness in respect of any of the foregoing Indebtedness described in this definition that is Secured Indebtedness, which, in the case of each of clauses (i), (ii), (iii) and (iv), is Material Indebtedness.

“Junior Lien Financing Documentation” shall mean any indenture and/or other agreement pertaining to Junior Lien Financing and all documentation delivered pursuant thereto.

“Junior Lien Obligations” shall mean all obligations with respect to any Indebtedness incurred in compliance with Section 6.01 (which may constitute Subordinated Indebtedness), which Indebtedness and other obligations are secured on a junior basis with the Obligations pursuant to the terms of an applicable Intercreditor Agreement.

“L/C Backstop” shall mean, in respect of any Letter of Credit, (a) a letter of credit delivered to an Issuing Bank which may be drawn by such Issuing Bank to satisfy any obligations of the Borrower in respect of such Letter of Credit or (b) cash or Cash Equivalents deposited with an Issuing Bank to satisfy any obligation of the Borrower in respect of such Letter of Credit, in each case, on terms and pursuant to arrangements (including, if applicable, any appropriate reimbursement agreement) reasonably satisfactory to the respective Issuing Bank.

“L/C Commitment” shall mean the commitment of an Issuing Bank to issue Letters of Credit pursuant to Section 2.25; provided, that with respect to any Issuing Bank, to the extent the Borrower obtains Other Revolving Credit Commitments or Incremental Revolving Credit Commitments for which such Issuing Bank does not have a commitment or does not otherwise consent in writing thereto, then the L/C Commitment of such Issuing Bank shall terminate on the later to occur of the termination of the Class of Revolving Credit Commitments under which such Issuing Bank has agreed to act as Issuing Bank or the date to which such Issuing Bank has otherwise consented in writing.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean, at any time, the sum of (a) the aggregate Stated Amount of all outstanding Letters of Credit at such time and (b) the aggregate Principal Amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Other Term Loan, any Other Term Loan Commitment, any Other Revolving Credit Commitment, any Incremental Term Loans or any Incremental Revolving Credit Commitment, in each case as extended in accordance with this Agreement from time to time.

“Lenders” shall mean (a) the Persons listed in the Register as such as of the Effective Date (other than any such Person that has ceased to be a party hereto pursuant to an (i) Assignment and Acceptance, (ii) the operation of Section 2.22(a) or (iii) the operation of Section 2.27) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance, an Incremental Amendment or a Refinancing Amendment. Unless the context indicates otherwise, the term “Lenders” shall include each Swingline Lender.

“Letter of Credit” shall mean any letter of credit issued for the account of the Borrower pursuant to Section 2.25 and any Existing Letter of Credit.

“Letter of Credit Application” shall have the meaning assigned to such term in Section 2.25(b).

“Letter of Credit Expiration Date” shall have the meaning assigned to such term in Section 2.25(c).

“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any option or other agreement to give a security interest therein, any lease giving rise to a Capitalized Lease Obligations and having substantially the same economic effect as any of the foregoing and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction, in each case, in the nature of security; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” shall mean any permitted Investment that constitutes an acquisition (other than an intercompany Investment) by the Borrower or one or more of the Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” shall mean this Agreement, the Security Documents, and on and after the execution thereof, any Intercreditor Agreement and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean the Borrower and the Subsidiary Guarantors.

“Loans” shall mean the Revolving Loans, the Term Loans and the Swingline Loans.

“Management Investors” shall have the meaning assigned to such term in the definition of “Permitted Investors”.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Capitalization” shall mean, at the relevant date of determination, the amount, determined by the Borrower in good faith, equal to (a) the total number of issued and outstanding shares of common Capital Stock of the Borrower (or its applicable parent company) multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock is traded for the 30 consecutive trading days immediately preceding such date.

“Material Adverse Effect” shall (a) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under the Loan Documents or (b) a material adverse effect on the rights and remedies (taken as a whole) of the Agents under the Loan Documents.

“Material Debt Documentation” shall mean any documentation governing any Junior Lien Financing, any Permitted First Priority Incremental Equivalent Debt, any Permitted First Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, any Subordinated Financing or any Refinancing Indebtedness in respect of any of the foregoing Indebtedness, in each case to the extent the applicable Indebtedness constitutes Material Indebtedness of the Borrower or any Restricted Subsidiary.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or Hedging Obligations, of any one or more of the Borrower and its Restricted Subsidiaries, in each case in an aggregate principal amount greater than or equal to the Threshold Amount. For purposes of determining “Material Indebtedness”, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if the relevant hedging agreement were terminated at such time.

“Material Intellectual Property” shall mean any intellectual property owned by any Loan Party that is, in the good faith determination of the Borrower, material to the ongoing operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Material Real Estate Asset” means any “fee-owned” real estate asset located in the U.S., any state thereof or the District of Columbia that is acquired by any Loan Party after the Closing Date having a fair market value (as determined by the Borrower in good faith after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $25,000,000 as of the date of acquisition thereof.

“Maturity Date” shall mean (a) with respect to the Revolving Credit Commitments of any Class and the Revolving Credit Exposure thereunder, the Revolving Credit Maturity Date for such Class of such Revolving Credit Commitments and related Revolving Credit Exposure and (b) with respect to the Term Loans of any Class, the Term Loan Maturity Date for such Class of such Term Loans.

“Maximum Incremental Amount” shall mean an amount equal to:

(a) (i) (A) the greater of (1) $450,000,000 and (2) 100% of EBITDA of the Borrower as of the end of the most recently ended Test Period plus (B) any unused amount available under Section 6.01(b)(xi)(B) less (ii) the aggregate principal amount of all Credit Increases and Incremental Equivalent Debt incurred or issued in reliance on this paragraph (a); plus

(b) in the case of any Credit Increase that effectively extends the Maturity Date with respect to any Class of Loans and/or commitments hereunder, an amount equal to the portion of the relevant Class of Loans or commitments that will be replaced by such Credit Increase; plus

(c) in the case of any Credit Increase that effectively replaces any Revolving Credit Commitment or Incremental Revolving Credit Commitment terminated in accordance with Section 2.22, an amount equal to the relevant terminated Revolving Credit Commitment or Incremental Revolving Credit Commitment; plus

(d) the amount of any optional prepayment of any Loan in accordance with Section 2.12 and/or the amount of any permanent reduction of any Revolving Credit Commitment or Incremental Revolving Credit Commitment or the amount paid in Cash in respect of any reduction in the outstanding amount of any Term Loan resulting from any assignment of such Term Loan to (or purchase of such Term Loan by) the Borrower and/or any Restricted Subsidiary so long as, in the case of any optional prepayment or purchase, such prepayment was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness); plus

(e) up to an additional amount of Incremental Term Loans, Revolving Commitment Increases, Incremental Revolving Credit Commitments, Permitted First Priority Incremental Equivalent Debt and/or Permitted Junior Priority Incremental Equivalent Debt and/or Permitted Unsecured Incremental Equivalent Debt (or, in any case, commitments therefor), so long as, in the case of this paragraph (e) only:

(i) if such Indebtedness is secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the Initial Term Loans, the Consolidated First Lien Leverage Ratio (determined without netting the cash proceeds of any such Indebtedness being so incurred for the purposes of such calculation) is no more than the greater of (A) 5.00:1.00 and (B) the Consolidated First Lien Leverage Ratio as of the last day of the most recently ended Test Period, determined after giving effect to any such incurrence or issuance on a Pro Forma Basis (and, in each case, with respect to any Incremental Revolving Credit Commitment, assuming a borrowing of the maximum amount of Loans available thereunder);

(ii) if such Indebtedness is secured by Liens on the Collateral that rank junior in priority to the Liens on the Collateral securing the Initial Term Loans and the Consolidated Secured Leverage Ratio (determined without netting the cash proceeds of any such Indebtedness being so incurred for the purposes of such calculation) is no more than the greater of (A) 5.75:1.00 and (B) the Consolidated Secured Leverage Ratio as of the last day of the most recently ended Test Period, determined after giving effect to any such incurrence or issuance on a Pro Forma Basis; or

(iii) if such Indebtedness is unsecured, at the election of the Borrower, either (A) the Consolidated Leverage Ratio (determined without netting the cash proceeds of any such Indebtedness being so incurred for the purposes of such calculation) is no more than the greater of (I) 6.00:1.00 and (II) the Consolidated Leverage Ratio as of the last day of the most recently ended Test Period, determined after giving effect to any such incurrence or issuance on a Pro Forma Basis or (B) the Consolidated Interest Coverage Ratio (determined without netting the cash proceeds of any such Indebtedness being so incurred for the purposes of such calculation) is greater than or equal to the lesser of (I) 2.00:1.00 and (II) the Consolidated Interest Coverage Ratio as of the last day of the most recently ended Test Period, determined after giving effect to any such incurrence or issuance on a Pro Forma Basis;

provided, that:

(i) any Credit Increase and/or Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (e) of this definition as selected by the Borrower in its sole discretion,

(ii) if any Credit Increase and/or Incremental Equivalent Debt is intended to be incurred or implemented in reliance on clause (e) of this definition and any other clause of this definition in a single transaction or series of related transaction, (A) the permissibility of the portion of such Credit Increase and/or Incremental Equivalent Debt to be incurred or implemented under clause (e) of this definition shall be calculated first without giving effect to any Credit Increase and/or Incremental Equivalent Debt to be incurred or implemented in reliance on any other clause of this definition, but giving full pro forma effect to any increase in the amount of EBITDA resulting from the application of the entire amount of such Credit Increase and/or Incremental Equivalent Debt and the related transactions, and (B) the permissibility of the portion of such Credit Increase and/or Incremental Equivalent Debt to be incurred or implemented under the other applicable clauses of this definition shall be calculated thereafter, and

(iii) any portion of any Credit Increase and/or Incremental Equivalent Debt that is incurred or implemented in reliance on clauses (a) through (d) of this definition will, unless the Borrower otherwise elects, automatically be reclassified as having been incurred under clause (e) of this definition if, at any time after the incurrence thereof, when financial statements required pursuant to Section 5.04(a) or (b) are delivered or, if earlier, become internally available (it being understood that the period of four consecutive fiscal quarters ending on the last day of the fourth fiscal quarter of any Fiscal Year may, at the election of the Borrower, give rise to any such reclassification if the financial information necessary to calculate the relevant ratio, metric or test for the fourth fiscal quarter of such Fiscal Year is internally available), the Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio, Consolidated Leverage Ratio or Consolidated Interest Coverage Ratio test, as applicable, is lower (in the case of any leverage ratio test) or higher (in the case of any Consolidated Interest Coverage Ratio test), as applicable, than the relevant level set forth in clause (e) of this definition; it being understood and agreed that once such Credit Increase and/or Incremental Equivalent Debt is reclassified in accordance with the preceding sentence, it shall not further be reclassified as having been incurred under the provision of this definition in reliance on which such Credit Increase and/or Incremental Equivalent Debt was originally incurred.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“MFN Indebtedness” shall mean any Incremental Term Loan that is:

(a) pari passu with the Initial Term Loans in right of payment and with respect to security,

(b) a broadly syndicated, floating rate term loan,

(c) originally incurred in reliance on clause (e) of the definition of “Maximum Incremental Amount” (and not by virtue of any re-classification permitted hereby),

(d) scheduled to mature prior to the date that is 12 months after the Term Loan Maturity Date for the Initial Term Loans,

(e) incurred prior to the date that is 180 days after the Effective Date;

provided, that the following shall not constitute MFN Indebtedness:

(i) Customary Bridge Loans,

(ii) Customary Term A Loans,

(iii) Indebtedness incurred or implemented in connection with (A) any acquisition or similar Investment and/or (B) any refinancing of any other Indebtedness; and/or

(iv) any Indebtedness that would otherwise constitute “MFN Indebtedness” in an aggregate outstanding principal amount not to exceed the greater of $450,000,000 and 100% of EBITDA for the most recently ended Test Period.

“MFN Provision” shall have the meaning assigned to such term in Section 2.26(a)(iii)(D).

“Minimum Applicable Borrowing Amount” shall mean (a) in the case of any Borrowing or optional prepayment of US Dollar-Denominated Loans (other than Swingline Loans), $1,000,000 or a multiple of $250,000 in excess thereof, (b) in the case of any Borrowing or optional prepayment of Loans denominated in Canadian Dollars (other than Swingline Loans), CDN$500,000 or a multiple of CDN$100,000 in excess thereof, (c) in the case of any Borrowing or optional prepayment of Loans denominated in Euros, €250,000 or a multiple of €100,000 in excess thereof, (d) in the case of any Borrowing or optional prepayment of Loans denominated in Sterling, £250,000 or a multiple of £100,000 in excess thereof, (e) in the case of any Borrowing of Swingline Loans denominated in US Dollars, $250,000 or a multiple of $250,000 in excess thereof and (f) in the case of any Borrowing of Swingline Loans denominated in Canadian Dollars, CDN$250,000 or a multiple of CDN$250,000 in excess thereof.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Property” shall mean each parcel of fee-owned real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.09 to secure the relevant Secured Obligations.

“Mortgages” shall mean the mortgages, deeds of trust and other security documents granting a Lien on any fee-owned real property or interest therein to secure the Secured Obligations, each in a form reasonably satisfactory to the Collateral Agent and the Borrower.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA under which the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates has any obligation or liability (contingent or otherwise).

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale, the proceeds thereof in the form of Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or noncash consideration initially received, net of any costs relating to the disposition thereof), net of:

(i) out-of-pocket expenses incurred (including reasonable and customary broker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges and transfer, deed, recording and similar taxes incurred by the Borrower and its Restricted Subsidiaries in connection therewith), and the Borrower’s good faith estimate of Taxes paid or payable (including payments under any tax sharing agreement or arrangement of the type described in paragraph (b)(i) of the definition of Excess Cash Flow), in connection with such Asset Sale; it being understood and agreed that the reduction in the amount of any net operating loss resulting from any Asset Sale shall be deemed to constitute an income Tax “paid or payable” for purposes of this clause (i),

(ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale and (y) other liabilities associated with the asset disposed of and retained by the Borrower or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided, that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds),

(iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation which is secured by a Lien on the asset sold and which is repaid (other than any Pari Passu Lien Obligation and/or any Junior Lien Obligation), and

(b) with respect to any incurrence of Indebtedness, the cash proceeds thereof, net of all Taxes (including, in the case of such Indebtedness incurred by a Foreign Subsidiary, Taxes payable upon the repatriation of any such proceeds) and customary fees, commissions, costs and other expenses incurred by the Borrower and its Restricted Subsidiaries in connection therewith.

“Net Income” shall mean, with respect to any Person, the consolidated net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Short Lender” shall have the meaning assigned to such term in Section 9.08(i)(i).

“New Contract” shall have the meaning assigned to such term in the definition of “EBITDA”.

“New Pricing or Volume” shall have the meaning assigned to such term in the definition of “EBITDA”.

“Non-Consenting Lenders” shall have the meaning assigned to such term in Section 2.22.

“Non-Debt Fund Affiliate” shall mean any Affiliate of the Borrower other than any Debt Fund Affiliate or the Borrower and its subsidiaries.

“Non-Loan Party Debt Cap” shall mean the greater of $540,000,000 and 120% of EBITDA of the Borrower as of the end of the most recently ended Test Period minus, the aggregate outstanding principal amount of any Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Borrower that is not a Restricted Guarantor outstanding in reliance on Section 6.01(a) and sub-clause (x) of the lead-in to Section 6.01(b)(xiii); provided that in no event shall any Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Restricted Guarantor (i) existing at the time it became a Restricted Subsidiary or (ii) assumed in connection with any acquisition, merger, amalgamation or acquisition of minority interests of a non-Wholly-Owned Subsidiary (and in the case of clauses (i) and (ii), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger, amalgamation or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Non-Loan Party Debt Cap.

“Non-Defaulting Revolving Lender” shall have the meaning assigned to such term in Section 2.27(m).

“Notice of Intent to Cure” shall mean a notice from the Borrower of its intent to exercise the Cure Right.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligation Currency” shall have the meaning provided in Section 9.21(a).

“Obligations” shall mean the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower or any other Loan Party to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document and the Letters of Credit and whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid pursuant hereto or any other Loan Document and including interest accruing after the maturity of the Loans and L/C Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) or otherwise.

“Officer” shall mean the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

“Officer’s Certificate” shall mean a certificate signed on behalf of the Borrower by an Officer of the Borrower (who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower), that meets the requirements set forth in this Agreement.

“Original Closing Date” shall mean November 9, 2007.

“Other Applicable Indebtedness” shall have the meaning assigned to such term in Section 2.13(c).

“Other Connection Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Revolving Credit Commitment” shall mean, with respect to each Lender, the revolving credit commitment of such Lender hereunder to make loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as provided in a Refinancing Amendment or in the Assignment and Acceptance pursuant to which such Lender assumed its Other Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, 2.22(a) or 2.27, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04, (c) increased pursuant to a Refinancing Amendment or (d) increased pursuant to a Revolving Commitment Increase.

“Other Revolving Loans” shall mean the revolving loans made pursuant to any Other Revolving Credit Commitment of a given Series.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes arising from the execution, delivery or enforcement of any Loan Document.

“Other Term Loan Commitments” shall mean one or more Series of term loan commitments hereunder to make Other Term Loans that result from a Refinancing Amendment.

“Other Term Loan Lender” shall mean a Lender with an outstanding Other Term Loan of a given Series or with an Other Term Loan Commitment of a given Series.

“Other Term Loans” shall mean one or more Series of Term Loans that result from a Refinancing Amendment.

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, (b) with respect to any amount denominated in any Alternate Currency (other than Sterling), the rate of interest per annum at which overnight deposits in such Alternate Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such Alternate Currency to major banks in such interbank market and (c) with respect to any amount denominated in Sterling, an overnight rate determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions.

“Parent” shall mean a Person formed for the purpose of owning all or a portion of the Capital Stock, directly or indirectly, of the Borrower.

“Pari Passu Lien Obligations” shall mean any Indebtedness that is secured by a Lien on the Collateral that is pari passu with the Lien on such Collateral securing all or a portion of the Obligations.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Participating Member State” shall mean any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to Economic and Monetary Union.

“Payment” shall have the meaning assigned to such term in Article VIII.

“Payment Notice” shall have the meaning assigned to such term in Article VIII.

“Payment Office” shall have the meaning provided in Section 2.20 and shall include any other office designated in writing by the Administrative Agent to the Borrower and the Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Event” shall mean (a) the whole or partial withdrawal of a Loan Party or any Restricted Subsidiary from a Foreign Plan during a Foreign Plan year, (b) the filing or a notice of interest to terminate in whole or in part a Foreign Plan or the treatment of a Foreign Plan amendment as a termination or partial termination, (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Foreign Plan, (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of a trustee to administer, any Foreign Plan, (e) the failure to satisfy any statutory funding requirement, (f) the adoption of any amendment to a Foreign Plan that would require the provision of security pursuant to applicable law or (g) any other extraordinary event or condition with respect to a Foreign Plan which, with respect to each of the foregoing clauses, could reasonably be expected to result in (i) a Lien, (ii) any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan or (iii) a requirement to remit an amount to any Foreign Plan.

“Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan or Foreign Plan) that is subject to Title IV of ERISA and/or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has any obligation or liability (contingent or otherwise).

“Periodic Term CORRA Determination Day” shall have the meaning assigned to such term in the definition of “Term CORRA”.

“Permitted Asset Sale” shall have the meaning assigned to such term in the definition of “Asset Sale”.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person.

“Permitted Bond Hedge Transaction” shall mean any call or capped call option (or substantively equivalent derivative transaction) with respect to the Borrower’s (or any parent company’s) common equity that is purchased by the Borrower (or any parent company) in connection with the issuance of any Convertible Indebtedness; provided, that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower (or such parent company) from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower (or such parent company) from the Convertible Indebtedness issued in connection with such Permitted Bond Hedge Transaction.

“Permitted First Priority Incremental Equivalent Debt” shall mean Secured Indebtedness issued or incurred by the Borrower in the form of one or more series of loans or notes (or commitments therefor) secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing all or a portion of the Obligations (other than Obligations arising from Credit Increases or Other Term Loans that are junior in right of security to the then outstanding Initial Term Loans); provided, that:

(a) such Indebtedness (i) is secured by all or a portion of the Collateral securing the Secured Obligations of the Borrower and the applicable Subsidiary Guarantors on a pari passu basis to such Secured Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and (ii) is not secured by any property or assets of the Borrower or any subsidiary other than such Collateral,

(b) the aggregate outstanding principal amount of all Permitted First Priority Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Term Loans, Revolving Commitment Increases and Incremental Revolving Credit Commitments provided pursuant to Section 2.26, and all other Incremental Equivalent Debt, shall not exceed the Maximum Incremental Amount,

(c) other than with respect to the Inside Maturity Amount, Customary Bridge Loans, Customary Term A Loans or revolving Indebtedness, such Indebtedness does not (I) mature prior to the Latest Maturity Date applicable to the Term Loans at the time such Permitted First Priority Incremental Equivalent Debt is issued or incurred or (II) have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of any outstanding Class of Term Loans,

(d) [reserved],

(e) such Indebtedness is not guaranteed by any Person other than any Loan Party,

(f) [reserved],

(g) the Effective Yield (and the components thereof) applicable to any such Indebtedness shall be determined by the Borrower and the lender or lenders providing such Indebtedness, and

(h) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an applicable Intercreditor Agreement.

“Permitted First Priority Refinancing Debt” shall mean any Secured Indebtedness issued or incurred by the Borrower in the form of one or more series of loans or notes; provided, that:

(a) such Indebtedness (i) is secured by the Collateral securing the Secured Obligations of the Borrower and the applicable Subsidiary Guarantors on a pari passu basis (but without regard to the control of remedies) with such Secured Obligations and (ii) is not secured by any property or assets of the Borrower or any subsidiary other than such Collateral,

(b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans and/or Commitments (including portions of Classes of Loans and/or Commitments),

(c) [reserved],

(d) [reserved],

(e) such Indebtedness is not guaranteed by any Person other than any Loan Party,

(f) except as otherwise permitted herein (including with respect to margin, MFN protection, pricing, maturity, call protection and fees), the representations and warranty, covenant and default terms of such Indebtedness, if not substantially consistent with those applicable to any then-existing Term Loans, must be, taken as a whole, not materially more favorable (as determined by the Borrower in good faith at the time the documentation for such Permitted First Priority Refinancing Debt is finalized) to the lenders or investors providing such Indebtedness than the corresponding terms of the Loan Documents or otherwise reasonably satisfactory to the Administrative Agent (it being agreed that any terms contained in such Indebtedness (i) which are applicable only after the then-existing Latest Maturity Date applicable to the Term Loans, (ii) which are covenants or other provisions that are consistent with then-current market terms for the applicable type of Indebtedness (as determined by the Borrower in good faith at the time the documentation for such Permitted First Priority Refinancing Debt is finalized) including any financial maintenance covenant applicable to any Customary Term A Loan (which shall constitute a “then-current market term” for Customary Term A Loans) or (iii) that are more favorable to the lenders or the agent of such Indebtedness than the corresponding terms of the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders or the Administrative Agent, as applicable, pursuant to an amendment to this Agreement effectuated in reliance on Section 9.08(c)(ii) shall be deemed satisfactory to the Administrative Agent),

(g) the Effective Yield (and the components thereof) applicable to any such Indebtedness shall be determined by the Borrower and the lender or lenders providing such Indebtedness, and

(h) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an applicable Intercreditor Agreement.

“Permitted Investments” shall mean:

(a) any Investment by the Borrower or any of its Restricted Subsidiaries in the Borrower or any of its Restricted Subsidiaries;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities or securities constituting Customer Funds;

(c) any Investment by the Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary; or

(ii) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 6.05 or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Effective Date or made pursuant to binding commitments in effect on the Effective Date, or an Investment consisting of any extension, modification or renewal of any Investment existing on the Effective Date; provided, that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Effective Date or (ii) as otherwise permitted under this Agreement;

(f) any Investment acquired by the Borrower or any of its Restricted Subsidiaries:

(i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under Section 6.01(b)(ix);

(h) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding, not to exceed the greater of $540,000,000 and 120.0% of EBITDA of the Borrower as of the end of the most recently ended Test Period;

(i) Investments to the extent the payment for which consists of Capital Stock (exclusive of Disqualified Stock and those issued in exchange for Equity Cure Proceeds) of the Borrower or any of its direct or indirect parent companies; provided, however, that such Capital Stock will not increase the Restricted Payment Applicable Amount;

(j) Indebtedness permitted under Section 6.01 and Permitted Liens constituting Investments;

(k) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 5.13 (except transactions described in clauses (c)(ix) and (xiii) thereof);

(l) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(m) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at the time outstanding not to exceed the greater of $405,000,000 and 90.0% of EBITDA of the Borrower as of the end of the most recently ended Test Period;

(n) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect any Receivables Facility;

(o) advances to, or guarantees of Indebtedness of, directors, officers, employees, members of management and consultants not in excess of the greater of $30,000,000 and 6.0% of EBITDA of the Borrower as of the end of the most recently ended Test Period outstanding at any one time, in the aggregate;

(p) loans and advances to directors, officers, employees, members of management and consultants, in each case incurred in the ordinary course of business or to fund such Person’s purchase of Capital Stock of the Borrower or any direct or indirect parent company thereof;

(q) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(r) Investments in joint ventures in an aggregate amount not to exceed the greater of $170,000,000 and 37.5% of EBITDA of the Borrower as of the end of the most recently ended Test Period outstanding at any one time, in the aggregate;

(s) loans and advances to customers, suppliers and distributors in the ordinary course of business;

(t) any Permitted Bond Hedge Transaction;

(u) Investments by a Loan Party in any Restricted Subsidiary that is not a Loan Party which consists solely of contributions or other dispositions of Capital Stock in any Restricted Subsidiary that is not a Loan Party; and

(v) any Investments made by Restricted Subsidiaries that are not Loan Parties to the extent such Investments are made with the proceeds of a Permitted Investment or Investment made pursuant to Section 6.03 (other than any Investment made pursuant to clause (a) of the definition of “Permitted Investment”) in such Restricted Subsidiary in accordance with the terms of the Agreement.

Notwithstanding the foregoing, the definition of “Permitted Investment” shall not permit an IP Separation Transaction.

“Permitted Investors” shall mean the members of management of any Parent, the Borrower and its subsidiaries who are investors, directly or indirectly, in the Borrower and their respective controlled Affiliates and Immediate Family Members and the controlled Affiliates of their respective Immediate Family Members (collectively, the “Management Investors”).

“Permitted Junior Priority Incremental Equivalent Debt” shall mean Secured Indebtedness issued or incurred by the Borrower in the form of one or more series of second lien or other junior lien notes or loans; provided, that

(a) such Indebtedness (i) is secured by all or a portion of the Collateral securing the Secured Obligations of the Borrower and the applicable Subsidiary Guarantors on a second lien or other junior lien basis to such Secured Obligations and any other Pari Passu Lien Obligations and (ii) is not secured by any property or assets of the Borrower or any subsidiary other than such Collateral,

(b) the aggregate outstanding principal amount of all Permitted Junior Priority Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Term Loans, Revolving Commitment Increases and Incremental Revolving Credit Commitments provided pursuant to Section 2.26, and all Permitted First Priority Incremental Equivalent Debt and Permitted Unsecured Incremental Equivalent Debt, shall not exceed the Maximum Incremental Amount,

(c) other than with respect to the Inside Maturity Amount, Customary Term A Loans or Customary Bridge Loans or revolving Indebtedness, does not (I) mature prior to the date that is 91 days after the Latest Maturity Date applicable to the Term Loans at the time such Permitted Junior Priority Incremental Equivalent Debt is issued or incurred or (II) have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of any outstanding Class of Term Loans,

(d) [reserved],

(e) such Indebtedness is not guaranteed by any Person other than any Loan Party,

(f) [reserved],

(g) the Effective Yield (and the components thereof) applicable to any such Indebtedness shall be determined by the Borrower and the lender or lenders providing such Indebtedness and

(h) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an applicable Intercreditor Agreement.

“Permitted Liens” shall mean, with respect to any Person:

(a) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(iv), (xvii) or (xviii); provided, that (i) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xvii) extend only to the assets or Capital Stock of the relevant non-Loan Party Restricted Subsidiary and (ii) Liens securing Indebtedness permitted to be incurred pursuant to paragraph (b)(iv) and (b)(xviii) are solely on the assets financed, purchased, constructed, improved, acquired or assets of the acquired entity, as the case may be and the proceeds and products thereof and accessions thereto (it being understood that individual equipment, purchase money or capital lease financings provided by any lender may be cross-collateralized to other equipment, purchase money or capital lease financings provided by such lender (or its Affiliates));

(g) Liens existing on the Effective Date and, to the extent the obligations secured by such Liens exceeds $17,500,000 in the aggregate, described in all material respects on Schedule 6.02 (it being understood that individual equipment, purchase money or capital lease financings provided by any lender may be cross-collateralized to other equipment, purchase money or capital lease financings provided by such lender (or its Affiliates));

(h) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(i) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(j) Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01(b)(vii);

(k) Liens securing Hedging Obligations (other than Secured Obligations);

(l) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(n) Liens arising from UCC financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(o) Liens in favor of (i) the Borrower or a Restricted Guarantor and (ii) in the case of a Lien granted by a Foreign Subsidiary of the Borrower, any other Foreign Subsidiary;

(p) Liens on equipment of the Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which equipment is located;

(q) Liens on receivables, payables or similar or related assets in connection with a Receivables Facility;

(r) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness permitted by Section 6.01 and secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) (it being understood that individual equipment, purchase money or capital lease financings provided by any lender may be cross-collateralized to other equipment, purchase money or capital lease financings provided by such lender (or its Affiliates)), and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, the committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) at the time the original Lien became a Permitted Lien hereunder and (B) any Excess Permitted Refinancing Amount;

(s) deposits made in the ordinary course of business to secure liability to insurance carriers;

(t) other Liens securing obligations the aggregate outstanding principal amount of which does not exceed the greater of $375,000,000 and 83.0% of EBITDA of the Borrower as of the end of the most recently ended Test Period; provided, that any Lien on the Collateral granted in reliance on this clause (t) (other than with respect to any Lien securing any Capitalized Lease Obligations and/or purchase money Indebtedness) that is pari passu with, or junior to, the Lien on the Collateral securing the Secured Obligations shall be subject to an Intercreditor Agreement to the extent requested by the secured party with respect to such Liens;

(u) Liens securing judgments for the payment of money not constituting an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceeding that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(w) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(x) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(y) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(z) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(aa) Liens securing the Obligations and the Secured Obligations;

(bb) Liens granted to secure any Junior Lien Obligations permitted to be incurred under Section 6.01; provided, that (i) at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 5.75:1.00 and (ii) any Lien on the Collateral granted in reliance on this clause (bb) shall be subject to an Intercreditor Agreement to the extent requested by the secured party with respect to such Liens;

(cc) Liens granted to secure Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, any Permitted First Priority Incremental Equivalent Debt, any Permitted Junior Priority Incremental Equivalent Debt, any secured Indebtedness, Disqualified Stock or Preferred Stock incurred in reliance on Section 6.01(a) and/or (b)(xiii) and any permitted Refinancing Indebtedness of any of the foregoing (any such permitted Refinancing Indebtedness of any of the foregoing, a “Permitted Refinancing”); provided, that (I) any Liens securing (i) any Permitted First Priority Refinancing Debt, Permitted First Priority Incremental Equivalent Debt or any Indebtedness, Disqualified Stock or Preferred Stock incurred in reliance on Section 6.01(a)(i) or Section 6.01(b)(xiii) under clause (B)(1) thereof and any permitted Refinancing Indebtedness related thereto that otherwise constitutes Permitted First Priority Refinancing Debt or Pari Passu Lien Obligations, as applicable, shall be subject to an applicable Intercreditor Agreement and (ii) any Permitted Second Priority Refinancing Debt, Permitted Junior Priority Incremental Equivalent Debt or any Indebtedness, Disqualified Stock or

Preferred Stock incurred in reliance on Section 6.01(a)(ii), Section 6.01(b)(xiii) under clause (B)(2) thereof and any permitted Refinancing Indebtedness related thereto that otherwise constitutes Junior Lien Obligations shall be subject to an applicable Intercreditor Agreement; and (II) in the case of any such Permitted Refinancing, the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time the original Lien became a Permitted Lien hereunder and (ii) any Excess Permitted Refinancing Amount;

(dd) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness permitted under this Agreement; and

(ee) Liens on assets of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01.

“Permitted Refinancing” shall have the meaning assigned to such term in the definition of “Permitted Lien”.

“Permitted Second Priority Refinancing Debt” shall mean Secured Indebtedness issued or incurred by the Borrower in the form of one or more series of second lien secured notes or loans; provided, that

(a) such Indebtedness (i) is secured by the Collateral securing the Secured Obligations of the Borrower and the applicable Subsidiary Guarantors on a second lien basis to such Secured Obligations and any other Pari Passu Lien Obligations and (ii) is not secured by any property or assets of the Borrower or any subsidiary other than such Collateral,

(b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans (including portions of Classes of Loans),

(c) [reserved],

(d) [reserved],

(e) such Indebtedness is not guaranteed by any Person other than any Loan Party,

(f) except as otherwise permitted herein (including with respect to margin, MFN protection, pricing, maturity, call protection and fees), the representation and warranty, covenant and default terms of such Indebtedness, if not substantially consistent with those applicable to any then-existing Term Loans, must be, taken as a whole, not materially more favorable (as determined by the Borrower in good faith at the time the documentation for such Permitted Second Priority Refinancing Debt is finalized) to the lenders or investors providing such Indebtedness than the corresponding terms of the Loan Documents or otherwise reasonably satisfactory to the Administrative Agent (it being agreed that any terms contained in such Indebtedness (i) which are applicable only after the then-existing Latest Maturity Date applicable to the Term Loans, (ii) which are covenants or other provisions that are consistent with then-current market terms for the applicable type of Indebtedness (as determined by the Borrower in good faith at the time the documentation for such Permitted Second Priority Refinancing Debt is finalized), including any financial maintenance covenant applicable to any Customary Term A Loan (which shall constitute a “then-current market term” for Customary Term A Loans) or (iii) that are more favorable to the lenders or the agent of such Indebtedness than the corresponding terms of the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders or the Administrative Agent, as applicable, pursuant to an amendment to this Agreement effectuated in reliance on Section 9.08(c)(ii) shall be deemed satisfactory to the Administrative Agent),

(g) the Effective Yield (and the components thereof) applicable to any such Indebtedness shall be determined by the Borrower and the lender or lenders providing such Indebtedness, and

(h) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an applicable Intercreditor Agreement.

“Permitted Unsecured Incremental Equivalent Debt” shall mean Indebtedness issued or incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided, that

(a) the aggregate outstanding principal amount of all Permitted Unsecured Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Term Loans, Revolving Commitment Increases and Incremental Revolving Credit Commitments provided pursuant to Section 2.26, and all Permitted First Priority Incremental Equivalent Debt and Permitted Junior Priority Incremental Equivalent Debt shall not exceed the Maximum Incremental Amount,

(b) other than with respect to the Inside Maturity Amount, Customary Term A Loans and Customary Bridge Loans or revolving Indebtedness, does not (I) mature prior to the date that is 91 days after the Latest Maturity Date applicable to the Term Loans at the time such Permitted Junior Priority Incremental Equivalent Debt is issued or incurred or (II) have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of any outstanding Class of Term Loans,

(c) such Indebtedness is not guaranteed by any Person other than any Loan Party,

(d) [reserved],

(e) the Effective Yield (and the components thereof) applicable to any such Indebtedness shall be determined by the Borrower and the lender or lenders providing such Indebtedness, and

(f) such Indebtedness may rank pari passu with or junior to any then-existing Term Loans in right of payment so long as a Senior Representative acting on behalf of the holders of such Indebtedness has become party to an Intercreditor Agreement.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness issued or incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided, that

(a) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans (including portions of Classes of Loans),

(b) [reserved],

(c) such Indebtedness is not guaranteed by any Person other any Loan Party,

(d) except as otherwise permitted herein (including with respect to margin, MFN protection, pricing, maturity, call protection and fees), the representation and warranty, covenant and default terms of such Indebtedness, if not substantially consistent with those applicable to any then-existing Term Loans, must be, taken as a whole, not materially more favorable (as determined by the Borrower in good faith at the time the documentation for such Permitted Unsecured Refinancing Debt is finalized) to the lenders or investors providing such Indebtedness than the corresponding terms of the Loan Documents or otherwise reasonably satisfactory to the Administrative Agent (it being agreed that any terms contained in such Indebtedness (i) which are applicable only after the then-existing Latest Maturity Date applicable to the Term Loans, (ii) which are covenants or other provisions that are consistent with then-current market terms for the applicable type of Indebtedness (as determined by the

Borrower in good faith at the time the documentation for such Permitted Unsecured Refinancing Debt is finalized), including any financial maintenance covenant applicable to any Customary Term A Loan (which shall constitute a “then-current market term” for Customary Term A Loans) or (iii) that are more favorable to the lenders or the agent of such Indebtedness than the corresponding terms of the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders or the Administrative Agent, as applicable, pursuant to an amendment to this Agreement effectuated in reliance on Section 9.08(c)(ii) shall be deemed satisfactory to the Administrative Agent),

(e) the Effective Yield (and the components thereof) applicable to any such Indebtedness shall be determined by the Borrower and the lender or lenders providing such Indebtedness,

(f) such Indebtedness is not secured by any Lien or any property or assets of the Borrower or any Subsidiary, and

(g) such Indebtedness may rank pari passu with or junior to any then-existing Term Loans in right of payment so long as a Senior Representative acting on behalf of the holders of such Indebtedness has become party to an Intercreditor Agreement.

“Permitted Warrant Transaction” shall mean any call option, warrant or right to purchase (or substantively equivalent derivative transaction) with respect to the Borrower’s (or any parent company’s) common equity sold by the Borrower or any parent company substantially concurrently with a related Permitted Bond Hedge Transaction.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Preferred Stock” shall mean any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Asset Sale” shall mean any Asset Sale.

“Pricing Certificate” shall mean a certificate delivered pursuant to Section 5.04(c).

“Principal Amount” shall mean (i) the stated principal amount of each Loan or L/C Disbursement denominated in US Dollars, and (ii) the US Dollar Equivalent of the stated principal amount of each Loan or L/C Disbursement denominated in an Alternate Currency, as the context may require.

“Pro Forma Basis” or “pro forma effect” shall mean, with respect to any determination of the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated Leverage Ratio, the Consolidated Interest Coverage Ratio, Consolidated Adjusted EBITDA (including any component definition thereof), Total Assets or any other relevant metric, that:

(a) in the case of (i) any disposition that constitutes a Subject Transaction, (ii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (iii) the implementation of any Business Optimization Initiative relating to a cost-savings action, (iv) at the election of the Borrower, any Subject Transaction described in clauses (i) or (j) of the definition thereof and/or (v) if applicable, any Subject Transaction described in clause (k) of the definition thereof, income statement items (whether positive or negative and including any expected cost saving) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made;

(b) in the case of (i) any Investment that constitutes a Subject Transaction, (ii) any designation of any Unrestricted Subsidiary as a Restricted Subsidiary, (iii) any transaction described in clause (h) of the definition of “Subject Transaction”, (iv) the implementation of any Business Optimization Initiative that results in revenue synergies and (v) if applicable, any Subject Transaction described in clause (k) of the definition thereof, income statement items (whether positive or negative and including any revenue synergy) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made;

(c) other than for purposes of calculating the Consolidated Interest Coverage Ratio, any incurrence, retirement or repayment of Indebtedness that constitutes a Subject Transaction shall be given pro forma effect; and

(d) for purposes of calculating the Consolidated Interest Coverage Ratio:

(i) any retirement or repayment of Indebtedness by the Borrower or any of its Subsidiaries that constitutes a Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; and

(ii) any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith that constitutes a Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that, (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined as if the rate that would have been in effect during the period for which pro forma effect is being given had actually been in effect during such period (subject to clause (iii) below), (ii) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower; and

(e) each other Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which such calculation is being made.

“Pro Rata Percentage” shall mean as to any Revolving Credit Lender at any time, the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment; provided, that in the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages of any Revolving Credit Lender shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees and other costs and/or expenses associated with being a public company.

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.24.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided, that the fair market value of any such assets or Capital Stock shall be determined by the Borrower in good faith.

“Qualifying Eligible Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Rating Agencies” shall mean Moody’s and S&P or, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Ratio Calculation Date” shall have the meaning assigned to such term in Section 1.11(a).

“Receivables Facility” shall mean one or more receivables financing facilities or arrangements as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary (in the good faith determination of the Borrower) representations, warranties, guarantees, Liens, performance undertakings, covenants and indemnities and/or similar undertakings made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary), pursuant to which the Borrower or any of its Restricted Subsidiaries (a) sells or contributes their receivables, payables or similar or related assets to either (i) a Person that is not a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn sells its receivables, payables or similar or related assets to a Person that is not a Restricted Subsidiary or (b) incurs a loss or discount on receivables in connection with the realization thereof. The “amount” of any Receivables Facility shall be deemed at any time to be the aggregate principal, or stated amount, of the “indebtedness”, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Receivables Facility, in each case outstanding at such time. Each Lender authorizes each of the Administrative Agent and Collateral Agent to enter into an intercreditor agreement in respect of each Receivables Facility from time to time in effect and to take all actions it deems appropriate or necessary in connection with any such intercreditor agreement.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any receivable, payable or similar or related asset or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean any subsidiary formed for the purpose of, and that solely engages, in one or more Receivables Facilities and other activities reasonably related thereto.

“Reference Time” shall mean, with respect to any setting of the then-current Benchmark, (a) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, or (b) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender and/or Additional Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with, and subject to, Section 2.27.

“Refinancing Effective Date” shall have the meaning set forth in Section 2.27.

“Refinancing Indebtedness” shall mean, with respect to any Person, any replacement, refinancing, refunding, renewal or extension of any Indebtedness, Disqualified Stock or Preferred Stock of such Person; provided, that:

(a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, Disqualified Stock or Preferred Stock so replaced, refinanced, refunded, renewed or extended except by an amount (the “Excess Permitted Refinancing Amounts”) equal to (i) unpaid accrued interest and/or fees thereon and/or premium (including tender premium) and/or derivative payments with respect thereto and/or the amount of original issue discount and arrangement, commitment, underwriting, structuring or similar fees or amendment or consent fees payable, defeasance costs and costs and expenses incurred, in each case in connection with such replacement, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder plus (ii) additional amounts permitted to be incurred pursuant to Section 6.01 (provided, that (1) any additional Indebtedness referenced in this clause (ii) satisfies the other applicable requirements of this definition (with additional amounts incurred in reliance on this clause (ii) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02);

(b) solely in the case of Indebtedness incurred in reliance on Section 6.01(b)(xxiv) (other than with respect to any revolving indebtedness and/or the Inside Maturity Amount, Customary Term A Loans or Customary Bridge Loans), such replacement, refinancing, refunding, renewal or extension has at the time incurred (I) a final maturity date equal to or later than the final maturity date of, and (ii) in the case of term Indebtedness, has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being modified, replaced, refinanced, refunded, renewed or extended;

(c) if such Indebtedness being replaced, refinanced, refunded, renewed or extended is (1) subordinated in right of payment to the Obligations, such replacement, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms not materially less favorable to the Lenders (taken as a whole) than those contained in the documentation governing the Indebtedness being replaced, refinanced, refunded, renewed or extended or (2) Disqualified Stock or Preferred Stock, such replacement, refinancing, refunding, renewing or extending indebtedness is Disqualified Stock or Preferred Stock, respectively;

(d) when such term is used in respect of (i) Permitted First Priority Refinancing Debt, such Refinancing Indebtedness must also satisfy paragraphs (a), (e), (f) and (h) of the proviso to the first sentence of the definition of Permitted First Priority Refinancing Debt; (ii) Permitted Second Priority Refinancing Debt, such Refinancing Indebtedness must also satisfy paragraphs (a), (e), (f) and (h) of the proviso to the first sentence of the definition of Permitted Second Priority Refinancing Debt; (iii) Permitted Unsecured Refinancing Debt, such Refinancing Indebtedness must also satisfy paragraphs (c), (d) and (f) of the proviso to the first sentence of the definition of Permitted Unsecured Refinancing Debt; (iv) Permitted First Priority Incremental Equivalent Debt, such Refinancing Indebtedness must also satisfy paragraphs (a), (e), (f) and (h) of the proviso to the first sentence of the definition of Permitted First Priority Incremental Equivalent Debt, (v) Permitted Junior Priority Incremental Equivalent Debt, such Refinancing Indebtedness must also satisfy paragraphs (a), (e), (f) and (h) of the proviso to the first sentence of the definition of Permitted Junior Priority Incremental Equivalent Debt and (vi) Permitted Unsecured Incremental Equivalent Debt, such Refinancing Indebtedness must also satisfy paragraphs (c) and (d) of the proviso to the first sentence of the definition of Permitted Unsecured Incremental Equivalent Debt; and

(e) such Refinancing Indebtedness shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Restricted Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Restricted Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

“Refunding Capital Stock” shall have the meaning set forth in Section 6.03(b)(ii).

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulated Bank” shall mean any insured depository institution that is regulated by foreign, federal or state banking regulators, including, without limitation, the United States Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Board.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided, that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans or similar extensions of credit, any other fund that invests in bank loans or similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pumping, pouring, emptying, escaping, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or any building, structure or fixture.

“Relevant Canadian Governmental Body” shall mean the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Relevant Governmental Body” shall mean the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Repricing Transaction” shall mean (a) the incurrence by the Borrower of any Indebtedness under this Agreement (including, without limitation, any new or additional term loans under this Agreement, whether incurred directly or by way of the conversion of the Initial Term Loans into a new tranche of replacement term loans under this Agreement) that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided for in this Agreement (other than, for the avoidance of doubt, Customary Term A Loans), (i) having an Effective Yield that is less than the Effective Yield for the Initial Term Loans and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the Initial Term Loans, or (b) any modification to this Agreement that results in the reduction in the Applicable Percentage for the Initial Term Loans so long as, in the case of each of clauses (a) and (b), (x) the primary purpose of such modification (as determined by the Borrower in good faith) is to reduce the Effective Yield with respect to the Initial Term Loans and (y) without limiting the generality of clause (x), such Indebtedness was not incurred (or modified) in connection with a Change of Control and/or any acquisition or similar investment. Any determination by the Administrative Agent contemplated by the definition of “Effective Yield” shall be conclusive and binding on all Lenders holding Initial Term Loans, and the Administrative Agent shall have no liability to any Person with respect to such determination absent gross negligence or willful misconduct.

“Required Change of Control Percentage” shall have the meaning assigned to such term in the definition of “Change of Control”.

“Required Lenders” shall mean, at any time, Lenders having Revolving Credit Exposure, Unused Revolving Credit Commitments, Initial Term Loans, Other Revolving Credit Commitments, Other Term Loan Commitments, Other Term Loans, Incremental Term Loans and Incremental Revolving Credit Commitments representing more than 50% of the sum of all Revolving Credit Exposure, Unused Revolving Credit Commitments, Initial Term Loans, Other Revolving Credit Commitments, Other Term Loan Commitments, Other Term Loans, Incremental Term Loans and Incremental Revolving Credit Commitments at such time; provided, that any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Net Cash Proceeds Percentage” shall mean, as of any date of determination, (a) if the Consolidated First Lien Leverage Ratio is greater than 4.75:1.00, 100%, (b) if the Consolidated First Lien Leverage Ratio is less than or equal to 4.75:1.00 and greater than 4.25:1.00, 50% and (c) if the Consolidated First Lien Leverage Ratio is less than or equal to 4.25:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Net Cash Proceeds that are required to be applied to prepay the Term Loans under Section 2.13(b), the Consolidated First Lien Leverage Ratio shall be determined on the date on which such proceeds are received by the Borrower or applicable Restricted Subsidiary.

“Required Revolving Lenders” shall mean, at any time, Lenders having Revolving Credit Exposure, Unused Revolving Credit Commitments, Other Revolving Credit Commitments and Incremental Revolving Credit Commitments representing more than 50% of the sum of all Revolving Credit Exposure, Unused Revolving Credit Commitments, Other Revolving Credit Commitments and Incremental Revolving Credit Commitments at such time; provided, that any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement and, as to any document delivered on the Effective Date, any secretary or assistant secretary of such Person.

“Restricted Amount” shall have the meaning assigned to such term in Section 2.13(e)(iii).

“Restricted Debt” shall mean any Subordinated Indebtedness and any Refinancing Indebtedness in respect thereof that otherwise constitutes Restricted Debt, in each case to the extent the same qualifies as Material Indebtedness.

“Restricted Debt Payment” shall have the meaning assigned to such term in paragraph (c) of the definition of “Restricted Payment”.

“Restricted Dividend Payment” shall mean any Restricted Payment other than a Restricted Investment or a Restricted Debt Payment.

“Restricted Guarantor” shall mean a Subsidiary Guarantor that is a Restricted Subsidiary.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall mean:

(a) the payment of any dividend or the making of any payment or distribution on account of the Borrower’s Capital Stock, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than dividends, payments or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Borrower or a Restricted Subsidiary; or

(b) the purchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Borrower, including in connection with any merger, amalgamation or consolidation;

(c) the making of any voluntary principal payment on, or voluntary redemption, repurchase, defeasance or other acquisition or retirement for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, of, any Restricted Debt other than:

(i) Indebtedness permitted under Section 6.01(b)(vii), except to the extent prohibited by the Intercompany Subordination Agreement; or

(ii) the payment, prepayment, purchase, repurchase or other acquisition of any Subordinated Indebtedness and any Refinancing Indebtedness in respect of any of the foregoing Indebtedness of the Borrower or a Restricted Subsidiary purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition,

(any such foregoing principal payment on, or redemption, repurchase, defeasance or other acquisition or retirement for value, of such Indebtedness, a “Restricted Debt Payment”); or

(d) the making of any Restricted Investment.

“Restricted Payment Applicable Amount” shall mean, at any time, an amount equal to the sum (without duplication) of:

(a) the greater of $340,000,000 and 75.0% of EBITDA of the Borrower as of the end of the most recently ended Test Period; plus

(b) (i) the greater of (A) 50% of the Consolidated Net Income of the Borrower (taken as one accounting period) from the first day of the fiscal quarter in which the Effective Date occurs to the last day of the most recently ended Test Period at the time of such Restricted Payment and (B) the Cumulative Retained Excess Cash Flow Amount at such time; plus (ii) if greater than zero, an amount equal the amount available under clauses (b)(i)(A) and (b)(ii) of the definition of “Restricted Payment Applicable Amount” under the Existing Credit Agreement, as of the Effective Date; plus

(c) 100% of the aggregate net proceeds (including cash and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property) received by the Borrower or a Restricted Subsidiary since and including the Effective Date (as defined in the Existing Credit Agreement) (other than net cash proceeds to the extent such net cash proceeds have been used pursuant to Section 6.01(b)(xi)(A)) from the issue or sale of:

(i) (A) Capital Stock of the Borrower, including Treasury Capital Stock, but excluding cash proceeds and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received from the sale of:

(x) Capital Stock to directors, officers, employees, members of management or consultants of the Borrower, its Restricted Subsidiaries and any direct or indirect parent company of the Borrower, after the Effective Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.03(b)(iv); and

(y) Designated Preferred Stock; and

(B) to the extent such proceeds, securities or other property are actually contributed to the capital of the Borrower or a Restricted Subsidiary, Capital Stock of the Borrower’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.03(b)(iv)); or

(ii) debt of the Borrower or a Restricted Subsidiary that has been converted into or exchanged for such Capital Stock of the Borrower or a direct or indirect parent company of the Borrower;

provided, however, that this paragraph (c) shall not include the proceeds from (v) the exercise of any Cure Right, (w) Refunding Capital Stock, (x) Capital Stock or convertible debt securities sold to the Borrower or a Restricted Subsidiary, as the case may be, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) amounts included in the Excluded Contribution Amount; plus

(d) 100% of the aggregate amount of net proceeds (including cash and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property) contributed to the capital of the Borrower following the Effective Date (other than (i) net cash proceeds to the extent utilized pursuant to Section 6.01(b)(xi)(A), (ii) to the extent applied to fund the Transactions, (iii) by a Restricted Subsidiary, (iv) Equity Cure Proceeds and (v) any Excluded Contribution Amount); plus

(e) 100% of the aggregate amount of proceeds (including cash and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property) received by the Borrower or a Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower or any of its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower or any of its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Borrower or any of its Restricted Subsidiaries, in each case after the Effective Date; or

(ii) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 6.03(b)(vii) or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Effective Date; plus

(f) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Effective Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Borrower in good faith, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 6.03(b)(vii) or to the extent such Investment constituted a Permitted Investment; plus

(g) (i) the amount of any Declined Proceeds plus (ii) the amount of any Retained Asset Sale Proceeds; plus

(h) the value of any transaction consideration in any Investment attributable in the good faith determination of the Borrower to the Capital Stock (other than Disqualified Capital Stock) of the Borrower or its applicable parent company issued in connection with such Permitted Investment.

“Restricted Subsidiary” shall mean, at any time, each direct and indirect subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Retained Asset Sale Proceeds” shall mean the amount of Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in respect of any Prepayment Asset Sale, in each case that are not required to be applied to prepay the Term Loans pursuant to Section 2.13(b) on account of the fact that the Required Net Cash Proceeds Percentage is less than 100%.

“Revaluation Date” shall mean (a) with respect to any Revolving Loan or Swingline Loan, each of the following: (i) each date of a borrowing of a Revolving Loan or Swingline Loan, (ii) each date of a continuation of a Revolving Loan pursuant to the terms of this Agreement, (iii) the last Business Day of each fiscal quarter, and (iv) the date of any voluntary reduction of a Revolving Credit Commitment pursuant to Section 2.09(b); (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit, (ii) each date of an amendment of a Letter of Credit which increases the face amount thereof, (iii) each date of any payment by an Issuing Bank with respect to a Letter of Credit, and (iv) the last Business Day of each fiscal quarter; (c) such additional dates as the Administrative Agent or the respective Issuing Bank shall determine, or the Required Lenders shall require, at any time when (i) an Event of Default has occurred and is continuing or (ii) the Aggregate Revolving Credit Exposure exceeds 90% of the Total Revolving Credit Commitment (for such purpose, determined using the US Dollar Equivalent in effect for the most recent

Revaluation Date); and (d) with respect to the Unused Revolving Credit Commitment of a given Lender pursuant to Section 2.05(a), each day of the applicable period such Unused Revolving Credit Commitment is in effect.

“Revolving Commitment Increase” shall have the meaning assigned to such term in Section 2.26(a).

“Revolving Commitment Increase Lender” shall have the meaning assigned to such term in Section 2.26(b).

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Revolving Credit Lender, (i) the commitment of such Lender to make Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder in an amount equal to its Initial Revolving Credit Commitment or the amount of the Revolving Credit Commitment set forth opposite such Lender’s name in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, 2.22(a) or 2.27, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased pursuant to a Revolving Commitment Increase or a Refinancing Amendment, (ii) any Other Revolving Credit Commitment and/or (iii) any Incremental Revolving Credit Commitment of such Lender, as the context may require.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate Principal Amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Facility” shall mean the revolving credit facilities contemplated by Section 2.01(b) and, if applicable, Sections 2.26 and/or 2.27.

“Revolving Credit Lender” shall mean (i) initially, each Lender executing this Agreement under the heading “Initial Revolving Credit Lender” or “Revolving Credit Lender” on the Effective Date and (ii) thereafter, each Lender with a Revolving Credit Commitment at such time (or, after the termination thereof, Revolving Loans or other Revolving Credit Exposure with respect thereto), it being understood that for each Lender that is described in part (a) of the definition of Lender (but, for the avoidance of doubt and notwithstanding Section 9.04(a), not its assigns) that is a resident of Canada for all purposes of the Income Tax Act (Canada) and that is not eligible for the so called “portfolio interest exemption” under the Code, with respect to Revolving Credit Commitments to be made available to the Borrower, the extensions of credit to the Borrower hereunder and all interest, fees, indemnities, costs, expenses and other Obligations owing by the Borrower in connection with Revolving Loans, Swingline Loans and the Revolving Credit Commitments, and for all other related purposes hereunder (as the context may require), the term “Revolving Credit Lender” shall refer to such Lender’s US branch or lending office.

“Revolving Credit Maturity Date” shall mean (a) with respect to the Initial Revolving Credit Commitments (and related Revolving Credit Exposure), March 1, 2029 and (b) with respect to any Series of any Incremental Revolving Credit Commitments (and related Obligations) or Other Revolving Credit Commitments (and related Obligations), the maturity date for such Series set forth in the relevant Incremental Amendment or Refinancing Amendment, as applicable.

“Revolving Loans” shall mean the Initial Revolving Loans and/or, after the incurrence thereof, the Other Revolving Loans and/or the Incremental Revolving Loans, as the context may require.

“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Sale and Lease-Back Transaction” shall mean any arrangement providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or a Restricted Subsidiary to a third Person in contemplation of such leasing.

“Sanctions Authority” shall mean the United Nations, the United States of America, the United Kingdom, the European Union, any Member State of the European Union, or any other jurisdiction that applies to the Borrower or its subsidiaries, or any body, governmental entity, official institution, authority and/or agency or instrumentality of the above acting on behalf of any of them in connection with Sanctions.

“Sanctioned Country” shall mean, at any time, a country or territory that is itself, or whose government is, the subject or target of any comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region, Zaporizhzhia and Kherson Regions of Ukraine and the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctions” shall mean any economic or financial sanctions and/or trade embargoes or restrictive measures imposed, administered or enforced by any Sanctions Authority which are applicable to the Borrower and its subsidiaries.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit H-2 hereto, with (i) any immaterial changes (as determined in the Administrative Agent’s sole discretion) thereto as the Borrower and the Administrative Agent may agree in their respective reasonable discretion and/or (ii) any material changes thereto as the Borrower and the Administrative Agent may agree in their respective reasonable discretion, which material changes are posted for review by the Lenders and deemed acceptable if the Required Lenders have not objected thereto within five Business Days following the date on which such changes are posted for review.

“Section 5.04 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 5.04(a) or (b).

“Secured Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries secured by a Lien.

“Secured Obligations” shall mean all “Obligations” as defined in the Guarantee and Collateral Agreement or any other Security Document.

“Secured Parties” shall mean the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” shall mean the Guarantee and Collateral Agreement, the Mortgages (if any), each Intellectual Property Security Agreement and each of the other instruments and documents executed and delivered with respect to the Collateral pursuant to Section 5.09.

“Senior Representative” shall mean, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Series” shall mean (a) all Loans or Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Loans or Commitments provided for therein are intended to be a part of any previously established Series) and that provide for the same interest margins and (if applicable) amortization schedule and (b) all Loans or Commitments that are established pursuant to the same Incremental Amendment (or any subsequent Incremental Amendment to the extent such Incremental Amendment expressly provides that the Loans or Commitments provided for therein are intended to be a part of any previously established Series) and that provide for the same interest margins and (if applicable) amortization schedule.

“Significant Subsidiary” shall mean any Restricted Subsidiary of the Borrower from time to time for which (i) the assets of such Restricted Subsidiary, together with the assets of any other Significant Subsidiary, constitute 10.0% or more of the Total Assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, and (ii) the EBITDA of such Restricted Subsidiary, together with the revenue of any other Significant Subsidiary, accounts for at least 10% of the EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis, in each case determined as of the last day of the most recently ended Test Period.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and its subsidiaries on the Effective Date or any business that is similar, reasonably related, incidental, ancillary or complementary thereto.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” shall have the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” shall have the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” shall mean, with respect to any Person, (a) the consolidated fair value of the assets of such Person and its subsidiaries, at a fair valuation, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise; (b) the consolidated present fair saleable value of the property of such Person and its subsidiaries will be greater than the amount that will be required to pay the probable liability of their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person and its subsidiaries will be able to pay their consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” shall mean, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Borrowing” shall mean, as to any Borrowing, the SONIA Loans comprising such Borrowing.

“SONIA Interest Day” shall have the meaning specified in the definition of “Daily Simple SONIA”.

“SONIA Loan” shall mean a Loan that bears interest at a rate based on Daily Simple SONIA.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Special Flood Hazard Area” means an area that the Federal Emergency Management Agency (or any successor agency) has designated as a special flood hazard area.

“Specified Commitment” shall have the meaning assigned to such term in Section 1.11(i).

“Specified Commitment Notice” shall have the meaning assigned to such term in Section 1.11(i).

“Specified Default” shall mean an Event of Default under Section 7.01(b), (c), (g)(i), or (h).

“Specified Obligations” shall have the meaning assigned to such term in Section 2.13(b).

“Spot Rate” shall mean, for any currency, on any Revaluation Date or other relevant date of determination, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on such date; provided, that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Stated Amount” shall mean, with respect to each Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder; provided, that the “Stated Amount” of each Letter of Credit denominated in an Alternate Currency shall be, on any date of calculation, the US Dollar Equivalent of the maximum amount available to be drawn in such Alternate Currency thereunder, in each case, determined (x) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Sterling” and “£” shall mean freely transferable lawful money of the United Kingdom (expressed in pounds sterling).

“Subject Transaction” shall mean:

(a) the Transactions;

(b) any permitted acquisition or any other acquisition or similar Investment, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (i) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (ii) any joint venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement;

(c) any disposition of (i) all or substantially all of the assets or (ii) the Capital Stock of any subsidiary (or any business unit, line of business or division of the Borrower and/or any Restricted Subsidiary) not prohibited by this Agreement;

(d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10;

(e) any incurrence, retirement, redemption, repayment and/or prepayment of Indebtedness (other than any Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes);

(f) [reserved];

(g) at the election of the Borrower, the implementation of any Business Optimization Initiative;

(h) at the election of the Borrower, any New Contract and/or any New Pricing or Volume;

(i) at the election of the Borrower, any discontinued operation pending the disposal, abandonment, divestiture and/or termination thereof;

(j) at the election of the Borrower, for purposes of any Consolidated Interest Coverage Ratio test, any amendment to the interest rate applicable to any Indebtedness; and

(k) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subordinated Financing” shall mean any Subordinated Indebtedness which is Material Indebtedness.

“Subordinated Financing Documentation” shall mean any indenture and/or other agreement pertaining to Subordinated Financing and all documentation delivered pursuant thereto.

“Subordinated Indebtedness” shall mean any Indebtedness of the Borrower and any Guarantor which is by its terms subordinated in right of payment to the Obligations of the Borrower or such Guarantor, as applicable.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned or held by the parent, one or more subsidiaries of the parent or a combination thereof. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement pursuant to Section 5.09 or otherwise, excluding each Excluded Subsidiary.

“Successor Company” shall have the meaning assigned to such term in Section 6.04(a)(i).

“Successor Subsidiary Person” shall have the meaning assigned to such term in Section 6.04(c)(i)(A).

“Supported QFC” shall have the meaning assigned to such term in Section 9.24.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.23(a), as the same may be reduced from time to time pursuant to Section 2.09; provided, that with respect to any Swingline Lender, to the extent the Borrower obtains Other Revolving Credit Commitments or Incremental Revolving Credit Commitments for which such Swingline Lender does not have a commitment or does not otherwise consent in writing thereto, then the Swingline Commitment of such Swingline Lender shall terminate on the later to occur of the termination of the Class of Revolving Credit Commitments under which such Swingline Lender has agreed to act as Swingline Lender or the date to which such Swingline Lender has otherwise consented in writing.

“Swingline Exposure” shall mean, at any time, the aggregate Principal Amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean with respect to the Swingline Commitment to be made available to the Borrower, the extensions of credit to the Borrower thereunder and all interest, fees, indemnities, costs, expenses and other Obligations owing by the Borrower in connection with Swingline Loans, and for all other related purposes hereunder (as the context may require), (a) JPMorgan, acting through any of its Affiliates or branches, in its capacity as lender of Swingline Loans hereunder, (b) any other Person acting as Administrative Agent hereunder (to the extent agreed by the Borrower and such Administrative Agent) and (c) any other Revolving Credit Lender designated by the Borrower and agreed to by the Administrative Agent (such agreement not to be unreasonably withheld, delayed or conditioned) who agrees to act in such capacity.

“Swingline Loans” shall mean any loan made by the Swingline Lender pursuant to Section 2.23(a).

“TARGET Day” shall mean any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.

“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings, assessments, fees or other charges imposed by any Governmental Authority.

“Term CORRA Administrator” shall mean Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA” shall mean, for any calculation with respect to a CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m.

(Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Canadian Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Reference Rate” shall mean the forward-looking term rate based on CORRA.

“Term Lender” shall mean any Initial Term Lender, Other Term Loan Lender and/or Incremental Term Loan Lender, as the context may require.

“Term Loan Maturity Date” shall mean (a) with respect to the Initial Term Loans, March 1, 2031, and (b) with respect to any Series of Other Term Loans or Incremental Term Loans, the maturity date for such Series set forth in the relevant Incremental Amendment or Refinancing Amendment.

“Term Loans” shall mean the Initial Term Loans and/or, after the incurrence thereof, the Other Term Loans and/or the Incremental Term Loans, as the context may require.

“Term Loan Lender” shall mean a Lender with an outstanding Term Loan.

“Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR Reference Rate”.

“Term SOFR” shall mean, with respect to any SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of a tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” shall mean, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any SOFR Borrowing denominated in US Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” shall mean the date upon which all Commitments have terminated, no Letters of Credit are outstanding (or if Letters of Credit remain outstanding, as to which an L/C Backstop exists), and the Loans and L/C Exposure, together with all interest, Fees and other non-contingent Obligations, have been paid in full in accordance with the terms of this Agreement.

“Test Period” shall mean, as of any date, (a) for purposes of determining actual compliance with Section 6.10, the period of four consecutive fiscal quarters then most recently ended for which Section 5.04 Financials have been delivered (or are required to have been delivered) and (b) for any other purpose, the period of four consecutive fiscal quarters then most recently ended for which Section 5.04 Financials have been delivered (or are required to have been delivered) or, if earlier, are internally available; it being understood and agreed that (i) prior to the first delivery (or required delivery) of financial statements pursuant to Section 5.04(b), “Test Period” shall mean the period of four consecutive fiscal quarters most recently ended for which financial statements of the Borrower are internally available and (ii) in the case of clause (b) above, at the election of the Borrower in its sole discretion, the period of four consecutive fiscal quarters ending on the last day of the fourth fiscal quarter of any Fiscal Year may constitute a Test Period if the financial information necessary to calculate the relevant ratio, metric or test for the fourth fiscal quarter of such Fiscal Year is internally available.

“Threshold Amount” shall mean the greater of $160,000,000 and 35% of EBITDA of the Borrower as of the end of the most recently ended Test Period.

“Total Assets” shall mean total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Borrower and its Restricted Subsidiaries (for such purpose, excluding all Customer Funds).

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The Total Revolving Credit Commitment immediately after the occurrence of the Effective Date is $350,000,000.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower (or any direct or indirect parent of the Borrower) or any of its subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean (a) this Agreement becoming effective in accordance with its terms and the borrowing of Loans hereunder on the Effective Date, (b) the consummation of the Effective Date Refinancing and (c) the payment of any fees, costs and/or expenses (including Transaction Expenses) in connection with any or all of the foregoing.

“Treasury Capital Stock” shall have the meaning set forth in Section 6.03(b)(ii).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean Adjusted Term SOFR, the Alternate Base Rate, the Adjusted EURIBO Rate, Daily Simple SONIA, the Canadian Prime Rate or the Adjusted Term CORRA.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unadjusted Canadian Benchmark Replacement” shall mean the applicable Canadian Benchmark Replacement excluding the related Canadian Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

“Unrestricted Subsidiary” shall mean:

(a) any subsidiary of the Borrower which is listed on Schedule 5.10 hereof;

(b) any subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided in Section 5.10); and

(c) any subsidiary of any Person described in clauses (a) or (b) above.

“Unused Revolving Credit Commitment” shall mean, with respect to any Lender, at any time, the remainder of the Revolving Credit Commitment of such Lender at such time, if any, less the sum of (i) the aggregate outstanding Principal Amount of Revolving Loans made by such Lender and then outstanding, (ii) such Lender’s L/C Exposure and (iii) except for purposes of Section 2.05(a), such Lender’s Swingline Exposure.

“US Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in US Dollars, such amount and (b) with respect to any amount denominated in any currency other than US Dollars, the equivalent amount thereof in US Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of US Dollars with such other currency.

“US Dollar-Denominated Loans” shall mean any Loans denominated in US Dollars.

“US Dollars” or “$” shall mean lawful money of the United States of America.

“US Prime Rate” shall mean the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S., or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent); each change in the US Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective. The US Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment or scheduled commitment reduction or termination of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment or reduction or termination; by

(b) the sum of all such payments (or reduction or termination).

“Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or, in the case of Foreign Subsidiaries, nominal amounts of shares required by law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Terms Generally.

(a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, the Consolidated First Lien Leverage Ratio, the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio and the Consolidated Interest Coverage Ratio (and the financial definitions used therein) and compliance with each covenant set forth herein (including as determined by any reference to a definition used in such covenant (e.g., Receivables Facilities, Capitalized Lease Obligations, etc.)) shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend the Consolidated First Lien Leverage Ratio, the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated Interest Coverage Ratio or any financial definition used therein or any covenant used herein (or definition used therein), in each case, to eliminate the effect of any change in GAAP or the application thereof occurring after the Effective Date on the operation thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend the Consolidated First Lien Leverage Ratio, the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated Interest Coverage Ratio or any financial definition used therein or any covenant used herein (or definition used therein), in each case, for such purpose), then the Borrower and the Administrative Agent shall negotiate in good faith to amend (without the payment of any amendment or similar fees to the Administrative Agent or the Lenders) the Consolidated First Lien Leverage Ratio, the Consolidated Interest Coverage Ratio, the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio or the definitions used therein or any covenant used herein (or definition used therein), in each case, (subject to the approval of the Required Lenders (such approval not to be unreasonably withheld, conditioned or delayed)) to preserve the original intent thereof in light of such changes in GAAP; provided, that all determinations made pursuant to the Consolidated First Lien Leverage Ratio, the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated Interest Coverage Ratio or any financial definition used therein or any covenant used herein (or definition used therein), in each case, shall be determined on the basis of GAAP as applied and in effect immediately before the relevant change in GAAP or the application thereof became effective, until the Consolidated First Lien Leverage Ratio, the Consolidated Leverage Ratio, the Consolidated

Secured Leverage Ratio, the Consolidated Interest Coverage Ratio or such financial definition or any covenant used herein (or definition used therein) is amended. Notwithstanding anything to the contrary contained in this paragraph (a) above or in the definition of “Capitalized Lease,”, only those leases (assuming for purposes hereof that such leases were then in existence) that would constitute Capital Leases in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall be considered Capitalized Leases hereunder or under any other Loan Document, and all calculations and deliverables under this Agreement or any other Loan Document shall be made, prepared or available, as applicable, in accordance therewith; provided, that all financial statements required to be provided hereunder may, at the option of the Borrower, be prepared in accordance with GAAP without giving effect to the foregoing treatment of Capitalized Leases.

(b) For purposes of determining compliance at any time with Sections 5.13, 6.01, 6.02, 6.03, 6.04, 6.05, and/or 6.07 in the event that any Indebtedness, Disqualified Stock, Preferred Stock, Lien, Restricted Payment, fundamental change, disposition, restrictive agreement, or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of Sections 6.01 (other than Sections 6.01(b)(i) or (b)(xxiv) (in each case, without limiting the definition of “Maximum Incremental Amount”)), 6.02 (other than clauses (aa) or (cc) of the definition of “Permitted Liens” (in each case, without limiting the definition of “Maximum Incremental Amount” and, in the case of clause (cc) of the definition of “Permitted Liens”, the exception set forth in this parenthetical shall not apply to Liens securing Indebtedness, Disqualified Stock or Preferred Stock incurred in reliance on Sections 6.01(a)(i) or 6.01(b)(xiii) and/or any Permitted Refinancing thereof)), 5.13, 6.03, 6.04, 6.05, and/or 6.07, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one or more clauses of each such Section; provided, that, unless the Borrower elects otherwise in writing:

(i) if, at any time on the date of or following the initial incurrence of any portion of any Indebtedness, Disqualified Stock or Preferred Stock under Section 6.01 (other than Section 6.01(b)(i) or (b)(xxiv); it being understood and agreed that this clause (i) shall apply to the Maximum Incremental Amount) (such portion of such Indebtedness, the “Subject Indebtedness”), the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Leverage Ratio, as applicable, is less than or equal to the applicable level set forth in Section 6.01(a) or the Interest Coverage Ratio is greater than or equal to the applicable level set forth in Section 6.01(a), such Subject Indebtedness shall automatically be reclassified (with retroactive effect) as having been incurred under the applicable provisions of Section 6.01(a) or clause (e) of the definition of “Maximum Incremental Amount”, as applicable (subject to any other applicable provision of Section 6.01(a) or clause (e) of the Maximum Incremental Amount, as applicable, and any associated Lien will be deemed to have been permitted under clauses (aa) or (cc), as applicable, of the definition of “Permitted Lien” upon any such reclassification;

(ii) if, on the date of or following the making of any Investment other than in reliance on Section 6.03(b)(xix)(A), the Consolidated First Lien Leverage Ratio is less than the applicable level set forth in Section 6.03(b)(xix)(A) at any time, such Investment (or the relevant portion thereof) shall automatically be reclassified (with retroactive effect) as having been made in reliance on Section 6.03(b)(xix)(A);

(iii) if, on the date of or following the making of any Restricted Dividend Payment other than in reliance on Section 6.03(b)(xix)(B), the Consolidated First Lien Leverage Ratio is less than the applicable level set forth in Section 6.03(b)(xix)(B) at any time, such Restricted Dividend Payment (or the relevant portion thereof) shall automatically be reclassified (with retroactive effect) as having been made in reliance on Section 6.03(b)(xix)(B); and

(iv) if, on the date of or following the making of any Restricted Debt Payment other than in reliance on Section 6.03(b)(xviii), the Consolidated First Lien Leverage Ratio is less than the applicable level set forth in Section 6.03(b)(xviii) at any time, such Restricted Debt Payment (or the relevant portion thereof) shall automatically be reclassified (with retroactive effect) as having been made in reliance on Section 6.03(b)(xviii).

(c) It is understood and agreed that any Indebtedness, Disqualified Stock, Preferred Stock, Lien, Restricted Payment, Restricted Debt Payment, burdensome agreement, Investment, disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Disqualified Stock, Preferred Stock, Lien, Restricted Payment, Restricted Debt Payment, restrictive agreement, Investment, disposition and/or Affiliate transaction under Sections 5.13, 6.01, 6.02, 6.03, 6.04, 6.05, and/or 6.07, respectively, and may instead be permitted in part under any combination thereof, but the Borrower will only be required to include the amount and type of such transaction (or portion thereof) in one such category (or combination thereof).

Section 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Revolving Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Initial Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Credit Borrowing”).

Section 1.04. Rounding. The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

Section 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Loan Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Loan Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

Section 1.06. Times of Day and Effectuation of Transactions. Unless otherwise specified, (a) all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable) and (b) each of the representations and warranties contained in this Agreement and the other Loan Documents (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, that with respect to any payment of interest on or principal of SOFR Loans, EURIBOR Loans, SONIA Loans or CORRA Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

Section 1.08. Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Term Loans, Revolving Commitment Increase, Incremental Revolving Credit Commitments, Credit Agreement Refinancing Indebtedness, Replacement Term Loans, Replacement Revolving Facility or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” settlement mechanism approved by the Borrower, the Administrative Agent and such Lenders, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.09. Exchange Rate; Currency Equivalents Generally. The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the US Dollar Equivalent amounts of Loans and other Obligations denominated in an Alternate Currency. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between an Alternate Currency and Dollars until the next Revaluation Date to occur. Except as provided above in this Section 1.09 and except for purposes of financial statements delivered by the Borrower hereunder or calculating compliance with a financial ratio hereunder or except as otherwise provided herein, the applicable amount of any currency (other than US Dollars) for purposes of determining compliance with the provisions of the Loan Documents on any date of determination shall be such US Dollar Equivalent amount as so determined by the Administrative Agent on such date. Notwithstanding the foregoing, for purposes of determining compliance with Sections 2.01, 2.25, 6.01, 6.02 and 6.03 (including any Permitted Investment) of this Agreement with respect to any amount of Indebtedness, obligations or Investment (or Restricted Payment) denominated in a currency other than US Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or made; provided, that, for the avoidance of doubt, the foregoing provisions of this Section 1.09 shall otherwise apply to such Article and such Sections, including with respect to determining whether any Indebtedness or Investment (not previously incurred or made on any date) may be incurred or made under such Article and such Sections.

Section 1.10. Approved Alternate L/C Currencies. (a) The Borrower may from time to time request that Letters of Credit be issued in an Approved Alternate L/C Currency (subject to the approval of the relevant Issuing Bank); provided, that such requested currency is a lawful currency that is readily available and freely transferable and convertible into US Dollars. Any such request shall be made to the Administrative Agent, and the Administrative Agent shall promptly notify the relevant Issuing Bank thereof. The relevant Issuing Bank shall notify the Administrative Agent, not later than 1:00 p.m., 10 Business Days after receipt of such request whether it consents to the issuance of Letters of Credit in such requested currency. Any failure by the relevant Issuing Bank to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the relevant Issuing Bank to permit Letters of Credit to be issued in such requested currency. If the relevant Issuing Bank consents to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Approved Alternate L/C Currency hereunder for the purposes of any Letter of Credit issuances by such Issuing Bank. If the relevant Issuing Bank does not consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Borrower.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.11. Certain Calculations.

(a) Notwithstanding anything to the contrary herein, but subject to Section 1.11(e), all financial ratios and tests (including the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Consolidated Net Income and EBITDA (other than, for the avoidance of doubt, for purposes of calculating Excess Cash Flow)) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (i) any Subject Transaction has occurred or (ii) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the

Borrower or any of its Restricted Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period

(b) Notwithstanding anything to the contrary in this Section 1.11, when calculating any ratio or test for purposes of (i) the definition of “Applicable Percentage” and (ii) the financial covenant under Section 6.10 (other than for the purposes of determining pro forma compliance with such financial covenant), any Subject Transaction that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(c) For purposes of this Section 1.11, whenever pro forma effect is to be given to any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change or designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments of the type described in clause (a)(xi) and/or clause (b) of the definition of “EBITDA”.

(d) For purposes of determining whether the incurrence, issuance or making of any Indebtedness, Disqualified Stock, Preferred Stock, Capital Stock, Restricted Payment, Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change or designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10 is permitted hereunder, EBITDA and/or Total Assets shall be determined as of the most recently ended Test Period at the time such Indebtedness, Disqualified Stock, Preferred Stock, Capital Stock, Restricted Payment, Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change or designation is incurred, issued or made, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in EBITDA and/or Total Assets occurring after the time such Indebtedness, Disqualified Stock, Preferred Stock, Capital Stock, Restricted Payment, Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change or designation is incurred, issued or made.

(e) Notwithstanding anything to the contrary herein or any other Loan Document, at the Borrower’s option, the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated Leverage Ratio, the Consolidated Interest Coverage Ratio and any cap expressed as a percentage of EBITDA, Consolidated Net Income, Excess Cash Flow or Total Assets (or any analogous metric) shall be determined and the accuracy of any representation and/or warranty and any default or Event of Default “blocker” may be tested, in each case, at the election of the Borrower:

(i) with respect to any Limited Condition Acquisition only (including with respect to any Indebtedness contemplated or incurred in connection therewith and/or any related designation of any subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary), on (x) the date of the execution of the definitive agreement with respect to such acquisition or Investment, (y) in connection with an acquisition to which the United Kingdom City Code or Takeover and Mergers (or any comparable Requirement of Law) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of the target of an acquisition (or equivalent notice under comparable Requirements of Law) is made or (z) the date of the consummation of such acquisition or Investment,

(ii) in the case of any Restricted Dividend Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Dividend Payment (so long as such Restricted Dividend Payment is actually made within 90 days following the date of declaration) or (y) the making of such Restricted Payment,

(iii) in the case of any Restricted Debt Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment and/or

(iv) in the case in the case of any fundamental change or disposition (including with respect to any Indebtedness contemplated or incurred in connection therewith and/or any related designation of any subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect thereto, (y) in connection with a disposition to which the United Kingdom City Code or Takeover and Mergers (or any comparable Requirement of Law) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of the target (or equivalent notice under comparable Requirements of Law) is made or (z) the consummation of such fundamental change or disposition.

(f) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Borrower has elected to determine the permissibility of any transaction pursuant to Sections 1.11(e)(i)(x) or (y), Section 1.11(e)(ii)(x), Section 1.11(e)(iii)(x) or Section 1.11(e)(iv)(x) or (y) to the extent that the definitive documents in respect thereof have been executed, the Restricted Payment has been declared or notice with respect to the relevant Restricted Debt Payment has been delivered, as applicable, for purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including Section 6.10, any Consolidated First Lien Leverage Ratio test, any Consolidated Secured Leverage Ratio test, any Consolidated Leverage Ratio test, any Consolidated Interest Coverage Ratio test and/or the amount of Consolidated Net Income and/or EBITDA) after the date on which such definitive documents were executed, such Restricted Payment was declared or delivery of notice with respect to such Restricted Debt Payment has been delivered and until the date on which the relevant transaction is consummated, such definitive documents have terminated or expired or the relevant declaration or notice has been revoked, as applicable, such calculation shall give effect, on a Pro Forma Basis, to any other Subject Transaction that the Borrower has elected to treat in accordance with Sections 1.11(e)(i)(x) or (y), Section 1.11(e)(ii)(x), Section 1.11(e)(iii)(x) and/or Section 1.11(e)(iv)(x) or (y), as applicable; it being understood that, in such event, any calculation of the Interest Coverage Ratio shall, with respect to any Indebtedness relating to any such transaction that has not yet been incurred, assume the indicative interest rate margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, such other interest rate as the Borrower may determine in good faith.

(g) Notwithstanding anything to the contrary herein, with respect to any amount incurred (including, for the avoidance of doubt, Revolving Loans or other revolving indebtedness) or transaction entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, Section 6.10, the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated Leverage Ratio or the Consolidated Interest Coverage Ratio) (any such amount, including any amount expressed as a percentage of Consolidated Net Income and/or EBITDA and including, in all cases, the Restricted Payment Applicable Amount, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, Section 6.10, the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated Leverage Ratio or the Consolidated Interest Coverage Ratio) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that any Fixed Amount shall be disregarded in the substantially concurrent calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount, except that pro forma effect shall be given to any increase or decrease in EBITDA, Consolidated Net Income and/or any relevant other metric resulting from the entire transaction and thereafter, the incurrence of any such amount under the Fixed Amount shall be included in the calculation of future Incurrence-Based Amounts to the extent such amount incurred under the Fixed Amount is then outstanding.

(h) For purposes of the calculation of any Incurrence-Based Amount used in determining the availability of Credit Increases, Incremental Equivalent Debt or Indebtedness incurred or issued under Section 6.01(a) or Section 6.01(b)(xiii), cash proceeds of such Indebtedness will not be netted in determining Consolidated Indebtedness as used therein.

(i) In connection with the implementation or assumption of any revolving commitment and/or any delayed draw commitment in reliance on any Incurrence-Based Amount (other than any Incremental Revolving Facility, which shall instead be subject to the provisions of the definition of “Maximum Incremental Amount”), the Borrower may, in its sole discretion, elect, by written notice to the Administrative Agent (a “Specified Commitment Notice”), to either (a) treat all or any portion of such revolving commitment and/or delayed draw commitment as having been fully drawn on the date of implementation or assumption (such commitment (or portion thereof), a “Specified Commitment”), in which case (i) the Borrower shall not be required to comply with any financial ratio or test in connection with any drawing thereunder after the date of incurrence or assumption and (ii) other than for purposes of (A) the Applicable Percentage, (B) the Commitment Fee Rate, (C) the ECF Percentage, (D) the Required Net Proceeds Percentage and/or (E) actual compliance with Section 6.10, the amount of such Specified Commitment shall be deemed to have been an actual incurrence of Indebtedness thereunder on the date of implementation or assumption for purposes of calculating any Incurrence-Based Amount or (b) test the permissibility of all or any portion of any drawing under such revolving commitment and/or delayed draw commitment on the date of such drawing (if any), in which case, such revolving commitment and/or delayed draw commitment (or portion thereof) shall only be treated as drawn for purposes of any Incurrence-Based Amount to the extent of any actual drawing thereunder that is outstanding at the applicable time of determination. It is understood and agreed that the Borrower may, at any time in its sole discretion, (x) deliver a Specified Commitment Notice with respect to any revolving commitment and/or delayed draw commitment and/or (y) withdraw any Specified Commitment Notice with respect to all or any portion of any revolving commitment and/or delayed draw commitment and instead elect to treat such revolving commitment and/or delayed draw commitment in accordance with clause (a) or (b) of the immediately preceding sentence.

(j) With respect to any pro forma calculation that is required to be made in connection with any acquisition or similar Investment in respect of which financial statements for the applicable target are not available for the same Test Period for which financial statements of the Borrower are available, the Borrower shall make the relevant calculation on the basis of the relevant available financial statements (even if for differing periods) or such other commercially reasonable basis as the Borrower may elect.

Section 1.12. Benchmark Replacement Setting.

(a) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 1.12), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (ii) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1.12 and/or any component definition used herein

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Borrowing, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a SOFR Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to Adjusted Term SOFR applicable to such SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 1.12, any SOFR Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute an ABR Loan on such day.

(f) The interest rate on a Loan denominated in US Dollar may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, this Section 1.12 provides a mechanism for determining an alternative rate of interest. Without limiting the express terms hereof, he Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) by any such information source or service. It is understood and agreed that this Section 1.12(f) shall not impair or otherwise limit the express provisions of this Agreement.

Section 1.13. Canadian Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a) Canadian Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 1.13), if a Canadian Benchmark Transition Event and its related Canadian Benchmark Replacement Date have occurred prior any setting of the then-current Canadian Benchmark, then (i) if a Canadian Benchmark Replacement is determined in accordance with clause (a) of the definition of “Canadian Benchmark Replacement” for such Canadian Benchmark Replacement Date, such Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of such Canadian Benchmark setting and subsequent Canadian Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (ii) if a Canadian Benchmark Replacement is determined in accordance with clause (b) of the definition of “Canadian Benchmark Replacement” for such Canadian Benchmark Replacement Date, such Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Canadian Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Canadian Benchmark Replacement from Revolving Credit Lenders comprising the Required Revolving Lenders.

(b) Canadian Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Canadian Benchmark Replacement, the Administrative Agent will have the right to make Canadian Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Canadian Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document, except in each case as expressly provided in this Section 1.13 or any component definition used herein.

(c) Notices; Standard for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Canadian Benchmark Replacement and (ii) the effectiveness of any Canadian Conforming Changes in connection with the use, administration, adoption or implementation of a Canadian Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Canadian Benchmark pursuant to Section 1.13(d) and (y) the commencement of any Canadian Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1.13 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1.13 and/or any component definition used herein

(d) Unavailability of Tenor of Canadian Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Canadian Benchmark Replacement), (i) if the then-current Canadian Benchmark is a term rate (including Term CORRA) and either (A) any tenor for such Canadian Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Canadian Benchmark has provided a public statement or publication of information announcing that any tenor for such Canadian Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Canadian Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Canadian Benchmark (including a Canadian Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Canadian Benchmark (including a Canadian Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Canadian Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Canadian Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Canadian Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Loans, which are of the Type that have a rate of interest determined by reference to the then-current Canadian Benchmark, to be made, converted or continued during any Canadian Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Canadian Prime Rate Loans. Furthermore, if any CORRA Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Canadian Benchmark Unavailability Period with respect to Adjusted Term CORRA applicable to such CORRA Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 1.13, any CORRA Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute a Canadian Prime Rate Loan on such day.

Section 1.14. Certain Matters.

(a) It is understood and agreed that (i) with respect to any Default or Event of Default, the words “exists,” “is continuing” or any similar expression with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived; (ii) if any Default or Event of Default occurs due to (A) the failure by the Borrower and/or any Restricted Subsidiary to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Person takes such action or (B) the taking of any action by the Borrower and/or any Restricted Subsidiary that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (1) the date on which such action would be permitted at such time to be taken under this Agreement and (2) the date on which such action is unwound or modified to the extent necessary so that the modified action is permitted by this Agreement or the other relevant Loan Document; and (iii) if any Default or Event of Default occurs that is subsequently cured (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Loan Party or the taking of any action by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneously with, the cure of the Cured Default; provided that, in the case of clauses (ii)(B) and (iii) above, such deemed cure shall only apply to the extent that a Responsible Officer of the Borrower was not aware of the existence of (x) in the case of clause (ii)(B), any such Default or Event of Default so deemed to be cured at the time of the taking of the relevant action and (y) in the case of clause (iii), the Cured Default that caused the relevant subsequent Default or Event of Default to arise at the time of the making or deemed making of the relevant representation or warranty or the taking of the relevant action.

(b) It is understood that any time period set forth in this Agreement to cure any Default or Event of Default may be extended or stayed by a court of competent jurisdiction to the extent the relevant Default or Event of Default is the subject of litigation.

(c) It is understood and agreed that the Borrower and/or any Restricted Subsidiary may incur Indebtedness permitted under any provision of Section 6.01 to refinance Indebtedness originally incurred under the same provision of Section 6.01 while the Indebtedness being refinanced remains outstanding so long as the proceeds of the applicable refinancing Indebtedness are promptly deposited with the trustee or other applicable representative of the holders of the Indebtedness being refinanced, which proceeds will be applied to satisfy and discharge the Indebtedness being refinanced in accordance with the documentation governing such Indebtedness.

(d) Any determination of the Weighted Average Life to Maturity of any Indebtedness shall be made by the Borrower in good faith at the time of the incurrence of such Indebtedness.

(e) Notwithstanding anything to the contrary herein, in any other Loan Document and/or in Exhibits E or F attached hereto, any intercreditor agreement in the form of Exhibits H-1 or H-2 attached hereto (without any material change thereto) shall be deemed to have become effective upon the execution of such intercreditor agreement by (i) the relevant Loan Parties and (ii) the holders of the Indebtedness (or a representative therefor) that is required to be (or the Liens securing which are required to be) subject thereto, and each Secured Party, by accepting the benefits hereof, hereby acknowledges that any such intercreditor agreement so executed shall constitute an Intercreditor Agreement in effect for all purposes under the Loan Documents until the termination thereof in accordance with its terms.

(f) [Reserved].

(g) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, if, after delivery of any Pricing Certificate, it is subsequently determined that the Consolidated First Lien Leverage Ratio set forth in such Compliance Certificate is inaccurate for any reason and the result of such inaccuracy is that the Lenders received any amount of interest or any fee for any relevant period based on an Applicable Percentage or payment of principal based on the Required Net Proceeds Percentage or ECF Percentage that is greater than or less than the amount that would have applied if the First Lien Leverage Ratio set forth in such Pricing Certificate had been accurately reported, then, for all purposes under this Agreement, (i) in the case of the Applicable Percentage, the Applicable Percentage for each day during the relevant period shall be revised to be based upon the accurately determined Consolidated First Lien Leverage Ratio and, in such event, any shortfall in the amount of any applicable interest payment shall be due and payable within five Business Days following the date on which the Borrower becomes aware of the relevant inaccuracy and (ii) in the case of the Required Net Proceeds Percentage or the ECF Percentage, any shortfall in the amount of any applicable principal payment shall be due and payable within five Business Days following the date on which the Borrower becomes aware of the relevant inaccuracy. In the event that (A) any inaccuracy in the calculation of the Consolidated First Lien Leverage Ratio resulted in a shortfall in the amount of any required interest or principal payment and (B) such inaccuracy resulted from a good faith mistake on the part of the Borrower in the preparation of such calculation, no Default or Event of Default shall arise under this Agreement with respect thereto unless the relevant amount has not been paid within the period described in the preceding sentence.

(h) It is understood and agreed for the avoidance of doubt that the carve-outs from the provisions of Article VI may include items or activities that are not restricted by the relevant provision and the inclusion of such item or activity shall not be construed to expand the scope of Article VI.

(i) With respect to determination of the permissibility of any transaction by Holdings, the Borrower and/or any subsidiary under this Agreement, (i) the delivery by the Borrower of a third party valuation report from (A) a nationally recognized accounting, appraisal, investment banking or consulting firm or (B) another firm reasonably acceptable to the Administrative Agent, in each case, shall be conclusive with respect to the value of the assets covered thereby and (ii) any determination of whether an action is taken “in the ordinary course of business” or “in a manner consistent with past practice” (or, in either case, any similar expression) shall be made by the Borrower in good faith.

Section 1.15. Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between any term or provision of this Agreement (excluding the Exhibits hereto) and any term or provision of any Exhibit to this Agreement, the term or provision of this Agreement shall govern, and the Borrower shall be entitled to make such revisions to the relevant term or provision of the applicable Exhibit to ensure that such term or provision is consistent with the corresponding term or provision of this Agreement.

Section 1.16. Confidentiality, Privilege, Etc. Notwithstanding any obligation to provide information under any Loan Document or allow the Administrative Agent, the Lenders or any third party to access or inspect the books and records of the Borrower or its subsidiaries or otherwise as set forth in this Agreement or any other Loan Document, none of the Borrower nor any of its subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (a) that constitutes a non-financial trade secret or non-financial proprietary information of any Person, (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective Representatives) is prohibited by applicable law, (c) that is subject to attorney-client or similar privilege or constitutes attorney work product, (d) in respect of which the Borrower and/or any of its subsidiaries owes confidentiality obligations to any Person (provided, that such confidentiality obligations were not entered into in contemplation of the requirements of the Loan Documents) and/or (e) that relates to any investigation by any Governmental Authority if (i) such information is identifiable to a particular individual and the Borrower determines in good faith that such information should remain confidential or (ii) the information requested is not factual in nature; provided, that in the event that such information has not been provided in reliance on clauses (c), (d) or (e) above, notice that information is being withheld on such basis must be provided to the Administrative Agent.

Section 1.17. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

The Credits

Section 2.01. Commitments. Subject to the terms and conditions set forth herein:

(a) Each Initial Term Lender agrees severally, and not jointly, on the Effective Date, to make term loans to the Borrower (the “Initial Term Loans”) in US Dollars and in a like principal amount not to exceed its Initial Term Loan Commitment.

(b) Subject to the terms and conditions herein set forth, each Revolving Credit Lender with a Revolving Credit Commitment of a particular Class agrees, severally and not jointly, to make Revolving Loans of such Class to the Borrower in the Available Currency requested by the Borrower, at any time and from time to time after the Effective Date, and until the earlier of the Revolving Credit Maturity Date with respect to its Revolving Credit Commitment and the termination of such Lender’s Revolving Credit Commitment of such

Class in accordance with the terms hereof, in an aggregate Principal Amount at any time outstanding that will not, after giving effect to the making of such Revolving Credit Loans and the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

(c) Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). For the avoidance of doubt, all Revolving Loans made and other Revolving Credit Exposure incurred under the Revolving Credit Facility will be made or incurred, as applicable, by all Revolving Credit Lenders in accordance with their Pro Rata Percentages until the Revolving Credit Maturity Date for the relevant Class of Revolving Credit Commitments (or, if earlier, the date of the termination of the relevant Class of Revolving Credit Commitments in accordance with the terms hereof); thereafter, all Revolving Loans made and other Revolving Credit Exposure incurred under the Revolving Credit Facility will be made by the remaining Revolving Credit Lenders in accordance with their Pro Rata Percentages (after giving effect to the termination of Revolving Credit Commitments of such Class on the applicable Revolving Credit Maturity Date or otherwise in accordance with the terms of this Agreement). Except for Loans deemed made pursuant to Section 2.02(g) and subject to Section 2.23, the Loans comprising any Borrowing shall be in an aggregate principal amount that is not less than (i) the Minimum Applicable Borrowing Amount for such Loans or (ii) the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.02(g), 2.08 and 2.16, each Borrowing shall (i) be comprised entirely of (x) in the case of US Dollar-Denominated Loans, ABR Loans or SOFR Loans, (y) in the case of Canadian Dollar-Denominated Loans, Canadian Prime Rate Loans or CORRA Loans (provided, that, notwithstanding anything to the contrary herein, Borrowings in the form of CORRA Loans will not be available to the Borrower until the Administrative Agent has provided notice to the Borrower that it is able to access Term CORRA (which the Administrative Agent hereby agrees to do promptly upon becoming able to access Term CORRA) and prior to such date, any request for, or conversion to, a CORRA Borrowing shall be deemed to be a request for, or conversion to, a Canadian Prime Rate Borrowing) or (z) in the case of Alternate Currency-Denominated Loans, EURIBOR Loans or SONIA Loans, in each case as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any SOFR Loan, EURIBOR Loan, SONIA Loan or CORRA Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than (x) ten SOFR Borrowings (or such greater number as the Administrative Agent may agree in its sole discretion) outstanding hereunder at any time, (y) ten EURIBOR Borrowings (or such greater number as the Administrative Agent may agree in its sole discretion) outstanding hereunder at any time and (z) five CORRA Borrowings (or such greater number as the Administrative Agent may agree in its reasonable sole discretion) outstanding hereunder at any time.

(c) Except with respect to Loans deemed made pursuant to Section 2.02(g) and, if applicable, Section 2.27, and subject to Sections 2.03 and 2.23, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the Applicable Currency to the applicable Payment Office of the Administrative Agent not later than 3:00 p.m., and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to the Loans comprising such Borrowing at the time and (ii) in the case of such Lender, (x) for the first such day, the Overnight Rate and (y) for each day thereafter, (A) in the case of US Dollar-Denominated Loans, the Alternate Base Rate plus the Applicable Percentage for ABR Revolving Loans comprising such Borrowing, (B) in the case of Canadian Dollar-Denominated Loans, the Canadian Prime Rate plus the Applicable Percentage for Canadian Prime Rate Revolving Loans comprising such Borrowing and (C) in the case of any other Alternate Currency-Denominated Loans, the rate per annum equal to the interest rate applicable to the Alternate Currency-Denominated Loans comprising such Borrowing made to the Borrower. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement and (x) the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease and (y) if the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any SOFR Borrowing, EURIBOR Borrowing or CORRA Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the Loans comprising such SOFR Borrowing, EURIBOR Borrowing or CORRA Borrowing, as applicable.

(f) [Reserved].

(g) If the relevant Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.25(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds in the Applicable Currency to the Administrative Agent not later than 3:00 p.m. on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon) on any day, not later than 10:00 a.m. on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement as determined above (it being understood that such amount shall be deemed to constitute a Revolving Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Administrative Agent will promptly pay to the relevant Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the relevant Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.25(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (g); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the relevant Issuing Bank at (i) in the case of the Borrower, (A) if such L/C Disbursement is payable in US Dollars, a rate per annum equal to the interest rate applicable to the Revolving Loans of the relevant Class pursuant to Section 2.06(a), (B) if such L/C Disbursement is payable in Canadian Dollars, a rate per annum equal to the interest rate applicable to the Revolving Loans of the relevant

Class pursuant to Section 2.06(b), and (C) if such L/C Disbursement is payable in any other Alternate Currency, a rate per annum equal to the Overnight Rate and (ii) in the case of such Lender, (A) if such L/C Disbursement is payable in US Dollars, for the first such day, the Overnight Rate and for each day thereafter, the interest rate applicable to ABR Revolving Loans of the relevant Class, and (B) if such L/C Disbursement is payable in any Alternate Currency, for the first such day, a rate per annum equal to the Overnight Rate and, for each day thereafter, the interest rate applicable to Revolving Loans denominated in the respective Alternate Currency of the relevant Class under the applicable clause of Section 2.06 (using, in the case of Canadian Dollar-Denominated Loans, the interest rate applicable to a Canadian Prime Rate Borrowing).

Section 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan, pursuant to Section 2.02(g) or, if applicable, pursuant to Section 2.26 or Section 2.27, in each case as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a SOFR Borrowing, not later than 1:00 p.m. 3 U.S. Government Securities Business Days before a proposed Borrowing, (b) in the case of a EURIBOR Borrowing or CORRA Borrowing, not later than 1:00 p.m. 4 Business Days before a proposed Borrowing, (c) in the case of an ABR Borrowing, not later than 11:00 a.m. on the date of a proposed Borrowing, (d) in the case of a Canadian Prime Rate Borrowing, not later than 1:00 p.m. one Business Day prior to the date of a proposed Borrowing and (e) in the case of a SONIA Borrowing, not later than 1:00 p.m. three Business Days prior to the date of a proposed Borrowing. Each such telephonic request shall be irrevocable, shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) the relevant Class of such Borrowing and whether such Borrowing is to be a SOFR Borrowing, a EURIBOR Borrowing, a SONIA Borrowing, an ABR Borrowing, a Canadian Prime Rate Borrowing or a CORRA Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing (stated in the relevant Available Currency); and (v) if such Borrowing is to be a SOFR Borrowing, EURIBOR Borrowing or a CORRA Borrowing, the Interest Period with respect thereto; provided, however, that notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02; it being understood and agreed that in order to request a Borrowing pursuant this Section 2.03, the Borrower needs only have delivered a written Borrowing Request. Except as otherwise provided in Section 2.10(b), if no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be (i) in the case of US Dollar-Denominated Loans, an ABR Borrowing and (ii) in the case of Canadian Dollar-Denominated Loans, a Canadian Prime Rate Borrowing. If no Interest Period with respect to any SOFR Borrowing, EURIBOR Borrowing or CORRA Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of 1 month’s duration. A Borrowing denominated in Sterling shall at all times be a SONIA Borrowing (subject to the last sentence of the definition of “Daily Simple SONIA”). A Borrowing denominated in Euro shall at all times be a EURIBOR Borrowing (subject to clause (b) of the definition of “EURIBOR Rate”). The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04. Evidence of Debt; Repayment of Loans. (a) (i) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender, the principal amount of each Term Loan of such Lender as provided in Section 2.11, and (ii) the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, on the relevant Revolving Credit Maturity Date for any Class of Revolving Credit Commitments (and related Revolving Credit Exposure), the then unpaid principal amount of each Revolving Loan of such Class made by such Lender to the Borrower. The Borrower hereby unconditionally promises to pay to the applicable Swingline Lender, on the date upon which the Swingline Commitment of such Swingline Lender terminates, the then unpaid principal amount of each Swingline Loan made to the Borrower by such Swingline Lender.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such

Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the Borrower, (ii) the principal amount of each Loan made hereunder, the Series, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its permitted registered assigns in form and substance reasonably acceptable to the Administrative Agent. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns. If any Lender loses the original copy of its promissory note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower. The obligation of each Lender to execute and deliver an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower shall survive the Termination Date.

Section 2.05. Fees. (a) The Borrower agrees to pay, with respect to each Class of Revolving Credit Commitments, to each Revolving Credit Lender of such Class, through the Administrative Agent, on the last day of March, June, September and December of each year (commencing with the first such date to occur after the first full fiscal quarter to elapse after the Effective Date) and on each date on which the Revolving Credit Commitment of such Class of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Applicable Percentage per annum for such Revolving Credit Commitment of such Class of such Lender on the daily amount of the relevant Unused Revolving Credit Commitment of such Class of such Lender during the preceding quarter (or other period ending with the date on which the Revolving Credit Commitment of such Class of such Lender shall be terminated); provided, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of such Class of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no Commitment Fee shall accrue on the Revolving Credit Commitment of such Class of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. For purposes of calculating the Commitment Fee only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the “annual administrative fee” set forth in the Agency Fee Letter at the times and in the amounts specified therein (the “Administration Fee”).

(c) The Borrower agrees to pay, with respect to each Class of Revolving Credit Commitments (i) to each Revolving Credit Lender, through the Administrative Agent, on the fifteenth day following the last day of March, June, September and December of each year (commencing with the first such date to occur after the first full fiscal quarter to elapse after the Effective Date) and on the date on which the

Revolving Credit Commitment of such Class of such Lender shall be terminated as provided herein, a fee (each, an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate Stated Amounts of all outstanding Letters of Credit during the preceding quarter (or shorter period ending with the date on which all Letters of Credit have been canceled or have expired and all of the Revolving Credit Commitments of such Class shall have been terminated) at a rate per annum equal to the Applicable Percentage for the relevant Revolving Credit Commitment of such Class of such Lender from time to time used to determine the interest rate on Term SOFR Revolving Credit Borrowings for such Lender minus the Issuing Bank Fees referred to in clause (ii)(A) below, and (ii) to each Issuing Bank (A) with respect to each outstanding Letter of Credit a fronting fee that shall accrue at a rate of 0.125% per annum (or such lesser rate as shall be separately agreed upon between the Borrower and such Issuing Bank) on the Stated Amount of such Letter of Credit, payable quarterly in arrears on the fifteenth day following the last day of March, June, September and December of each year (commencing with the first such date to occur after the first full fiscal quarter to elapse after the Effective Date) and upon expiration of the applicable Letter of Credit or any earlier termination of all of the Revolving Credit Commitments of such Class and (B) within 30 days after demand therefor such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder (the fees in this clause (ii) being collectively the “Issuing Bank Fees”).

(d) At the time of the effectiveness of any Repricing Transaction with respect to Initial Term Loans that is consummated prior to the date which is six months after the Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Term Lender that holds Initial Term Loans (including each such Lender that withholds its consent to such Repricing Transaction and is replaced as a Non-Consenting Lender under Section 2.22), a fee in an amount equal to 1.00% of (i) in the case of a Repricing Transaction described in paragraph (a) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid (or converted) in connection with such Repricing Transaction and (ii) in the case of a Repricing Transaction described in paragraph (b) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding on such date that are subject to an Effective Yield reduction pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

(e) All Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days, and shall be paid, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders and the relevant Issuing Bank, except that the Issuing Bank Fees shall be paid directly to the relevant Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

(f) The Borrower agrees to pay on the Effective Date to each Initial Term Lender party to this Agreement on the Effective Date, as fee compensation for the funding of such Initial Term Lender’s Initial Term Loan, a closing fee (the “Closing Fee”) in an amount equal to 0.25% of the stated principal amount of such Initial Term Lender’s Initial Term Loan made on the Effective Date. Such Closing Fee will be in all respects fully earned, due and payable on the Effective Date and non-refundable and non-creditable thereafter and shall be netted against Initial Term Loans made by such Initial Term Lender on the Effective Date.

Section 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan that is a US Dollar Denominated Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time with respect to such Borrowing.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Canadian Prime Rate Borrowing, including each Swingline Loan that is a Canadian Dollar Denominated Loan, shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Percentage in effect from time to time with respect to such Borrowing.

(c) Subject to the provisions of Section 2.07, the Loans comprising each SOFR Borrowing shall bear interest at a rate per annum equal to Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time with respect to such Borrowing.

(d) Subject to the provisions of Section 2.07, the Loans comprising each CORRA Borrowing shall bear interest at a rate per annum equal to the Adjusted Term CORRA for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time with respect to such Borrowing.

(e) Subject to the provisions of Section 2.07, the Loans comprising each EURIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time with respect to such Borrowing.

(f) Subject to the provisions of Section 2.07, the Loans comprising each SONIA Borrowing shall bear interest at a rate per annum equal to Daily Simple SONIA in effect for such Borrowing plus the Applicable Percentage in effect from time to time with respect to such Borrowing.

(g) Interest, including interest payable pursuant to Section 2.07, shall be computed on the basis of the actual number of days elapsed over a year of 360 days (or, when interest is based on (i) the Canadian Prime Rate or the Alternate Base Rate is determined by reference to the US Prime Rate or (ii) Daily Simple SONIA, over a year of 365 or 366 days, as applicable) and shall be calculated from and including the date of the relevant Borrowing to, but excluding, the date of repayment thereof. Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan, except as otherwise provided in this Agreement. The applicable Daily Simple SONIA, Alternate Base Rate, Canadian Prime Rate, Adjusted Term CORRA, Adjusted EURIBO Rate or Adjusted Term SOFR for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(h) For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such annual rate is to be ascertained, and (z) divided by 360 or 365, as the case may be; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

Section 2.07. Default Interest. If a Default or Event of Default is continuing as a result of a default by the Borrower in the payment when due of any principal of or interest on any Loan or reimbursement of any L/C Disbursement or payment of any Fee or other amount due hereunder, by acceleration or otherwise, then, upon the request of the Required Lenders, until such defaulted amount shall have been paid in full, to the extent permitted by law, such overdue amount shall bear interest (after as well as before judgment), payable on demand, (a) in the case of overdue principal of, and interest or other overdue amounts owing with respect to, Loans and other amounts owing in Canadian Dollars under a given Class, at the rate otherwise applicable to a Loan under such Class denominated in Canadian Dollars pursuant to Section 2.06(b) plus 2.0% per annum, (b) in the case of overdue principal of, and interest or other overdue amounts owing with respect to, Loans and other amounts owing in Euros or Sterling under a given Class, at the rate otherwise applicable to a Loan under such Class denominated in such currency pursuant to Section 2.06(e) or (f), as applicable (for such purpose using the Adjusted EURIBO Rate for successive periods not exceeding one month as the Administrative Agent may determine from time to time in respect of amounts comparable to the amount not paid), plus 2.0% per annum and (c) in all other cases, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.0% per annum (or, if the overdue amount does not relate to any specific Class of Loans, at a rate per annum equal to the rate that would be applicable to an ABR Initial Revolving Loan plus 2.0% per annum (without regard to whether Initial Revolving Loans have been repaid in full)).

Section 2.08. Alternate Rate of Interest. Subject to Sections 1.12 and 1.13, in the event, and on each occasion, that on the day 2 Business Days prior to (x) the commencement of any Interest Period for a SOFR Borrowing, EURIBOR Borrowing or a CORRA Borrowing or (y) the SONIA Interest Day for a SONIA Borrowing, the Administrative Agent shall have reasonably determined (A) with respect to any EURIBOR Borrowing, that deposits in Euros in the principal amounts of the Loans comprising such Borrowing are not generally available in the relevant interbank market, or, with respect to any SOFR Loan, EURIBOR Loan or CORRA Loan, that the rates at which deposits in the Applicable Currency are being offered in the relevant interbank market will not adequately and fairly reflect the cost to any participating Lender of making or maintaining its SOFR Loan, EURIBOR Loan or CORRA Loan, as applicable, during such Interest Period, or that reasonable means do not exist for ascertaining Adjusted Term SOFR, Adjusted EURIBO Rate or Adjusted Term CORRA, as applicable, for such Interest Period or (B) with respect to any SONIA Borrowing, that adequate and reasonable means do not exist for determining Daily Simple SONIA, then in each case, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the participating Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent agrees to give promptly after such circumstances no longer exist), any request by the Borrower for (a) the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing, EURIBOR Borrowing or CORRA Borrowing, as applicable, shall be ineffective and such Borrowing shall be converted (i) in the case of US Dollar-Dominated Loans, to an ABR Borrowing, (ii) in the case of Canadian Dollar-Denominated Loans, to a Canadian Prime Rate Borrowing or (iii) in the case Alternate Currency-Denominated Loans, to a mutually acceptable alternative rate that the Borrower and the Revolving Credit Lenders shall establish; provided, that if no such alternative rate is agreed among the Borrower and the Revolving Credit Lenders, such Alternate Currency-Denominated Loans shall be converted into ABR Borrowings denominated in US Dollar (in an amount equal to the US Dollar Equivalent of such Alternate Currency) and (b) if any Borrowing Request requests a SOFR Borrowing, EURIBOR Borrowing, CORRA Borrowing or SONIA Borrowing, such Borrowing shall be made as (i) in the case of US Dollar-Dominated Loans, an ABR Borrowing, (ii) in the case of Canadian Dollar-Denominated Loans, a Canadian Prime Rate Borrowing or (iii) in the case of Alternate Currency-Denominated Loans, as a Loan bearing interest at a mutually acceptable alternative rate that the Borrower and the Revolving Credit Lenders shall establish; provided, that if no such alternative rate is agreed among the Borrower and the Revolving Credit Lenders, such Borrowing Request for an Alternate Currency-Denominated Loans shall be ineffective. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Section 2.09. Termination and Reduction of Commitments. (a) (i) (A) The Initial Term Loan Commitments shall automatically terminate upon the making of the Initial Term Loans on the Effective Date and (B) the Other Term Loan Commitments of any Class or Series shall automatically terminate upon the making of such Other Term Loans on the applicable Refinancing Effective Date provided in the relevant Refinancing Amendment.

(ii) On the Revolving Credit Maturity Date of any Class of Revolving Credit Commitments, such Class of Revolving Credit Commitments will terminate and the Revolving Credit Lenders with Revolving Credit Commitments of such Class will have no further obligation to make Revolving Loans, fund its portion of L/C Disbursements pursuant to Section 2.25(d) or purchase or fund participations in Swingline Loans pursuant to Section 2.23(e), in each case, solely in respect of such Class of Revolving Credit Commitments; provided, that (x) the foregoing will not release any such Revolving Credit Lender from any such obligation to fund Revolving Loans, its portion of L/C Disbursements or participations in Swingline Loans that was required to be performed on or prior to the Revolving Credit Maturity Date of such Class of Revolving Credit Commitments and (y) the foregoing will not release any such Revolving Credit Lender from any such obligation to fund its portion of L/C Disbursements or participations in Swingline Loans if on such Revolving Credit Maturity Date any

Specified Default, or event, act or condition which with notice or lapse of time or both would constitute a Specified Default, exists until such Specified Default or event, act or condition ceases to exist. Unless clause (y) of the proviso to the immediately preceding sentence is applicable, upon the relevant Revolving Credit Maturity Date of such Class or Series, all outstanding Swingline Loans and L/C Exposure shall be deemed to be outstanding with respect to the remaining Revolving Credit Commitments (so long as after giving effect to such reallocation, the Revolving Credit Exposure of each remaining Revolving Credit Lender does not exceed such Lender’s remaining Revolving Credit Commitment). On and after the Revolving Credit Maturity Date of any Class of Revolving Credit Commitments, the remaining Revolving Credit Lenders (and so long as clause (y) of the proviso to the second immediately preceding sentence is applicable, the Revolving Credit Lenders in the maturing Class) will be required, in accordance with their Pro Rata Percentages, to fund L/C Disbursements pursuant to Section 2.25(d) arising on or after such date and fund participations in Swingline Loans at the request of the Swingline Lender on and after such date, regardless of whether any Default existed on the Revolving Credit Maturity Date of the then-terminating Revolving Credit Commitments; provided, that the Revolving Credit Exposure of each remaining Revolving Credit Lender does not exceed such Lender’s Revolving Credit Commitment. In the event that a Specified Default, or event, act or condition which with notice or lapse of time or both would constitute a Specified Default, exists on a Revolving Credit Maturity Date of a Class of Revolving Credit Commitments, until such Specified Default or event, act or condition ceases to exist, for purposes of determining a Revolving Credit Lenders’ Pro Rata Percentage for purposes of its funding and/or purchase obligations under Section 2.23(e) or Section 2.25(d), such Lender’s Revolving Credit Commitment of the relevant Class shall be deemed to be the Revolving Credit Commitment of such Lender immediately prior to the termination thereof on such Revolving Credit Maturity Date.

(iii) The L/C Commitment of any Issuing Bank shall automatically terminate on the earlier to occur of (x) the date set forth in the definition of “L/C Commitment” for such Issuing Bank and (y) the date five days prior to the latest Revolving Credit Maturity Date, unless otherwise agreed by such Issuing Bank and the Borrower.

(b) Upon at least three Business Days’ prior written or fax notice to the Administrative Agent (or such later notice to which the Administrative Agent may agree), the Borrower may at any time (subject to Sections 2.09(c)) in whole permanently terminate, or from time to time in part permanently reduce, any Class of the Revolving Credit Commitments or the Swingline Commitment; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an integral multiple of $250,000 and in a minimum amount of $1,000,000 (and $250,000 in the case of a Swingline Commitment) and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure then in effect (after giving effect to any repayment or prepayment effected simultaneously therewith). Any notice given by the Borrower pursuant to this Section 2.09(b) shall be irrevocable; provided, that any such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other financing arrangements or other transactions or events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Each reduction of Revolving Credit Commitments pursuant to Section 2.09(b) shall be made ratably among all Classes of Revolving Credit Commitments in accordance with the Revolving Credit Commitments of all Revolving Credit Lenders; provided, however, that (i) Revolving Credit Commitments of a given Class selected by the Borrower may be reduced in connection with an exchange or conversion of such Revolving Credit Commitments with or into a new Class of Other Revolving Credit Commitments pursuant to a Refinancing Amendment as contemplated by Section 2.27, (ii) this Section 2.09(c) may be modified in connection with a Refinancing Amendment or an Incremental Amendment to provide less than ratable treatment with respect to any new Class of Other Revolving Credit Commitments or Incremental Revolving Credit Commitments as provided in Section 2.26 or 2.27, as the case may be, (iii) the Borrower may elect to reduce any newly created Class of Other Revolving Credit Commitments provided pursuant to a Refinancing Amendment substantially concurrently with the implementation of such Class of Other Revolving Credit Commitments pursuant to Section 2.27 (without any requirement to ratably reduce each other Class of Revolving Credit Commitments at such time), and (iv) the Borrower may elect to terminate any individual Class of Revolving Credit Commitments within six months of the Revolving Credit Maturity Date of such Class of Revolving Credit Commitments, so long as any Class of Revolving Credit Commitments with an identical Revolving Credit Maturity Date is terminated concurrently therewith. In the case of any reduction to the Revolving Credit Commitments under this Agreement, the Swingline Commitment shall not be reduced unless the Total Revolving Credit Commitments are reduced to an amount less than the Swingline Commitment then in effect (and then only to the extent of such deficit).

Section 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent (a) not later than 12:00 p.m., on the date of conversion, to convert any SOFR Borrowing into an ABR Borrowing or any CORRA Borrowing into a Canadian Prime Rate Borrowing, (b) not later than 1:00 p.m., three U.S. Government Securities Business Days prior to conversion or continuation, to convert any ABR Borrowing into a SOFR Borrowing or to continue any SOFR Borrowing as a SOFR Borrowing for an additional Interest Period, (c) not later than 1:00 p.m., three Business Days prior to conversion or continuation, to convert any Canadian Prime Rate Borrowing to a CORRA Borrowing or to continue any CORRA Borrowing as a CORRA Borrowing for an additional Interest Period or (d) not later than 1:00 p.m., three Business Days prior to continuation, to continue any EURIBOR Borrowing as a EURIBOR Borrowing for an additional Interest Period, subject in each case to the following:

(i) subject to Section 2.16, each conversion and/or continuation shall be made pro rata among the relevant Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted and/or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent recording, for the account of such relevant Lender, the Type of such Loan resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any SOFR Loan, EURIBOR Loan or CORRA Loan (or portion thereof, in each case) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any SOFR Borrowing, EURIBOR Borrowing or CORRA Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.17; and

(v) for the avoidance of doubt, any such conversion and/or continuation shall not constitute the repayment or reborrowing of any particular loan and the original loan shall be considered to continue with full force and effect in the new form.

Each notice pursuant to this Section 2.10 shall be irrevocable (subject to Sections 2.08 and 2.16) and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a SOFR Borrowing, EURIBOR Borrowing, an ABR Borrowing, a Canadian Prime Rate Borrowing or a CORRA Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a SOFR Borrowing, EURIBOR Borrowing or a CORRA Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a SOFR Borrowing, EURIBOR Borrowing or CORRA Borrowing, the Borrower shall be deemed to have selected an Interest Period of 1 month’s duration.

The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any SOFR Borrowing, EURIBOR Borrowing or any CORRA Borrowing of a given Type into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a SOFR Borrowing, EURIBOR Borrowing or CORRA Borrowing, as applicable, of the same Type with an Interest Period of 1 month’s duration. This Section shall not apply to Swingline Loans. A Borrowing denominated in Sterling shall at all times be a SONIA Borrowing (subject to the last sentence of the definition of “Daily Simple SONIA”), and each such SONIA Borrowing shall automatically be continued as a SONIA Borrowing in Sterling on each Interest Payment Date, unless repaid as provided herein on or prior to such date.

Section 2.11. Repayment of Borrowings. (a) The Borrower shall repay to the Administrative Agent in US Dollars for the ratable account of (x) each Initial Term Lender, on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur at the end of the second full fiscal quarter ending after the Effective Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Effective Date and (y) each Incremental Term Loan Lender and each Other Term Loan Lender, the amortization amounts and on the dates set forth in the relevant Incremental Amendment or Refinancing Amendment, as applicable; provided, further, that any payment under this Section 2.11(a)(x) shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.12(b) and 2.13(f) and increased as a result of any increase in the amount of such Initial Term Loans pursuant to Section 2.26.

(b) To the extent not previously paid, all Term Loans of a given Class shall be due and payable on the Term Loan Maturity Date for such Class of Term Loans, together with accrued and unpaid interest on the principal amount of such Term Loans to be paid to but excluding the date of payment.

(c) The Borrower shall repay to the Administrative Agent in the Applicable Currency for the ratable account of the Revolving Credit Lenders with outstanding Revolving Loans under a given Class on the Revolving Credit Maturity Date for such Class of Revolving Loans the aggregate principal amount of the Revolving Loans outstanding on such date.

(d) All repayments pursuant to this Section 2.11 shall be subject to Section 2.17, but shall otherwise be without premium or penalty.

Section 2.12. Optional Prepayment. (a) The Borrower shall have the right (subject to the provisions of Section 2.12(b)) at any time and from time to time to prepay any Borrowing, in whole or in part, upon (i) (x) at least three U.S. Government Securities Business Days’ prior written or fax notice by the Borrower (or telephone notice promptly confirmed by written or fax notice) in the case of SOFR Loans, and (y) at least three Business Days’ prior written or fax notice by the Borrower (or telephone notice promptly confirmed by written or fax notice) in the case of EURIBOR Loans and CORRA Loans, (ii) at least two Business Days’ prior written or fax notice by the Borrower (or telephone notice promptly confirmed by written or fax notice) in the case of SONIA Loans or (iii) written or fax notice by the Borrower (or telephone notice promptly confirmed by written or fax notice) on the date of prepayment in the case of ABR Loans and Canadian Prime Rate Loans, in each case to the Administrative Agent before 12:00 p.m. on such date; provided, however, that (A) each partial prepayment shall be in an amount that not less than the Minimum Applicable Borrowing Amount and (B) the Administrative Agent may agree to extend any deadline set forth in this clause (a).

(b) (i) Optional prepayments of Term Loans shall be applied (x) to one or more Classes of Term Loans as elected by the Borrower and (y) against the remaining scheduled installments of principal due in respect of the applicable prepaid Class of Term Loans under Section 2.11 in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.

(ii) Optional prepayments of Revolving Loans shall be applied ratably among one or more Classes of Revolving Loans as elected by the Borrower.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, that any such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other financing arrangements or other transactions or events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent) if such condition is not satisfied. All prepayments under this Section 2.12 shall be subject to Section 2.05(d) and Section 2.17, as applicable, but otherwise without premium or penalty. All SOFR Loan, EURIBOR Loan, SONIA Loan and CORRA Loan prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13. Mandatory Prepayments. (a) (i) If on any Revaluation Date, the Aggregate Revolving Credit Exposure would exceed 105% of the Total Revolving Credit Commitment, then (A) the Borrower shall, on such Revaluation Date, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) owing by the Borrower in a Principal Amount such that, after giving effect to such repayment or prepayment, the Aggregate Revolving Credit Exposure does not exceed the Total Revolving Credit Commitment and (B) after the Revolving Credit Borrowings and Swingline Loans shall have been repaid or prepaid in full, the Borrower shall replace or cause to be canceled (or provide an L/C Backstop or make other arrangements reasonably satisfactory to the relevant Issuing Bank with respect to) Letters of Credit in an amount sufficient to eliminate such excess; provided, that any repayment or prepayment of Revolving Credit Borrowings pursuant to this Section 2.13(a)(i) shall be applied pro rata among the then existing Classes of Revolving Credit Commitments, unless (x) such a repayment or prepayment is made on (1) the Maturity Date of a given Class of Revolving Credit Commitments or (2) the date of any termination of all or a portion of the Revolving Credit Commitments of a given Class pursuant to clause (iv) of the proviso in the first sentence of Section 2.09(c), in which case such repayments or prepayments shall be applied first to Revolving Credit Borrowings incurred under such maturing or terminating Class of Revolving Credit Commitments or (y) with respect to any Class of Incremental Revolving Credit Commitments or Other Revolving Credit Commitments, the Lenders in respect thereof shall have elected less than ratable treatment with respect to the termination of such Class of Commitments.

(ii) The Borrower shall, on the date of termination in full of the Revolving Credit Commitments of a given Class, repay or prepay all of its outstanding Revolving Loans of such Class.

(iii) If for any reason, at any time during the five Business Day period immediately preceding the Maturity Date for any Class of Revolving Credit Commitments, (x) the Allocable Revolving Share of the Revolving Credit Exposure attributable to L/C Exposure of Revolving Credit Lenders of such Class and Swingline Exposure of such Class exceeds (y) the amount of the remaining Total Revolving Credit Commitments minus the remaining Revolving Credit Lenders’ Allocable Revolving Share of the Aggregate Revolving Credit Exposure at such time, then the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Loans, Swingline Loans and/or Cash Collateralize the L/C Exposure in an aggregate amount necessary to eliminate such excess; provided, that the Borrower shall not be required to Cash Collateralize the L/C Exposure pursuant to this sentence unless after the prepayment in full of the Revolving Loans and Swingline Loans such excess has not been eliminated. For purposes of this Section 2.13(a)(iii), “Allocable Revolving Share” shall mean, at any time with respect to the Total Revolving Credit Commitments or the Revolving Credit Lenders of any Class, the percentage of the Revolving Credit Commitments represented at such time by the Total Revolving Credit Commitments of such Class.

(b) Not later than the tenth Business Day following the receipt by the Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds in respect of Prepayment Asset Sales in excess of the greater of

$90,000,000 and 20% of EBITDA in the aggregate as of the last day of the most recently ended Test Period in any Fiscal Year (the “De Minimis Proceeds Threshold”), the Borrower shall apply an amount equal to the Required Net Cash Proceeds Percentage of the Net Cash Proceeds with respect thereto in excess of the De Minimis Proceeds Threshold to prepay its outstanding Term Loans in accordance with Section 2.13(f); provided, that, except as provided in the next sentence, if prior to such tenth Business Day, the Borrower notifies the Administrative Agent of its intention to (A) reinvest an amount equal to such Net Cash Proceeds in the business of the Borrower and its Restricted Subsidiaries or (B) prepay, repay, redeem, defease or repurchase any Pari Passu Lien Obligations (other than the Loans) of the Borrower and/or its Restricted Subsidiaries, in any such case required by the terms of the documentation governing such Pari Passu Lien Obligations to be prepaid, repaid, redeemed, defeased or repurchased with any portion of such Net Cash Proceeds (any such Pari Passu Lien Obligations, the “Specified Obligations”), then the Borrower shall not be required to prepay its Term Loans hereunder in respect of such Net Cash Proceeds as otherwise provided above to the extent that such Net Cash Proceeds are (x) promptly applied to prepay, repay, redeem, defease or repurchase, as applicable, on a ratable basis, the Specified Obligations and each applicable Class of Term Loans (with any such repayment of Term Loans to be applied on or prior to such tenth Business Day in accordance with the requirements of Section 2.13(f)) or (y) so reinvested within 18 months after the date of receipt of such Net Cash Proceeds (or within such 18 month period, the Borrower or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest in such Net Cash Proceeds, and such Net Cash Proceeds are so reinvested within 180 days after such binding commitment is so entered into). Notwithstanding the foregoing:

(i) if any Net Cash Proceeds to be reinvested are not reinvested on or prior to the last day of the applicable reinvestment period, such Net Cash Proceeds shall be applied within five Business Days after the end of such reinvestment period to prepay the Borrower’s Term Loans as set forth above (without regard to the proviso in the immediately preceding sentence);

(ii) any reinvestment made by the Borrower or its applicable subsidiaries after the earlier to occur of (i) the date on which the definitive agreement for the applicable Prepayment Asset Sale was executed and (ii) the date on which the Borrower delivers notice to the Administrative Agent of a pending Prepayment Asset Sale (but prior to the date on which the Borrower and/or any subsidiary receives the Net Proceeds in respect of such Prepayment Asset Sale) may, at the election of the Borrower, be deemed to constitute a reinvestment in compliance with, and in satisfaction of the obligations under, clause (b) above and

(iii) it is understood that (1) only the amount in excess of the De Minimis Proceeds Threshold shall be required to be applied to make a prepayment in accordance with this Section 2.13(b) and (2) if the amount of any prepayment that would have been required pursuant to this Section 2.13(b) (without giving effect to the De Minimis Proceeds Threshold) for any Fiscal Year (which amount may be $0) is less than the De Minimis Proceeds Threshold for such Fiscal Year, an amount equal to (x) the De Minimis Proceeds Threshold for such Fiscal Year minus (y) the amount of the prepayment that would have been required but for the De Minimis Proceeds Threshold pursuant to this Section 2.13(b) for such Fiscal Year shall be applied to increase the De Minimis Proceeds Threshold in one or more succeeding Fiscal Years as the Borrower may from time to time elect.

(c) No later than the tenth Business Day following the delivery of the Section 5.04 Financials in respect of any fiscal year pursuant to Section 5.04(a) (commencing with the fiscal year ending December 31, 2025), the Borrower shall prepay its outstanding Term Loans in accordance with Section 2.13(f) in an aggregate principal amount equal to the excess, if any (the “ECF Prepayment Amount”), of:

(i) the applicable ECF Percentage of Excess Cash Flow for such Excess Cash Flow Period multiplied by Excess Cash Flow for such Excess Cash Flow Period minus:

(ii) the sum of:

(A) the aggregate principal amount of (1) Term Loans and Revolving Loans (to the extent accompanied by a permanent reduction of the Revolving Credit Commitments), in each case, that are secured by a Lien that is pari passu with the Lien securing the Initial Term Loans prepaid pursuant to Section 2.12, (2) other Pari Passu Lien Obligations optionally prepaid or redeemed and (3) the amount of any reduction in the outstanding amount of any Pari Passu Lien Obligations resulting from any assignment permitted or not restricted by this Agreement (including in connection with any Dutch auction) (limited to the amount actually paid in cash in respect of such assignment, purchase or Dutch auction), in each case, during such Excess Cash Flow Period or on or prior to the date such payment is required to be made (without duplication), in each case to the extent such prepayments are not funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness); plus

(B) the amount of any Capital Expenditure, Investment, Restricted Dividend Payment, Restricted Debt Payment, payment or reserve in respect of any tax liability, make-whole in connection with Indebtedness and/or rental, interest or other payment made or to be made in respect of any lease, concession or license of property (including any Capital Lease, financing lease and/or operating lease) (I) made during the relevant Excess Cash Flow Period or after such Excess Cash Flow Period but prior to the date that the applicable prepayment is due, (II) contractually committed or owed during such Excess Cash Flow Period (or after such Excess Cash Flow Period but prior to the date that the applicable prepayment is due) to be made during the immediately succeeding Excess Cash Flow Period or (III) in the case of Capital Expenditures, budgeted to be made during the Excess Cash Flow Period immediately succeeding such Excess Cash Flow Period, in each case, excluding any such amount that (x) is actually applied during such Excess Cash Flow Period and (y) reduced the amount required to be prepaid pursuant to this Section 2.11(c) with respect to any prior Excess Cash Flow Period; provided, that (X) in the case of clauses (B)(II) and (B)(III), to the extent the aggregate amount actually utilized to finance such committed or budgeted amount during the immediately succeeding Excess Cash Flow Period is less that the contractually committed or budgeted amount deducted therefor pursuant to clauses (B)(II) or (B)(III), as applicable, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow for the next succeeding Excess Cash Flow Period and (Y) this clause (B) shall not apply to the extent the relevant amount was financed with the proceeds of long-term funded Indebtedness (other than (A) revolving Indebtedness and (B) Indebtedness that has been repaid (other than with proceeds of long term funded Indebtedness (other than revolving Indebtedness))); provided, that:

(1) if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary of the Borrower) is also required to prepay, repay, redeem, defease or repurchase any Pari Passu Lien Obligations (such Indebtedness required to be so prepaid or offered to be so repurchased, “Other Applicable Indebtedness”) with any portion of the ECF Prepayment Amount, then the Borrower may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the relevant Other Applicable Indebtedness at such time; provided, that (X) the portion of such ECF Prepayment Amount allocated to the Other Applicable Indebtedness shall not exceed the amount of such ECF Prepayment Amount required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment, repayment, redemption, defeasance or repurchase of the Term Loans and to the prepayment of the relevant Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.13(c) shall be reduced accordingly and (Y) to the extent the holders of Other Applicable

Indebtedness decline to have such Indebtedness prepaid, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; it being understood and agreed that if any Term Lender or holder of such Other Applicable Indebtedness declines any prepayment contemplated by this clause (Y), the Borrower shall not be required to subsequently offer the amount of the relevant declined prepayment to any Term Lender or any holder of Other Applicable Indebtedness;

(2) no prepayment under this Section 2.13(c) shall be required unless the amount thereof exceeds the greater of $90,000,000 and 20% of EBITDA (the “De Minimis ECF Threshold”) as of the last day of the most recently ended Test Period; it being understood that (x) only the amount in excess of the De Minimis ECF Threshold shall be required to be applied to make a prepayment in accordance with this Section 2.11(b)(i) and (y) if the amount of any required prepayment pursuant to this Section 2.11(c) (without giving effect to the De Minimis ECF Threshold) for any Excess Cash Flow Period (which amount may be $0) is less than the De Minimis ECF Threshold for such Excess Cash Flow Period, an amount equal to (X) the De Minimis ECF Threshold for such Excess Cash Flow Period minus (Y) the amount of the required prepayment (without giving effect to the De Minimis ECF Threshold) pursuant to this Section 2.11(b)(i) for such Excess Cash Flow Period shall be applied to increase the De Minimis ECF Threshold in any future Excess Cash Flow Period selected by the Borrower in its sole discretion; and

(3) to the extent the ECF Prepayment Amount for any Excess Cash Flow Period, after giving effect to all deductions and credits (including any deduction of the types described in clauses (A) and (B) above) applicable thereto, is a negative amount, such negative amount may be carried forward to reduce the required ECF Prepayment Amount with respect to any future Excess Cash Flow Period selected by the Borrower in its sole discretion.

(d) In the event that the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness (other than any cash proceeds from the issuance or incurrence of Indebtedness permitted pursuant to Section 6.01), the Borrower shall no later than the tenth Business Day next following the receipt of such Net Cash Proceeds, apply an amount equal to 100% of such Net Cash Proceeds to prepay its outstanding Term Loans in accordance with Section 2.13(f).

(e) Notwithstanding anything in this Section 2.13 to the contrary:

(i) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.13(b) or (c) above to the extent that the Borrower determines in good faith the relevant Excess Cash Flow is generated by any Foreign Subsidiary, the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary are received by any Foreign Subsidiary, as the case may be, and the repatriation to the Borrower of any such amount would be, in the good faith determination of the Borrower, prohibited or delayed under any requirements of applicable law (including as a result of any minimum net worth or similar requirement) or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary,

(ii) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.13(b) or (c) to the extent that the relevant Excess Cash Flow is generated by any joint venture or the relevant Net Cash Proceeds are received by any joint venture, in each case, and the distribution to the Borrower of such Excess Cash Flow or Net Cash Proceeds would, in the good faith determination of the Borrower, be prohibited under the organizational documents governing such joint venture, and

(iii) if the Borrower determines in good faith that the repatriation (or other intercompany distribution) to the Borrower, directly or indirectly, from a Foreign Subsidiary as a distribution or dividend of any amounts required to mandatorily prepay the Term Loans pursuant to Section 2.13(b) or (c) above would result in the Borrower or any Restricted Subsidiary incurring a material (in the good faith determination of the Borrower) Tax liability (including any withholding Tax) (such amount, a “Restricted Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Section 2.13(b) or (c), as applicable, shall be reduced by the Restricted Amount.

(f) Subject to the last sentence of this Section 2.13(f) and the limitations with respect to mandatory prepayments on any Credit Increases or Other Term Loans that are junior in right of payment and/or of security to the Initial Term Loans as set forth in Section 2.26 or 2.27, as the case may be (it being understood that such Credit Increases or Other Term Loans shall be deemed not to be outstanding for purposes of this Section 2.13(f)), (A) all prepayments required by Section 2.13(c) shall be applied first, on a pro rata basis to each Class of Term Loans (other than Excluded Term Loans) then outstanding until paid in full and, second, on a pro rata basis to the Excluded Term Loans then outstanding until paid in full and (B) all prepayments and/or offers to prepay required by Sections 2.13(b), (c) and (d) shall be applied against the remaining scheduled installments of principal due in respect of the relevant Class of Term Loans being prepaid as directed by the Borrower (or, in the absence of such direction, in direct order of maturity). Notwithstanding the foregoing, each of the foregoing application provisions may be modified as expressly provided in Section 2.26 or 2.27 in connection with an Incremental Amendment or a Refinancing Amendment, as applicable, to provide less than ratable treatment to any Class of Loans and/or Commitments provided for therein.

(g) Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to this Section 2.13(b), (c) and/or (d), to decline all (but not a portion) of its share of such prepayment (such declined amounts, the “Declined Proceeds”); provided, that (A) the Declined Proceeds may be retained by the Borrower and (B) for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.13(d) above to the extent that such prepayment is made with the Net Cash Proceeds of (w) Refinancing Indebtedness (including any Credit Agreement Refinancing Indebtedness) incurred to refinance all or a portion of the Term Loans (x) Incremental Term Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.26, (y) Other Term Loans incurred to refinance all or any portion of the Term Loans in accordance with the requirements of Section 2.27 and/or (z) Incremental Equivalent Debt incurred to refinance all or a portion of the Loans. If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its share of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s share of the total amount of such mandatory prepayment of Term Loans.

Section 2.14. [Reserved].

Section 2.15. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank or shall impose on such Lender or such Issuing Bank or the applicable interbank market any other condition affecting this Agreement or SOFR Loans, EURIBOR Loans, SONIA Loans or CORRA Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any SOFR Loan, EURIBOR Loan, SONIA Loan or CORRA Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank shall have determined that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Loans purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank or participations purchased pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower, shall describe the applicable Change in Law, the resulting costs incurred or reduction suffered (including a calculation thereof), certifying that such Lender is generally charging such amounts to similarly situated borrowers and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as applicable, the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be under any obligation to compensate any Lender or any Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section 2.15 shall be available to each Lender and the respective Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed; provided, that if, after the payment of any amounts by the Borrower under this Section 2.15, any Change in Law in respect of which a payment was made is thereafter determined to be invalid or inapplicable to the relevant Lender or Issuing Bank, then such Lender or Issuing Bank shall, within 30 days after such determination, repay any amounts paid to it by the Borrower hereunder in respect of such Change in Law.

(e) Notwithstanding anything in this Section 2.15 to the contrary, this Section 2.15 shall not apply to any Change in Law with respect to Taxes, which shall be governed exclusively by Section 2.21.

Section 2.16. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any SOFR Loan, EURIBOR Loan, any SONIA Loan or any CORRA Loan or to give effect to its obligations as contemplated hereby with respect to any SOFR Loan, EURIBOR Loan, any SONIA Loan or any CORRA Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare (A) that SOFR Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into SOFR Loans, (B) that EURIBOR Loans will not thereafter (for the duration of such unlawfulness) be made by such

Lender hereunder (or be continued for additional Interest Periods), (C) if the affected currency is Sterling, that SONIA Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder and (D) if the affected currency is Canadian Dollars, that CORRA Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and, Canadian Prime Rate Loans will not thereafter (for such duration) be converted into CORRA Loans, in each case, whereupon any request for a SOFR Borrowing, EURIBOR Borrowing, a SONIA Borrowing or CORRA Borrowing (or (x) in the case of a Borrowing of US Dollar-Denominated Loans if US Dollars are the affected currency, convert an ABR Borrowing to a SOFR Borrowing or to continue a SOFR Borrowing for an additional Interest Period and (y) in the case of a Borrowing of Canadian Dollar-Denominated Loans if Canadian Dollars are the affected currency, convert a Canadian Prime Rate Borrowing to a CORRA Borrowing or to continue a CORRA Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for (x) in the case of US Dollar-Denominated Loans if the affected currency is US Dollars, an ABR Loan, (y), in the case of Canadian Dollar-Denominated Loans if the affected currency is Canadian Dollars, a Canadian Prime Rate Loan or (z) in the case of Alternate Currency-Denominated Loans if the affected currency is an Alternate Currency, a Loan in such currency bearing interest at an alternative interest rate mutually acceptable to the Borrower and such Lender, in each case, unless such declaration shall be subsequently withdrawn;

(ii) such Lender may require that (A) if US Dollars is the affected currency, all outstanding SOFR Loans made by such Lender shall be converted to ABR Loans, (B) if Canadian Dollars is the affected currency, all outstanding CORRA Loans made by such Lender shall be converted to Canadian Prime Rate Loans and (C) if an Alternate Currency (other than Canadian Dollars) is the affected currency, such Loans denominated in such currency convert to Loans bearing interest at an alternative rate mutually acceptable to the Borrower and such Lender, in which event all such Loans shall be automatically so converted as of the effective date of such notice as provided in paragraph (b) below; and

(iii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to Adjusted Term SOFR component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to Adjusted Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists (which notice such Lender agrees to give promptly).

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the SOFR Loans, EURIBOR Loans, SONIA Loan or CORRA Loans, as applicable, that would have been made by such Lender or the converted SOFR Loans, EURIBOR Loans or CORRA Loans, of such Lender shall instead be applied to repay the Loans made by such Lender in lieu of, or resulting from the conversion of, such SOFR Loans, EURIBOR Loans or CORRA Loans, as applicable.

(b) For purposes of this Section 2.16, a notice to the Borrower by any Lender shall be effective as to each affected SOFR Loan, EURIBOR Loan or CORRA Loans, as applicable, made by such Lender, if lawful, on the last day of the Interest Period then applicable to such SOFR Loan, EURIBOR Loan or CORRA Loan, as applicable; in all other cases such notice shall be effective on the date of receipt by the Borrower. Such Lender shall withdraw such notice promptly following any date on which it becomes lawful for such Lender to make and maintain the affected SOFR Loans, EURIBOR Loans, SONIA Loans or CORRA Loans, as applicable, or give effect to its obligations as contemplated hereby with respect to the affected SOFR Loan, EURIBOR Loan, SONIA Loan or CORRA Loan, as applicable.

Section 2.17. Indemnity. The Borrower shall indemnify each Lender against any actual documented loss or expense that such Lender sustains or incurs as a consequence of (i) such Lender receiving the principal amount of any SOFR Loan, EURIBOR Loan or CORRA Loan, in each case, that is a Revolving Loan, prior to the end of the Interest Period in effect therefor, (ii) the conversion of any SOFR Loan that is a Revolving Loan to an ABR Loan, or the conversion of the Interest Period with respect to any SOFR Loan or EURIBOR Loan, in each case other than on the last day of the Interest Period in effect therefor, (iii) the conversion of any CORRA Loan that is a Revolving Loan to a Canadian Prime Rate Loan, or the conversion of the Interest Period with respect to any CORRA Loan that is a Revolving Loan, in each case other than on the last day of the Interest Period in effect therefor or (iv) any SOFR Loan, EURIBOR Loan or CORRA Loan, in each case, that is a Revolving Loan to be made by such Lender (including any SOFR Loan, EURIBOR Loan or CORRA Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder. Any request for reimbursement by a Lender pursuant to this Section 2.17 shall be accompanied by a reasonably detailed calculation of any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.17; it being understood that such Lender shall not charge amounts greater that amounts it is requesting from similarly situated borrowers.

Section 2.18. Pro Rata Treatment. Except as provided below in this Section 2.18 with respect to Swingline Loans and as required or contemplated under Sections 2.15, 2.16, 2.17, 2.21, 2.22, 2.26, 2.27 and/or 9.04(k), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of a Commitment Fee and an L/C Participation Fee and each reduction of the Revolving Credit Commitments, in each case, under a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the relevant Lenders of the applicable Class in accordance with their respective applicable Commitments of the relevant Class (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their respective applicable outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the relevant Lenders at any time (but subject to the last sentence of Section 2.05(a)), each outstanding Swingline Loan shall be deemed to have utilized the relevant Revolving Credit Commitments of such Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

Section 2.19. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any relevant Loan or L/C Disbursement as a result of which the unpaid principal portion of its relevant Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the relevant Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other relevant Lender at face value, and shall promptly pay to such other relevant Lender the purchase price for, a participation in the relevant Loans and L/C Exposure of such other relevant Lender, so that the aggregate unpaid principal amount of the relevant Loans and L/C Exposure and participations in relevant Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all relevant Loans and L/C Exposure then outstanding as the principal amount of its relevant Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all relevant Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.19 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section 2.19 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.20. Payments. The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m. on the date when due in (x) the Applicable Currency in immediately available funds or (y) such other form of consideration as the relevant recipient may agree; provided, that in the case of this clause (y), such other form of consideration is offered as payment in lieu of immediately available funds to each other Lender then entitled to pro rata treatment pursuant to Section 2.18 with respect to such payment, in each case, without setoff (except as otherwise provided herein), defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the relevant Issuing Bank, (ii) principal of and interest on Swingline Loans, which shall be paid directly to the relevant Swingline Lender, except as otherwise provided in Section 2.23(e) and (iii) amounts payable under Section 2.15, 2.17, 2.21 or 2.22, which shall be paid directly to the Person entitled thereto) shall be made to the Administrative Agent at its office (the “Payment Office”) as the Administrative Agent may direct in writing to the Borrower from time to time. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

Section 2.21. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Loan Party shall make such deductions or withholdings and (iii) the Borrower or such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any penalties attributable to the gross negligence, bad faith or willful misconduct of the Administrative Agent, such Lender or such Issuing Bank as determined in a final, non-appealable judgment by a court of competent jurisdiction), in each case, whether or not such Indemnified Taxes (but not Other Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that the Borrower shall not be under any obligation to compensate the Administrative Agent, any Lender or any Issuing Bank under this paragraph (c) with respect to any Indemnified Taxes or Other Taxes incurred more than 180 days prior to the date that such Person demands, or notifies the Borrower of its intention to demand, compensation therefor; provided, further, that if the circumstance giving rise to such Indemnified Tax or Other Tax is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Issuing Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements. Each Foreign Lender shall (a) furnish to the Borrower (with a copy to the Administrative Agent) on or before the date it becomes a party to the Agreement either (i) 2 accurate and complete originally executed copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), (ii) 2 accurate and complete originally executed copies of IRS Form W-8ECI (or successor form) or (iii) 2 accurate and complete originally executed copies of IRS Form W-8IMY (or successor form) together with any required attachments, certifying, in any case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all payments hereunder and (b) provide to the Borrower (with a copy to the Administrative Agent) a new Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) together with any required attachments upon (i) the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payment hereunder, (ii) the occurrence of any event requiring a change in the most recent form previously delivered by it and (iii) from time to time if requested by the Borrower or the Administrative Agent; provided, that any Foreign Lender that is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit E together with a Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8IMY (together with any required attachments), as applicable. Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(f) Any Lender or Issuing Bank that is a United States Person, as defined in Section 7701(a)(30) of the Code, shall (unless such Lender or Issuing Bank may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii)(A)(1)) deliver to the Borrower (with a copy to the Administrative Agent), at the times specified in Section 2.21(e), two accurate and complete original signed copies of IRS Form W-9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from United States back-up withholding requirements.

(g) If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund (including any Tax credit elected in lieu of refund) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that (i) the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental

Authority and (ii) nothing herein contained shall interfere with the right of a Lender or the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or the Administrative Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or the Administrative Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(h) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent, to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For the avoidance of doubt, the term “Lender” for purposes of this Section 2.21(h) shall include the Administrative Agent and any Issuing Bank.

Section 2.22. Assignment of Commitments and Loans under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or any Issuing Bank requests compensation pursuant to Section 2.15, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.16, (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank pursuant to Section 2.21, (iv) any Lender shall become a Defaulting Lender or (v) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of all Lenders, all affected Lenders in accordance with the terms of Section 9.08 or all the Lenders with respect to a certain Class of Loans or Commitments and such amendment, waiver or other modification is consented to by the Required Lenders (or a majority of the affected Lenders or the Lenders with respect to the relevant Class of Loans or Commitments) (any such Lender, a “Non-Consenting Lender”), the Borrower may, at its sole cost and expense, upon notice to such Lender or such Issuing Bank, as the case may be, and the Administrative Agent, either:

(x) replace such Lender or Issuing Bank, as the case may be, by causing such Lender or Issuing Bank to (and such Lender or Issuing Bank shall be obligated to) assign 100% of its relevant Commitments and the principal of its relevant outstanding Loans plus any accrued and unpaid interest and fees pursuant to Section 9.04 (with the assignment fee to be waived in such instance) all of its relevant rights and obligations under this Agreement to one or more Persons (which Persons shall otherwise be subject to the approval rights set forth in Section 9.04(b)); provided, that (A) the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree, (B) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.21, such assignment will result in a reduction in such compensation or payments; or

(y) terminate the Commitment of such Lender or Issuing Bank, as the case may be, and (1) in the case of a Lender (other than an Issuing Bank), repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an Issuing Bank, repay all Obligations of the Borrower owing to such Issuing Bank relating to the Loans and participations held by the Issuing Bank as of such termination date other than any Obligations pertaining to any Subject Letters of Credit.

Notwithstanding anything to the contrary contained above in this Section 2.22, unless an Issuing Bank is removed and replaced with a successor Issuing Bank at the time the Borrower exercises its rights under this Section 2.22 (in which case the provisions of Section 2.25(i), as applicable, shall apply), any Issuing Bank having undrawn Letters of Credit issued by it (the “Subject Letters of Credit”) whose Commitments and Obligations are to be repaid or terminated pursuant to the foregoing provisions of this Section 2.22 shall (x) remain a party hereto until the expiration or termination of the Subject Letters of Credit, (y) not issue (or be required to issue) any further Letters of Credit hereunder and (z) continue to have all rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents solely with respect to the Subject Letters of Credit until all of the Subject Letters of Credit have expired, been terminated or become subject to an L/C Backstop (including all rights of reimbursement pursuant to Sections 2.25(d), (e), (f) and (h) for any L/C Disbursement made by such Issuing Bank and all voting rights of an Issuing Bank (but such voting rights shall be limited to pertain solely to L/C Disbursements in respect of the Subject Letters of Credit, any Fee payable to the Issuing Bank in respect of the Subject Letters of Credit, and the rights or duties of the Issuing Bank in respect of the Subject Letters of Credit), but excluding any consent rights as an Issuing Bank under Section 9.04(b)).

Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in respect of the circumstances contemplated by this Section 2.22.

(b) If (i) any Lender or any Issuing Bank requests compensation under Section 2.15 or Section 2.17, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.16 or (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank, pursuant to Section 2.21, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be material) (x) to file any certificate or document reasonably requested by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.15 or enable it to withdraw its notice pursuant to Section 2.16 or would reduce amounts payable pursuant to Section 2.21, as the case may be, in the future.

Section 2.23. Swingline Loans. (a) Subject to the terms and conditions herein set forth, the Swingline Lender agrees to make loans to the Borrower in an Available Currency requested by the Borrower at any time and from time to time on or after the Effective Date and until the termination of its Swingline Commitment in an aggregate Principal Amount at any time outstanding that will not result in (x) the Principal Amount of all Swingline Loans exceeding $100,000,000 in the aggregate or (y) the Aggregate Revolving Credit Exposure exceeding the Total Revolving Credit Commitment; provided, that notwithstanding the foregoing, no Swingline Lender shall be obligated to make any Swingline Loans at a time when a Revolving Credit Lender, as the case may be, is a Defaulting Lender, unless such Swingline Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate such Swingline Lender’s risk with respect to the Defaulting Lender’s participation in such Swingline Loans, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Percentage of the outstanding amount of Swingline Loans, as the case may be (which Cash Collateralization may be made with the proceeds of a simultaneous borrowing of additional Swingline Loans incurred from Non-Defaulting Lenders and otherwise in compliance with the provisions of this Section 2.23). Each Swingline Loan shall be in a principal amount not less than the Minimum Applicable Borrowing Amount. Each Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder subject to the terms, conditions and limitations set forth herein.

(b) To request a Swingline Loan, the Borrower shall submit a written notice to the Administrative Agent by telecopy or electronic mail not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent (such approval not to be unreasonably withheld), shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lenders of any such notice received from the Borrower. Each Swingline Lender shall make its ratable portion of the requested Swingline Loan (such ratable portion to be calculated based upon such Swingline Lender’s Swingline Commitment to the total Swingline Commitments of all of the Swingline Lenders) available to the Borrower by means of a credit to an account designated by the Borrower for such purpose, by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

(c) The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan made to it, in whole or in part, upon giving written or fax notice by the Borrower (or telephone notice promptly confirmed by written, or fax notice) to the Administrative Agent and the relevant Swingline Lender before 11:00 a.m. on the date of prepayment at such Swingline Lender’s address for notices specified in Section 9.01; provided, that any such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Each Swingline Loan shall be an ABR Loan (if such Loan is a US Dollar-Denominated Loan) or a Canadian Prime Rate Loan (if such Loan is a Canadian Dollar-Denominated Loan) and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a) or (b), as the case may be.

(e) The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m. on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount (and the relevant currency) of Swingline Loans in which Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent in the Applicable Currency, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.23(e) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this Section 2.23(e) by wire transfer of immediately available funds in the Applicable Currency, in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Lender in the relevant Available Currency (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this Section 2.23(e) and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent and be distributed by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this Section 2.23(e) and to the Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this Section 2.23(e) shall not relieve the Borrower (or other party liable for obligations of the Borrower) of any default in the payment thereof.

(f) Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(g) Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.23(e) above.

Section 2.24. [Reserved].

Section 2.25. Letters of Credit. (a) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit on a sight basis for its own account or for the account of any of its subsidiaries, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time on or after the Effective Date and prior to the earlier to occur of (i) the termination of its L/C Commitment and (ii) the date that is five Business Days prior to the latest Revolving Credit Maturity Date. This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that violates the terms and conditions of this Agreement or if any Letter of Credit requested to be issued (or amended, as applicable) would have a stated expiry date after the latest Revolving Credit Maturity Date and the aggregate face amount of all Letters of Credit having stated expiry dates after such Revolving Credit Maturity Date would exceed the amount of the Revolving Credit Commitments that have maturities after such Revolving Credit Maturity Date, unless, with the consent of the relevant Issuing Bank, the Borrower provides an L/C Backstop in form and substance reasonably satisfactory to such Issuing Bank from a financial institution in respect of such overage on or prior to the date that is five (5) Business Days prior to the Revolving Credit Maturity Date; provided that, notwithstanding the foregoing, such Issuing Bank may require cash collateralization in lieu of an L/C Backstop in its sole discretion. Letters of Credit may be denominated in one or more Available Currencies. On the Effective Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents and for all purposes hereof will be deemed to have been issued on the Effective Date.

(b) In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall deliver a written notice (a “Letter of Credit Application”) to the relevant Issuing Bank and the Administrative Agent (unless waived by the relevant Issuing Bank, no later than three Business Days in advance of the requested date of issuance, amendment, renewal or extension) requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended and specifying (i) the date of issuance, amendment, renewal or extension, (ii) the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), (iii) the amount of such Letter of Credit, if applicable pursuant to Section 1.10, (iv) the Available Currency in which such Letter of Credit is requested to be denominated, (v) the name and address of the beneficiary thereof and (vi) such other information as the relevant Issuing Bank may request with respect to such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $100,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment. Subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the latest Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date (such date of expiration, the “Letter of Credit Expiration Date”) or an L/C Backstop exists with respect to such Letter of Credit; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit (an “Auto-Renewal Letter of Credit”) shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the latest Revolving Credit Maturity Date unless an L/C Backstop exists with respect to Letter of Credit) unless the relevant Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable Letter of Credit Expiration Date that such Letter of Credit will not be renewed. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, that the relevant Issuing Bank shall not be under any obligation to permit any such renewal if (i) the relevant Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.25(l) or otherwise) or (ii) one or more of the applicable conditions specified in Section 4.01 is not then satisfied.

(d) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of a Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(g). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Upon any change in the Revolving Credit Commitments or Pro Rata Percentages of the Revolving Credit Lenders pursuant to Section 2.22 or 9.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and unreimbursed L/C Disbursements relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.25(d) to reflect the new Pro Rata Percentages of each Revolving Credit Lender.

(e) If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on the immediately following Business Day; provided that the Borrower may, subject to satisfaction of the conditions specified in Section 4.01, request in accordance with Section 2.03 or 2.23 that such payment be financed with an ABR Revolving Credit Borrowing or Swingline Loan in an equivalent amount, and to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing or Swingline Loan, as applicable. Notwithstanding the foregoing, each Revolving Credit Lender’s obligations specified in Section 2.25(e) shall continue to the extent that the Borrower has not reimbursed such L/C Disbursement or such reimbursement obligation has not been converted to a Revolving Loan. In the case of a Letter of Credit denominated in an Alternate Currency, the Borrower shall reimburse the relevant Issuing Bank in the relevant Alternate Currency on the date of such L/C Disbursement. The Issuing Bank shall notify the Borrower of the amount of the drawing promptly following the determination thereof.

(f) (i) The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) the existence of any claim, setoff, defense or other right that the Borrower or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other Person, including any defense based on the failure of any draft or other document presented under a Letter of Credit to comply with the terms of such Letter of Credit or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.25(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Credit Lenders nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank, provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of an Issuing Bank (as determined by a final non-appealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(ii) Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant Issuing Bank shall not have any responsibility to obtain any document (other than any draft, demand, certificate or other document expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, any Related Party of such Issuing Bank nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Lender for (x) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable, (y) any action taken or omitted in the absence of gross negligence or willful misconduct or (z) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or

Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.

(g) The relevant Issuing Bank shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The relevant Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided, that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligations to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(h) If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full in the applicable currency on the same day that such L/C Disbursement is made, the unpaid amount thereof shall bear interest for the account of an Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(g), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

(i) An Issuing Bank may be removed at any time by the Borrower by notice from the Borrower to such Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank (which Lender shall be reasonably acceptable to the Administrative Agent), such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank. At the time such removal shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such removal, but shall not be required to issue additional Letters of Credit. Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with this clause (i).

(j) If the maturity of any of the Loans under the Credit Facilities has been accelerated and the Borrower shall have received notice from the Administrative Agent or the Required Lenders, the Borrower shall deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to (A) in the case of any Letter of Credit denominated in Dollars, 101% of the L/C Exposure in respect of such Letter of Credit as of such date or (B) in the case of any Letter of Credit denominated in a currency other than Dollars, 103% of the L/C Exposure in respect of such Letter of Credit as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Cash Equivalents, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall (i) first, automatically be applied by the Administrative Agent to reimburse relevant Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) second, be held for the satisfaction of the reimbursement obligations of the Borrower for L/C Exposure at such time and (iii) third, subject to the consent of the Required Lenders, be applied to satisfy the Obligations. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the acceleration of the Loans under the Credit Facilities, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days to the extent any such acceleration has been rescinded.

(k) The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Revolving Credit Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Credit Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Credit Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

(l) An Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular;

(ii) the issuance of such Letter of Credit would violate any applicable laws binding upon such Issuing Bank; or

(iii) any Revolving Credit Lender is a Defaulting Lender at such time, unless (A) the L/C Exposure relating to such Letter of Credit is reallocated as described in clause (m) below or (B) such Issuing Bank has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit by such Defaulting Lender, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Percentage of the L/C Exposure.

(m) If any L/C Exposure exists at the time any Lender becomes a Defaulting Lender, the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders under the Revolving Credit Facility (the “Non-Defaulting Revolving Lenders”) in accordance with their respective Pro Rata Percentages but only to the extent that (A) the sum of the Revolving Credit Exposures of all non-Defaulting Lenders attributable to the Revolving Credit Commitments of any Class does not exceed the total of the Revolving Credit Commitments of all Non-Defaulting Revolving Credit Lenders of such Class and (B) the Revolving Credit Exposure of any non-Defaulting Lender that is attributable to its Revolving Credit Commitment of such Class does not exceed such non-Defaulting Lender’s Revolving Credit Commitment of such Class; it being understood and agreed that no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against any Defaulting Lender arising from such Lender’s having become a Defaulting Lender, including any claim of any Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(n) Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict or inconsistency between the terms hereof and the terms of any Letter of Credit Application, reimbursement agreement or similar agreement, the terms hereof shall control and no Issuing Bank shall have any greater rights and remedies than the rights and remedies set forth herein.

Section 2.26. Incremental Credit Extensions. (a) The Borrower may at any time or from time to time after the Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional Series of term loans under this Section 2.26 to be made available to the Borrower or an increase in the amount of the Initial Term Loans, any Incremental Term Loans or any Other Term Loans (any such new additional tranche or series or increase, an “Incremental Term Facility”, and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and (ii) (x) one or more increases in the amount of the Revolving Credit Commitments under this Section 2.26 (each such increase, a “Revolving Commitment Increase”) and (y) one or more additional Series of incremental revolving credit commitments under this Section 2.26 to be made available to the Borrower (the “Incremental Revolving Credit Commitments”, with any Incremental Revolving Credit Commitments, any Revolving Commitment Increases and any Incremental Term Facility being collectively called a “Credit Increase”); provided, that:

(i) each Credit Increase shall be in an aggregate principal amount that is not less than $5,000,000 (or such lower amount that either (A) represents all remaining availability under the limit set forth in the next sentence or (B) is acceptable to the Administrative Agent);

(ii) the aggregate outstanding principal amount of the Credit Increases under this Section 2.26, together with the aggregate outstanding principal amount of all Permitted First Priority Incremental Equivalent Debt, Permitted Junior Priority Incremental Equivalent Debt and Permitted Unsecured Incremental Equivalent Debt, shall not exceed the Maximum Incremental Amount;

(iii) each Incremental Term Loan shall:

(A) rank pari passu or (except with respect to an increase to any existing Class of Term Loans permitted hereunder) junior in right of payment and of security with the Initial Term Loans and any other then existing Class of Term Loans that are pari passu in right of payment and security therewith (so long as, in the case of any such Incremental Term Loans ranking junior in right of payment or security, such Incremental Term Loans shall be subject to an applicable Intercreditor Agreement),

(B) other than with respect to the Inside Maturity Amount, any Customary Bridge Loan or any Customary Term A Loan, (1) not mature earlier than the Latest Maturity Date then in effect and (2) have a Weighted Average Life to Maturity not shorter than the Weighted Average Life to Maturity of any other outstanding Class of Term Loans (provided, that, for the purpose of calculating the Weighted Average Life to Maturity of any Incremental Term Loan ranking pari passu in right of security to any such Class of Term Loans, amortization of such Incremental Term Loan shall be disregarded if (and only if) it does not exceed 0.25% per fiscal quarter), and

(C) be treated in the same manner as each existing Class of Term Loans with which such Incremental Term Loan ranks pari passu in right of payment and of security for purposes of Section 2.13(f), unless the relevant Lender in respect of such Incremental Term Loan elects lesser treatment;

(D) except as otherwise permitted herein (including with respect to margin, MFN protection, pricing, maturity and fees), have representation and warranty, covenant and default terms that, if not substantially consistent with those applicable to any then-existing Term Loans, are (1) taken as a whole, not materially more favorable (as determined by the Borrower in good faith at the time the definitive documentation for such Incremental Term Loan is finalized) to the lenders or investors providing such Incremental Term Loan than the corresponding terms of the Loan Documents or (2) otherwise reasonably satisfactory to the Administrative Agent (it being agreed that any terms contained in such Incremental Term Loan

(A) which are applicable only after the then-existing Latest Maturity Date applicable to the Term Loans, (B) constitute then-current market terms for the applicable type of Indebtedness (as determined by the Borrower in good faith at the time the definitive documentation for such Incremental Term Loan is finalized), including any financial maintenance covenant applicable to any Customary Term A Loan (which shall constitute a “then-current market term” for Customary Term A Loans) or (C) that are more favorable to the lenders or the agent of such Indebtedness than the corresponding terms of the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders or the Administrative Agent, as applicable, pursuant to an amendment to this Agreement effectuated in reliance on Section 9.08(c)(ii) shall be deemed satisfactory to the Administrative Agent), and

(E) bear interest and be subject to fees as agreed by the Borrower and the applicable Lenders; provided, in the case of any such Incremental Term Loan that constitutes MFN Indebtedness, the interest rate margin applicable thereto (excluding any credit spread or similar adjustment) will not be more than 0.75% per annum higher than the interest rate margin in respect of the Initial Term Loans unless the Applicable Percentage with respect to the Initial Term Loans is adjusted such that the interest rate margin applicable to any Initial Term Loans at such time is not more than 0.75% per annum less than the interest rate margin with respect to such Indebtedness; it being understood and agreed that whether, and to what extent, the MFN Provision applies shall be determined as of the date on which such Incremental Term Loan is implemented under this Agreement (this clause (E), the “MFN Provision”); and

(iv) each Incremental Revolving Credit Commitment (and related Incremental Revolving Loans) shall:

(A) rank pari passu in right of payment and of security with the Initial Revolving Loans; provided, however, the Borrower may elect to structure any such Incremental Revolving Loans ranking junior in right of security to the Loans and Commitments of the Borrower hereunder under a separate credit facility, so long as such other credit facility otherwise complies with the provisions of this Section 2.26

(B) not mature (or require commitment reductions) earlier than the Latest Maturity Date with respect to Revolving Credit Commitments then in effect,

(C) be treated in the same manner as the Initial Revolving Loans for purposes of Section 2.13(f), unless the relevant Lender in respect of such Incremental Revolving Credit Commitments elects lesser treatment;

(D) except as otherwise permitted herein (including with respect to margin, MFN protection, pricing, maturity and fees), have representation and warranty, covenant and default terms that, if not substantially consistent with those applicable to any then-existing Revolving Credit Commitments, are (1) taken as a whole, not materially more favorable (as determined by the Borrower in good faith at the time the documentation relating to such Revolving Credit Commitment is finalized) to the lenders or investors providing such Incremental Revolving Credit Commitments than the corresponding terms of the Loan Documents or (2) otherwise reasonably satisfactory to the Administrative Agent (it being agreed that any terms contained in such Incremental Revolving Credit Commitments (A) which are applicable only after the then-existing Latest Maturity Date applicable to the Revolving Credit Commitments, (B) any covenants or provisions which are then-current market terms for the applicable type of Indebtedness (as determined by the Borrower in good faith at the time the documentation relating to such Revolving Credit Commitment is finalized), including any financial maintenance covenant applicable to any Customary Term A Loan (which shall constitute a “then-current market term” for Customary Term A Loans) or (C) that are more favorable to the lenders or the agent of such Indebtedness than the corresponding terms of the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Revolving Credit Lenders or the Administrative Agent, as applicable, pursuant to an amendment to this Agreement effectuated in reliance on Section 9.08(c)(ii) shall be deemed satisfactory to the Administrative Agent), and

(E) bear interest and be subject to fees as agreed by the Borrower and the applicable Lenders;

(v) each notice from the Borrower pursuant to this Section 2.26 shall set forth the requested amount and proposed terms of the relevant Credit Increases and

(vi) Incremental Term Loans may be made, and Revolving Commitment Increases and Incremental Revolving Credit Commitments may be provided, by any existing Lender with Loans and/or Commitments under the relevant Class or by any Additional Lender.

(b) (i) Commitments in respect of Credit Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment, as the case may be) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent.

(ii) The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.26; it being understood that the Incremental Amendment with respect to any Incremental Term Facility may, without the consent of any Lender (other than any Lender providing such Incremental Term Loans) or the Administrative Agent, include such amendments to this Agreement as may be necessary, appropriate or advisable as reasonably determined by the Administrative Agent and the Borrower to (A) make the applicable Incremental Term Loans “fungible” with the relevant existing Class of Term Loans (including by modifying the amortization schedule and/or extending the time period during which any prepayment premium applies) and/or (B) in the case of any Credit Increase in the form of a Customary Term A Loan, provide that the financial covenant applicable to such Customary Term A Loan applies for the benefit of the lenders of such Customary Term A Loan but not any other Lender or group of Lenders hereunder.

(iii) The Borrower may use the proceeds of any Credit Increase for any purpose not prohibited by this Agreement (it being understood that Section 5.08 imposes limitations on the use of proceeds of certain Credit Increases as specified therein).

(iv) No Lender shall be obligated to provide any Credit Increases unless it so agrees in its sole discretion.

(v) On the date of the making of any Incremental Term Loans that will be added to any Class of Initial Term Loans, other Incremental Term Loans or Other Term Loans, and notwithstanding anything to the contrary set forth in Section 2.03 or Section 2.06, such Incremental Term Loans shall, at the election of the Borrower and the Administrative Agent, be added to (and constitute a part of) each borrowing of outstanding Initial Term Loans, other Incremental Term Loans or Other Term Loans, as applicable, of the same type with the same Interest Period of the respective Class on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Term Lender will participate proportionately in each then outstanding borrowing of Initial Term

Loans, other Incremental Term Loans or Other Term Loans, as applicable, of the same type with the same Interest Period of the respective Class.

(vi) Upon each increase in the Revolving Credit Commitments of a given Class pursuant to a Revolving Commitment Increase as provided in this Section 2.26, each Revolving Credit Lender with a Revolving Credit Commitment of such affected Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of such Revolving Commitment Increase for such Class (each, a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans representing a utilization of such Class of Revolving Credit Commitments such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (I) participations hereunder in the relevant Letters of Credit and (II) participations hereunder in the relevant Swingline Loans held by each Revolving Credit Lender with a Revolving Credit Commitment of such affected Class (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments under such affected Class of all relevant Revolving Credit Lenders represented by such Revolving Credit Lender’s relevant Revolving Credit Commitment.

(vii) the existing Revolving Credit Lenders of the applicable Class shall assign Revolving Credit Loans to certain other Revolving Credit Lenders of such Class (including the Revolving Credit Lenders providing the relevant Incremental Revolving Commitment), and such other Revolving Credit Lenders (including the Revolving Credit Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Credit Loans, in each case to the extent necessary so that all of the Revolving Credit Lenders of such Class participate in each outstanding Borrowing of Revolving Credit Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitment of such Class pursuant to this Section 2.26); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (vii).

(viii) Upon each addition of an Incremental Revolving Credit Commitment pursuant to this Section 2.26 if, on the date of such addition, there is any Revolving Credit Exposure then outstanding, then participations hereunder in the relevant Letters of Credit and Swingline Loans hereunder shall be adjusted, in each case such that all Revolving Credit Lenders, as the case may be, participate in each Revolving Credit Borrowing, L/C Exposure and Swingline Exposure, as the case may be, in accordance with their applicable Pro Rata Percentages (with any such prepayment to be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.17).

(c) No Credit Increase shall (i) be guaranteed by any Person which is not a Loan Party or (ii) be secured by any property or assets other than the Collateral.

(d) This Section 2.26 shall supersede any provisions in Sections 2.18, 2.19 and 9.08 to the contrary.

(e) Each Lender or Additional Lender providing a portion of any Credit Increase shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including an amendment to this Agreement or any other Loan Document) as may be reasonably required by the Administrative Agent to evidence and effectuate such Credit Increase. On the effective date of such Credit Increase, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(f) As a condition precedent to the effectiveness of any Credit Increase or the making of any Incremental Term Loans or Incremental Revolving Loans, (A) upon its reasonable request, the Administrative Agent shall have received customary written opinions of counsel to the Borrower, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require and (B) the Administrative Agent shall have received, from each Additional Lender, an Administrative Questionnaire and such other documents as it shall reasonably require from such Additional Lender, and the Administrative Agent and Lenders shall have received all fees required to be paid in respect of such Credit Increase.

(g) Notwithstanding anything to the contrary in this Section 2.26 or in any other provision of any Loan Document, if the proceeds of any Credit Increase are intended to be applied to finance any permitted Investment that constitutes a third party acquisition (other than an intercompany Investment), and the Lenders or Additional Lenders providing such Credit Increase so agree, the availability thereof may, at the election of the Borrower, be subject to customary “SunGard” or “certain funds” conditionality.

Section 2.27. Refinancing Amendments. (a) At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (x) all or any portion of any Class of Term Loans then outstanding under this Agreement in the form of Other Term Loan Commitments and/or Other Term Loans and/or (y) all or any portion of the Revolving Loans (or Unused Revolving Credit Commitments) under a given Class under this Agreement, in the form of Other Revolving Credit Commitments and Other Revolving Loans, in each case pursuant to a Refinancing Amendment; provided, that:

(i) such Credit Agreement Refinancing Indebtedness will rank pari passu in right of payment and of security with, or at the option of the Borrower, may be junior in right of payment and/or security to the other Loans and Commitments of the Borrower hereunder (so long as, in the case of any such Credit Agreement Refinancing Indebtedness ranking junior in right of payment or security, such Credit Agreement Refinancing Indebtedness shall be subject to the Second Lien Intercreditor Agreement or another Intercreditor Agreement, as applicable),

(ii) such Credit Agreement Refinancing Indebtedness will have such pricing, fees and call protection terms as may be agreed by the Borrower and the Lenders thereof,

(iii) in the case of Credit Agreement Refinancing Indebtedness in the form of a Class of Other Term Loans, such Class of Other Term Loans shall be prepaid and repaid on a pro rata basis with all voluntary prepayments and mandatory prepayments (but not amortization payments) of the other Classes of Term Loans, except that the applicable Lenders and Additional Lenders providing any Class of Other Term Loans may elect in any given Refinancing Amendment to receive less than ratable treatment with respect to such prepayments,

(iv) in the case of any Other Term Loans ranking junior in right of payment or security, limitations on voluntary and mandatory prepayments of the type described in Section 2.26 which are applicable to Incremental Term Loans ranking junior in right of payment or security shall also apply to such Other Term Loans,

(v) in the case of any Other Revolving Credit Commitments (and related Revolving Credit Exposure) ranking junior in right of payment or security, appropriate adjustments shall be made to this Agreement (including, without limitation, Sections 2.09, 2.12, and 2.13) to reflect the junior status of such Other Revolving Credit Commitments (and related Revolving Credit Exposure) and to provide separate junior letter of credit and swingline subfacilities that do not share ratably in the L/C Exposure and/or the Swingline Exposure, as applicable, and

(vi) except as otherwise permitted herein (including with respect to margin, call protection, MFN terms, pricing, maturity and fees), the representation and warranty, covenant and default terms of such Credit Agreement Refinancing Indebtedness, if not substantially consistent with those applicable to any then-existing Term Loans or Revolving Loans (or Unused Revolving Credit Commitments), as applicable, must be, taken as a whole, not materially more favorable (as determined by the Borrower in good faith at the time the documentation with respect to such Credit Agreement Refinancing Indebtedness is finalized) to the lenders or investors providing such Credit Agreement Refinancing Indebtedness than the corresponding terms of the Loan Documents or otherwise reasonably satisfactory to the Administrative Agent (it being agreed that any terms contained in such Credit Agreement Refinancing Indebtedness (A) which are applicable only after the then-existing Latest Maturity Date applicable to such Term Loans or Revolving Loans (or Unused Revolving Credit Commitments), as applicable, (B) any covenants or provisions which are then-current market terms for the applicable type of Indebtedness (as determined by the Borrower in good faith at the time the documentation with respect to such Credit Agreement Refinancing Indebtedness is finalized), including any financial maintenance covenant applicable to any Customary Term A Loan (which shall constitute a “then-current market term” for Customary Term A Loans) or (C) that are more favorable to the lenders or the agent of such Indebtedness than the corresponding terms of the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of such Term Loans or Revolving Loans (or Unused Revolving Credit Commitments) or the Administrative Agent, as applicable, pursuant to an amendment to this Agreement effectuated in reliance on Section 9.08(c)(ii) shall be deemed satisfactory to the Administrative Agent); provided, however, that the Borrower may elect to structure any such Credit Agreement Refinancing Indebtedness ranking junior in right of security to the other Loans and Commitments of the Borrower hereunder under a separate credit facility, so long as such other credit facility otherwise complies with the provisions of this Section 2.27.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction of such other conditions as may be agreed by the Borrower and the Lenders providing such Credit Agreement Refinancing Indebtedness and set forth in a Refinancing Amendment and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions of counsel to the Borrower, board resolutions and officers’ certificates and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Collateral Agent (including, to the extent reasonably necessary, mortgage amendments) in order to ensure that the Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Any Other Term Loans and/or Other Revolving Credit Commitments (any corresponding Revolving Credit Exposure) converted from or exchanged for (or the proceeds of which are used to refinance) any then-existing Term Loans or then-existing Revolving Credit Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any then-existing Class of Term Loans of the Borrower or any previously established Class or Series of Other Term Loans or Other Revolving Credit Commitments, as applicable.

(d) Each Class or Series of Credit Agreement Refinancing Indebtedness incurred under this Section 2.27 shall be in an aggregate principal amount that is not less than $20,000,000 (or such lesser amount to which the Administrative Agent may agree).

(e) Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, or the provision to the Borrower of Swingline Loans, pursuant to any Other Revolving Credit Commitment established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the then-existing Revolving Credit Commitments (it being understood that such Letters of Credit or Swingline Loans may have different pricing and maturity dates, but shall otherwise be treated as though they are a part of a single letter of credit or swingline facility, as applicable, with the then-existing Revolving Credit Commitments) or otherwise reasonably acceptable to the Administrative Agent and any applicable swingline lender or letter of credit issuer.

(f) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment (each, a “Refinancing Effective Date”).

(g) On any Refinancing Effective Date on which Other Revolving Credit Commitments are implemented pursuant to a Refinancing Amendment, subject to the satisfaction of the foregoing terms and conditions, (i) the Revolving Loans of any existing Revolving Credit Lender who is providing such Other Revolving Credit Commitment on such date and whose related existing Revolving Credit Commitment is being reduced on such date pursuant to Section 2.09(c), in connection therewith shall be converted into Other Revolving Loans under such Lender’s new Other Revolving Credit Commitment being provided on such date in the same ratio as (x) the amount of such Lender’s applicable new Other Revolving Credit Commitment bears to (y) the aggregate amount of such Lender’s existing Revolving Credit Commitment prior to any reduction of such Lender’s existing Revolving Credit Commitment pursuant to Section 2.09(c), in connection therewith and (ii) if such new Other Revolving Credit Commitments are to be made a part of any then-existing Class of Other Revolving Credit Commitments, each of the Revolving Credit Lenders with Other Revolving Credit Commitments under such combined Class shall purchase from each of the other Lenders with Other Revolving Credit Commitments thereunder at the principal amount thereof, such interests in the Other Revolving Loans under such Class of Other Revolving Credit Commitments so converted or outstanding on such Refinancing Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Other Revolving Loans of such Class will be held by all Revolving Credit Lenders with such Class of Other Revolving Credit Commitments ratably in accordance with their respective Other Revolving Credit Commitments of such Class.

(h) Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.27 (including, in the case of any Other Term Loan that constitutes a Customary Term A Loan, any amendment that provides that the financial covenant applicable to such Customary Term A Loan applies for the benefit of the lenders of such Customary Term A Loan but not any other Lender or group of Lenders hereunder) and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment, and this Section 2.27 shall supersede any provisions in Section 2.18, 2.19 or 9.08 to the contrary.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants (it being understood that, for purposes of the representations and warranties made in the Loan Documents on the Effective Date, such representations and warranties shall be construed as though the Transactions have been consummated) to the Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders that:

Section 3.01. Organization; Powers. The Borrower and each of its Restricted Subsidiaries (a) is duly organized or formed, validly existing and in good standing (where relevant) under the laws of the jurisdiction of its organization or formation, except where the failure to exist (other than in the case of the Borrower) or be in good standing could not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, except where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing (where relevant) in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party.

Section 3.02. Authorization. The execution, delivery and performance of the Loan Documents (a) have been duly authorized by all requisite corporate or other organizational and, if required, stockholder or member action, (b) will not violate any provision of (i) any applicable law, statute, rule or regulation or order of any Governmental Authority, (ii) the certificate or articles of incorporation, bylaws or other constitutive documents of any Loan Party or (iii) any indenture, agreement or other instrument to which the Borrower or any of its Restricted Subsidiaries is a party or by which any of them or any of their property is bound, (c) will not be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to require the prepayment, repurchase or redemption of any obligation under any indenture, agreement or other instrument or (d) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Restricted Subsidiary (other than Permitted Liens), except, with respect to clauses (b)(i), (b)(iii), (c) or (d) above to the extent that such violation, conflict, breach, default, or creation or imposition of Lien could not reasonably be expected to result in a Material Adverse Effect.

Section 3.03. Enforceability. This Agreement and each other Loan Document (when delivered) have been duly executed and delivered by each Loan Party party thereto. This Agreement and each other Loan Document delivered on the Effective Date constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws of general applicability relating to or limiting creditors’ rights generally or by general equity principles.

Section 3.04. Governmental Approvals. Except to the extent the failure to obtain or make the same could not reasonably be expected to result in a Material Adverse Effect, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is necessary or will be required in connection with the Loan Documents, except for (a) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent and (b) such as have been made or obtained and are in full force and effect.

Section 3.05. Financial Statements. The financial statements most recently provided pursuant to Section 5.04(a) or (b), as applicable, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower on a consolidated basis as of such dates and for such periods in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein, and subject, in the case of financial statements provided pursuant to Section 5.04(a), to the absence of footnotes and normal year-end adjustments.

Section 3.06. No Material Adverse Change. Since December 31, 2023, no event, change or condition has occurred that (individually or in the aggregate) has had a Material Adverse Effect that is continuing.

Section 3.07. Title to Properties. Each of the Borrower and its Restricted Subsidiaries has good and indefeasible title in fee simple to, or valid leasehold interests in, all its material properties and assets other than (i) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes or (ii) where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such material properties and assets are free and clear of Liens, other than Permitted Liens.

Section 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Effective Date a list of all subsidiaries of the Borrower, the jurisdiction of their formation or organization, as the case may be, and the percentage ownership interest of such subsidiary’s parent company therein, and such Schedule shall denote which subsidiaries as of the Effective Date are not Subsidiary Guarantors.

Section 3.09. Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary or any business, property or rights of any such Person that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of the Borrower or any of its Restricted Subsidiaries or any of their respective material properties is in violation of any applicable law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where any such violation or default would reasonably be expected to result in a Material Adverse Effect.

Section 3.10. Federal Reserve Regulations. (a) None of the Borrower or any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or (ii) for a purpose in violation of Regulation U or Regulation X issued by the Board.

Section 3.11. Investment Company Act. None of the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.12. Taxes. Each of the Borrower and its Restricted Subsidiaries has filed or caused to be filed all federal, state and other Tax returns required to have been filed by it and has paid, caused to be paid, or made provisions for the payment of all Taxes due and payable by it and all material assessments received by it, except for the filing of such returns or the payment of such Taxes and assessments, in each case, that are not overdue by more than 30 days, or if more than 30 days overdue, (i) the amount or validity of which are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP or (ii) with respect to which the failure to so file, pay or make provisions could not be reasonably expected to have a Material Adverse Effect.

Section 3.13. No Material Misstatements. As of the Effective Date, to the knowledge of the Borrower, the written information, reports, financial statements, exhibits and schedules furnished (as modified or supplemented by other information so furnished) by or on behalf of the Borrower to the Administrative Agent or the Lenders (other than projections and other forward looking information and information of a general economic and/or industry specific nature and/or any third party report and/or memorandum (but not the written information (other than projections and other forward looking information and information of a general economic and/or industry specific nature) on which such third party report and/or memorandum was based, if such written information was made available to the Administrative Agent or any Lender)) on or prior to the Effective Date in connection with the transactions contemplated hereby (taken as a whole) did not and, as of the Effective Date, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates thereto from time to time).

Section 3.14. Employee Benefit Plans. No ERISA Event has occurred, or could reasonably be expected to occur, that would reasonably be expected to result in a Material Adverse Effect. Each Pension Plan and/or Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and/or applicable law, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect. No Pension Event has occurred or could reasonably be expected to occur, which would reasonably be expected to result in a Material Adverse Effect.

Section 3.15. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) the Borrower and each of its Restricted Subsidiaries and each of their operations, businesses, and properties are and have been in compliance with all applicable Environmental Laws, and have obtained, and are in compliance with, all permits required of them under applicable Environmental Laws, (ii) there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending, or to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Restricted Subsidiaries under any Environmental Law, (iii) neither the Borrower nor any of its Restricted Subsidiaries has agreed to assume or accept responsibility, by contract, for any liability of any other Person under Environmental Laws and (iv) there are no facts, circumstances or conditions relating to the past or present businesses, properties or operations of the Borrower, any of its Restricted Subsidiaries, or any of their respective predecessors (including the disposal, threatened Release or Release of any wastes, Hazardous Materials or other materials), or to any past or present assets of the Borrower or any of its Restricted Subsidiaries, that have resulted in or could reasonably be expected to result in the Borrower or any Restricted Subsidiary incurring any claim or liability under any Environmental Law.

Section 3.16. Security Documents. All filings and other actions necessary to perfect the Liens on the Collateral created under, and in the manner contemplated and to the extent required by, the Security Documents have been duly made or taken or otherwise provided for in a manner reasonably acceptable to the Collateral Agent, and the Security Documents create in favor of the Collateral Agent, for the benefit of the relevant Secured Parties, a valid, and together with such filings and other actions, perfected Lien in the relevant Collateral, securing the payment of the relevant Obligations, in each case, having the priority contemplated by and subject to the terms of the relevant Security Documents and the relevant Intercreditor Agreement and subject to Permitted Liens.

Notwithstanding anything herein (including this Section 3.16) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Foreign Subsidiary, or as to the rights and remedies of the Collateral Agent or any Lender with respect thereto, under foreign law.

Section 3.17. Location of Real Property. Schedule 3.17 lists completely and correctly (in all material respects) as of the Effective Date all real property owned by the Borrower and its Restricted Subsidiaries and the addresses thereof, to the extent reasonably available. Except as otherwise provided in Schedule 3.17, the Borrower and its Restricted Subsidiaries own in fee all the real property set forth on such schedule, except to the extent the failure to have such title could not reasonably be expected to result in a Material Adverse Effect.

Section 3.18. Solvency. On the Effective Date, after giving effect to the Transactions, the Borrower and its Restricted Subsidiaries, taken as a whole, are Solvent.

Section 3.19. [Reserved].

Section 3.20. [Reserved].

Section 3.21. Money Laundering and Anti-Terrorism; Anti-Corruption; Sanctions. (a) To the extent applicable, each Loan Party is in compliance in all material respects with the USA PATRIOT Act.

(b) The Borrower and its subsidiaries, and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, have conducted their businesses in all material respects in compliance with applicable Anti-Corruption Laws and Sanctions.

(c) No part of the proceeds of the Loans or any Letter of Credit will be used by the Borrower or its subsidiaries, directly or, to the knowledge of the Borrower, indirectly, (i) in violation of

Anti-Corruption Laws, in each case to the extent applicable to the Borrower and its subsidiaries or (ii) in violation of Sanctions.

(d) None of the Borrower, any of its subsidiaries, nor any director, officer or, to the knowledge of the Borrower, any agent or employee of the Borrower or any of its subsidiaries is a Person that (A) is the target of any Sanctions, or conducts any activities, business or transactions in, or is located, resident or organized in, a Sanctioned Country unless otherwise authorized or approved by the relevant Sanctions Authority or (B) is directly or indirectly owned or controlled by any Person designated on any list of Persons targeted by Sanctions, including but not limited to the List of Specially Designated Nationals and Blocked Persons (“SDN List”) or the Foreign Sanctions Evaders List (“FSE List”) maintained by the US Treasury Department’s Office of Foreign Assets Control.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction (or waiver by the Arrangers and the applicable Issuing Bank in the case of conditions applicable to the Effective Date and in accordance with Section 9.08 thereafter) of the following conditions:

Section 4.01. All Credit Events after the Effective Date. On the date of the making of each Revolving Credit Loan, including the making of a Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (other than any amendment, extension or renewal that does not increase the maximum face amount of such Letter of Credit) (each such event being called a “Credit Event”; it being understood that the conversion into or continuation of a SOFR Loan, EURIBOR Loan or a CORRA Loan does not constitute a Credit Event) in each case on and after the Effective Date:

(a) the Administrative Agent shall have received (i) in the case of any Loan, a notice of such Loan as required by Section 2.03 or (ii) in the case of the issuance, amendment, extension or renewal of a Letter of Credit that constitutes a Credit Event, the relevant Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.25(b) or, in the case of the Borrowing of a Swingline Loan, the relevant Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.23(b);

(b) the representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and

(c) at the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event after the Effective Date shall be deemed to constitute a representation and warranty by the Borrower to the relevant Lenders and/or Issuing Banks on the date of such Credit Event as to the matters specified in paragraphs (b) and/or (c) of this Section 4.01, as applicable.

Section 4.02. First Credit Event. On the Effective Date:

(a) This Agreement shall have been duly executed and delivered by the Borrower.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, an opinion of Weil, Gotshal & Manges LLP, special New York and Delaware counsel for the Loan Parties, dated the Effective Date and addressed to each Issuing Bank, the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) a certificate of the Secretary, Assistant Secretary or other senior officer of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Effective Date, (B) (1) that attached thereto is a true and complete copy of resolutions or written consent duly adopted by the Board of Directors (or equivalent body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and (2) that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that (except in connection with the Transactions) the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate or articles of incorporation or organization furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Secretary, Assistant Secretary or other senior officer executing the certificate pursuant to clause (ii) above.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, certifying compliance with the conditions precedent set forth in Sections 4.01(b) and (c), as applicable.

(e) The Administrative Agent shall have received (i) to the extent invoiced at least 3 Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower and (ii) all fees required to be paid by the Borrower (which may be netted from the proceeds of the Loans borrowed on the Effective Date), in each case, hereunder, under the Engagement Letter, under the Agency Fee Letter or under any other Loan Document.

(f) The Security Documents required to be executed and delivered on the Effective Date shall have been duly executed and delivered by each Loan Party that is to be a party thereto and shall be in full force and effect, together with:

(i) certificates and instruments representing the Pledged Collateral (as defined in the Security Agreement) referred to therein accompanied by undated stock powers executed in blank in the case of Capital Stock and instruments endorsed in blank in the case of indebtedness,

(ii) proper financing statements in form appropriate for filing under the UCC of the respective jurisdiction of organization of each Loan Party covering the Collateral described in the Security Documents , and

(iii) an Intellectual Property Security Agreement for each United States copyright, patent and trademark registration and application that is owned by a Loan Party and constitutes Collateral, duly executed by each applicable Loan Party.

(g) [Reserved].

(h) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, certifying that the Borrower and its Restricted Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent as of the Effective Date.

(i) The Lenders shall have received from the Loan Parties at least three (3) Business Days prior to the Effective Date, all documentation and other information reasonably requested in writing no later than ten (10) Business Days prior to the Effective Date, required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

(j) Substantially concurrently with the initial funding of the Loans hereunder, including by use of the proceeds thereof, the Effective Date Refinancing shall be consummated.

For purposes of determining whether the conditions specified in this Section 4.02 have been satisfied on the Effective Date, by funding the Loans hereunder or issuing a Letter of Credit on the Effective Date, the Administrative Agent, each Lender and each Issuing Bank, as applicable, shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, such Lender or such Issuing Bank, as the case may be.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that until the Termination Date the Borrower will, and will cause each of the Restricted Subsidiaries to:

Section 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence under the laws of its jurisdiction of organization, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) as otherwise expressly permitted under Section 6.04 or Section 6.05.

(b) Other than as could not reasonably be expected to have a Material Adverse Effect, (i) do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the material rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names necessary or desirable to the conduct of its business, (ii) comply in all material respects with applicable laws, rules, regulations and decrees and orders of any Governmental Authority (including Environmental Laws, ERISA, FCPA, Sanctions and the USA PATRIOT Act), whether now in effect or hereafter enacted, (iii) maintain and preserve all property necessary or desirable to the conduct of such business and keep such property in good repair, working order and condition, ordinary wear and tear, casualty and condemnation excepted, and (iv) from time to time make, or cause to be made, all needed repairs, renewals, additions, improvements and replacements thereto necessary or desirable to the conduct of its business.

Section 5.02. Insurance. (a) Keep its material insurable properties adequately insured in all material respects at all times by financially sound and reputable insurers to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with Persons in the same or similar businesses operating in the same or similar locations.

(b) Subject, if applicable, to Section 5.11, and except as the Administrative Agent may otherwise agree, cause (i) all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to the extent available on commercially reasonable terms, cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium unless not less than 10 days’ prior written notice thereof is given by the insurer to the Collateral Agent or (ii) for any other reason unless not less than 30 days’ prior written notice thereof is given by the insurer to the Collateral Agent.

Section 5.03. Taxes. Pay and discharge when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become overdue by more than 30 days; provided, however, that such payment and discharge shall not be required with respect to any such Tax (i) so long as the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in accordance with GAAP have been established or (ii) with respect to which the failure to pay or discharge could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (who will distribute to each Lender):

(a) after the Effective Date, within 90 days after the end of each fiscal year ending after the Effective Date (or such later date to which the Administrative Agent may agree), its consolidated balance sheet and related statements of income and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Persons during such year, together with comparative figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, all audited by KPMG LLP or other independent public accountants of recognized national standing (or another independent public accountant reasonably satisfactory to the Administrative Agent) and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (which opinion shall not be subject to (x) a “going concern” qualification, except as resulting from, in the good faith determination of the Borrower, (1) the impending maturity of any Indebtedness and/or the termination of any revolving credit commitment, (2) the breach or anticipated breach of any financial covenant, and (3) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary; it being understood that notwithstanding the foregoing, any such report may be subject to a “going concern” explanatory paragraph or like statement or (y) a qualification as to the scope of the relevant audit);

(b) commencing with the fiscal quarter ended March 31, 2024, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the Borrower’s consolidated balance sheet and related statements of income and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Persons during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by a Financial Officer as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of Section 5.04 Financials, a certificate of a Financial Officer of the Borrower setting forth (x) to the extent Section 6.10 then applies, computations in reasonable detail of the Consolidated First Lien Leverage Ratio as of the last day of the fiscal quarter or year, as the case may be, covered by such Section 5.04 Financials and indicating whether or not the Borrower is in compliance with Section 6.10 and (y) in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Borrower’s calculation of Excess Cash Flow; provided, that such calculation shall not be required under this clause (y) to the extent no prepayment would be required under Section 2.13(c) with respect to the Fiscal Year to which such financial statements relate;

(d) [reserved];

(e) simultaneously with the delivery of the Section 5.04 Financials, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements (but only to the extent such Unrestricted Subsidiaries would not be considered “minor” under Rule 3-10 of Regulation S-X under the Securities Act);

(f) [reserved];

(g) after the request by any Lender (through the Administrative Agent), all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation; and

(h) promptly, from time to time, such other information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of the Borrower and its Restricted Subsidiaries.

Information required to be delivered pursuant to this Section 5.04 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a SyndTrak, IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of the Borrower. Information required to be delivered pursuant to this Section 5.04 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Notwithstanding the foregoing, if (i) the Borrower’s financial statements are consolidated with any parent company’s financial statements or (ii) any parent company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, then the requirement to deliver consolidated financial statements of the Borrower and its consolidated subsidiaries (and the related opinion from independent public accountants) pursuant to Section 5.04(a) and (b) may be satisfied by delivering (A) consolidated financial statements of such parent company (and, in the case of Section 5.04(a), the related opinion with respect to such parent company from independent public accountants) and (B) if either (1) such parent company (or any other parent company that is a subsidiary of such parent company) has any material third party Indebtedness and/or material operations (as determined by the Borrower in good faith and other than any operations that are attributable solely to such parent company’s ownership of the Borrower and its subsidiaries) or (2) there are material differences (in the good faith determination of the Borrower) between the financial statements of such parent Company and its consolidated subsidiaries, on the one hand, and the Borrower and its consolidated subsidiaries, on the other hand (other than any such differences relating to shareholders’ equity), a schedule showing, in reasonable detail, consolidating adjustments, if any, attributable solely to such parent company and any of their Subsidiaries that are not the Borrower or any of its Restricted Subsidiaries.

Section 5.05. Notices. Promptly upon any Responsible Officer of the Borrower or any Restricted Subsidiary becoming aware thereof, furnish to the Administrative Agent notice of the following:

(a) the occurrence of any Event of Default or Default; and

(b) the occurrence of any ERISA Event that has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 5.06. Information Regarding Collateral. Furnish to the Administrative Agent notice of any change on or prior to the date that is 90 days following the occurrence of such change (or such later date as may be acceptable to the Administrative Agent in any given case) (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party or (iii) in any Loan Party’s organizational form

(to the extent such change would require a filing or other action to maintain perfection on the Loan Party’s Collateral).

Section 5.07. Maintaining Records; Access to Properties and Inspections. (a) Keep proper books of record and account in which full, true and correct entries that permit the preparation of financial statements in conformity with GAAP are made.

(b) Permit any representatives designated by the Administrative Agent to visit and inspect during normal business hours the financial records and the properties of the Borrower or the Restricted Subsidiaries upon reasonable advance notice, and to make extracts from and copies of such financial records, and permit any such representatives to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor; provided, that the Administrative Agent shall give the Borrower an opportunity to participate in any discussions with its accountants; provided, further, that in the absence of the existence of an Event of Default, the Administrative Agent shall not exercise its rights under this Section 5.07 more often than two times during any fiscal year and only one such time shall be at the expense of the Borrower and its Restricted Subsidiaries; provided, further, that when an Event of Default exists, the Administrative Agent and their respective designees may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

Section 5.08. Use of Proceeds. The proceeds of the Initial Term Loans made on the Effective Date shall be used to finance all or a portion of the Transactions and the payment of Transaction Costs. The proceeds of the Revolving Loans and Swingline Loans shall be used for working capital, general corporate purposes and any other purpose not prohibited by this Agreement. The Letters of Credit shall be used solely to support obligations of the Borrower and its subsidiaries incurred for working capital, general corporate purposes and any other purpose not prohibited by this Agreement. The proceeds of any Other Term Loans will not be used for any purpose other than the repayment of principal and accrued and unpaid interest, fees and premium on other Loans of the Borrower outstanding on the date of incurrence of such Other Term Loans and payment of and fees, expenses and other amounts incurred in connection with such Other Term Loans. The Borrower will not, directly or, to its knowledge, indirectly, use the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Person in a manner that would result in a violation of any Sanctions by the Borrower, any of its subsidiaries or, to the knowledge of the Borrower, any Agent, Issuing Bank (or its designee party to the applicable Letter of Credit), Arranger or Lender.

Section 5.09. Further Assurances. (a) From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all reasonable actions (including filing UCC and other financing statements but subject to the limitations set forth in the Security Documents), as the Administrative Agent or the Collateral Agent may reasonably request, for the purposes of perfecting the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower or any other Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto.

(b) [Reserved].

(c) With respect to any Restricted Subsidiary that is a Domestic Subsidiary and a Wholly-Owned Subsidiary (other than an Excluded Subsidiary) created or acquired after the Effective Date (which for purposes of this paragraph (c) shall include any existing Restricted Subsidiary that is a Wholly-Owned Subsidiary of the type described above that ceases to be an Excluded Subsidiary), on or before the date on which financial statements are required to be delivered pursuant to Section 5.04(a) or (b) for the fiscal quarter in which the relevant event occurred (or such longer period as the Administrative Agent may reasonably agree), cause such Restricted Subsidiary to (A) become a party to (or acknowledged, as applicable) the Guarantee and Collateral Agreement, each Intercreditor Agreement then in effect (if applicable) and the Intercompany

Subordination Agreement, to the extent applicable and (B) deliver to the Administrative Agent (1) if such Restricted Subsidiary owns registrations of or applications for United States Copyrights, Patents or Trademarks, an Intellectual Property Security Agreement, (2) Uniform Commercial Code financing statements in appropriate form for filing and/or (3) each item of “Pledged Collateral” that such Restricted Subsidiary would be required to deliver pursuant to Section 3.04 of the Guarantee and Collateral Agreement.

(d) [Reserved].

(e) Within 90 days following the date of the acquisition by any Loan Party of any Material Real Estate Asset (or such longer period as may be reasonably acceptable to the Administrative Agent in any given case) (i) execute and deliver a Mortgage in favor of the Collateral Agent, for the benefit of the relevant Secured Parties, covering such real property and (ii) with respect to each such Mortgage and, if reasonably requested by the Administrative Agent, (x) an opinion of counsel in each State in which any such Mortgage is to be recorded in form and substance reasonably satisfactory to the Administrative Agent and (y) a lender's title insurance policy issued by a title insurer reasonably satisfactory to the Administrative Agent (provided that the Collateral Agent shall require a title search in lieu of a title insurance policy if the cost of obtaining the policy is excessive in relation to the benefit to the Secured Parties).

(f) Notwithstanding anything to the contrary in this Section 5.09 or any other Security Document:

(i) the Collateral Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent;

(ii) Liens required to be granted pursuant to this Section 5.09 shall be subject to exceptions and limitations consistent with those set forth in the Security Documents;

(iii) the Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which may apply retroactively) for the creation and perfection of security interests in, or obtaining of legal opinions or other deliverables with respect to, particular assets or the provision of any guaranty by any Restricted Subsidiary, and each Lender hereby consents to any such extension of time;

(iv) no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, third party consent or any amendment to any lease or license;

(v) any joinder agreement, any Security Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become (or otherwise becomes) a Loan Party pursuant to Section 5.09(c) above (including any joinder agreement) may include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document;

(vi) unless the Borrower otherwise agrees, in no event will (A) the Collateral include any Excluded Property (as defined in the Guarantee and Collateral Agreement) or (B) any Excluded Subsidiary be required to become a Subsidiary Guarantor;

(vii) it is understood and agreed for the avoidance of doubt that the Borrower may elect to join any Domestic Subsidiary that is not required to be or become a Subsidiary Guarantor solely because such Restricted Subsidiary is an Immaterial Subsidiary without (A) the consent of the Administrative Agent or (B) delivery of an opinion of counsel;

(viii) no Loan Party shall be required, and the Administrative Agent shall not be authorized, to perfect any security interest or mortgage by means other than (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of any Loan Party’s jurisdiction of organization, (B) filings of Intellectual Property Security Agreements with the United States Copyright Office and/or the United States Patent and Trademark Office with respect to United States registered copyrights, patents and/or trademarks (or applications therefor), (C) delivery to the Administrative Agent, for its possession (subject to the terms of any applicable Intercreditor Agreement), of any Collateral consisting of pledged Capital Stock held by any Loan Party in the Borrower or any Restricted Subsidiary that is a wholly-owned Subsidiary and/or any material debt instrument issued to the Borrower or another Loan Party, in each case, to the extent required by the Guarantee and Collateral Agreement or (D) filings of Mortgages and other documents related thereto as described in Section 5.09(d); and

(ix) the Collateral shall exclude (A) all real property interests other than Material Real Estate Assets and (B) any Material Real Estate Asset that is or becomes located in a Special Flood Hazard Area as evidenced by a standard flood hazard determination delivered to the Administrative Agent (whether already subject to a Mortgage or to be mortgaged as of the relevant date of determination); provided that (1) no Loan Party shall be required to procure title insurance, title searches or any survey or environmental assessment (other than existing surveys and environmental assessments) with respect to any Material Real Estate Asset and (2) if any mortgage tax or similar tax or charge is or will be owed on the entire amount of the Obligations evidenced hereby, then, to the extent permitted by, and in accordance with, applicable Requirements of Law, the amount of such mortgage tax or similar tax or charge shall be calculated based on the lesser of (I) the amount of the Obligations allocated to the applicable Material Real Estate Asset and (II) the fair market value of the applicable Material Real Estate Asset at the time the Mortgage is entered into and determined in a manner reasonably acceptable to the Collateral Agent and the Borrower, which, in the case of this clause (II) will result in a limitation of the Secured Obligations secured by the Mortgage to such amount and.

(g) Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower may, in its sole discretion, elect to cause any Restricted Subsidiary and/or parent company (any such Person, a “Discretionary Guarantor”) that is not otherwise required to be a Subsidiary Guarantor to provide a Loan Guaranty by causing such Person to execute the documentation required by Section 5.09(c) above, and any such Person shall constitute a Loan Party and a Guarantor for all purposes hereunder; it being understood and agreed that such Person shall grant a security interest in such categories of assets pursuant to such documentation as the Borrower and the Administrative Agent may reasonably agree; provided, that (i) in the case of any Discretionary Guarantor that is a Foreign Subsidiary, the jurisdiction of such person is reasonably satisfactory to the Administrative Agent and (ii) the Administrative Agent shall have received, at least two Business Days prior to such person becoming a Guarantor, all documentation and other information in respect of such person required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA Patriot Act and the Beneficial Ownership Regulation).

Section 5.10. Designation of Subsidiaries. (a) The Borrower may designate any subsidiary (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any Capital Stock of the Borrower or a Restricted Subsidiary (other than solely any Unrestricted Subsidiary of the subsidiary to be so designated); provided, that (i) such designation complies with Section 6.03(c) and (ii) no Event of Default shall have occurred and be continuing at the time of such designation. Furthermore, no subsidiary may be designated as an Unrestricted Subsidiary hereunder unless it is also designated as an “Unrestricted Subsidiary” for purposes of any Material Debt Documentation that has an “unrestricted subsidiary” concept. Notwithstanding the foregoing, no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if (A) such Restricted Subsidiary owns

Material Intellectual Property at the time of such designation and (B) such Material Intellectual Property is, following such designation, licensed by the Borrower and/or any Restricted Subsidiary from such Unrestricted Subsidiary for use by the Borrower and/or such Restricted Subsidiary in the ordinary course of business.

(b) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary.

The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time for purposes of Section 6.01 or 6.02, as the case may be.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent.

Section 5.11. Post-Closing Obligations. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, the Borrower and its Restricted Subsidiaries acknowledge and agree that the Borrower and its Restricted Subsidiaries shall be required to take the actions specified in Schedule 5.11 within the time periods set forth in Schedule 5.11 (or such later date as the Administrative Agent may agree in its reasonable discretion). The provisions of Schedule 5.11 shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety.

All conditions precedent and representations contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Loan Documents); provided, that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.11 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 5.11 have been taken (or were required to be taken).

Section 5.12. Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain public corporate credit facility ratings with respect to the Initial Term Loans and public corporate family ratings from each of S&P and Moody’s; provided, that in no event shall the Borrower be required to maintain any specific rating with any such agency.

Section 5.13. Transactions with Affiliates. The Borrowers will not, and will not permit their Restricted Subsidiaries to, except for transactions by and among the Borrower and its Restricted Subsidiaries, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, in each case, involving aggregate payments or consideration in excess of $65,000,000 unless such transaction is (i) on terms, taken as a whole, that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis (as determined by the Borrower in good faith) or (ii) if, in the good faith judgment of the Borrower, there is no comparable transaction on the basis of which to make the comparison described above, fair to the Borrower or its applicable Restricted Subsidiary from a financial point of view (as determined by the Borrower in good faith).

(b) The foregoing provisions will not apply to the following:

(i) [reserved];

(ii) the Transactions and the payment of the Transaction Expenses;

(iii) issuances by the Borrower and its Restricted Subsidiaries of Capital Stock not otherwise prohibited under this Agreement;

(iv) reasonable and customary fees payable to any directors of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Borrower) and reimbursement of reasonable out-of-pocket costs of the directors of the Borrower and its subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business, in the case of any direct or indirect parent to the extent attributable to the operations of the Borrower and its Restricted Subsidiaries;

(v) expense reimbursement and employment, severance and compensation arrangements entered into by the Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Borrower, to the extent attributable to the operations of the Borrower and its Restricted Subsidiaries) with their directors, officers, employees, members of management and consultants in the ordinary course of business;

(vi) payments by the Borrower (and any direct or indirect parent thereof) and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among Parent and its subsidiaries on customary terms, to the extent attributable to the operations of the Borrower and its Restricted Subsidiaries;

(vii) the payment of reasonable and customary indemnities to directors, officers, employees, members of management and consultants of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business, in the case of any direct or indirect parent to the extent attributable to the operations of the Borrower and its Restricted Subsidiaries;

(viii) transactions pursuant to permitted agreements in existence on the Effective Date and any amendment thereto to the extent such an amendment is not adverse to the interests of the Lenders in any material respect;

(ix) Restricted Payments permitted under Section 6.03 and Permitted Investments;

(x) [reserved];

(xi) loans and other transactions among the Borrower and its subsidiaries (and any direct and indirect parent company of the Borrower) to the extent otherwise permitted under this Article VI;

(xii) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Effective Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this clause (xii) to the extent that the terms of any such amendment or new agreement are not otherwise materially more disadvantageous to the Lenders when taken as a whole;

(xiii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, including consulting services, in each case in the ordinary course of business which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xiv) any customary (in the good faith determination of the Borrower) transaction in connection with any Receivables Facility;

(xv) payments or loans (or cancellation of loans) to directors, officers, employees, members of management or consultants of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries which are approved by a majority of the board of directors of the Borrower in good faith;

(xvi) Investments by any equityholder in debt securities of the Borrower or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities; and

(xvii) any transaction with respect to which the Borrower delivers or causes to be delivered to the Administrative Agent an opinion stating that such transaction is fair from a financial point of view to the Borrower or any relevant Restricted Subsidiary from an accounting, appraisal or investment banking firm or consultancy of nationally recognized standing that is, in the good faith judgement of the Borrower, qualified to perform the task for which it has been engaged and is independent of the Borrower and its Restricted Subsidiaries.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees that, until the Termination Date, the Borrower will not, nor will it cause or permit any of its Restricted Subsidiaries to:

Section 6.01. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) Create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower and the Restricted Guarantors will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary that is not a Restricted Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Borrower and the Restricted Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Restricted Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, (in each case, without “netting” the cash proceeds of the applicable Indebtedness being incurred):

(i) if such Indebtedness is secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the Initial Term Loans, the Consolidated First Lien Leverage Ratio (determined on a Pro Forma Basis without netting the cash proceeds of any such Indebtedness being so incurred for the purposes of such calculation) is no more than the greater of (A) 5.00:1.00 and (B) the Consolidated First Lien Leverage Ratio as of the last day of the most recently ended Test Period,

(ii) if such Indebtedness is secured by Liens on the Collateral that rank junior in priority to the Liens on the Collateral securing the Initial Term Loans, the Consolidated Secured Leverage Ratio (determined on a Pro Forma Basis without netting the cash proceeds of any such Indebtedness being so incurred for the purposes of such calculation) is no more than the greater of (A) 5.75:1.00 and (B) the Consolidated Secured Leverage Ratio as of the last day of the most recently ended Test Period or

(iii) if such Indebtedness is unsecured or secured by assets that do not constitute Collateral, at the election of the Borrower, either (A) the Consolidated Leverage Ratio (determined on a Pro Forma Basis without netting the cash proceeds of any such Indebtedness being so incurred for the purposes of such calculation) is no more than the greater of (I) 6.00:1.00 and (II) the Consolidated Leverage Ratio as of the last day of the most recently ended Test Period or (B) the Consolidated Interest Coverage Ratio is greater than or equal to the lesser of (I) 2.00:1.00 and (II) the Consolidated Interest Coverage Ratio as of the last day of the most recently ended Test Period;

provided, further, that the aggregate outstanding principal amount of Indebtedness, Disqualified Stock or Preferred Stock incurred by a Restricted Subsidiary that is not a Restricted Guarantor pursuant to this paragraph (a) shall not, at any time, exceed the Non-Loan Party Debt Cap at such time.

(b) The limitations set forth in paragraph (a) will not apply to the following items:

(i) the Indebtedness under the Loan Documents of the Borrower or any of its Restricted Subsidiaries (including letters of credit, bank guarantees and bankers’ acceptances thereunder and any Indebtedness incurred pursuant to Section 2.26 and/or 2.27);

(ii) Indebtedness represented by the Convertible Notes;

(iii) Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Effective Date and, to the extent the aggregate outstanding principal amount thereof exceeds $17,500,000, set forth in all material respects on Schedule 6.01;

(iv) (A) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Borrower or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and Indebtedness pursuant to any Sale and Lease-Back Transaction; provided that in the case of any such Indebtedness, Disqualified Stock and Preferred Stock, the aggregate outstanding principal amount thereof, together with all other Indebtedness, Disqualified Stock and/or Preferred Stock outstanding under this clause (iv), shall not exceed the greater of $340,000,000 and 75.0% of EBITDA of the Borrower as of the end of the most recently ended Test Period at any time outstanding and (B) any Refinancing Indebtedness in respect thereof;

(v) Indebtedness incurred by the Borrower or a Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation laws, unemployment insurance laws or similar legislation, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation laws, unemployment insurance laws or similar legislation; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vi) (A) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or retained in connection with the disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition and (B) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations, contingent earn-out obligations, seller notes and/or other deferred purchase price obligations incurred in connection with any acquisition or other Investment permitted hereunder or consummated prior to the Effective Date or any other purchase of assets or Capital Stock or any other Investment;

(vii) Indebtedness of (A) the Borrower to a Restricted Subsidiary or (B) a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary; provided, that any such Indebtedness owing by the Borrower or a Subsidiary Guarantor to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the applicable Obligations on the terms of the Intercompany Subordination Agreement or other terms that are reasonably satisfactory to the Administrative Agent; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (viii);

(ix) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(x) obligations in respect of customs, stay, performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(xi) (A) Indebtedness or Disqualified Stock of the Borrower or any Restricted Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Restricted Guarantor in an aggregate outstanding principal amount or liquidation preference equal to 200.0% of the net cash proceeds received by the Borrower and its Restricted Subsidiaries since the Effective Date from the issue or sale of Capital Stock of the Borrower or cash contributed to the capital of the Borrower (in each case, other than Equity Cure Proceeds and proceeds of Disqualified Stock or sales of Capital Stock to, or contributions received from, the Borrower or any of its subsidiaries) as determined in accordance with paragraphs (b) and (c) of the definition of “Restricted Payment Applicable Amount” (to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments in reliance on Section 6.03(a) or Section 6.03(b)(x)) and (B) Indebtedness or Disqualified Stock of the Borrower or a Restricted Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Restricted Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xi)(B), does not at any one time outstanding exceed the greater of $375,000,000 and 83.0% of EBITDA of the Borrower as of the end of the most recently ended Test Period;

(xii) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock constituting Refinancing Indebtedness in respect of any Indebtedness, Disqualified Stock or Preferred Stock permitted under Section 6.01(a) and clauses (i), (ii), (iii), (iv), (xi) (xiii), (xvii) (xviii), (xxiv) and (xxv) of this Section 6.01(b) or any previously incurred Refinancing Indebtedness in respect thereof; provided, that such Refinancing Indebtedness of Indebtedness outstanding under such Section 6.01(a) and clauses (i), (iv), (xi), (xvii), (xviii) and (xxv) of this Section 6.01(b) shall continue to be included in the calculation of amounts outstanding under the applicable clause and any Excess Permitted Refinancing Amounts will be deemed to be outstanding under this clause (xii)

(xiii) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Borrower or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Borrower or a Restricted Subsidiary or merged into or amalgamated with the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement or that is assumed by the Borrower or any Restricted Subsidiary in connection with such acquisition so long as:

(A) [reserved];

(B) in the case of any Indebtedness, Disqualified Stock or Preferred Stock incurred in reliance on clause (x) of this Section 6.01(b)(xiii) above, (I) such Indebtedness (other than Customary Bridge Loans, Customary Term A Loans, revolving Indebtedness, or the Inside Maturity Amount), Disqualified Preferred Stock or Preferred Stock shall not mature (and shall not be mandatorily redeemable in the case of Disqualified Stock of Preferred Stock), in each case, prior to the Latest Maturity Date then in effect, and (II) if the aggregate outstanding principal amount of Indebtedness at any one time outstanding under this clause (II), exceeds the greater of $200,000,000 and 45.0% of EBITDA of the Borrower as of the end of the most recently ended Test Period, after giving pro forma effect to such acquisition, merger or amalgamation, either:

(1) if such Indebtedness, Disqualified Preferred Stock or Preferred Stock is secured by Liens on all or a portion of the Collateral that rank pari passu on a first-priority basis with the Liens on the Collateral securing all or a portion of the Obligations (other than Obligations arising from Credit Increases or Other Term Loans that are junior in right of security to the then outstanding Term Loans), the Consolidated First Lien Leverage Ratio is no more than the greater of the (A) 5.00:1.00 and (B) the Consolidated First Lien Leverage Ratio as of the last day of the most recently ended Test Period, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom and giving pro forma effect to the related acquisition, merger or amalgamation);

(2) if such Indebtedness, Disqualified Preferred Stock or Preferred Stock is secured by Liens on all or a portion of the Collateral that rank junior in priority to the Liens on the Collateral securing all or a portion of the Obligations, either the Consolidated Secured Leverage Ratio is no more than the greater of (A) 5.75:1.00 and (B) the Consolidated Secured Leverage Ratio, in each case, as of the last day of the most recently ended Test Period, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom and giving pro forma effect to the related acquisition, merger or amalgamation); and

(3) if such Indebtedness, Disqualified Preferred Stock or Preferred Stock is unsecured or secured by Liens on assets that do not constitute Collateral, at the election of the Borrower, either (A) the Consolidated Leverage Ratio is no more than the greater of (I) 6.00:1.00 and (II) the Consolidated Leverage Ratio as of the last day of the most recently ended Test Period, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom and giving pro forma effect to the related acquisition, merger or amalgamation) or (B) the Consolidated Interest Coverage Ratio is greater than or equal to the lesser of (I) 2.00:1.00 and (II) the Consolidated Interest Coverage Ratio as of the last day of the most recently ended Test Period, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and giving pro forma effect to the related acquisition, merger or amalgamation); and

(C) in the case of any Indebtedness, Disqualified Stock or Preferred Stock acquired or assumed in reliance on clause (y) of the lead-in of this Section 6.01(b)(xiii) above:

(1) such Indebtedness, Disqualified Preferred Stock or Preferred Stock shall not have been incurred in contemplation of such acquisition;

(2) if such Indebtedness, Disqualified Preferred Stock or Preferred Stock constitutes Secured Indebtedness, (A) (I) such Indebtedness consists of Capitalized Lease Obligations or purchase money Indebtedness or (II) either (x) the aggregate outstanding principal amount of all such Indebtedness, Disqualified Stock or Preferred Stock constituting such other Secured Indebtedness, together with all Refinancing Indebtedness in respect thereof, shall not exceed, when aggregated with the outstanding principal amount of any Indebtedness, Disqualified Preferred Stock or Preferred Stock acquired or assumed in reliance on Section 6.01(b)(xiii)(C)(3)(A) below, the greater of $340,000,000 and 75.0% of EBITDA of the Borrower as of the end of the most recently ended Test Period (for the avoidance of doubt, excluding Capitalized Lease Obligations and purchase money Indebtedness), (y) the Consolidated Secured Leverage Ratio is no more than 5.75:1.00, determined on a Pro Forma Basis (giving pro forma effect to the related acquisition, merger or amalgamation) or (z) after giving pro forma effect to such acquisition, merger or amalgamation, and the assumption of such Indebtedness, Disqualified Stock or Preferred Stock, the Consolidated Secured Leverage Ratio is less than or equal to the Consolidated Secured Leverage Ratio immediately prior to such acquisition, merger or amalgamation and the assumption of such Indebtedness, Disqualified Stock or Preferred Stock and (B) after giving pro forma effect to such acquisition, merger or amalgamation, the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 6.10 (whether or not then in effect); and

(3) if such Indebtedness, Disqualified Preferred Stock or Preferred Stock does not constitute Secured Indebtedness, either (A) the aggregate outstanding principal amount of all such Indebtedness, Disqualified Stock or Preferred Stock that does not constitute Secured Indebtedness, shall not exceed, when aggregated with the outstanding principal amount of any Indebtedness, Disqualified Preferred Stock or Preferred Stock acquired or assumed in reliance on Section 6.01(b)(xiii)(C)(2)(x) above, the greater of $340,000,000 and 75.0% of EBITDA of the Borrower as of the end of the most recently ended Test Period (for the avoidance of doubt, excluding Capitalized Lease Obligations and purchase money Indebtedness), (B) the Consolidated Leverage Ratio is no more than 6.00:1.00, determined on a Pro Forma Basis (giving pro forma effect to the related acquisition, merger or amalgamation) or (C) after giving pro forma effect to such acquisition, merger or amalgamation, and the assumption of such Indebtedness, Disqualified Stock or Preferred Stock, the Consolidated Leverage Ratio is less than or equal to the Consolidated Leverage Ratio immediately prior to such acquisition, merger or amalgamation and the assumption of such Indebtedness, Disqualified Stock or Preferred Stock;

provided the outstanding principal amount of any Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Borrower that is not a Restricted Guarantor incurred pursuant to sub-clause (x) of this clause (xiii) at any time shall not exceed the Non-Loan Party Debt Cap at such time;

(xiv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xv) Indebtedness of the Borrower or any of its Restricted Subsidiaries supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(xvi) (A) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as such Indebtedness is permitted under this Agreement, or

(B) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower;

provided, that in the case of any guarantee of Material Indebtedness of the Borrower or any Subsidiary Guarantor by any Restricted Subsidiary that is not a Restricted Guarantor, such Restricted Subsidiary becomes a Restricted Guarantor under this Agreement;

(xvii) Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Loan Party in an aggregate principal amount not to exceed at any one time outstanding, together with any other Indebtedness incurred under this clause (xvii), the greater of $225,000,000 and 50.0% of EBITDA of the Borrower as of the end of the most recently ended Test Period;

(xviii) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount, together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (xviii), not to exceed the greater of $270,000,000 and 60.0% of EBITDA of the Borrower as of the end of the most recently ended Test Period in the aggregate at any one time outstanding;

(xix) Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to future, current or former directors, officers, employees, members of management and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Capital Stock of the Borrower, a Restricted Subsidiary or any of their respective direct or indirect parent companies to the extent permitted under Section 6.03(b);

(xx) cash management obligations and Indebtedness in respect of netting services, overdraft facilities, automated clearing-house arrangements, employee credit card programs and similar arrangements in connection with cash management and deposit accounts;

(xxi) Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(xxii) Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or similar arrangements incurred by such Person in the ordinary course of business in connection with the Transactions or any Investment expressly permitted under this Agreement;

(xxiii) [Reserved];

(xxiv) any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, any Permitted First Priority Incremental Equivalent Debt, any Permitted Junior Priority Incremental Equivalent Debt and any Permitted Unsecured Incremental Equivalent Debt; and

(xxv) unsecured Indebtedness in an aggregate outstanding amount up to an amount equal to 100% of the amount of Restricted Dividend Payments that are permitted at the time of incurrence to be made in reliance on Sections 6.03(a) (other than pursuant to paragraph (c) of the definition of “Restricted Payment Applicable Amount”) and/or (b)(xi).

(c) [Reserved].

(d) The accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.

(e) For purposes of determining compliance with any US Dollar-denominated restriction on the incurrence of Indebtedness, the US Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable US Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(f) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 6.02. Liens. Create, incur, assume or suffer to exist any Lien to secure Indebtedness or any Receivables Facility (except Permitted Liens) on any asset or property of the Borrower or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

Section 6.03. Restricted Payments. Make any Restricted Payment, other than:

(a) Restricted Payments in an amount, together with the aggregate amount of all other Restricted Payments made pursuant to this clause (a) by the Borrower and its Restricted Subsidiaries after the Effective Date not to exceed the Restricted Payment Applicable Amount; provided, that, solely with respect to the application of any portion of the Restricted Payment Applicable Amount utilized under paragraph (b) of the definition thereof towards any Restricted Dividend Payment, no Specified Default shall have occurred and be continuing or would result therefrom.

(b) Section 6.03(a) will not prohibit:

(i) [reserved];

(ii) (A) the redemption, repurchase, retirement or other acquisition of any (1) Capital Stock (“Treasury Capital Stock”) of the Borrower or a Restricted Subsidiary or any Restricted Debt, or (2) Capital Stock of any direct or indirect parent company of the Borrower, in the case of each of clause (1) and (2), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary) of, Capital Stock of the Borrower, or any direct or indirect parent company of the Borrower to the extent contributed to the capital of the Borrower or a Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary) of the Refunding

Capital Stock, and (C) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (vi)(A) or (B) of this Section 6.03(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the payment, defeasance, redemption, repurchase, refinancing or other acquisition or retirement of Subordinated Indebtedness of the Borrower or a Restricted Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Restricted Guarantor, as the case may be, which is incurred in compliance with Section 6.01 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(B) such new Indebtedness is subordinated in right of payment to the Obligations at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, defeased, redeemed, repurchased, acquired or retired for value;

(C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired; and

(D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired;

(iv) Restricted Payments in respect of the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Borrower or any of its direct or indirect parent companies held by any future, present or former director, officer, employee, member of management or consultant of the Borrower, any of its subsidiaries or any of their respective direct or indirect parent companies (or their respective estates, heirs, family members, spouses or former spouses); provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year $85,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $125,000,000); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Borrower and, to the extent contributed to the capital of the Borrower, Capital Stock of any of the direct or indirect parent companies of the Borrower, in each case to directors, officers, employees, members of management or consultants of the Borrower, any of its subsidiaries or any of their respective direct or indirect parent companies (or their respective estates, heirs, family members, spouses or former spouses) since the Original Closing Date (other than Capital Stock the proceeds of which are used to fund the Transactions), to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Restricted Payment Applicable Amount pursuant to Section 6.03(a); plus

(B) the cash proceeds of key person life insurance policies received by the Borrower or any of its Restricted Subsidiaries after the Original Closing Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv);

and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from directors, officers, employees, members of management or consultants of the Borrower, any of its subsidiaries or its direct or indirect parent companies in connection with a repurchase of Capital Stock of the Borrower or any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Agreement;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries issued in accordance with Section 6.01;

(vi) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower or any of its Restricted Subsidiaries after the Original Closing Date; provided, that the amount of dividends paid pursuant to this clause (A) shall not exceed the aggregate amount of cash actually received by the Borrower or a Restricted Subsidiary from the issuance of such Designated Preferred Stock;

(B) a Restricted Payment to a direct or indirect parent company of the Borrower or any of the Restricted Subsidiaries, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Effective Date; provided, that the amount of Restricted Payments paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the capital of the Borrower or a Restricted Subsidiary from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 6.03(b);

provided, however, in the case of each of clause (A), (B) and (C) of this clause (vi), that for the most recently ended Test Period immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness pursuant to Section 6.01(a);

(vii) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding not to exceed the greater of $340,000,000 and 75.0% of EBITDA of the Borrower as of the end of the most recently ended Test Period;

(viii) repurchases, redemptions, retirements or other acquisitions of Capital Stock deemed to occur (A) upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants and (B) in connection with the withholding of a portion of the Capital Stock granted or awarded to any future, present or former employee, officer, director, member of management or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Borrower or its Restricted Subsidiaries and/or any Parent to pay for taxes payable by such Person upon such grant or award;

(ix) Restricted Dividend Payments in respect of the Borrower’s common stock of up to the greater of (A) 7.00% per annum of the net cash proceeds received by the Borrower in or from the IPO (without duplication of any amounts that increase the Restricted Payment Applicable Amount) and (B) 7.00% per annum of Market Capitalization;

(x) Restricted Payments in an amount not to exceed the Excluded Contribution Amount;

(xi) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (xi), not to exceed the greater of $200,000,000 and 45.0% of EBITDA of the Borrower as of the end of the most recently ended Test Period at the time made; provided, that no Event of Default shall have occurred and be continuing or would result therefrom;

(xii) distributions or payments of Receivables Fees;

(xiii) if applicable, any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates and, to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate the Transactions;

(xiv) the repurchase, redemption or other acquisition or retirement for value of any Restricted Debt upon the occurrence of a Change of Control (so long as such Change of Control has been waived by the Required Lenders);

(xv) the declaration and payment of dividends or the payment of other distributions by the Borrower or a Restricted Subsidiary to, or the making of loans or advances to, any of the Borrower’s direct or indirect parent companies in amounts required for any direct or indirect parent companies to pay, in each case without duplication:

(A) franchise taxes and other fees, taxes and expenses required to maintain their legal existence;

(B) federal, foreign, state and local income or franchise taxes; provided, that, in each fiscal year, the amount of such payments shall be equal to the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(E) fees, indemnity and expenses incurred in connection with the Transactions;

(F) fees and expenses other than to Affiliates of the Borrower related to (1) any equity or debt offering of such parent entity (whether or not successful) and (2) any Investment otherwise permitted under this covenant (whether or not successful);

(G) Public Company Costs;

(H) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower or any direct or indirect parent; and

(I) to finance Investments otherwise permitted to be made pursuant to this Section 6.03; provided, that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment; (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Borrower or one of its Restricted Subsidiaries or (y) the merger or amalgamation of the Person formed or acquired into the Borrower or one of its Restricted Subsidiaries (to the extent not prohibited by Section 6.04) in order to consummate such Investment, in each case, subject to the limitations set forth in clauses (r), (h) and (m) of, and the proviso set forth at the end of, the definition of Permitted Investment; (3) such direct or indirect parent company and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent (x) the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement or (y) such consideration is promptly contributed to the Borrower or a Restricted Subsidiary; (4) any property received by the Borrower shall not increase amounts available for Restricted Payments pursuant to Section 6.03(a) and (5) such Investment shall be deemed to be made by the Borrower or a Restricted Subsidiary by another paragraph of this Section 6.03 or pursuant to the definition of Permitted Investments (other than clause (i) thereof);

(xvi) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which (as determined by the Borrower in good faith) are cash and/or Cash Equivalents that were contributed to such Unrestricted Subsidiaries as an Investment pursuant to clause (vii) of this Section 6.03(b)); provided, that no Event of Default shall have occurred and be continuing or would result therefrom;

(xvii) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, that complies with Section 6.04; provided, that if as a result of such consolidation, merger, amalgamation or transfer of assets, a Change of Control has occurred, such Change of Control has been consented to or waived by the Required Lenders;

(xviii) the prepayment, redemption, repurchase, defeasance or other acquisition for value of any Restricted Debt; provided, that (A) immediately after giving effect thereto on a Pro Forma Basis, the Consolidated First Lien Leverage Ratio is no greater than 4.75:1.00 and (B) no Event of Default shall have occurred and be continuing or would result therefrom;

(xix) (A) the making of any Restricted Investment, provided, that at the time of making such Restricted Investment, and immediately after giving effect thereto on a Pro Forma Basis,

the Consolidated First Lien Leverage Ratio is no greater than 5.00:1.00 and (B) the making of any Restricted Dividend Payment, provided, that at the time of making such Restricted Dividend Payment, and immediately after giving effect thereto on a Pro Forma Basis, (I) the Consolidated First Lien Leverage Ratio is no greater than 4.75:1.00 and (II) no Event of Default shall have occurred and be continuing or would result therefrom; and

(xx) any payment in connection with (or to allow any parent company to make any payment in connection with) (A) any Permitted Bond Hedge Transaction and/or (B) the settlement of any Permitted Warrant Transaction by (1) delivery of shares of the Borrower’s or any parent company’s common equity upon settlement thereof and/or (2) by (x) set-off against the related Permitted Bond Hedge Transaction or (y) payment of an early termination amount in common equity upon any early termination thereof.

(c) For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment”. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time (whether pursuant to any applicable provision of this Section 6.03 or as a Permitted Investment) and if such subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”. Unrestricted Subsidiaries will not be subject to any of the mandatory prepayments, representations and warranties, covenants or events of default set forth in the Loan Documents.

Notwithstanding the foregoing, this Section 6.03 shall not permit an IP Separation Transaction.

Section 6.04. Fundamental Changes. (a) The Borrower may not consolidate, merge or amalgamate with or into or wind up into (whether or not the Borrower is the surviving corporation), and the Borrower may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(i) (A) the Borrower is the surviving Person or the Person formed by or surviving any such consolidation, merger or amalgamation (if other than the Borrower) or (B) the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Person, the “Successor Company”);

(ii) the Successor Company, if other than the Borrower, expressly assumes all the Obligations of the Borrower pursuant to documentation reasonably satisfactory to the Administrative Agent; and

(iii) each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case clause (i)(B) of Section 6.04(c) shall apply, shall have reaffirmed its Obligations under the applicable Loan Documents to which it is a party pursuant to documentation reasonably satisfactory to the Administrative Agent;

; it being understood that any Successor Company will succeed to, and be substituted for the Borrower under the Loan Documents.

(b) Subject to the other provisions of Section 6.04(a),

(i) a Restricted Subsidiary may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to (A) the Borrower or any other Restricted Subsidiary or

(B) any other Person so long as the transaction does not violate Section 6.05 or is consummated to effectuate any transaction permitted by Section 6.03 and/or Section 6.05 and

(ii) the Borrower may merge with an Affiliate of the Borrower solely for the purpose of reorganizing the Borrower in a different State of the United States, so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby.

(c) No Subsidiary Guarantor will, and the Borrower will not permit any Subsidiary Guarantor to, consolidate, merge or amalgamate with or into or wind up into (whether or not the Borrower or a Subsidiary Guarantor is the surviving corporation), to any Person unless:

(i) (A) a Subsidiary Guarantor is the surviving Person; or

(B) (1) the Person formed by or surviving any such consolidation, merger or amalgamation (if other than a Subsidiary Guarantor) is organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or Person, the “Successor Subsidiary Person”) and (2) the Successor Subsidiary Person, if other than such Subsidiary Guarantor, expressly assumes all the Obligations of such Subsidiary Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent; or

(ii) the transaction does not violate Section 6.05 or is consummated to effectuate any transaction permitted by Section 6.03 and/or Section 6.05;

In the case of clause (i)(B) above, the Successor Subsidiary Person will succeed to, and be substituted for, such Subsidiary Guarantor under the applicable Loan Documents.

Notwithstanding anything to the contrary in this Section 6.04, (i) any Subsidiary Guarantor may merge into, amalgamate with or transfer all or part of its properties and assets to another Restricted Subsidiary or the Borrower, (ii) any Restricted Subsidiary may dissolve or liquidate its affairs (or consummate an analogous transaction) if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) if the relevant dissolving or liquidating Restricted Subsidiary is a Loan Party, the assets of such Restricted Subsidiary are transferred to another Loan Party or such transfer is otherwise treated as an Investment and permitted by Section 6.03 and (iii) any Subsidiary Guarantor may merge into, amalgamate with or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Borrower without the necessity of complying with any requirement to provide the documentation described in Section 6.04(a)(iii).

Section 6.05. Asset Sales. Cause or make an Asset Sale, unless:

(a) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (as determined in good faith by the Borrower at the time of the execution of the definitive agreement with respect to such Asset Sale) of the assets sold or otherwise disposed of;

(b) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (determined in good faith by the Borrower at the time of the execution of the definitive agreement with respect to such Asset Sale); provided, that the amount of:

(i) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations or that are owed to the

Borrower or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which the Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing;

(ii) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale; and

(iii) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $405,000,000 and 90.0% of EBITDA of the Borrower as of the end of the most recently ended Test Period at the time of the execution of the definitive agreement with respect to the relevant Asset Sale, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time of the execution of the definitive agreement with respect to the relevant Asset Sale without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

To the extent any Collateral is disposed of pursuant to a Permitted Asset Sale or as permitted by this Section 6.05 or pursuant to any disposition that does not constitute an Asset Sale but is otherwise not prohibited under this Agreement, in each case, to any Person other than a Loan Party, such Collateral shall be disposed of free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Notwithstanding the foregoing, neither the Borrower nor any Restricted Subsidiary shall consummate any Asset Sale that constitutes an IP Separation Transaction.

Section 6.06. [Reserved]

Section 6.07. Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits:

(a) any Loan Party from creating, incurring or permitting to exist any Lien upon any of its property or assets to secure the Obligations (as the Obligations are in effect on the date on which such agreement or arrangement is entered into and after giving effect to the applicable anti-assignment provisions of the UCC and/or any other applicable requirement of law); or

(b) any Restricted Subsidiary that is not a Loan Party from paying dividends or other distributions with respect to any of its Capital Stock;

provided, that the foregoing shall not apply to:

(i) restrictions and conditions imposed by law, by any Loan Document, by any documentation governing any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, any Permitted First Priority Incremental Equivalent Debt, any Permitted Junior Priority Incremental Equivalent Debt, any Permitted Unsecured Incremental Equivalent Debt, any Indebtedness, Disqualified Stock or Preferred Stock incurred in reliance on Section 6.01(a), Section 6.01(b)(ii), Section 6.01(b)(xi), Section 6.01(b)(xiii), Section 6.01(b)(xviii) and/or Section 6.01(b)(xxv) or any Refinancing Indebtedness in respect of any of the foregoing Indebtedness, or (x) which exist on the Effective Date or (y) to the extent contractual obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not materially expand the scope of such contractual obligation;

(ii) customary restrictions and conditions contained in agreements relating to any sale of assets pending such sale; provided, that such restrictions and conditions apply only to the Person or property that is to be sold;

(iii) restrictions and conditions (x) on any Foreign Subsidiary by the terms of any Indebtedness, Disqualified Stock or Preferred Stock of such Foreign Subsidiary permitted to be incurred hereunder or (y) by the terms of the documentation governing any Receivables Facility that in the good faith determination of the Borrower are necessary or advisable to effect such Receivables Facility;

(iv) restrictions or conditions imposed by any agreement relating to Secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Person obligated under such Indebtedness and its subsidiaries or the property or assets intended to secure such Indebtedness;

(v) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(vi) restrictions and conditions imposed by the terms of the documentation governing any Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Borrower that is not a Loan Party, which Indebtedness, Disqualified Stock or Preferred Stock is permitted by Section 6.01;

(vii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.03 or as Permitted Investments and applicable solely to such joint venture entered into in the ordinary course of business;

(viii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis;

(ix) restrictions on cash, other deposits or net worth imposed by customers or governmental or regulatory bodies under contracts entered into in the ordinary course of business;

(x) Secured Indebtedness otherwise permitted to be incurred under Sections 6.01 and 6.02 that limits the right of the obligor to dispose of the assets securing such Indebtedness;

(xi) restrictions (A) set forth in any agreement for any disposition of any Restricted Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such disposition and/or (B) relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement or that would result in the occurrence of the Termination Date;

(xii) restrictions set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(xiii) any restriction created in connection with any factoring program implemented in the ordinary course of business, so long as in the case of any prohibition on Liens, the relevant restriction relates solely to assets subject to such factoring program and the Capital Stock of any Person participating in such factoring program;

(xiv) any encumbrances or restrictions of the type referred to in clauses (a) and (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xii) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(xv) customary subordination and/or subrogation provisions set forth in guaranty or similar documentation (not relating to Indebtedness for borrowed money) that is entered into in the ordinary course of business; and

(xvi) customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment thereof, in each case entered into in the ordinary course of business.

Section 6.08. Business of the Borrower and its Restricted Subsidiaries. Engage in any material line of business other than Similar Businesses.

Section 6.09. Modification of Certain Documentation. Amend, modify or change (other than in connection with the incurrence of permitted Refinancing Indebtedness) (a) the subordination provisions of any Subordinated Financing Documentation (and the component definitions used therein) in a manner that is materially adverse to the Lenders (as determined by the Borrower in good faith) or (b) any other term or condition of any Subordinated Financing Documentation with respect to Material Indebtedness, in the case of this clause (b), in any manner where, after giving effect to such amendment, modification or change, such Indebtedness would not otherwise be permitted by Section 6.01.

Section 6.10. Financial Covenant. Except with the written consent of the Required Revolving Lenders and subject to Section 7.02, permit the Consolidated First Lien Leverage Ratio as of the last day of any Test Period to be greater than 7.25:1.00. Notwithstanding the foregoing, this Section 6.10 shall only be in effect as of the last day of any Test Period (commencing, if applicable, with the first full fiscal quarter ending after the Effective Date) if, at such time, the aggregate amount of (i) Revolving Loans and Swingline Loans outstanding at such time plus (ii) the aggregate L/C Exposure at such time (excluding, in the case of this clause (ii), the maximum Stated Amount of undrawn Letters of Credit) exceeds as of the last day of such Test Period 35.0% of the aggregate amount of all Revolving Credit Commitments in effect as of the last day of such Test Period.

Section 6.11. Accounting Changes. Make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by Lenders to, make any adjustments to this Agreement and the other Loan Documents that are necessary to reflect such change in fiscal year.

ARTICLE VII

Events of Default

Section 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in any Loan Document or any representation, warranty, statement or information contained in any document required to be furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; it being understood and agreed that if the relevant representation and warranty is capable of being cured (including by the delivery of a restated certification or calculation or restated financial statements), no Event of Default may arise under this Section 7.01(a) with respect to such representation and warranty unless such representation and warranty remains incorrect in any material respect for a period of 30 days following the delivery of a written notice by the Administrative Agent of the relevant inaccuracy to the Borrower;

(b) default shall be made in (i) the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise or (ii) when and as required to be paid herein, any amount required to be prepaid and/or Cash Collateralized pursuant to Section 2.13(a)(iii);

(c) default shall be made in the payment of any reimbursement with respect to any L/C Disbursement, interest on any Loan or L/C Disbursement or any Fee or other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), Section 5.05(a) (provided, that any Event of Default arising from a failure to deliver any notice of Default or Event of Default shall automatically be deemed to have been cured (and no longer continuing) immediately upon the earlier to occur of (x) the delivery of notice of the relevant Default or Event of Default and (y) the cessation of the existence of the underlying Default or Event of Default) or in Article VI; provided, that, notwithstanding this clause (d):

(i) any breach of Section 6.10 is subject to cure as provided in Section 7.02, and

(ii) no Event of Default may arise under Section 6.10 until the earlier of (A) the 15th Business Day after the day on which the relevant Pricing Certificate is required to be delivered (unless the Cure Right has been exercised three times in the applicable four consecutive Fiscal Quarter period), and then only to the extent the Cure Amount has not been received on or prior to such date and (B) the date (if any) on which the Borrower delivers written notice to the Administrative Agent that the Cure Right with respect to such breach will not be exercised (it being understood and agreed for the avoidance of doubt that the Borrower shall not have any obligation to deliver any such notice to the Administrative Agent);

(e) default shall be made in the due observance or performance by any Loan Party or its Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower;

(f) (i) the Borrower or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness of the Borrower or any Restricted Subsidiary that, in the aggregate, constitutes Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period), which failure enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that is a failure to pay such Indebtedness at its maturity or (ii) any other event or condition occurs that results in any Indebtedness of the Borrower or any Restricted Subsidiary that, in the aggregate, constitutes Material Indebtedness (other than for the avoidance of doubt, with respect to such Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant documentation which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary) becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace period) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that:

(A) this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is otherwise permitted hereunder,

(B) any failure described under clauses (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Article VII;

(C) is understood and agreed that the occurrence of any event described in this clause (f) that would, prior to the expiration of any applicable grace period, permit the holder or holders of the relevant Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required) such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, will not result in a Default or Event of Default under this Agreement prior to the expiration of such grace period; and

(D) any conversion of, or trigger of conversion rights with respect to, any convertible debt security (whether or not such conversion is to be settled in cash or Capital Stock or any combination thereof) shall not constitute an Event of Default unless such conversion results from an event of default thereunder or a “change of control”, “fundamental change” or similar occurrence thereunder.

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower and/or any Significant Subsidiary, or of a substantial part of the property or assets of the Borrower and/or any Significant Subsidiary, under Title 11 of the United States Code or any other Federal, state, provincial or foreign bankruptcy, insolvency, receivership, arrangement, restructuring or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, monitor or similar official for the Borrower and/or any Significant Subsidiary for a substantial part of the property or assets of the Borrower and/or any Significant Subsidiary or (iii) the winding up or liquidation of the Borrower and/or any Significant Subsidiary; and, in each case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower and/or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state, provincial or foreign bankruptcy, insolvency, receivership, arrangement, restructuring or similar law, (ii) consent to the institution of any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, monitor or similar official for the Borrower and/or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it or consent to any order requested in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) admit in writing its general inability or fail generally to pay its debts as they become due;

(i) one or more judgments for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by insurance as to which an insurance company has not denied coverage and/or an indemnity or similar arrangement from a third party (including any escrow arrangement) and the third party has not validly denied its indemnity obligations) shall be rendered against the Borrower and/or any Significant Subsidiary (other than an Immaterial Subsidiary) and the same shall not have been paid, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; provided, that it is understood and agreed that the occurrence of any event described in this clause (i) will not result in a Default or Event of Default under this Agreement prior to the expiration of such 60 consecutive day period;

(j) (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted in a Material Adverse Effect or (ii) a Pension Event occurs with respect to a Foreign Plan which has resulted in a Material Adverse Effect;

(k) any material provision of any Loan Document, at any time after its execution and delivery, shall for any reason cease to be in full force and effect (other than in accordance with its terms or in accordance with the terms of the other Loan Documents), or any Loan Party contests in writing the validity or enforceability of any material provision of any Loan Document, or any Loan Party denies in writing that it has any or further liability thereunder (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents);

(l) any Lien in respect of a material portion of the Collateral, taken as a whole, purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid, perfected Lien having the priority contemplated thereby (except as otherwise expressly provided in this Agreement or such Security Document), except to the extent that any lack of validity, perfection or priority results from the Collateral Agent (i) no longer having possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (ii) as a result of a Uniform Commercial Code filing having lapsed because Uniform Commercial Code continuation statements were not filed in a timely matter; or

(m) there shall have occurred a Change of Control;

then, and in every such event (A) (other than (x) an event with respect to the Borrower described in paragraph (g) or (h) above, (y) as a result of any Event of Default arising under Section 7.01(d) (as a result of any breach of Section 6.10) and/or (z) any Event of Default arising under Section 7.01(a) as a result of a breach of any representation or warranty made as a condition to any Credit Event or any deemed Credit Event), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) require the Borrower to Cash Collateralize the L/C Exposures then outstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Exposures as aforesaid shall automatically become effective, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (II) during the continuance of any Event of Default arising under (1) Section 7.01(d) (with respect to any breach of Section 6.10) and/or (2) Section 7.01(a) (as a result of a breach of any representation or warranty made as a condition to any Credit Event or any deemed Credit Event) (A) upon the request of the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Administrative Agent shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Revolving Credit Commitments, (ii) declare the Revolving Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) require that the Borrower Cash Collateralize the L/C Exposure then outstanding and (B) on or after the date on which the rights under clause (A) immediately above are exercised, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith any remaining Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Notwithstanding anything to the contrary contained herein or in any other Loan Document:

(A) neither the Administrative Agent nor any Lender shall be permitted to deliver a notice of default or exercise any right or remedy provided under any Loan Document or at law or equity, including any remedy provided under the UCC, with respect to any event, action or circumstance disclosed pursuant to a filing with the SEC, posted on the Platform or otherwise reported to the Lenders or the Administrative Agent (including through any notice of Default or Event of Default) more than two years after the date of such disclosure, posting or other report; provided that such two year limitation shall not apply if (x) the Administrative Agent has commenced any remedial action in respect of any such event, action or circumstance prior to the expiration of such two-year period or (y) the Borrower was aware that such event, action or circumstance resulted in a Default or Event of Default and did not deliver a notice of Default or Event of Default to the Administrative Agent in respect thereof; and

(B) neither (1) a breach or default by any Loan Party under Section 6.10(a) nor (2) any Event of Default arising from the material inaccuracy of any representation or warranty made as a condition to any Credit Event or any deemed Credit Event will constitute an Event of Default with respect to any Term Loan unless and until the Required Revolving Lenders have accelerated the Revolving Loans, terminated the commitments under the Revolving Credit Facility and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Credit Facility and have not rescinded such demand or acceleration.

Section 7.02. Right to Cure. Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrower fails to comply with the requirements of Section 6.10 as of the end of any relevant fiscal quarter, the Borrower shall have the right (the “Cure Right”) (at any time during such fiscal quarter or thereafter until the date that is 15 Business Days after the date the Pricing Certificate is required to be delivered pursuant to Section 5.04(c)) to issue Capital Stock (other than Disqualified Stock) for cash or otherwise receive cash contributions to its equity for such Capital Stock (the “Cure Amount”), and thereupon the

Borrower’s compliance with Section 6.10 shall be recalculated giving effect to the following pro forma adjustments: (i) EBITDA shall be increased, solely for the purposes of determining compliance with Section 6.10, including determining compliance with Section 6.10 as of the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter by an amount equal to the Cure Amount and (ii) if, after giving effect to the foregoing recalculations, the requirements of Section 6.10 shall be satisfied, then the requirements of Section 6.10 shall be deemed satisfied as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.10 that had occurred shall be deemed cured for the purposes of this Agreement (it being understood and agreed there shall be no pro forma or other reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining compliance with Section 6.10 for the fiscal quarter in respect of which the Cure Right was exercised (other than, with respect to any future period, to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness)). Notwithstanding anything herein to the contrary, (x) in each four fiscal quarter period there shall be a period of at least one fiscal quarter in which the Cure Right is not exercised and (y) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.10; provided, that no Lender or Issuing Bank shall be required to make any Revolving Loan or issue any Letter of Credit from and after such time as the Administrative Agent has received the relevant Pricing Certificate (or such Pricing Certificate was required to be delivered) evidencing a Consolidated First Lien Leverage Ratio that is not in compliance with Section 6.10 when applicable unless and until the Cure Amount is actually received and such Cure Amount causes the Borrower to be in compliance with Section 6.10.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (the Administrative Agent and the Collateral Agent are referred to collectively, as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement, the Security Documents and any Intercreditor Agreement.

The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents and which such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08); provided, that neither Agent shall be required to take any discretionary action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, (c) each Agent shall be fully justified in failing or refusing to take any discretionary action under any Loan Document unless it shall first receive such advice or concurrence of the relevant Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the relevant Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action and (d) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the subsidiaries thereof that is communicated to or obtained by the bank serving as the Administrative Agent and/or the Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable to any Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower or any Affiliate thereof), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith and in accordance with the advice of any such counsel, accountants or experts.

For purposes of determining compliance with the conditions specified in Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying in writing the relevant Lenders, each Issuing Bank (if applicable) and the Borrower. If any Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon ten days’ notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or removal of the Administrative Agent or the Collateral Agent, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld, and provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing under paragraphs (g)(i) or (h) of Section 7.01), to appoint a successor (other than a Disqualified Institution) which shall be a commercial banking institution organized under the laws of the United States or any State or a United States branch or agency of a commercial banking institution, in each case having a combined capital and surplus of at least $500,000,000.

If no successor agent is appointed prior to the effective date of resignation of the relevant Agent specified by such Agent in its notice (which shall not be less than 30 days after receipt of such notice), the resigning Agent may appoint, after consulting with the relevant Lenders and obtaining the consent of the Borrower (such consent not to be unreasonably withheld, and provided that no such consent of the Borrower shall be required if a Specified Default has occurred and is continuing), a successor agent from among the Required Lenders. If no successor agent has accepted appointment as the successor agent by the date which is 30 days following the retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders (or one or more Lenders designated by them) shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as an Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Security Documents, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Security Documents or (b) otherwise ensure that the obligations under Section 5.09 are satisfied, the successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Solely in the circumstance where (a) the Borrower has incurred one or more Classes of Other Revolving Credit Commitments and/or Incremental Revolving Credit Commitments, as applicable, and (b) JPMorgan or any of its Affiliates then acting as the Swingline Lender and/or the Issuing Bank has not agreed in writing to continue to serve in the capacity of Swingline Lender and/or Issuing Bank for such Class(es) of Other Revolving Credit Commitments or Incremental Revolving Credit Commitments with a stated Maturity Date later than the latest Revolving Credit Maturity Date with respect to its Revolving Credit Commitments, then upon the written request of the Borrower (which must be approved (such approval not to be unreasonably withheld or delayed) by the Required Lenders), JPMorgan or any of its Affiliates shall resign as Agents, with such resignation becoming effective immediately upon the appointment of (and acceptance by) a Person reasonably satisfactory to the Borrower and the Required Lenders as successor Agents. Upon any such appointment and acceptance by successor Agents as provided in the foregoing sentence, the provisions of the third, fourth and fifth sentence of the immediately preceding paragraph shall apply to the resigning Agents.

None of the Lenders or other Persons identified on the cover page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.

Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arrangers, the Documentation Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers, the Documentation Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent and the Collateral Agent (irrespective of whether the Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the Obligations and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and each Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of such Lenders and each such Agent and their respective agents and counsel and all other amounts due such Lenders and the Administrative Agent under Sections 2.05 and 9.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to such Agent and, in the event such Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.05.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any relevant Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any relevant Lender to authorize such Agent to vote in respect of the claim of any such Lender in any such proceeding.

Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Agents in this Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VIII included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided herein with respect to such Issuing Bank.

It is understood and agreed that:

(a) Each Lender and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a "Payment") were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable Requirements of Law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payment received, including, without limitation, any defense based on "discharge for value" or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 8.14 shall be conclusive, absent manifest error.

(b) Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a "Payment Notice") or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware that any Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower hereby agrees that in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such erroneous Payment (or portion thereof) for any reason, (x) the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount (it being understood and agreed that aggregate Obligations of the Loan Parties shall not be increased as a result of the application of this clause (c)) and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligation owed by the Borrower, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from (or on behalf of ) the Borrower or any other Loan Party for the purpose of making such Payment.

(d) Each party's obligations under clauses (a) through (c) above shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE IX

Miscellaneous

Section 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or, subject to the terms of the immediately succeeding paragraph, electronic mail, as follows:

(a) if to the Borrower, to them at:

3311 East Old Shakopee Road
Minneapolis, Minnesota

55425

Attention of: William McDonald
Email: [email address omitted]

Attention of: Nick Cucci
Email: [email address omitted]

and (with shall not constitute notice):

Benton Lewis
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(Fax No. [fax number omitted])
Email: [email address omitted]

(b) if to JPMorgan as Administrative Agent or as an Issuing Bank or a Swingline Lender, to:

JPMorgan Chase Bank, N.A.

4041 Ogletown Stanton Road, Floor 2

Newark, Delaware 19713

Attention of: Cassandra Haas and Samuel Stasio

and (with shall not constitute notice):

Rajani Gupta

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Email: [email address omitted]

Christoffer Adler

White & Case LLP

555 South Flower Street, Suite 2700

Los Angeles, California 90071

Email: [email address omitted]

and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or electronic mail or on the date 3 Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time in writing, notices and other communications may also be delivered or furnished by e-mail. All such notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

Section 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and each other Loan Party herein or any other Loan Document shall be considered to have been relied upon by the Agents, the Lenders and the Issuing Banks, shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by each Issuing Bank and shall continue in force and effect until the Termination Date, regardless of any investigation made by the Agents, the Lenders or such Issuing Bank or on their behalf, and notwithstanding that any Agent, any Lender or any Issuing Bank may have had notice or actual knowledge of any Default at the time of any Credit Event. The provisions of Sections 2.15, 2.17, 2.21 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank, but in each case subject to the express limitations set forth in this Agreement.

Section 9.03. Binding Effect. This Agreement shall become effective upon the occurrence of the Effective Date.

Section 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, any Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees (in each case, other than to Disqualified Institutions) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans of any Class at the time owing to it); provided, however, that (i) each of the Administrative Agent and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided, that (x) no such consent shall be required to any such assignment of (1) Term Loans made to a Term Lender or an Affiliate or Related Fund of a Term Lender (in each case, other than to Disqualified Institutions) (each, a “Term Qualifying Eligible Assignee”) or (2) Revolving Loans and/or Revolving Credit Commitments made to a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender so long as such Affiliate has similar creditworthiness and Letter of Credit capabilities as the assigning Revolving Credit Lender (in each case, other than to Disqualified Institutions) (each, a “Revolving Qualifying Eligible Assignee” and, together with each Term Qualifying Eligible Assignee, the “Qualifying Eligible Assignees”), (y) the consent of the Borrower shall not be required during the continuance of any Specified Default and (z) the Borrower shall be deemed to have consented to an assignment of all or a portion of the Term Loans unless it shall have objected to the relevant proposed assignment by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof, (ii) in the case of any assignment of a Revolving Credit Commitment of any Class, each Issuing Bank must, to the extent its L/C Exposure equals or exceeds $5,000,000, give its prior written consent (which consent shall not be unreasonably withheld or delayed), (iii) in the case of any assignment, other than assignments of Term Loans to any Qualifying Eligible Assignee, (x) the amount of the Revolving Credit Commitment of the assigning Lender of a given Class (or, in the case of an assignment of Loans after such Revolving Credit Commitment of any Class has expired or been terminated, the aggregate Principal Amount of the Loans of the assigning Lenders of such Class) subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the entire remaining amount (or, Principal Amount, as applicable) of such Lender’s Revolving Credit Commitment (or Loans) of such Class) and shall be in an amount (or, Principal Amount, as applicable) of any

Class that is an integral multiple of $1,000,000 (or the entire remaining amount (or, Principal Amount, as applicable) of such Lender’s Revolving Credit Commitment (or Loans) of the applicable Class) and (y) the amount of the Term Loans of any Class of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Term Loans of any Class) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Term Loans of any Class); provided, however, that simultaneous assignments of Term Loans to two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and (B) delivered together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion; provided, that only one such fee shall be payable in connection with simultaneous assignments by or to two or more Related Funds) and (v) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and the tax forms required under Section 2.21(e) or (f), as applicable. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17, 2.21 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any Fees accrued for its account and not yet paid). This clause (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes or Commitments on a non-pro rata basis. Notwithstanding the foregoing to the contrary, Goldman Sachs Bank USA may assign its Commitments or Loans to Goldman Sachs Lending Partners LLC without the consent of any party hereto.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Credit Commitment of the applicable Class, and the outstanding balances of its Term Loans of the applicable Class and Revolving Loans of the applicable Class, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any subsidiary or the performance or observance by the Borrower or any subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance, (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Section 5.04 Financial Statements (or prior to the delivery thereof, the financial statements referred to in Section 3.05), any Intercreditor Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (vi) such assignee appoints and authorizes the Administrative Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral

Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto, (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender, (viii) such assignee agrees to be bound by any Intercreditor Agreement, (ix) such assignee confirms that such assignee shall not be entitled to receive any greater payment under Sections 2.15, 2.17 or 2.21 than such assigning Lender would have been entitled to receive as of the date of such assignment with respect to the interest being assigned, except to the extent that the entitlement to any greater payment results from any Change in Law after the date of such assignment and (x) such assignee confirms that it is not a Disqualified Institution or an Affiliate of a Disqualified Institution, provided, that in connection therewith, upon the request of any Lender or at the request of any potential assignee, the Administrative Agent shall make available to such Lender the list of Disqualified Institutions at the relevant time and such Lender may provide the list to any potential assignee for the purpose of verifying whether such Person is a Disqualified Institution.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and any changes thereto, whether by assignment or otherwise, and the relevant Commitment (by Class) of, and principal amount of the relevant Loans (by Class) (and related interest amount and fees with respect to such Loan) owing and paid to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent, each Issuing Bank, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, the Borrower and the Issuing Banks to such assignment (in each case to the extent required pursuant to paragraph (b) above) and any applicable tax forms required by Section 2.21(e) and/or (f), as applicable, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower, any Swingline Lender, any Issuing Bank or the Administrative Agent sell participations to one or more banks or other Persons (other than to Disqualified Institutions, any natural Person or, other than with respect to any participation to any Debt Fund Affiliate (any such participations to a Debt Fund Affiliate being subject to the limitation set forth in the first proviso of the penultimate paragraph set forth in Section 9.04(k), as if the limitation applied to such participations), the Borrower or any of its Affiliates) in all or a portion of its rights and obligations under this Agreement (including all or a portion of any Class of its Commitment and any Class of the Loans owing to it and its participations in the L/C Exposure and/or Swingline Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.17 and 2.21 (subject to the requirements and limitations of such Sections) to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and in the case of Section 2.21, only to the extent the taxes do not result from a failure by such participant to provide any form of information that it would have been required to provide under such Section if it were a Lender), (iv) to the extent permitted by applicable law, each participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, so long as such participant agrees to be subject to Section 2.19 as though it were a Lender, (v) the Borrower, the Administrative Agent, each Issuing Bank, each Swingline Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers described in clauses (i), (ii) and (iii) of Section 9.08(b) as it pertains to the Class of Loans or Commitments in which such participant has an interest) and (vi) each Revolving Credit Lender shall deliver written notice to the Borrower of its intention to sell participations in its Revolving Credit Commitments and Revolving Loans (including the identity of any prospective participant) at least three Business Days prior to the effectiveness of such participation. Each Lender selling a participation to a participant shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, keep a register, meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each such participation, specifying such participant’s name, address and entitlement to payments of principal and interest with respect to such participation (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. In addition, each such Lender shall provide the Administrative Agent and the Borrower with the applicable forms, certificates and statements described in Section 2.21(e) and/or (f) hereof, as applicable, as if such participant was a Lender hereunder.

(g) If any assignment or participation under this Section 9.04 is made to any Disqualified Institution and/or any Affiliate of any Disqualified Institution (other than any Bona Fide Debt Fund) and/or any other Person to whom the Borrower’s consent is required but not obtained, in each case, without the Borrower’s prior written consent (any such person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, (B) in the case of any outstanding Loan and/or participation in any Letter of Credit and/or Swingline Loan held by such Disqualified Person, purchase such Loan and/or participation by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Loans and/or participations and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans and/or participations in Letters of Credit and Swingline Loans, as applicable, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower, (II) in the case of clauses (A) and (B), the Borrower shall not be liable to the relevant Disqualified Person under Section 2.17 if any SOFR Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto, (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that (x) no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph and (y) any Term Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided that, to the extent the aggregate principal amount of Term Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed to the Borrower or any of its subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled)) and (IV) in no event shall such Disqualified Person be entitled to receive amounts to which it would otherwise be entitled under Section 2.07. Further, whether or not the Borrower has taken any action described in the preceding sentence, (A) no Disqualified Person identified by the Borrower to the Administrative Agent shall be permitted to (x) receive information (including financial statements) provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) for purposes of determining whether the Required Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Disqualified Person shall have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class, all Lenders or all affected Lenders, as the case may be, have taken any action, and (y) each Disqualified Person shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons (1) in any proceeding under any Debtor Relief Law commenced by or against the Borrower or any other Loan Party and/or (2) for purposes of any matter requiring the consent of each Lender or each affected Lender and (C) no Disqualified Person shall be entitled to receive the benefits of Section 9.03. For the sake of clarity, the provisions in this Section 9.04(g) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person. Nothing in this Section 9.04(g) shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity.

(h) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time assign all or any portion of its rights under this Agreement to any Person other than a Disqualified Institution, including without limitation any pledge or assignment to secure obligations to any Federal Reserve bank or other central bank having jurisdiction over such Lender, to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided, that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto. Each party hereto hereby agrees that no such assignment by a Lender shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower hereunder.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle other than any Disqualified Institution (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (x) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower hereunder, (y) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (z) the Granting Lender shall for all purposes remain the Lender of record hereunder. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder (other than in a transaction permitted by Section 6.04) without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(k) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to an Affiliated Lender on a non-pro rata basis (A) through Dutch auctions open to all Lenders holding the relevant Term Loans on a pro rata basis or (B) through open market purchases (including, for the avoidance of doubt, any negotiated transaction), in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided, that:

(i) any Term Loans acquired by the Borrower or any of its subsidiaries shall be retired and cancelled immediately upon the acquisition thereof; provided, that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and the principal repayment installments with respect to the Term Loans pursuant to Section 2.11(a) shall be reduced by the full par value of the aggregate principal amount of Term Loans so cancelled as directed by the Borrower (or, in the absence of such direction, in direct order of maturity);

(ii) any Term Loans acquired by any Non-Debt Fund Affiliate may (but shall not be required to) be contributed to the Borrower or any of its subsidiaries for purposes of cancelling such Indebtedness (it being understood that any such Term Loans shall be retired and cancelled immediately upon such contribution); provided, that upon any such cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and the principal repayment installments with respect to the Term Loans pursuant to Section 2.11(a) shall be reduced by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled as directed by the Borrower (or, in the absence of such direction, in direct order of maturity);

(iii) the relevant Affiliated Lender and assigning Lender shall have executed an Affiliated Lender Assignment and Acceptance;

(iv) after giving effect to such assignment (and any substantially simultaneous cancellations thereof) and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided, that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (k)(iv) or any purported assignment exceeding the Affiliated Lender Cap; provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of all Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof), the assignment of the relevant excess amount shall be null and void;

(v) in connection with any assignment effected pursuant to a Dutch auction and/or open market purchase conducted by the Borrower or any of its Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loans to fund such assignment and (B) no Default or Event of Default exists at the time of acceptance of bids for the Dutch auction or the confirmation of such open market purchase, as applicable; and

(vi) by its acquisition of Term Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) the Term Loans held by such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders; provided, that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B) such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article II); and

(vii) no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to the Borrower and/or any subsidiary and/or their respective securities in connection with any assignment permitted by this Section 9.04(k).

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Term Loans (x) on a non-pro rata basis through Dutch Auctions open to all applicable Lenders or (y) on a non-pro rata basis through open market purchases without the consent of the Administrative Agent, in each case, notwithstanding the requirements set forth in subclauses (i) through (vii) of this clause (k); provided, that the Term Loans and unused commitments and other Loans of all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to the immediately succeeding paragraph, any plan of reorganization pursuant to the Bankruptcy Code, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document. Any Term Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to the Borrower or any of its subsidiaries for purposes of cancelling such Indebtedness (it being understood that any Term Loans so contributed shall be retired and cancelled immediately upon thereof); provided, that upon any such cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and the principal repayment installments with respect to such Term Loans pursuant to Section 2.11(a) shall be reduced by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled as directed by the Borrower (or, in the absence of such direction, in direct order of maturity).

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law is commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided, that in connection with any matter that proposes to treat any Obligations held by such Affiliated Lender in a manner that is different than the proposed treatment of similar Obligations held by Lenders that are not Affiliates, (a) such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) and (b) the Administrative Agent shall not be entitled to vote on behalf of such Affiliated Lender. Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans and participations therein and not in respect of any other claim or status that such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of (but subject to the limitations set forth in) this paragraph.

Section 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay (i) if the Effective Date occurs, all reasonable and documented out-of-pocket expenses (but limited, as to legal fees and expenses, to those of White & Case LLP, counsel for the Agents, the Arrangers and the Documentation Agents taken as a whole, and, if reasonably necessary, of one local counsel in any relevant material jurisdiction) incurred by the Arrangers, the Documentation Agents and the Agents, in connection with the preparation and administration of this Agreement and the other Loan Documents or, except as may be otherwise agreed in writing, in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated, but solely to the extent the preparation of the relevant amendment, modification or waiver has been requested by the Borrower) and (ii) all reasonable and documented out-of-pocket expenses (but limited, as to legal fees and expenses, to one counsel for all such Persons taken as a whole, and, if reasonably necessary, of one local counsel to all such Persons taken as a whole in any relevant material jurisdiction) incurred by the Agents, any Issuing Bank, any Swingline Lender or any Lender in connection with the enforcement or protection of its rights or remedies in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder.

(b) The Borrower agrees to indemnify each Arranger, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, each Swingline Lender and each Related Party of any of the foregoing Persons and their successors and permitted assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all costs, expenses (but limited, as to legal fees and expenses, to the reasonable and documented fees and out-of-pocket disbursements and other charges of one primary counsel to the Indemnitees, taken as a whole, and, if reasonably necessary, of one local counsel in any relevant material jurisdiction; provided, that if (i) one or more Indemnitees shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to one or more other Indemnitees or (ii) the representation of the Indemnitees (or any portion thereof) by the same counsel would be inappropriate due to actual or potential differing interests between them, then such expenses shall include the reasonable and documented fees and out-of-pocket disbursements and other charges of one separate counsel to such Indemnitees, taken as a whole, in each relevant material jurisdiction), and liabilities of such Indemnitee arising out of or in connection with (A) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (B) the use of the proceeds of the Loans or issuance of Letters of Credit, (C) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates) or (D) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned, leased or operated by the Borrower or any of the subsidiaries, or any liability under or relating to any Environmental Laws or relating to any Hazardous Materials related in any way to the Borrower or the subsidiaries; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such costs, expenses or liabilities (x) are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee (or its Related Parties) or material breach of its (or its Related Parties’) obligations hereunder or under the other Loan Documents, (y) relate to the presence or Release of Hazardous Materials that first occur at any property owned by the Borrower or any subsidiary after such property is transferred to any Indemnitee or its successors or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer or (z) resulted from any dispute solely among Indemnitees and not involving the Borrower, or its Affiliates. The Borrower shall have no obligation to reimburse any Indemnitee for fees and expenses unless such Indemnitee provides the Borrower with an undertaking in which such Indemnitee agrees to refund and return any and all amounts paid by the Borrower to such Indemnitee to the extent any of the foregoing items in clauses (x) through (z) occurs. Notwithstanding the foregoing, this Section 9.05 shall not apply to Tax matters, which shall be governed exclusively by Section 2.21.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Arrangers, the Documentation Agents, the Administrative Agent, the Collateral Agent, any Issuing Bank, any Swingline Lender or any other Indemnitee related thereto under paragraph (a) or (b) of this Section 9.05 (and without limiting its obligation to do so), each Lender (other than, in the case of the Issuing Banks and the Swingline Lenders, any Term Lender) severally agrees to pay to such Arranger, the Administrative Agent, the Collateral Agent, any Issuing Bank, any Swingline Lender or such related Indemnitee, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against an Arranger, the Administrative Agent, the Collateral Agent, any Issuing Bank, any Swingline Lender or a related Indemnitee in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based on its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans, Unused Revolving Credit Commitments and Other Term Loan Commitments at the time.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, any Indemnitee or any of their respective Affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that such waiver of special, indirect, consequential or punitive damages shall not otherwise limit the indemnification obligations of the Loan Parties under this Section 9.05 to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder.

(e) The provisions of this Section 9.05 shall survive the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Banks. All amounts due under this Section 9.05 shall be payable within 30 days after receipt of an invoice relating thereto setting forth such amounts in reasonable detail.

Section 9.06. Right of Setoff; Payments Set Aside. (a) If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, except to the extent prohibited by law, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its subsidiaries) to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or Issuing Bank to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender or Issuing Bank may have. Each Lender and each Issuing Bank agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or Issuing Bank; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(b) To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender or Issuing Bank, or any Agent or any Lender or Issuing Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender or Issuing Bank in its discretion) to be repaid to a trustee, receiver or any other party, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each relevant Lender or Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any relevant Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

Section 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

Section 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have under applicable law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Subject to Section 2.26, clauses (b)(i) through (viii) below and the remaining provisions of this Section 9.08, and except for those actions expressly permitted to be taken by the Agents, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Required Lenders and the Loan Parties that are party thereto and are affected by such waiver, amendment or modification; provided, however, that no such agreement shall:

(i) reduce the principal amount of, or extend or waive the final scheduled maturity date or date for the payment of any interest on, any Loan held by any Lender or any date for reimbursement of an L/C Disbursement owing to any Lender, forgive any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement held by any Lender, without the prior written consent of such Lender (but not the Required Lenders) (it being understood that any change to (A) the component definitions used in the definition of “Consolidated First Lien Leverage Ratio” and affecting the determination of interest and any waiver of default interest and/or (B) the MFN Provision (including any component definition thereof) shall only require the consent of the Borrower and the Required Lenders),

(ii) increase or extend the Commitment of, or decrease or extend the date for payment of any Fees owing to, any Lender without the prior written consent of such Lender (but not the Required Lenders) (it being understood that any change to the component definitions used in the definition of “Consolidated First Lien Leverage Ratio” and affecting the determination of any Fee shall only require the consent of the Borrower and the Required Lenders and waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments (or any Commitment) or of a mandatory prepayment of any Loans shall only require the consent of the Borrower and the Required Lenders),

(iii) (A) except as contemplated under Sections 2.15, 2.16, 2.17, 2.21, 2.22, 2.26, 2.27 and/or 9.04(k) and/or as otherwise provided in this Agreement, amend or modify the pro rata sharing of payments required by Section 2.18 or the pro rata sharing provisions applicable under Section 2.19, in each case, without the prior written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), or (B) the provisions of Section 9.04(j) (it being understood that any change to Section 6.04 shall only require approval of the Required Lenders) or the provisions of this Section 9.08 (except as set forth below) or release all or substantially all of the Guarantors or all or substantially all of the Collateral (except as permitted by Section 9.17(a) or the Guarantee and Collateral Agreement), without the prior written consent of each Lender,

(iv) (A) reduce the percentage contained in the definition of the term “Required Lenders”, without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments and extensions of credit thereunder on the Effective Date and this Section 9.08 may be amended to reflect such extension of credit) or (B) reduce the percentage contained in the definition of the term “Required Revolving Lenders”, without the prior written consent of each Revolving Lender (it being understood that with the consent of the Required Revolving Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Revolving Lenders on substantially the same basis as the Commitments and extensions of credit thereunder on the Effective Date and this Section 9.08 may be amended to reflect such extension of credit); provided that any amendment described in this clause (B) shall not require the consent of the Required Lenders,

(v) without the consent of the Required Revolving Lenders, (A) (x) amend or otherwise modify Section 6.10 (or, solely for the purposes of determining compliance with Section 6.10, the definition of “Consolidated First Lien Leverage Ratio” or any component definition thereof), (y) waive or consent to any Default or Event of Default resulting from a breach of Section 6.10 or (z) alter the rights or remedies of the Required Revolving Lenders arising pursuant to Article VIII as a result of a breach of Section 6.10 or (B) (x) waive, amend or modify any condition precedent set forth in Section 4.01 hereof as it pertains to any Revolving Loan or Letter of Credit, (y) waive or consent to any Default or Event of Default resulting from the inaccuracy of any representation and/or warranty made as condition precedent to any Borrowing of any Revolving Loan and/or the issuance of any Letter of Credit or (z) alter the rights or remedies of the Required Revolving Lenders arising pursuant to Article VIII as a result of the inaccuracy of any representation and/or warranty made as condition precedent to any Borrowing of any Revolving Loan and/or the issuance of any Letter of Credit; provided, however, that the amendments, modifications, waivers and consents described in this clause (v) shall not require the consent of any Lenders other than the Required Revolving Lenders,

(vi) amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent, any Issuing Bank or any Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, such Issuing Bank or such Swingline Lender (but not the Required Lenders), as the case may be,

(vii) amend, waive or otherwise modify Section 9.04(i) without the consent of each Granting Lender (but not the Required Lenders) all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification or

(viii) other than in connection with (A) a debtor-in-possession financing or the use of cash collateral in any insolvency proceeding or (B) the implementation of any capital lease and/or purchase money financing and/or any “asset-based” revolving credit facility or similar financing, subordinate (x) the Liens on all or substantially all of the Collateral securing any of the Loans to the Liens securing any other Indebtedness for borrowed money or (y) any Loans in contractual right of payment to any senior Indebtedness, in either the case of subclause (x) or (y), unless each adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Loans that are adversely affected thereby held by such Lender) of the senior Indebtedness on the same terms (other than bona fide backstop fees, any arrangement or restructuring fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the senior Indebtedness and to the extent such adversely affected Lender decides to participate in the senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the senior Indebtedness afforded to the providers of the senior Indebtedness (or any of their Affiliates) in connection with providing the senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than three Business Days; provided, however, that (1) if any such adversely affected Lender does not accept an offer to provide its pro rata share of such senior Indebtedness within the time specified for acceptance of such offer being made, such adversely affected Lender shall be deemed to have declined such offer and (2) any subordination expressly permitted by the Loan Documents shall not be restricted by subclauses (x) and (y) above.

Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) no amendment, waiver or consent relating to clauses (b)(i) or (b)(ii) may be effected and the principal amount of any Loan of any Defaulting Lender may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender or than it is to, other affected Lenders shall require the consent of such Defaulting Lender.

(c) Notwithstanding the foregoing, (i) in addition to any credit extensions and related Incremental Amendments or Refinancing Amendments effectuated without the consent of Lenders in accordance with Section 2.26 or Section 2.27, as applicable, this Agreement (including this Section 9.08 and Section 2.18) may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (A) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the relevant Term Loans and relevant Revolving Loans and the accrued interest and Fees in respect thereof and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new credit facilities and/or (ii) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder, any Incremental Equivalent Debt, and/or any Refinancing Amendments, that are favorable to the then-existing Lenders, as reasonably determined by the

Administrative Agent (it being understood that, where applicable, any such amendment may be effectuated as part of an Incremental Amendment and/or a Refinancing Amendment).

(d) Notwithstanding the foregoing, any amendment, modification or waiver of, or consent with respect to Section 2.13(f) relating to the application of any mandatory prepayment that results in a Class of Term Lenders being allocated a lesser repayment than such Class would otherwise have been entitled to in the absence of such amendment, modification or waiver, shall require the consent of the Required Lenders for such affected Class (except in the case where additional extensions of terms loans are being afforded substantially the same treatment afforded to the relevant Term Loans pursuant to this Agreement on the Effective Date).

(e) In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all or a portion of the outstanding Term Loans of a given Class (any such Term Loans, the “Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall be Loans of a new Class hereunder (“Replacement Term Loans”); provided, that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus any applicable Excess Permitted Refinancing Amount), (ii) [reserved], (iii) other than with respect to the Inside Maturity Amount and/or any Customary Term A Loan, the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing, (iv) the borrower of such Replacement Term Loans shall be the Borrower or the same as the borrower of such Refinanced Term Loans and (v) except as otherwise permitted herein (including with respect to margin, MFN protection, pricing, call protection, maturity and fees), the representation and warranty, covenant and default terms of such Replacement Term Loans, if not substantially consistent with those applicable to any then-existing Term Loans, must be, taken as a whole, not materially more favorable (as determined by the Borrower in good faith at the time the definitive documentation for such Replacement Term Loans is finalized) to the lenders or investors providing such Indebtedness than the corresponding terms of the Loan Documents or otherwise reasonably satisfactory to the Administrative Agent (it being agreed that any terms contained in such Replacement Term Loans (i) which are applicable only after the then-existing Latest Maturity Date applicable to the Term Loans, (ii) any covenants or provisions which are then-current market terms for the applicable type of Indebtedness (as determined by the Borrower in good faith at the time the definitive documentation for such Replacement Term Loans is finalized), including any financial maintenance covenant applicable to any Customary Term A Loan (which shall constitute a “then-current market term” for Customary Term A Loans) or (iii) that are more favorable to the lenders or the agent of such Indebtedness than the corresponding terms of the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders or the Administrative Agent, as applicable, pursuant to an amendment to this Agreement effectuated in reliance on Section 9.08(c)(ii) shall be deemed satisfactory to the Administrative Agent); provided, further, that in respect of this clause (e), any Non-Debt Fund Affiliate and Debt Fund Affiliate shall be permitted (without Administrative Agent consent) to provide any Replacement Term Loans, it being understood that in connection with such Replacement Term Loans, the relevant Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Persons under Section 9.04 as if such Replacement Term Loans were Term Loans.

(f) Notwithstanding anything to the contrary contained in this Section 9.08:

(i) if following the Effective Date, the Administrative Agent and the Borrower shall have agreed in their sole and absolute discretion that there is an ambiguity, inconsistency, manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within two Business Days following receipt of notice thereof (it being understood that the Administrative Agent has no obligation to agree to any such amendment);

(ii) the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive this Agreement and/or any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents;

(iii) the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary or advisable in the reasonable opinion of the Borrower and the Administrative Agent to (A) effect the provisions of Sections 2.26, 2.27 and/or 9.08(e), or any other provision of this Agreement or any other Loan Document specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (B) in connection with the establishment of a tranche of Customary Term A Loans under this Agreement pursuant to any Incremental Amendment and/or any Refinancing Amendment, incorporate a “financial maintenance covenant” that only applies for the benefit of the lenders in respect of such facility (but not any other Lender); it being understood that the Borrower and the Administrative Agent are hereby authorized under this clause (iii)(C) to amend such provisions of this Agreement (including, without limitation, Section 6.10, Section 7.01 and this Section 9.08) as may be necessary to establish such financial maintenance covenant and ensure that only the Lenders in respect of such Customary Term A Loans have rights with respect thereto; it being understood and agreed that any Term Loan that constitutes a Customary Term A Loan may include one or more financial covenants that do not apply for the benefit of any Lender that does not hold such Customary Term A Loan;

(iv) it is understood and agreed that any Incremental Amendment may provide that with respect to any Class of Loans and/or Commitments that is structured as a “delayed draw” or similar facility, (i) any condition precedent to the funding of any Loan thereunder and/or (ii) any Event of Default (including with respect to the exercise of any remedy in respect thereof) arising as a result of any inaccuracy of any representation and/or warranty (including any certification) made in connection with the satisfaction of any such condition precedent, in each case, may be waived, amended or modified solely with the consent of a majority of the holders of such Loans and/or Commitments (or such other percentage of such holders as may be required in the amendment implementing such Class of Loans and/or Commitments (and without the consent of the Required Lenders or any other Lenders));

(v) for the avoidance of doubt, any “MFN” provision, may be amended solely with the consent of the Borrower and the Required Lenders; and

(vi) the Required Lenders, without the consent of any other Lender, may (A) rescind any acceleration of the Loans and/or any other Obligation pursuant to Article VII hereof and/or (B) agree that the Administrative Agent and the Lenders will forbear from exercising any remedy provided under any Loan Document with respect to any Event of Default.

(g) Each waiver, amendment, modification, supplement or consent made or given pursuant to this Section 9.08 shall be effective only in the specific instance and for the specific purpose for which given, and such waiver, amendment, modification or supplement shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Agents and all future holders of the Loans and Commitments.

(h) (i) This Agreement may be amended in the manner prescribed in Section 1.12 and Section 2.06(i) and other provision of this Agreement may be amended in a manner reasonably determined by the Borrower and the Administrative Agent to be necessary to give effect to or otherwise to implement any such change required by Section 1.12 or Section 2.06(i), as applicable, (ii) the definition of “EURIBO Rate” may be amended in the manner prescribed in clause (b) thereof and other provision of this Agreement may be amended in a manner reasonably determined by the Borrower and the Administrative Agent to be necessary to give effect to or otherwise to implement any such change in the definition of “EURIBO Rate”, (iii) this Agreement may be amended in the manner prescribed in Section 1.13 and other provision of this Agreement may be amended in a manner reasonably determined by the Borrower and the Administrative Agent to be necessary to give effect to or otherwise to implement any such change required by Section 1.13, and (iv) the definition of “Daily Simple SONIA” may be amended in the manner prescribed in the last sentence thereof and other provision of this Agreement may be amended in a manner reasonably determined by the Borrower and the Administrative Agent to be necessary to give effect to or otherwise to implement any such change in the definition of “Daily Simple SONIA”.

(i) It is understood that:

(i) notwithstanding anything to the contrary herein, in connection with any determination as to whether the Required Lenders or Required Revolving Lenders, as applicable, have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than (x) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank or (y) any Lender that is a Revolving Lender or an Affiliate of a Revolving Lender as of the Effective Date; provided, that in the case of clauses (x) and (y) an Affiliate of a Regulated Bank or a Revolving Lender shall only be excluded by virtue of this parenthetical to the extent that (1) all of the equity of such Affiliate is directly or indirectly owned by either (I) such Regulated Bank or Revolving Lender, as applicable or (II) a parent entity that also directly or indirectly owns all of the equity of such Regulated Bank or Revolving Lender, as applicable, and (2) such Affiliate is a securities broker or dealer registered with the SEC under section 15 of the Securities Exchange Act of 1934) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall, unless the Borrower otherwise elects (in its sole discretion), have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders;

(ii) for purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Borrower and/or any other Loan Party or any instrument issued or guaranteed by the Borrower and/or any other Loan Party shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and/or any other Loan Party and any instrument issued or guaranteed by the Borrower and/or any other Loan Party, collectively, represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (1) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (2) the Loans or the Commitments would be a

“Deliverable Obligation” under the terms of such derivative transaction or (3) the Borrower and/or any other Loan Party is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivative transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of the Borrower and/or any other Loan Party other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and/or any other Loan Party and any instrument issued or guaranteed by the Borrower and/or any other Loan Party, collectively, represent less than 5% of the components of such index; and

(iii) in connection with any such determination, (A) each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation) and (B) the Administrative Agent shall have no duty to ascertain whether any Lender is a Net Short Lender.

Section 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender.

Section 9.10. Entire Agreement. This Agreement, the Engagement Letter (to the extent provided in Section 2.05(b)) and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Indemnitees, the Arrangers, the Documentation Agents, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

Section 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15. Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment rendered in respect thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto agrees that each of the Administrative Agent and Collateral Agent retains the right to bring proceedings against any Loan Party in the courts of any other jurisdiction solely in connection with the exercise of its rights under any Security Document.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16. Confidentiality. Each of the Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information, the Loan Documents and the terms and substance thereof, except that the Information and the Loan Documents may be disclosed (a) to its and its Affiliates’ trustees, officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with the transactions contemplated hereby, (b) to the extent requested by any Governmental Authority having jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that such Agent, such Issuing Bank or such Lender that discloses any Information or any Loan Document pursuant to this clause (c) shall provide the Borrower with prompt notice of such disclosure to the extent permitted by applicable law), (d) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16 (or as otherwise may be acceptable to the Borrower), to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, any subsidiary or any Affiliate thereof or any of their respective obligations, (f) with the written consent of the Borrower, (g) to any Rating Agency when required by it (it being understood that, prior to any such disclosure, such Rating Agency shall undertake to preserve the confidentiality of the Loan Documents and/or any such Information relating to the Loan Parties received by it from such Person), (h) to any credit insurer (it being understood that, prior to any such disclosure, such credit insurer shall agree to be bound by the provisions of this Section 9.16 with respect to the Loan Documents and/or any such Information relating to the Loan Parties received by it from such Person), (i) for the limited purpose of a “tombstone” advertisement or (j) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower or its subsidiaries (or their respective agents or representatives) and related to the Borrower or its subsidiaries or business, other than any such information that is publicly available to any Agent, any Issuing Bank or any Lender, other than by reason of disclosure by any Agent, any Issuing Bank or any Lender in breach of this Section 9.16.

Section 9.17. Release of Guarantees and Collateral. (a) The Lenders irrevocably authorize the Agents to, and the Agents agree to:

(i) to release any Lien on any property granted to or held by the Collateral Agent or the Administrative Agent under any Loan Document (v) if such property ceases to constitute, or never constituted, Collateral in accordance with the terms of the Loan Documents, (w) upon the Termination Date (and, concurrently therewith, to release all the Loan Parties from their obligations under the Loan Documents (other than those that specifically survive the Termination Date)), (x) that is sold (or disposed of) or to be sold (or disposed of) as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document (including, for the avoidance of doubt, any disposition that constitutes a Permitted Asset Sale or is permitted by Section 6.05 or any disposition that does not constitute an Asset Sale but is otherwise not prohibited under this Agreement) to any Person other than a Loan Party (it being understood that the Lien on the assets of any transferee Loan Party shall only secure such Loan Party’s Obligations), (y) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders, or (z) owned by a Subsidiary Guarantor upon release of such Guarantor from its obligations under its Guarantee and Collateral Agreement pursuant to clause (iii) below;

(ii) at the request of the Borrower, to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by paragraphs (a), (d), (e), (f), (h), (i), (l), (p), (q), (r), (s), (t), (w), (y), (z) and (dd) of the definition of Permitted Liens;

(iii) to release any Subsidiary Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided, that (A) no such release shall occur if, after giving effect to such release, any other Indebtedness of the Borrower and/or any Restricted Subsidiary would no longer be permitted under an applicable provision of Section 6.01 by virtue of the fact that such Indebtedness is guaranteed by a Restricted Subsidiary that is not a Loan Party and (B) the release of any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in paragraph (a)(ii)(A) of the definition thereof shall not be permitted unless, at the time such Subsidiary Guarantor becomes an Excluded Subsidiary of such type, (1) (I) no Event of Default exists or would occur as a result thereof and (II) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.03 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Borrower’s Capital Stock therein as reasonably estimated by the Borrower and such Investment is permitted pursuant to Section 6.03 at such time or (2) the relevant disposition of the Capital Stock of such Subsidiary Guarantor constitutes a good faith disposition to a bona fide unaffiliated third party (as determined by the Borrower in good faith) for fair market value and for a bona fide business purpose; it being understood and agreed that this proviso shall not limit the release of any Subsidiary Guarantor that (X) otherwise qualifies as an Excluded Subsidiary for reasons other than the exception set forth in clause (a)(ii) of the definition of “Excluded Subsidiary” or (Y) ceases to constitute a Restricted Subsidiary of the Borrower; and

(iv) to enter into (x) each Intercreditor Agreement described in the definition thereof and (y) the intercreditor arrangements contemplated by the definitions of “Receivable Facility” and Sections 2.26 and 2.27.

(b) Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Loan Documents or enter into intercreditor agreements, in each case pursuant to this Section 9.17. In each case as specified in this Section 9.17, the relevant Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Loan Documents, or to release such Loan Party from its obligations under the Loan Documents, in each case, in accordance with the terms of the Loan Documents or to enter into intercreditor arrangements, in each case, and this Section 9.17.

Section 9.18. USA PATRIOT Act Notice; Beneficial Ownership Regulation. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act and/or the Beneficial Ownership Regulation.

Section 9.19. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or any Hedging Obligation (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, in contract, tort or otherwise, with respect to any Collateral or any other property of any such Loan Party, or otherwise under or with respect to any Loan Document or any Obligation, without the prior written consent of the Administrative Agent.

Section 9.20. Other Liens on Collateral; Terms of Intercreditor Agreement; Etc.

(a) PURSUANT TO THE EXPRESS TERMS OF EACH INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE TERMS OF THE RELEVANT INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE RELEVANT INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b) EACH SECURED PARTY AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT AND THE ADMINISTRATIVE AGENT TO ENTER INTO THE RELEVANT INTERCREDITOR AGREEMENT ON BEHALF OF SUCH SECURED PARTY, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF SUCH INTERCREDITOR AGREEMENT(S).

(c) THE PROVISIONS OF THIS SECTION 9.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE RELEVANT INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE RELEVANT INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH SECURED PARTY IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE RELEVANT INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT (AND NONE OF ITS AFFILIATES) MAKES ANY REPRESENTATION TO ANY SECURED PARTY AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE RELEVANT INTERCREDITOR AGREEMENT.

(d) THE PROVISIONS OF THIS SECTION 9.20 SHALL APPLY WITH EQUAL FORCE, MUTATIS MUTANDIS, TO THE FIRST LIEN INTERCREDITOR AGREEMENT, THE SECOND LIEN INTERCREDITOR AGREEMENT AND ANY ADDITIONAL INTERCREDITOR AGREEMENT REFERRED TO IN SECTION 9.17(A)(IV).

Section 9.21. Judgment Currency. (a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in the Applicable Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the US Dollar Equivalent thereof, determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the applicable Loan Party covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the US Dollar Equivalent or any other rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 9.22. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.23. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and the Documentation Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and the Documentation Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers or the Documentation Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 9.24. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Derivative Transactions or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the US or any other state of the US):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the US or a state of the US. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the US or a state of the US. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.25, the following terms have the following meanings:

“BHC ACT Affiliate” shall mean an “affiliate” (as defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)).

“Covered Entity” shall mean any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DAYFORCE, INC.

By:/s/ Nicholas D. Cucci________________________
Name: Nicholas D. Cucci
Title: Vice President and Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Collateral Agent, a Swingline Lender, an Issuing Bank and a Lender

By:/s/ Peter B. Thauer_________________________
Name: Peter B. Thauer
Title: Managing Director

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Revolving Credit Lender

By:/s/ Ioannis Theocharis_______________________
Name: Ioannis Theocharis
Title: Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Revolving Credit Lender

By:/s/ Charles Johnston________________________
Name: Charles Johnston
Title: Authorized Signatory

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Revolving Credit Lender

By:/s/ Scott Tolchin__________________________
Name: Scott Tolchin
Title: Managing Director

[Signature Page to Credit Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, as a Revolving Credit Lender

By:/s/ Cameron Scott__________________________
Name: Cameron Scott
Title: Authorized Signatory

By:/s/ Josh Spagnoletti_________________________
Name: Josh Spagnoletti
Title: Authorized Signatory

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as a Revolving Credit Lender

By:/s/ Sean Duggan____________________________
Name: Sean Duggan
Title: Director

[Signature Page to Credit Agreement]

BMO BANK, N.A., as a Revolving Credit Lender

By:/s/ John Erickson __________________________
Name: John Erickson
Title: Director

[Signature Page to Credit Agreement]

MUFG BANK, LTD., as a Revolving Credit Lender

By:/s/ Colin Donnarumma ______________________
Name: Colin Donnarumma
Title: Vice President

[Signature Page to Credit Agreement]

PNC BANK, N.A., as a Revolving Credit Lender

By:/s/ Ana Gaytan_____________________________
Name: Ana Gaytan
Title: Assistant Vice President

[Signature Page to Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Revolving Credit Lender

By:/s/ Kristen Posluszny________________________
Name: Kristen Posluszny
Title: Authorized Signatory

[Signature Page to Credit Agreement]

TRUIST BANK, as a Revolving Credit Lender

By:/s/ Alfonso Brigham________________________
Name: Alfonso Brigham
Title: Director

[Signature Page to Credit Agreement]

SCHEDULE 1.01(a)

Existing Letters of Credit

Issuing Bank	Issued to	L/C No.	Amount	Issuance Date	Expiry Date	Beneficiary
JPMorgan	Ceridian HCM Holding Inc.	[***]	$135,202.20	02/28/2024	02/16/2025	DBNY

SCHEDULE 1.01(b)

Subsidiary Guarantors

1.
Dayforce US, Inc., a Delaware corporation
2.
Ceridian Tax Service, Inc., a Delaware corporation
3.
Ceridian Global Holding Company Inc., a Delaware corporation
4.
ABR Properties LLC, a Florida limited liability company
5.
Dayforce Talent LLC, a Delaware limited liability company
6.
Dayforce Licensing LLC, a Delaware limited liability company
7.
Dayforce Services US LLC, a Delaware limited liability company
8.
ATI ROW, LLC, a Texas limited liability company

SCHEDULE 2.01

Lenders and Commitments as of Effective Date

Initial Revolving Credit Lender	Initial Revolving Credit Commitment
JPMORGAN CHASE BANK, N.A.	$50,000,000.00
CITIBANK, N.A.	$45,000,000.00
GOLDMAN SACHS BANK USA	$45,000,000.00
BANK OF AMERICA, N.A.	$30,000,000.00
CANADIAN IMPERIAL BANK OF COMMERCE	$30,000,000.00
BARCLAYS BANK PLC	$25,000,000.00
BMO BANK, N.A.	$25,000,000.00
MUFG BANK, LTD.	$25,000,000.00
PNC BANK, N.A.	$25,000,000.00
TORONTO-DOMINION BANK, NEW YORK BRANCH	$25,000,000.00
TRUIST BANK	$25,000,000.00
TOTAL:	$350,000,000.00

Lender	Initial Term Loan Commitment
JPMORGAN CHASE BANK, N.A.	$650,000,000.00
TOTAL:	$650,000,000.00

SCHEDULE 3.08

Subsidiaries

	Entity	Jurisdiction of Formation or Organization	Ownership & Ownership Percentage*	Guarantor
1.	Dayforce US, Inc.	Delaware	[***]	Yes
2.	Ceridian Tax Service, Inc.	Delaware	[***]	Yes
3.	Ceridian Global Holding Company Inc.	Delaware	[***]	Yes
4.	Dayforce Services US LLC	Delaware	[***]	Yes
5.	Dayforce Talent LLC	Delaware	[***]	Yes
6.	ABR Properties LLC	Florida	[***]	Yes
7.	Dayforce Licensing LLC	Delaware	[***]	Yes
8.	ATI ROW, LLC	Texas	[***]	Yes
9.	Dayforce Receivables LLC	Delaware	[***]	No
10.	Ideal US Talent Systems Holdco LLC	Delaware	[***]	No
11.	Ideal US Talent Systems Employee OpCo LLC	Delaware	[***]	No
12.	Ideal US Talent Systems Worker OpCo LLC	Delaware	[***]	No
13.	Ideal Canada Talent Systems Holdco Ltd.	Canada	[***]	No
14.	Ideal Canada Talent Systems Employee OpCo Ltd.	Canada	[***]	No
15.	Dayforce A/S	Denmark	[***]	No
16.	eloomi Ltd.	United Kingdom	[***]	No
17.	eloomi GmbH	Germany	[***]	No
18.	Eloomi Inc.	Delaware	[***]	No
19.	Dayforce National Trust Bank	Office of the Comptroller of the Currency	[***]	No
20.	Dayforce Cares U.S.[1]	Minnesota	[***]	No
21.	ADAM HCM MEXICO, S. de R.L. de C.V.	Mexico	[***]	No
22.	Ceridian Global UK Holding Company Limited	United Kingdom	[***]	No
23.	Dayforce Ireland Limited	Ireland	[***]	No
24.	Ceridian Dayforce Germany GmbH	Germany	[***]	No
25.	Dayforce EMEA Limited	United Kingdom	[***]	No
26.	Dayforce Singapore Pte. Ltd.	Singapore	[***]	No
27.	Dayforce Australia Pty Ltd	Australia	[***]	No
28.	Lusworth Pty Limited	Australia	[***]	No
29.	Dayforce Aotearoa Limited	New Zealand	[***]	No
30.	Ceridian APJ Pty Ltd	Australia	[***]	No

31.	Ceridian APJ ACQ Pty Ltd	Australia	[***]	No
32.	RITEQ Pty Ltd	Australia	[***]	No
33.	Vedelem Pty Ltd.	Australia	[***]	No
34.	Ceridian (Mauritius) Ltd[2]	Mauritius	[***]	No
35.	Ceridian (Mauritius) Learning Centre Ltd[3]	Mauritius	[***]	No
36.	Ceridian Cares[4]	Mauritius	[***]	No
37.	Dayforce Canada Ltd.	Canada	[***]	No
38.	Dayforce Cares Canada[5]	Canada	[***]	No
39.	Dayforce Services Canada Ltd.	Canada	[***]	No
40.	Ceridian AcquisitionCo ULC	British Columbia	[***]	No
41.	Ceridian Dayforce Corporation	Ontario	[***]	No
42.	Ceridian Dayforce Inc.	Ontario	[***]	No
43.	Ascender HCM Pty Limited	Australia	[***]	No
44.	Pacific Payroll Holdings Pty Ltd	Australia	[***]	No
45.	Pacific Payroll Holdings Trust	Australia	[***]	No
46.	Ascender HCM Holdings Pty Ltd	Australia	[***]	No
47.	Pacific Payroll International Holdings Pty Ltd	Australia	[***]	No
48.	Pacific Payroll International Holdings Trust	Australia	[***]	No
49.	Pacific Payroll International Pty Ltd	Australia	[***]	No
50.	Pacific Payroll International Trust	Australia	[***]	No
51.	Pacific Payroll Australia Holdings Pty Ltd	Australia	[***]	No
52.	Pacific Payroll Finance Pty Ltd	Australia	[***]	No
53.	Pacific Payroll Partners Pty Ltd	Australia	[***]	No
54.	Dayforce New Zealand Limited	New Zealand	[***]	No
55.	Dayforce Regional Pay Pty Ltd	Australia	[***]	No
56.	Ascender Pay Pty Ltd-PNG Branch	Papua New Guinea	[***]	No
57.	Ascender HCM Australia Pty Ltd	Australia	[***]	No
58.	Ascender Pay ANZ Pty Ltd	Australia	[***]	No
59.	NIS Holdings Australia Pty Ltd	Australia	[***]	No

5

60.	The Association for Payroll Specialists Pty Limited	Australia	[***]	No
61.	Australian Payroll Services Pty Ltd	Australia	[***]	No
62.	NIS Operations Australia Pty Ltd	Australia	[***]	No
63.	Preceda Holdings Pty Ltd	Australia	[***]	No
64.	Ascender Cloud Services Pty Ltd	Australia	[***]	No
65.	Neller Employer Services Pty Ltd	Australia	[***]	No
66.	Ascender HCM PS Pty Ltd	Australia	[***]	No
67.	Ascender PST Pty Ltd	Australia	[***]	No
68.	Ascender PeopleStreme Australia Pty Ltd	Australia	[***]	No
69.	Ascender PeopleStreme Pty Ltd	Australia	[***]	No
70.	Ascender HCM Asia Pte. Ltd. – Philippines ROHQ	Singapore	[***]	No
71.	Ceridian Dayforce Singapore Pte. Ltd., Taiwan Branch	China	[***]	No
72.	Excelity Philippines, Inc.	Philippines	[***]	No
73.	i-Zapp Cebu Corporation	Philippines	[***]	No
74.	Talent2 HRBPO Corporation	Philippines	[***]	No
75.	Zapper Philippines BPO, Inc.	Philippines	[***]	No
76.	iZapper Sdn. Bhd.	Malaysia	[***]	No
77.	Dayforce Malaysia Sdn. Bhd.	Malaysia	[***]	No
78.	Ascender India Private Limited	India	[***]	No
79.	Excelity HCM Solutions SDN. BHD.	Malaysia	[***]	No
80.	Excelity Australia Pty Ltd	Australia	[***]	No
81.	Dayforce Vietnam Co. Ltd.	Vietnam	[***]	No
82.	Dayforce India Private Limited	India	[***]	No
83.	Dayforce Thailand Co. Ltd.	Thailand	[***]	No
84.	Dayforce Korea Limited	Korea	[***]	No
85.	Zapper Services Consultancy (Shanghai) Limited	China	[***]	No
86.	Dayforce Shanghai HCM Co Ltd.	China	[***]	No

6

87.	Pinfeng (Shanghai) Information Technology Co., Ltd. (Beijing Branch)	China	[***]	No
88.	YI Sai (Shanghai) Human Resources Management Co., Ltd.	China	[***]	No
89.	Dayforce Japan KK	Japan	[***]	No
90.	Dayforce Hong Kong Limited	Hong Kong	[***]	No

1 A Minnesota registered charity whose sole member is Dayforce US, Inc.; the member serves in a governance role and is not the owner of the entity.

2 Legal name to change as part of Dayforce rebrand, subject to requirements under local laws.

3 Legal name to change as part of Dayforce rebrand, subject to requirements under local laws.

4 A Mauritius registered charity whose sole member is Ceridian (Mauritius) Ltd; the member serves primarily in a governance role and is not owner of the entity. Legal name to change as part of Dayforce rebrand, subject to requirements under local laws.

5 A Canadian registered charity whose sole member is Dayforce Canada Ltd.; the member serves primarily in a governance role and is not owner of the entity.

7

SCHEDULE 3.17

Owned Real Property

None.

SCHEDULE 5.10

Unrestricted Subsidiaries

1.
Ideal US Talent Systems Holdco LLC, a Delaware limited liability company
2.
Ideal US Talent Systems Employee OpCo LLC, a Delaware limited liability company
3.
Ideal US Talent Systems Worker Opco LLC, a Delaware limited liability company
4.
Ideal Canada Talent Systems Holdco Ltd., a company organized under the laws of Canada
5.
Ideal Canada Talent Systems Employee OpCo Ltd., a company organized under the laws of Canada

SCHEDULE 5.11

Post-Closing Matters

1.
Within 90 days after the end of fiscal year ending December 31, 2023 (or such later date to which the Administrative Agent may agree in its reasonable discretion), the Borrower shall deliver or cause to be delivered the consolidated balance sheet and related statements of income and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Persons during such year, together with comparative figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, all audited by KPMG LLP or other independent public accountants of recognized national standing (or another independent public accountant reasonably satisfactory to the Administrative Agent) and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP.

2.
To the extent not delivered on the Effective Date, the Borrower shall deliver or cause to be delivered to the Administrative Agent on or before the date that is sixty (60) days after the Effective Date (or such later date as agreed by the Administrative Agent in its reasonable discretion), insurance certificates and endorsements in form and substance reasonably satisfactory to the Administrative Agent naming the Administrative Agent as additional insured on liability policies and loss payee on property and casualty policies in accordance with 5.02(b) of the Credit Agreement.

SCHEDULE 6.01

Existing Indebtedness

None.

SCHEDULE 6.02

Existing Liens

None.

EXHIBIT A
to the Credit Agreement

[RESERVED]

EXHIBIT B-1
to the Credit Agreement

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date (as defined below) and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Commitments or Loans identified below (including without limitation the Term Loans, the Revolving Loans, any Letters of Credit and Swingline Loans) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor except as set forth in The Standard Terms and Conditions.

1.	Assignor (the “Assignor”):	_____________________________________

2.	Assignee (the “Assignee”):	_____________________________________

3.	Borrower (the “Borrower”):	Dayforce, Inc., a Delaware corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:

The Credit Agreement dated as of February 29, 2024 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (such terms and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement).

6.	Assigned Interest:

Assignor	Assignee	Class of Commitments/Loans Assigned	Aggregate Amount of Commitments/ Loans[1] for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]	CUSIP Number

7. Effective Date of Assignment (the “Effective Date”): _____________ ___, 20___[3]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

1 The outstanding amount of Loans should be included only to the extent the related Commitment therefor has terminated.

2 Set forth, to at least 9 decimals

3 To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:

DAYFORCE, INC., as Borrower

By:
Name:
Title: ]5

Consented to:

[ISSUING BANK(S)]
as an Issuing Bank

By:
Name:
Title: ]6

4 Consent of the Administrative Agent is not required for assignments of Term Loans made to a Term Lender or an Affiliate or a Related Fund of a Term Lender.

5 Consent of the Borrower is not required for assignments made (A) with respect to the assignment of Term Loans to a Term Lender or an Affiliate or a Related Fund of a Term Loan Lender; (B) with respect to the assignment of Revolving Loans and/or Revolving Credit Commitments made to a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender so long as such Affiliate has similar creditworthiness and Letter of Credit capabilities as the assigning Revolving Credit Lender; or (C) during the continuance of any Event of Default arising under Section 7.01(b), (c), (g), (i) or (h) of the Credit Agreement. The Borrower shall be deemed to have consented to an assignment of all or a portion of the Term Loans unless it shall have objected to the relevant proposed assignment by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof.

6 Consent of each Issuing Bank (to the extent its L/C Exposure equals or exceeds $5,000,000) is required for any assignment of a Revolving Credit Commitment.

ANNEX I
to Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto (other than this Assignment and Acceptance), or any other collateral thereunder, (iii) the financial condition of the Borrower, any subsidiary, or any other person or any Loan Document or (iv) the performance or observance by the Borrower, any of its subsidiaries or Affiliates or any other person of any of their respective obligations under the Credit Agreement or any other Loan Document.

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is legally authorized to enter into this Assignment and Acceptance, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 3.05 thereof or delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vii) it is not an Affiliated Lender, (viii) it is not a Disqualified Institution or an Affiliate of a Disqualified Institution, and (ix) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 2.21(e) or 2.21(f) of the Credit Agreement, as applicable, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (c) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or such Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto.

Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (b) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B-2
to the Credit Agreement

FORM OF

AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

This Affiliated Lender Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date (as defined below) and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Commitments or Term Loans identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor except as set forth in The Standard Terms and Conditions.

1.	Assignor (the “Assignor”):	_____________________________________

2.	Assignee (the “Assignee”):	_____________________________________ and is an Affiliated Lender

3.	Borrower (the “Borrower”):	Dayforce, Inc., a Delaware corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:

The Credit Agreement dated as of February 29, 2024 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (such terms and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement).

6.	Assigned Interest:

Assignor	Assignee	Class of Commitments/Term Loans Assigned	Aggregate Amount of Commitments/ Term Loans[7] for all Lenders	Amount of Commitment/Term Loans Assigned	Percentage Assigned of Commitment/Term Loans[8]	CUSIP Number

7. Effective Date of Assignment (the “Effective Date”): _____________ ___, 20___[9]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

7 The outstanding amount of Term Loans should be included only to the extent the related Commitment therefor has terminated.

8 Set forth, to at least 9 decimals.

9 To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

[Consented to:

DAYFORCE, INC., as Borrower

By:
Name:
Title: ]10

10 Consent of the Borrower is not required for assignments made (A) with respect to the assignment of Term Loans to a Term Lender or an Affiliate or a Related Fund of a Term Loan Lender; or (B) during the continuance of any Event of Default arising under Section 7.01(b), (c), (g)(i) or (h) of the Credit Agreement. The Borrower shall be deemed to have consented to an assignment of all or a portion of the Term Loans unless it shall have objected to the relevant proposed assignment by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof.

ANNEX I
to Affiliated Lender Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1
Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto (other than this Assignment and Acceptance), or any other collateral thereunder, (iii) the financial condition of the Borrower, any subsidiary, or any other person or any Loan Document or (iv) the performance or observance by the Borrower, any of its subsidiaries or Affiliates or any other person of any of their respective obligations under the Credit Agreement or any other Loan Document. In addition, the Assignor acknowledges and agrees that in connection with this Affiliated Lender Assignment and Assumption, (1) the applicable Affiliated Lender or its Affiliates may have, and later may come into possession of, material non-public information with respect to Holdings, the Borrower and/or any subsidiary thereof and/or their respective Securities “MNPI”), (2) the Assignor has independently, without reliance on the applicable Affiliated Lender, the Borrower, any of their respective subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding the Assignor’s lack of knowledge of the MNPI, (3) none of the applicable Affiliated Lenders, the Investors, the Borrower, any of their respective subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to the Assignor, and the Assignor hereby waives and releases, to the extent permitted by applicable requirements of law, any claims it may have against the applicable Affiliated Lender, the Borrower, each of its respective subsidiaries, the Administrative Agent and their respective Affiliates, under applicable requirements of law or otherwise, with respect to the nondisclosure of the MNPI and (4) the MNPI may not be available to the Administrative Agent or the other Lenders.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is legally authorized to enter into this Assignment and Acceptance, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 3.05 thereof or delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and (vii) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 2.21(e) or 2.21(f) of the Credit Agreement, as applicable, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (c) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan

Documents as are delegated to or otherwise conferred upon the Administrative Agent or such Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto.

1.3 Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

1.4 Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (b) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

1.5 General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York. Each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with Section 9.04(k)(iv) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loans made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Affiliated Lender or the provision of Incremental Term Loans by any Affiliated Lender); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of all Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof), the assignment of the relevant excess amount shall be null and void.

EXHIBIT C
to the Credit Agreement

FORM OF

BORROWING REQUEST

JPMorgan Chase Bank, N.A.

4041 Ogletown Stanton Rd, Floor 02

Newark, DE, 19713-3159

United States

ATTN: Cassandra Haas and Samuel Stasio

[DATE]1

Ladies and Gentlemen:

The undersigned, Dayforce, Inc., as Borrower refers to the Credit Agreement dated as of February 29, 2024 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (such terms and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement).

The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection with such borrowing sets forth below the terms on which the Borrowing is requested to be made:

(A) Class of Borrowing:2 ______________________

(B) Type of Borrowing:3 ______________________

(C) Currency:4 ______________________

(D) Date of Borrowing:5 ______________________

1 Must be notified irrevocably by telephone (a) in the case of a SOFR Borrowing, not later than 1:00 p.m. 3 U.S. Government Securities Business Days before a proposed Borrowing, (b) in the case of a EURIBOR Borrowing or CORRA Borrowing, not later than 1:00 p.m. 4 Business Days before a proposed Borrowing, (c) in the case of an ABR Borrowing, not later than 11:00 a.m. on the date of a proposed Borrowing, (d) in the case of a Canadian Prime Rate Borrowing, not later than 1:00 p.m. one Business Day prior to the date of a proposed Borrowing and (e) in the case of a SONIA Borrowing, not later than 1:00 p.m. three Business Days prior to the date of a proposed Borrowing, in each case to be promptly confirmed by hand delivery or fax (provided that the Borrower needs only have delivered a written Borrowing Request to request a Borrowing).

2 Specify whether such Borrowing is to be a Term Loan Borrowing or a Revolving Credit Borrowing.

3 Specify whether such Borrowing is to be a SOFR Borrowing, a EURIBOR Borrowing, an ABR Borrowing, a SONIA Borrowing, a Canadian Prime Rate Borrowing or a CORRA Borrowing.

4 With respect to Term Loans, US Dollars, and with respect to Revolving Loans, US Dollars or any Alternate Borrowing Currency.

5 Date of Borrowing must be a Business Day.

(E) Account Number and Location ______________________
for disbursement of funds:

(F) Principal Amount of Borrowing:6 ______________________

(G) Interest Period:7 ______________________

[The undersigned hereby represents and warrants to the Administrative Agent and the relevant Lenders that, on the date of the related Borrowing, the conditions to lending specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement have been satisfied.]

6 Minimum Borrowing amount should equal the Minimum Applicable Borrowing Amount.

7 If such Borrowing is to be a SOFR Borrowing, Eurocurrency Rate Borrowing or CORRA Borrowing, the Interest Period with respect thereto.

8 Subject to the provisions of Section 1.11(d) of the Credit Agreement, include to the extent required by the terms of the Credit Agreement.

[Remainder of this page intentionally left blank]

DAYFORCE, INC.

By:
Name:
Title:

EXHIBIT D
to the Credit Agreement

FORM OF

GUARANTEE AND COLLATERAL AGREEMENT

[Attached]

EXHIBIT E-1
to the Credit Agreement

EXHIBIT E
[FORM OF]

NON-BANK Certificate

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of February 29, 2024 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), among Dayforce, Inc., a Delaware corporation, as Borrower, the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as the Administrative Agent and the Collateral Agent (such terms and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement).

Pursuant to the provisions of Section 2.21(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT E-2
to the Credit Agreement

EXHIBIT E
[FORM OF]

non-bank certificate

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of February 29, 2024 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), among Dayforce, Inc., a Delaware corporation, as Borrower, the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as the Administrative Agent and the Collateral Agent (such terms and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement).

Pursuant to the provisions of Section 2.21(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT E-3
to the Credit Agreement

EXHIBIT E
[FORM OF]

non-bank CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of February 29, 2024 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), among Dayforce, Inc., a Delaware corporation, as Borrower, the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as the Administrative Agent and the Collateral Agent (such terms and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement).

Pursuant to the provisions of Section 2.21(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT E-4
to the Credit Agreement

EXHIBIT E
[FORM OF]

non-bank CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of February 29, 2024 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), among Dayforce, Inc., a Delaware corporation, as Borrower, the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as the Administrative Agent and the Collateral Agent (such terms and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement).

Pursuant to the provisions of Section 2.21(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT F
to the Credit Agreement

FORM OF

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT is entered into as of [__], 20[__], (this “Agreement”), by [__] ([each, a][the] “Grantor”) in favor of JPMorgan Chase Bank, N.A. (“JPMorgan”), as collateral agent for the Secured Parties (in such capacities, the “Collateral Agent”).

Reference is made to that certain Guarantee and Collateral Agreement, dated as of February 29, 2024 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among the Grantors party thereto and the Administrative Agent. The Lenders (as defined below) have extended credit to the Borrower (as defined below) subject to the terms and conditions set forth in that certain Credit Agreement, dated as of February 29, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, Dayforce, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and JPMorgan, as administrative agent and as collateral agent. Consistent with the requirements set forth in Sections 4.02 and 5.09 of the Credit Agreement and Section 3.01(c) of the Guarantee and Collateral Agreement, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Guarantee and Collateral Agreement (including any terms defined therein by reference).

SECTION 2. Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Guarantee and Collateral, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Collateral Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all of its right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by or arising in favor of [such][the] Grantor, and regardless of where located (collectively, the “IP Collateral”):

A. all Trademarks, including the Trademark registrations and pending applications for registration in the United States Patent and Trademark Office listed on Schedule I hereto;

B. all Patents, including the issued Patents and pending Patent applications in the United States Patent and Trademark Office listed on Schedule II hereto

C. all Copyrights, including the Copyright registrations and pending applications for registration in the United States Copyright Office listed on Schedule III; and

D. all proceeds of the foregoing;

in each case to the extent the foregoing items constitute Collateral.

SECTION 3. Guarantee and Collateral Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Guarantee and Collateral Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the IP Collateral are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Guarantee and Collateral Agreement, the terms of the Guarantee and Collateral Agreement shall govern.

SECTION 4. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

SECTION 5. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[__]

By:
Name: [__]
Title: [__]

SCHEDULE I

TRADEMARK REGISTRATIONS

REGISTERED OWNER	REGISTRATION NUMBER	TRADEMARK

TRADEMARK APPLICATIONS

APPLICANT	APPLICATION NUMBER	TRADEMARK

Schedule I to Exhibit F

SCHEDULE II

PATENTS

REGISTERED OWNER	PATENT NUMBER	TITLE

PATENT APPLICATIONS

APPLICANT	APPLICATION NUMBER	TITLE

SCHEDULE III

COPYRIGHT REGISTRATIONS

REGISTERED OWNER	REGISTRATION NUMBER	TITLE

COPYRIGHT APPLICATIONS

APPLICANT	APPLICATION NUMBER	TITLE

EXHIBIT A

[FORM OF]
INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT is entered into as of [__], 20[__] (this “IP Security Agreement Supplement”), by [__] ([each, a][the] “Grantor”) in favor of JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”).

Reference is made to that certain Guarantee and Collateral Agreement, dated as of February 29, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among the Grantors party thereto and the Administrative Agent. The Lenders (as defined below) have extended credit to the Borrower (as defined below) subject to the terms and conditions set forth in that certain Credit Agreement, dated as of February 29, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, Dayforce, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and JPMorgan, as Administrative Agent. Consistent with the requirements set forth in Sections 4.02 and 5.09 of the Credit Agreement, the [Grantor][Grantors] and the Administrative Agent have entered into that certain Intellectual Property Security Agreement, dated as of February 29, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) [which was recorded at the United States Patent and Trademark Office on [__] at Reel/Frame No. [__], and at the United States Copyright Office on [__] at Volume/Page No. [__]]19. Under the terms of the Guarantee and Collateral Agreement, the Grantor has granted to the Administrative Agent for the benefit of the Secured Parties a security interest in the Additional IP Collateral (as defined below) and have agreed, consistent with the requirements of Section 3.06(e) of the Guarantee and Collateral Agreement, to execute this IP Security Agreement Supplement. Now, therefore, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this IP Security Agreement Supplement and not otherwise defined herein have the meanings specified in the Guarantee and Collateral Agreement (including any terms defined therein by reference).

SECTION 2. Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Guarantee and Collateral Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Administrative Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all of its right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by or arising in favor of the [such][the] Grantor, and regardless of where located (collectively, the “Additional IP Collateral”):

A. the Trademark registrations and pending applications for registration in the United States Patent and Trademark Office listed on Schedule I hereto;

B. the issued Patents and pending Patent applications in the United States Patent and Trademark Office listed on Schedule II hereto

C. the Copyright registrations and pending applications for registration in the United States Copyright Office listed on Schedule III; and

D. all Proceeds of the foregoing;

in each case to the extent the foregoing items constitute Collateral.

19 Included bracketed information to the extent then available.

SECTION 3. Guarantee and Collateral Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Guarantee and Collateral Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Additional IP Collateral are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this IP Security Agreement Supplement and the Guarantee and Collateral Agreement, the terms of the Guarantee and Collateral Agreement shall govern.

SECTION 4. Governing Law. This IP Security Agreement Supplement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

SECTION 5. Counterparts. This IP Security Agreement Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this IP Security Agreement Supplement by facsimile or by email as a “.pdf” or “.tif” attachment or other electronic transmission shall be effective as delivery of a manually executed counterpart of this IP Security Agreement Supplement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this IP Security Agreement Supplement as of the day and year first above written.

[__]

By:
Name: [__]
Title: [__]

SCHEDULE I

TRADEMARK REGISTRATIONS

REGISTERED OWNER	REGISTRATION NUMBER	TRADEMARK

TRADEMARK APPLICATIONS

APPLICANT	SERIAL NUMBER	TRADEMARK

Schedule I to Exhibit A to Form of Intellectual Property Security Agreement

SCHEDULE II

PATENTS

REGISTERED OWNER	PATENT NUMBER	TITLE

PATENT APPLICATIONS

APPLICANT	APPLICATION NUMBER	TITLE

Schedule II to Exhibit A to Form of Intellectual Property Security Agreement

SCHEDULE III

COPYRIGHT REGISTRATIONS

REGISTERED OWNER	REGISTRATION NUMBER	TITLE

COPYRIGHT APPLICATIONS

APPLICANT	APPLICATION NUMBER	TITLE

Schedule III to Exhibit A to Form of Intellectual Property Security Agreement

EXHIBIT G
to the Credit Agreement

FORM OF

INTERCOMPANY SUBORDINATION AGREEMENT

[Attached]

Exhibit H-1

To the Credit Agreement

FORM OF

FIRST LIEN INTERCREDITOR AGREEMENT

[Attached]

Exhibit H-2

To the Credit Agreement

FORM OF

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

[Attached]

EXHIBIT G

[FORM OF]

INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), dated as of [__], 20[__], made by each of the undersigned (each, a “Party” and, together with any entity that becomes a party to this Agreement pursuant to Section 8 hereof, the “Parties”) and JPMorgan Chase Bank, N.A., as Collateral Agent (as defined below), for the benefit of the Senior Creditors (as defined below). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Dayforce, Inc., a Delaware corporation (the “Borrower”), the lenders party thereto (the “Lenders), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and Collateral Agent (in such capacity, the “Collateral Agent”) and the other parties thereto, have entered into a Credit Agreement, dated as of February 29, 2024 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower, all as contemplated therein (with the Lenders, the Administrative Agent, the Issuing Banks and the Collateral Agent being herein called the “Lender Creditors”);

WHEREAS, the Borrower and/or one or more of its Restricted Subsidiaries may at any time and from time to time enter into one or more Hedging Agreements (as defined below) with one or more Hedge Creditors (as defined below);

WHEREAS, pursuant to the Guarantee and Collateral Agreement, the Borrower (but not with respect to its primary obligations as Borrower under the Credit Agreement) and each Subsidiary Guarantor have jointly and severally guaranteed to the Secured Parties (as defined in the Guarantee and Collateral Agreement) the payment when due of all Obligations (as defined in the Guarantee and Collateral Agreement);

WHEREAS, additional Parties may from time to time become parties hereto in order to allow for certain extensions of credit in accordance with the requirements of the Credit Agreement; and

WHEREAS, each of the Parties desires to execute this Agreement to satisfy the conditions described in the immediately preceding paragraphs.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Parties and the Collateral Agent (for the benefit of the Senior Creditors) hereby agree as follows:

1. The Subordinated Debt (as defined in Section 6 hereof) and all payments of principal, interest and all other amounts thereunder are hereby, and shall continue to be, subject and subordinate in right of payment to the prior payment in full, in cash, of all Senior Indebtedness, to the extent, and in the manner, set forth herein. The foregoing shall apply notwithstanding the availability of collateral to the Senior Creditors or the holders of Subordinated Debt or the actual date and time of execution, delivery, recordation, filing or perfection of any security interests granted with respect to the Senior Indebtedness or the Subordinated Debt, or the lien or priority of payment thereof, and in any instance wherein the Senior Indebtedness or any claim for the Senior Indebtedness is subordinated, avoided or disallowed, in whole or in part, under the Bankruptcy Code or other applicable federal, foreign, state or local law. In the event of a proceeding, whether voluntary or involuntary, for insolvency, liquidation, reorganization, dissolution, bankruptcy or other similar proceeding pursuant to the Bankruptcy Code or other applicable federal, foreign, state or local law (each, a “Bankruptcy Proceeding”), the Senior Indebtedness shall include all interest accrued on the Senior Indebtedness, in accordance with and at the rates specified in the Senior Indebtedness, both for periods before and for periods after the commencement of any of such proceedings, even if the claim for such interest is not allowed pursuant to the Bankruptcy Code or other applicable law.

2. Each Party (as a lender of any Subordinated Debt) hereby agrees that until all Senior Indebtedness has been repaid in full in cash:

(a) Such Party shall not, without the prior written consent of the Required Senior Creditors (as defined in Section 6 hereof), which consent may be withheld or conditioned in the Required Senior Creditors’ sole discretion, commence, or join or participate in, any Enforcement Action (as defined in Section 6 hereof).

(b) In the event that (i) all or any portion of any Senior Indebtedness becomes due (whether at stated maturity, by acceleration or otherwise), (ii) upon notice by the Administrative Agent following any Event of Default under the Credit Agreement or any event of default under, and as defined in, any other Senior Indebtedness (or the documentation governing the same), then exists or would result from such payment on the Subordinated Debt (including, without limitation, pursuant to Section 6.03 of the Credit Agreement), or (iii) such Party receives any payment or prepayment of principal, interest or any other amount, in whole or in part, of (or with respect to) the Subordinated Debt in violation of the terms of the Credit Agreement or any other Senior Indebtedness (or the documentation governing the same), then, and in any such event, any payment or distribution of any kind or character, whether in cash, property or securities, which shall be payable or deliverable with respect to any or all of the Subordinated Debt or which has been received by any Party shall be held in trust by such Party for the benefit of the Senior Creditors and shall forthwith be paid or delivered directly to the Senior Creditors for application to the payment of the Senior Indebtedness (after giving effect to the relative payment and security priorities of such Senior Indebtedness), to the extent necessary to make payment in full in cash of all sums due under the Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the Senior Creditors. In any such event, the Senior Creditors may, but shall not be obligated to, demand, claim and collect any such payment or distribution that would, but for these subordination provisions, be payable or deliverable with respect to the Subordinated Debt. In the event of the occurrence of any event referred to in subclauses (i), (ii) or (iii) of the second preceding sentence of this clause (b) and until the Senior Indebtedness shall have been fully paid in cash and satisfied and all of the Obligations of the Borrower or any of its Restricted Subsidiaries to the Senior Creditors have been performed in full, no payment of any kind or character (whether in cash, property, securities or otherwise) shall be made to or accepted by any Party in respect of the Subordinated Debt. Notwithstanding anything to the contrary contained above, if one or more of the events referred to in subclauses (i) through (iii) of the first sentence of this clause (b) is in existence, the Required Senior Creditors may agree in writing that payments may be made with respect to the Subordinated Debt which would otherwise be prohibited pursuant to the provisions contained above, provided that any such waiver shall be specifically limited to the respective payment or payments which the Required Senior Creditors agree may be so paid to any Party in respect of the Subordinated Debt.

(c) If such Party which is not a Loan Party shall acquire by indemnification, subrogation or otherwise, any lien, estate, right or other interest in any of the assets or properties of the Borrower or any of its Restricted Subsidiaries which is a Loan Party, that lien, estate, right or other interest shall be subordinate in right of payment to the Senior Indebtedness and the lien of the Senior Indebtedness as provided herein, and such Party hereby waives any and all rights it may acquire by subrogation or otherwise to any lien of the Senior Indebtedness or any portion thereof until such time as all Senior Indebtedness has been repaid in full in cash.

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(d) In any case commenced by or against the Borrower or any of its Restricted Subsidiaries under the Bankruptcy Code or any similar federal, foreign, state or local statute (a “Reorganization Proceeding”), to the extent permitted by applicable law, the Required Senior Creditors shall have the exclusive right to exercise any voting rights in respect of the claims of such Party against the Borrower or any of its Restricted Subsidiaries.

(e) If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made (whether by the Borrower, any other Loan Party or any other Person or enforcement of any right of setoff or otherwise) is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

(f) After the occurrence and continuation of an Event of Default, such Party shall not object to the entry of any order or orders approving any cash collateral stipulations, adequate protection stipulations or similar stipulations executed by the Senior Creditors in any Reorganization Proceeding or any other proceeding under the Bankruptcy Code.

(g) Such Party waives any marshalling rights with respect to the Senior Creditors in any Reorganization Proceeding or any other proceeding under the Bankruptcy Code.

3. Any payments made to, or received by, any Party in respect of any guaranty or security in support of the Subordinated Debt shall be subject to the terms of this Agreement and applied on the same basis as payments made directly by the obligor under such Subordinated Debt. To the extent that the Borrower or any of its Restricted Subsidiaries which is a Loan Party (other than the respective obligor or obligors which are already Parties hereto) provides a guaranty or any security in support of any Subordinated Debt, the Party which is the lender of the respective Subordinated Debt will cause each such Person to become a Party hereto (if such Person is not already a Party hereto) promptly after the date of the execution and delivery of the respective guarantee or security documentation, provided that any failure to comply with the foregoing requirements of this Section 3 will have no effect whatsoever on the subordination provisions contained herein (which shall apply to all payments received with respect to any guarantee or security for any Subordinated Debt, whether or not the Person furnishings such guarantee or security is a Party hereto).

4. Each Party hereby acknowledges and agrees that no payments will be accepted by it in respect of the Subordinated Debt (unless promptly turned over to the holders of Senior Indebtedness as contemplated by Section 2 above), to the extent such payments would be prohibited under any Senior Indebtedness (or the documentation governing the same).

5. In addition to the foregoing agreements, each Party hereby acknowledges and agrees that (x) any Intercompany Debt (and any promissory notes or other instruments evidencing same) may be pledged, and delivered for pledge, by the Borrower or any of its Restricted Subsidiaries pursuant to any Security Document to which the Borrower or the respective such Restricted Subsidiary is, or at any time in the future becomes, a party and (y) with respect to all Intercompany Debt so pledged, the Collateral Agent shall be entitled to exercise all rights and remedies with respect to such Intercompany Debt to the maximum extent provided in the various Security Documents (in accordance with the terms thereof and subject to the requirements of applicable law).

6. Definitions. As and in this Agreement, the terms set forth below shall have the respective meanings provided below:

“Enforcement Action” shall mean (i) any acceleration of all or any part of the Subordinated Debt, (ii) any foreclosure proceeding, the exercise of any power of sale, the obtaining of a receiver, the

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seeking of default interest, the suing on, or otherwise taking action to enforce the obligation of the Borrower or any of its Restricted Subsidiaries to pay any amounts relating to any Subordinated Debt, (iii) the exercising of any banker's lien or rights of set-off or recoupment, or (iv) the taking of any other enforcement action against any asset or property of the Borrower or its Restricted Subsidiaries.

“Hedge Creditor” shall have the meaning provided in the Guarantee and Collateral Agreement.

“Intercompany Debt” shall mean any indebtedness, whether now existing or hereinafter incurred, owed by the Borrower or any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower.

“Required Senior Creditors” shall mean the Required Lenders.

“Senior Creditors” shall mean all holders from time to time of any Senior Indebtedness and shall include, without limitation, the Lender Creditors and the Hedge Creditors.

“Senior Indebtedness” shall mean:

(i) all Obligations (including, without limitation, Obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of each Loan Party (whether as obligor, guarantor or otherwise) to the Lender Creditors, whether now existing or hereafter incurred under, arising out of or in connection with each Loan Document to which it is at any time a party (including, without limitation, all such obligations and liabilities of each Loan Party under the Credit Agreement (if a party thereto) and under the Guarantee and Collateral Agreement (if a party thereto) or under any other guarantee by it of obligations pursuant to the Credit Agreement) and the due performance and compliance by each Loan Party with the terms of each such Loan Document (all such obligations and liabilities under this clause (i), except to the extent consisting of Secured Hedging Obligations, being herein collectively called the “Loan Document Obligations”); and

(ii) all Obligations (including, without limitation, Obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of each Loan Party to the Hedge Creditors, whether now existing or hereafter incurred under, arising out of or in connection with any Hedging Agreement with a Hedge Creditor (including, without limitation, all such obligations and liabilities of such Loan Party under the Guarantee and Collateral Agreement (if a party thereto) with respect thereto or under any other guarantee by it of obligations pursuant to any such Hedging Agreement) and the due performance and compliance by each Loan Party with the terms of each such Hedging Agreement (all such obligations and liabilities under this clause (ii) being herein collectively called the “Secured Hedging Obligations”).

“Subordinated Debt” shall mean the principal of, interest on, and all other amounts owing from time to time in respect of, all Intercompany Debt (including, without limitation, pursuant to guarantees thereof or security therefor at any time outstanding); that is owing by any Loan Party to any Restricted Subsidiary that is not a Loan Party.

7. Each Party agrees to be fully bound by all terms and provisions contained in this Agreement, both with respect to any Subordinated Debt (including any guarantees thereof and security therefor) owed to it, and with respect to all Subordinated Debt (including all guarantees thereof and security therefor) owing by it.

8. It is understood and agreed that any Restricted Subsidiary of the Borrower that is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Senior Indebtedness shall become a Party hereunder by executing a counterpart

4

hereof (or a joinder agreement in form and substance satisfactory to the Collateral Agent) and delivering same to the Collateral Agent.

9. No failure or delay on the part of any party hereto or any holder of Senior Indebtedness in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

10. Each Party hereto acknowledges that to the extent that no adequate remedy at law exists for breach of its obligations under this Agreement, in the event any Party fails to comply with its obligations hereunder, the Collateral Agent or the holders of Senior Indebtedness shall have the right to obtain specific performance of the obligations of such defaulting Party, injunctive relief or such other equitable relief as may be available.

11. Any notice to be given under this Agreement shall be in writing and shall be sent in accordance with the provisions of the Credit Agreement.

12. In the event of any conflict between the provisions of this Agreement and the provisions of the Subordinated Debt, the provisions of this Agreement shall prevail.

13. No person other than the parties hereto, the Senior Creditors from time to time and their successors and assigns as holders of the Senior Indebtedness and the Subordinated Debt shall have any rights under this Agreement.

14. This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15. No amendment, supplement, modification, waiver or termination of this Agreement shall be effective against a party against whom the enforcement of such amendment, supplement, modification, waiver or termination would be asserted, unless such amendment, supplement, modification, waiver or termination was made in a writing signed by such party, provided that amendments hereto shall be effective as against the Senior Creditors only if executed and delivered by the Collateral Agent.

16. In case any one or more of the provisions confined in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, and any other application thereof, shall not in any way be affected or impaired thereby.

17. (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each of the Parties and the Senior Creditors, by their acceptance of the benefits of this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom), in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties and the Senior Creditors, by their acceptance of the benefits of this Agreement hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the Parties and the Senior Creditors, by their acceptance of the benefits of this Agreement, agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

5

(c) Each of the Parties and the Senior Creditors, by their acceptance of the benefits of this Agreement, hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the Parties and the Senior Creditors by their acceptance of the benefits of this Agreement hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each of the Parties and the Senior Creditors, by their acceptance of the benefits of this Agreement, hereby irrevocably consents to service of process in the manner provided for notices as provided above. Nothing in this Agreement will affect the right of the Collateral Agent, the Senior Creditors or the Parties to serve process in any other manner permitted by law.

(e) EACH PARTY HERETO (AND EACH OTHER SENIOR CREDITOR, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE (e).

18. This Agreement shall bind and inure to the benefit of the Collateral Agent, the other Senior Creditors and each Party and their respective successors, permitted transferees and assigns.

19. By acceptance of the benefits of this Agreement, each Senior Creditor (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Senior Creditor for the enforcement of any provisions of this Agreement against any Party or the exercise of remedies hereunder, (c) to agree that it shall not take any action to enforce any provisions of this Agreement against any Party, to exercise any remedy hereunder or to give any consents or approvals hereunder, except as expressly provided in this Agreement and (d) to agree to be bound by the terms of this Agreement.

20. Notwithstanding anything to the contrary contained herein, (i) any Party that ceases to be a Restricted Subsidiary of the Borrower or pursuant to a transaction permitted by the Loan Documents shall automatically be released from this Agreement and cease to be a Party for all purposes hereof and (ii) upon the occurrence of the Termination Date, this Agreement shall terminate without any further action by any Person.

* * *

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

DAYFORCE, INC. By: Name: Title:

DAYFORCE US, INC.

CERIDIAN GLOBAL HOLDING COMPANY INC.
CERIDIAN TAX SERVICE, INC.
ABR PROPERTIES LLC
DAYFORCE TALENT LLC
DAYFORCE LICENSING LLC

DAYFORCE SERVICES US LLC

ATI ROW, LLC

By:
 Name:
 Title:

[Other Subsidiary of Borrower]

By:
 Name:
 Title:

[Signature Page to Intercompany Subordination Agreement]

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

[Signature Page to Intercompany Subordination Agreement]

EXHIBIT H-1

[FORM OF]

FIRST LIEN INTERCREDITOR AGREEMENT

among

DAYFORCE, INC.,
as the Borrower,

the other Grantors party hereto,

JPMORGAN CHASE BANK, N.A.,
as Credit Agreement Collateral Agent for the
Credit Agreement Secured Parties,

[__]
as the Additional Collateral Agent,

[__]
as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto dated as of [__], 20[__]

FIRST LIEN INTERCREDITOR AGREEMENT, dated as of [__], 20[__] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among DAYFORCE, INC., a Delaware corporation (the “Borrower”), the other Grantors (as defined below) from time to time party hereto, JPMORGAN CHASE BANK, N.A. (“JPM”), as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), [__], as Authorized Representative for the Initial Additional Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the other Additional Secured Parties of the Series (as each such term is defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional Secured Parties of the applicable Series) agree as follows:

Article I

Definitions
Section 1.01
Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement (as defined below) or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:
“Additional Collateral Agent” means (a) prior to the Discharge of the Initial Additional Obligations, the Initial Additional Authorized Representative and (b) from and after the Discharge of the Initial Additional Obligations, the Authorized Representative for the Series of Additional Obligations that constitutes the largest outstanding principal amount of any then-outstanding Series of Additional Obligations.
“Additional Documents” means, with respect to the Initial Additional Obligations or any Series of Additional Senior Class Debt, the notes, indentures, credit agreements, collateral agreements, security documents, guarantees and other operative agreements evidencing or governing such Indebtedness and the Liens securing such Indebtedness, including the Initial Additional Documents and the Additional Security Documents and each other agreement entered into for the purpose of securing the Initial Additional Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional Obligations) has been designated as Additional Senior Class Debt pursuant to Section 5.13 hereto.
“Additional Obligations” means collectively (1) the Initial Additional Obligations and (2) all amounts owing pursuant to the terms of any Series of Additional Senior Class Debt designated as Additional Obligations pursuant to Section 5.13 after the date hereof, including, without limitation, the obligation (including guarantee obligations) to pay principal, premium, interest, fees, expenses (including interest, fees and expenses that accrue after the commencement of a Bankruptcy Case, regardless of whether such interest, fees and expenses are an allowed claim under such Bankruptcy Case at the rate provided for in the respective Additional Documents), letter of credit commissions, reimbursement obligations, charges, attorneys costs, indemnities, penalties, reimbursements, damages and other amounts payable by a Grantor under any Additional Document (including guarantees of the foregoing).

“Additional Secured Party” means the holders of any Additional Obligations and any Authorized Representative with respect thereto and the beneficiaries of each indemnification obligation undertaken by the Borrower and the other Grantors under any related Additional Document, and shall include the Initial Additional Secured Parties and the Additional Senior Class Debt Parties.
“Additional Security Document” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure any of the Additional Obligations.
“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.
“Additional Senior Class Debt Collateral Agent” has the meaning assigned to such term in Section 5.13.
“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.
“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.
“Agreement” has the meaning assigned to such term in the introductory paragraph of hereto.
“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.
“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional Obligations or the Initial Additional Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional Obligations or Additional Secured Parties that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Representative for such Series named in the applicable Joinder Agreement.
“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Collateral” means all assets and properties subject to, or purported to be subject to, Liens created pursuant to any Pari Passu Security Document to secure one or more Series of Pari Passu Obligations.
“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional Obligations, the Initial Additional Authorized Representative and (iii) in the case of any other Series of Additional Obligations that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Collateral Agent for such Series named in the applicable Joinder Agreement.

“Controlling Collateral Agent” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date with respect to such Shared Collateral, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date with respect to such Shared Collateral, the Additional Collateral Agent (acting on the instructions of the Applicable Authorized Representative).
“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent with respect to such Shared Collateral, the Credit Agreement Secured Parties and (ii) at any other time, the Series of Pari Passu Secured Parties whose Collateral Agent is the Controlling Collateral Agent for such Shared Collateral.
“Credit Agreement” means the Credit Agreement, dated as of February 29, 2024, among, inter alios, the Borrower, the other borrowers from time to time party thereto, JPM, as administrative agent and each lender from time to time party thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Credit Agreement Administrative Agent” means the “Administrative Agent” as defined in the Credit Agreement and shall include any successor administrative agent (including as a result of any Refinancing or other modification of the Credit Agreement).
“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Credit Agreement Collateral Documents” means the Initial Security Agreement, the other “Security Documents” (or similarly defined terms) as defined in the Credit Agreement and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing and/or perfecting any Credit Agreement Obligations.
“Credit Agreement Obligations” means all “Secured Obligations” as defined in the Credit Agreement, together with all post-petition interest, fees, expenses, premiums and other amounts payable in connection therewith.
“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.
“DIP Financing” has the meaning assigned to such term in Section 2.05(b).
“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).
“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).
“Discharge” means, with respect to any Shared Collateral and any Series of Pari Passu Obligations, the date on which such Series of Pari Passu Obligations is no longer secured, and no longer required to be secured, by such Shared Collateral pursuant to the terms of the applicable Pari Passu Security Documents. The term “Discharged” shall have a corresponding meaning.
“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with Additional Obligations secured by such Shared Collateral under an Additional Document which has been designated in writing by the

Credit Agreement Administrative Agent (under the Credit Agreement so Refinanced) to the Additional Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.
“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.
“Financial Officer” of any Person shall mean the chief executive officer, chief financial officer, any vice president, principal accounting officer, treasurer, assistant treasurer or controller of such Person or any officer performing duties customarily associated with the foregoing offices.
“Grantors” means the Borrower and each of the Grantors (as defined in the Credit Agreement Collateral Documents) and each other parent entity or subsidiary of the Borrower which has granted a security interest pursuant to any Pari Passu Security Document to secure any Series of Pari Passu Obligations (including any such Person which becomes a party to this Agreement as contemplated by Section 5.16). The Grantors existing on the date hereof are set forth in Annex I hereto.
“Impairment” has the meaning assigned to such term in Section 1.03.
“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph hereto.
“Initial Additional Agreement” mean that certain [Indenture] [Other Agreement], dated as of [__], among the Borrower, [the Guarantors identified therein,] and [__], as [trustee], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Initial Additional Documents” means the Initial Additional Agreement, the Initial Additional Security Agreement and any collateral agreements, security documents, guarantees and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness.
“Initial Additional Obligations” means the [Obligations] (as defined in the Initial Additional Security Agreement).
“Initial Additional Secured Parties” means the Additional Collateral Agent and the holders of the Initial Additional Obligations issued pursuant to the Initial Additional Agreement.
“Initial Additional Security Agreement” means the [security agreement], dated as of the date hereof, among the Borrower, the Additional Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Initial Security Agreement” means the “Guarantee and Collateral Agreement” as defined in the Credit Agreement.
“Insolvency or Liquidation Proceeding” means:
(a)
any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding (including any such proceeding under applicable corporate law) relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;
(b)
any liquidation, receivership, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether by court action or otherwise and whether or not involving bankruptcy or insolvency;
(c)
the appointment of any liquidator (including a provisional liquidator), receiver, receiver and manager, administrative receiver, administrator, compulsory manager, trustee, examiner (including an interim examiner) or other similar officer in respect of the Borrower or any other Grantor (or any of their respective assets or businesses), in each case, whether out of court or otherwise;
(d)
any proceeding commenced for the purposes of proposing any composition, compromise, assignment or arrangement between the Borrower or any other Grantor and their respective creditors, whether by means of a scheme of arrangement, a restructuring plan, a company voluntary arrangement or any similar proposals, in each case, whether out of court or otherwise; or
(e)
any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).
“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto or such other form as shall be approved by the Controlling Collateral Agent.
“JPM” has the meaning assigned to such term in the introductory paragraph hereto.
“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any option or other agreement to give a security interest therein, any lease giving rise to a Capitalized Lease Obligations and having substantially the same economic effect as any of the foregoing and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction, in each case, in the nature of security; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Authorized Representative of the Series of Additional Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Pari Passu Obligations (other than the Credit Agreement Obligations) with respect to such Shared Collateral and (ii) at any time when the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, the Authorized Representative of the Series of Pari Passu Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Pari Passu Obligations with respect to such Shared Collateral; provided, however, that if there are two outstanding Series of Additional Obligations which have an equal outstanding principal amount, the Series of Additional Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to the Shared Collateral (1) at any time the Credit Agreement Collateral Agent, the Applicable Authorized Representative or the Controlling Collateral Agent, as applicable, has commenced and is diligently pursuing any enforcement action with respect to the Shared Collateral or a material portion thereof or (2) at any time any Grantor which has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.
“Non-Controlling Collateral Agent” means, at any time with respect to any Shared Collateral, any Collateral Agent that is not the Controlling Collateral Agent at such time with respect to such Shared Collateral.
“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Pari Passu Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.
“Non-Shared Collateral” has the meaning assigned to such term in Section 2.01(c).
“Pari Passu Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional Obligations.
“Pari Passu Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional Secured Parties with respect to each Series of Additional Obligations.
“Pari Passu Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional Security Documents.
“Possessory Collateral” means any Shared Collateral in the possession and/or control of any Collateral Agent (or its agents or bailees), to the extent that possession and/or control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of and/or under the control of any Collateral Agent under the terms of the Pari Passu Security Documents.
“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.
“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay such indebtedness, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of the relevant Secured Credit Documents.
“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional Document, and (iii) each Additional Document for Additional Obligations incurred after the date hereof.
“Series” means (a) with respect to the Pari Passu Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional Secured Parties (in their capacities as such), and (iii) the Additional Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Secured Parties) and (b) with respect to any Pari Passu Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional Obligations, and (iii) the Additional Obligations incurred after the date hereof pursuant to any Additional Document, the holders of which, pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Obligations).
“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Pari Passu Obligations (or their respective Authorized Representatives or Collateral Agents on behalf of such holders) hold a valid and perfected security interest at such time. If more than two Series of Pari Passu Obligations are outstanding at any time and the holders of less than all Series of Pari Passu Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Pari Passu Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.
Section 1.02
Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

Section 1.03
Impairments. It is the intention of the Pari Passu Secured Parties of each Series that the holders of Pari Passu Obligations of such Series (and not the Pari Passu Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Pari Passu Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Pari Passu Obligations), (y) any of the Pari Passu Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Pari Passu Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Pari Passu Obligations) on a basis ranking prior to the security interest of such Series of Pari Passu Obligations but junior to the security interest of any other Series of Pari Passu Obligations or (ii) the existence of any Collateral for any other Series of Pari Passu Obligations that is not Shared Collateral for such Series (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Pari Passu Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any fee interest in real property subject to a mortgage that applies to all Pari Passu Obligations shall not be deemed to be an Impairment of any Series of Pari Passu Obligations. In the event of any Impairment with respect to any Series of Pari Passu Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Pari Passu Obligations, and the rights of the holders of such Series of Pari Passu Obligations (including, without limitation, the right to receive distributions in respect of such Series of Pari Passu Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Pari Passu Obligations subject to such Impairment. Additionally, in the event the Pari Passu Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code or any other provision of any Bankruptcy Law), any reference to such Pari Passu Obligations or the Pari Passu Security Documents governing such Pari Passu Obligations shall refer to such obligations or such documents as so modified.
Article II

Priorities and Agreements with Respect to Shared Collateral
Section 2.01
Priority of Claims.
(a)
Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and any Collateral Agent or any Pari Passu Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Borrower (including any adequate protection payments) or any other Grantor or any Pari Passu Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any Collateral Agent or any other Pari Passu Secured Party on account of such enforcement of rights or remedies or distribution in respect thereof in any Bankruptcy Case or any payment received by any Collateral Agent or any other Pari Passu Secured Party pursuant to any such intercreditor agreement (other than this Agreement) with respect to such Shared Collateral and any proceeds of such payment or distribution (subject, in the case of any such payment or distribution, to the sentence immediately following) (all proceeds of any sale, collection or other liquidation of any Shared Collateral and all such payments and proceeds of any such payment or distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment in full in cash of all amounts owing to each Collateral Agent (in its capacity as such and, in the case of the Credit Agreement Collateral Agent, in its capacity as Credit Agreement Administrative Agent) on a ratable basis pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full in cash of the Pari Passu Obligations of each Series on a ratable basis, with such Proceeds to be applied to the Pari Passu Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after Discharge of all Pari Passu Obligations, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct; provided that, following the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor, solely for the purposes of this Section 2.01(a) and not the Credit Agreement or any Additional Documents, in the event that the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the Pari Passu Obligations to be allowed under Sections 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of Pari Passu Obligations of each Series of Pari Passu Obligations shall include only the maximum amount of Post-Petition Interest allowable under Sections 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding. If, despite the provisions of this Section 2.01(a), any Pari Passu Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Pari Passu Obligations to which it is then entitled in accordance with this Section 2.01(a), such Pari Passu Secured Party shall hold such payment or recovery in trust for the benefit of all Pari Passu Secured Parties in accordance with Section 2.03(b) for distribution in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Pari Passu Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Pari Passu Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Pari Passu Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Pari Passu Obligations with respect to which such Impairment exists.
(b)
Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Pari Passu Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Pari Passu Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Pari Passu Secured Party hereby agrees that the Liens securing each Series of Pari Passu Obligations on any Shared Collateral shall be of equal priority.
(c)
Notwithstanding anything in this Agreement, any Secured Credit Document or any other Pari Passu Security Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of letters of credit or otherwise held by the Credit Agreement Collateral Agent or pursuant the provisions of the Credit Agreement (the “Non-Shared Collateral”) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral, and it is understood and agreed that this Agreement shall not restrict the rights of any Credit Agreement Secured Party to pursue enforcement proceedings, exercise remedies or make determinations with respect to the Non-Shared Collateral in accordance with the Credit Agreement.
Section 2.02
Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.
(a)
Only the Controlling Collateral Agent may act with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional Secured Party shall or shall instruct any Collateral Agent to, and neither the Additional Collateral Agent nor any other Non-Controlling Collateral Agent shall, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent, acting in accordance with the Credit Agreement Collateral Documents, may take any such actions or exercise any such remedies with respect to Shared Collateral at such time.
(b)
With respect to any Shared Collateral at any time when the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative and (ii) no Non-Controlling Authorized Representative or other Pari Passu Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Pari Passu Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Additional Security Documents, may take any such actions or exercise any such remedies with respect to Shared Collateral.
(c)
Notwithstanding the equal priority of the Liens securing each Series of Pari Passu Obligations with respect to any Shared Collateral, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Shared Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object (or support any other Person in contesting, protesting or objecting) to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or any Controlling Secured Party or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or any Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to exercise such rights. The foregoing shall not be construed to limit the rights and priorities of any Pari Passu Secured Party, the Controlling Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral (including, without limitation, any Non-Shared Collateral).
(d)
Each of the Collateral Agents and Authorized Representatives, for itself and on behalf of the Pari Passu Secured Parties of the Series for whom it is acting, agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Pari Passu Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.
Section 2.03
No Interference; Payment Over.
(a)
Each of the Collateral Agents and Authorized Representatives, for itself and on behalf of the Pari Passu Secured Parties of the Series for whom it is acting, agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any Pari Passu Obligations of any Series or any Pari Passu Security Document or the validity, attachment, perfection or priority of any Lien under any Pari Passu Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Controlling Collateral Agent or any other Pari Passu Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other Pari Passu Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other Pari Passu Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, any Applicable Authorized Representative or any other Pari Passu Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other Pari Passu Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) if not the Controlling Collateral Agent, it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Collateral Agent or any other Pari Passu Secured Party to enforce this Agreement.
(b)
Each of the Collateral Agents, for itself and on behalf of the Pari Passu Secured Parties of the Series for whom it is acting, agrees that if it shall obtain possession of any Shared Collateral or shall realize any Proceeds in respect of any such Shared Collateral, pursuant to any Pari Passu Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the Pari Passu Obligations, then it shall hold such Shared Collateral or Proceeds in trust for the other Pari Passu Secured Parties and promptly transfer such Shared Collateral or Proceeds, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.
Section 2.04
Release of Liens.
(a)
If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of Pari Passu Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that (i) the Liens in favor of each Collateral Agent for the benefit of each related Series of Pari Passu Secured Parties secured by such Shared Collateral attach to any such Proceeds of such sale or disposition with the same priority vis-à-vis all the other Pari Passu Secured Parties as existed prior to the commencement of such sale or other disposition, and any such Liens shall remain subject to the terms of this Agreement until application thereof pursuant to Section 2.01 and (ii) any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.
(b)
Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole costs and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section 2.04.
(c)
Each Non-Controlling Authorized Representative and Non-Controlling Collateral Agent, for itself and on behalf of the Pari Passu Secured Parties of the Series for whom it is acting, hereby irrevocably appoints the Controlling Collateral Agent and any officer or agent of the Controlling Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Authorized Representative, Collateral Agent or Pari Passu Secured Party, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to evidence and confirm any release of Shared Collateral provided for in this Section 2.04.
Section 2.05
Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.
(a)
This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding. The parties hereto acknowledge that the provisions of this Agreement are intended to be enforceable as contemplated by Section 510(a) of the Bankruptcy Code. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.
(b)
If the Borrower and/or any other Grantor shall become subject to a case or proceeding (a “Bankruptcy Case”) under the Bankruptcy Code or any other Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) to the Borrower or such Grantor under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Authorized Representative, for itself and on behalf of the Pari Passu Secured Parties of the Series for whom it is acting (other than the Authorized Representative of any Controlling Secured Party) agrees that it will not raise, join or support any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent (in the case of the Additional Collateral Agent, acting on the instructions of the Applicable Authorized Representative) shall then oppose or object (or join in or support any objection) to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Collateral Agent, for itself and on behalf of the Pari Passu Secured Parties of the Series for whom it is acting, will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Pari Passu Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Pari Passu Obligations of the Controlling Secured Parties, each Non-Controlling Collateral Agent, for itself and on behalf of the Pari Passu Secured Parties of the Series for whom it is acting, will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Pari Passu Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Pari Passu Secured Parties (other than any Liens of the Pari Passu Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Pari Passu Secured Parties of each Series are granted Liens on any additional collateral pledged to any Pari Passu Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Pari Passu Secured Parties (other than any Liens of any Pari Passu Secured Parties constituting DIP Financing Liens) as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Pari Passu Obligations, such amount is applied pursuant to Section 2.01, and (D) if any Pari Passu Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that this Agreement shall not limit the right of the Pari Passu Secured Parties of each Series to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Pari Passu Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Pari Passu Secured Parties receiving adequate protection shall not object to any other Pari Passu Secured Party receiving adequate protection comparable to any adequate protection granted to such Pari Passu Secured Parties in connection with a DIP Financing or use of cash collateral.
Section 2.06
Reinstatement. In the event that any of the Pari Passu Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference, fraudulent transfer or other avoidance action under the Bankruptcy Code or other Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Pari Passu Obligations shall again have been paid in full in cash.
Section 2.07
Insurance. As between the Pari Passu Secured Parties, the Controlling Collateral Agent (acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation, expropriation or similar proceeding affecting the Shared Collateral and the Controlling Collateral Agent shall apply the proceeds to any such adjustment, settlement or award in accordance with this Agreement.
Section 2.08
Refinancings, etc. The Pari Passu Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced (in whole or in part) or otherwise amended or modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any Pari Passu Secured Party of any other Series, all without affecting the priorities provided for in Section 2.01(a) or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.
Section 2.09
Possessory Collateral Agent as Gratuitous Bailee and Agent for Perfection.
(a)
The Possessory Collateral shall be delivered to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and non-fiduciary agent for the benefit of each other Pari Passu Secured Party for which such Possessory Collateral is Shared Collateral and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Passu Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, the Credit Agreement Collateral Agent shall (at the sole cost and expense of the Grantors), at the request of the Additional Collateral Agent that is the Controlling Collateral Agent, promptly deliver all Possessory Collateral to such Additional Collateral Agent together with any necessary endorsements (or otherwise allow such Additional Collateral Agent to obtain control of such Possessory Collateral). The Borrower and the other Grantors shall take such further action as is requested in writing by the Controlling Collateral Agent and required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith (as determined by a court of competent jurisdiction in a final, non-appealable judgment).
(b)
The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee and non-fiduciary agent for the benefit of each other Pari Passu Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Passu Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c)
The duties or responsibilities of the Controlling Collateral Agent and each other Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee and non-fiduciary agent for the benefit of each other Pari Passu Secured Party for purposes of perfecting the Lien held by such Pari Passu Secured Parties thereon.
Section 2.10
Amendments to Security Documents.
(a)
Without the prior written consent of the Credit Agreement Collateral Agent, each Additional Collateral Agent and Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting, agrees that no Additional Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional Security Document would be prohibited by any of the terms of this Agreement.
(b)
Without the prior written consent of the Additional Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by any of the terms of this Agreement.
(c)
In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on a certificate of a Responsible Officer of the Borrower stating that such amendment is permitted by Sections 2.10(a) or (b) as the case may be.
Article III

Existence and Amounts of Liens and Obligations

Section 3.01
Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Pari Passu Obligations of any Series, or the Shared Collateral subject to any Lien securing the Pari Passu Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail to promptly provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Pari Passu Secured Party or any other person as a result of such determination.
Article IV

The Controlling Collateral Agent
Section 4.01
Authority.

(a)
Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or any other Person, regardless of whether an Event of Default has occurred or is continuing, or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.
(b)
In furtherance of the foregoing, each Collateral Agent and Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting, acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the Pari Passu Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Pari Passu Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent and/or administrative agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Pari Passu Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Collateral Agent and Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting, agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other Pari Passu Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Pari Passu Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Pari Passu Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Except with respect to any actions expressly prohibited or required to be taken by this Agreement, each of the Collateral Agent and Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of Pari Passu Obligations or any other Pari Passu Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the Pari Passu Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Pari Passu Obligations from any account debtor, guarantor or any other party) in accordance with the Pari Passu Security Documents or any other agreement related thereto or to the collection of the Pari Passu Obligations or the valuation, use, protection or release of any security for the Pari Passu Obligations, (ii) any election by any Applicable Authorized Representative or any holders of Pari Passu Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Loan Parties or any of their subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any Pari Passu Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Pari Passu Obligations for whom such Collateral constitutes Shared Collateral.
Section 4.02
Rights as a Pari Passu Secured Party. The Person serving as the Controlling Collateral Agent hereunder shall have the same rights and powers in its capacity as a Pari Passu Secured Party under any Series of Pari Passu Obligations that it holds as any other Pari Passu Secured Party of such Series and may exercise the same as though it were not the Controlling Collateral Agent and the term “Pari Passu Secured Party” or “Pari Passu Secured Parties” or (as applicable) “Credit Agreement Secured Party,”

“Credit Agreement Secured Parties,” “Additional Secured Party,” “Additional Secured Parties,” “Initial Additional Secured Party” or “Initial Additional Secured Parties” shall, if applicable and unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Controlling Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any subsidiary or other Affiliate thereof as if such Person were not the Controlling Collateral Agent hereunder and without any duty to account therefor to any other Pari Passu Secured Party.
Section 4.03
Exculpatory Provisions.
(a)
The Controlling Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Pari Passu Security Documents to which it is a party. Without limiting the generality of the foregoing, the Controlling Collateral Agent:
(i)
shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Pari Passu Security Documents that the Controlling Collateral Agent is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Controlling Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Controlling Collateral Agent to liability or that is contrary to any Pari Passu Security Document or applicable law;
(ii)
shall not, except as expressly set forth herein and in the other Pari Passu Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Controlling Collateral Agent or any of its Affiliates in any capacity;
(iii)
shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Applicable Authorized Representative or (B) in the absence of the willful misconduct, gross negligence, bad faith or material breach of this Agreement by the Controlling Collateral Agent or any affiliate, director, officer, employee, counsel, agent or attorney in fact of the Controlling Collateral Agent (in each case, as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (C) in reliance on a certificate of a Responsible Officer of the Borrower stating that such action is permitted by the terms of this Agreement (it being understood and agreed that the Controlling Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of Pari Passu Obligations unless and until notice describing such Event of Default is given to the Controlling Collateral Agent by the Authorized Representative of such Pari Passu Obligations or the Borrower);
(iv)
shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Pari Passu Security Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Pari Passu Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Pari Passu Security Documents, (E) the existence, value or the sufficiency of any Collateral for any Series of Pari Passu Obligations, or (F) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Controlling Collateral Agent; and
(v)
with respect to the Credit Agreement or any Additional Document, may conclusively assume that the Grantors have complied with all of their obligations thereunder unless advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation.
(b)
Each Collateral Agent and Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting acknowledges that, in addition to acting as the initial Controlling Collateral Agent, JPM also serves as Administrative Agent (under, and as defined in, the Credit Agreement), and each Collateral Agent and Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting, hereby waives any right to make any objection or claim against JPM (or any successor Controlling Collateral Agent or any of their respective counsel) based on any alleged conflict of interest or breach of duties arising from the Controlling Collateral Agent also serving as the Credit Agreement Collateral Agent or Credit Agreement Administrative Agent.
Section 4.04
Reliance by Controlling Collateral Agent. The Controlling Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Controlling Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Controlling Collateral Agent may consult with legal counsel (who may include, but shall not be limited to, counsel for any Grantor or counsel for the Applicable Authorized Representative), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 4.05
Delegation of Duties. The Controlling Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Pari Passu Security Document by or through any one or more sub-agents appointed by the Controlling Collateral Agent. The Controlling Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Controlling Collateral Agent and any such sub-agent.
Section 4.06
Non Reliance on Controlling Collateral Agent and Other Pari Passu Secured Parties. Each Collateral Agent and Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting acknowledges that it has, independently and without reliance upon the Controlling Collateral Agent, any Authorized Representative or any other Pari Passu Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each Collateral Agent and Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting, also acknowledges that it will, independently and without reliance upon the Controlling Collateral Agent, any Authorized Representative or any other Pari Passu Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.
Article V

Miscellaneous
Section 5.01
Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)
if to the Credit Agreement Collateral Agent or to the Authorized Representative for the Credit Agreement Secured Parties, to it at JPMorgan Chase Bank, N.A., [_],[_], Telephone: [_], Facsimile: [_], Attention: [_] (E-mail: [_]);
(b)
if to the Additional Collateral Agent or the Initial Additional Authorized Representative, to it at [_], Attention of [_] (Fax No. [_]);
(c)
if to any other additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. To the extent agreed to in writing among each Collateral Agent and each Authorized Representative from time to time and upon notification to the Borrower, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Section 5.02
Waivers; Amendment; Joinder Agreements.
(a)
No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
(b)
Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement or any Supplement contemplated by Section 5.16) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of or otherwise materially adversely affects the Borrower or any other Grantor, with the consent of the Borrower).
(c)
Notwithstanding the foregoing, without the consent of any Pari Passu Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional Secured Parties and Additional Obligations of the Series for which such Authorized Representative is acting hereunder agree to be bound by, and shall be subject to, the terms hereof.
(d)
Notwithstanding the foregoing, in connection with any Refinancing of Pari Passu Obligations of any Series, or the incurrence of Additional Obligations of any Series, the Collateral Agents and the Authorized Representatives then each party hereto shall enter (and is hereby authorized to enter without the consent of any other Pari Passu Secured Party or any Loan Party), at the request of any Collateral Agent, any Authorized Representative or the Borrower, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing or such incurrence in compliance with the Secured Credit Documents and are reasonably satisfactory to each such Collateral Agent and each such Authorized Representative; provided that any Collateral Agent or Authorized Representative may condition its execution and delivery of any such amendment or modification on a receipt of a certificate from a Responsible Officer of the Borrower to the effect that such Refinancing or incurrence is permitted by the then existing Secured Credit Documents.
Section 5.03
Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, as well as the other Pari Passu Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.
Section 5.04
Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.
Section 5.05
Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile, pdf. or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
Section 5.06
Severability. Any provision of this Agreement that is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality or enforceability of the remaining provisions hereof, and the invalidity in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 5.07
GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
Section 5.08
Submission to Jurisdiction Waivers; Consent to Service of Process.
(a)
Each party hereto (and in the case of Collateral Agent and each Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting) irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom), in any action or proceeding arising out of or relating to this Agreement, or for recognition and enforcement of any judgment rendered in respect thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)
Each party hereto (and in the case of Collateral Agent and each Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting) irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)
Each party hereto (and in the case of Collateral Agent and each Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting) irrevocably consents to the service of process in the manner provided for notices in Section 5.01. Nothing herein shall affect the right of any other party hereto (or any Pari Passu Secured Party) to effect service of process in any other manner permitted by law.
(d)
To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, indirect, exemplary, punitive or consequential damages. To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement.
Section 5.09
WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.
Section 5.10
Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 5.11
Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Pari Passu Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control to the extent of the conflict or inconsistency.
Section 5.12
Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Pari Passu Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Pari Passu Obligations as and when the same shall become due and payable in accordance with their terms.
Section 5.13
Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of each of the then-extant Secured Credit Documents, the Borrower may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis by the Liens securing the Pari Passu Obligations on a first lien basis (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be guaranteed by the Grantors on a senior basis (which Lien shall rank on a pari passu basis with the Liens on the Shared Collateral securing all other Pari Passu Obligations that are secured on a first lien basis), in each case under and pursuant to the Additional Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt and the collateral agent for the holders of such Additional Senior Class Debt (each, an “Additional Senior Class Debt Collateral Agent”) (such Additional Senior Class Debt Representative, Additional Senior Class Debt Collateral Agent and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement as an Authorized Representative and Collateral Agent, as applicable, by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement as an Authorized Representative and Collateral Agent, as applicable,

(i)
such Additional Senior Class Debt Representative and such Additional Senior Class Debt Collateral Agent and each Grantor shall have executed and delivered a Joinder Agreement (with such changes as may be reasonably approved by the Controlling Collateral Agent and Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, such Additional Senior Class Debt Collateral Agent becomes a Collateral Agent hereunder and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative constitutes Additional Obligations and the related Additional Senior Class Debt Parties become subject hereto and bound hereby as Additional Secured Parties;
(ii)
the Borrower shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrower and (y) identified in a certificate of a Responsible Officer the obligations to be designated as Additional Obligations and the initial aggregate principal amount or face amount thereof and certified that such obligations are permitted to be incurred and secured on a pari passu basis with the then-extant Pari Passu Obligations and by the terms of the then extant Secured Credit Documents;
(iii)
all filings, recordations and/or amendments or supplements to the Pari Passu Security Documents necessary or desirable in the reasonable judgment of such Additional Senior Class Debt Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of such Additional Senior Class Debt Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of such Additional Senior Class Debt Collateral Agent); and

(iv)
the Additional Documents, as applicable, relating to such Additional Senior Class Debt shall provide that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.
Section 5.14
Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, JPM is acting in the capacities of Credit Agreement Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional Security Documents, [__] is acting in the capacity of Additional Collateral Agent solely for the Additional Secured Parties. Except as expressly set forth herein, none of the Credit Agreement Administrative Agent, the Credit Agreement Collateral Agent or the Additional Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.
Section 5.15
Integration. This Agreement together with the other Secured Credit Documents and the Pari Passu Security Documents represents the agreement of each of the Grantors and the Pari Passu Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent, or any other Pari Passu Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents.
Section 5.16
Additional Grantors. The Borrower agrees that, if any subsidiary shall become a Grantor after the date hereof, they will promptly (or within the time period prescribed by the Credit Agreement) cause such subsidiary to become party hereto by executing and delivering an instrument in the form of Annex III. Upon such execution and delivery, such subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a Grantor at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if same constituted a Grantor party hereto and had complied with the requirements of the immediately preceding sentence. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Credit Agreement Collateral Agent, the Initial Additional Authorized Representative and each additional Authorized Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A.,

as Credit Agreement Collateral Agent

By:

Name:

Title:

By:

Name:

Title:

[__],

as Additional Collateral Agent and as Initial

Additional Authorized Representative

By:

Name:

Title:

DAYFORCE, inc.,
as the Borrower

By:

Name:

Title:

[SIGNATURE BLOCKS OF ADDITIONAL GRANTORS]

By:
Name:
Title:

ANNEX I

GRANTORS

1.
[__]

ANNEX I-1

ANNEX II

[FORM OF] JOINDER NO. [__] dated as of [__], 20[__] to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [__], 20[__] (the “First Lien Intercreditor Agreement”), among DAYFORCE, inc., a Delaware corporation (the “Borrower”), and certain subsidiaries and affiliates of the Borrower (each, a “Grantor”), JPMORGAN CHASE BANK, N.A., as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the Pari Passu Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), [__] as Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.1

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Additional Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional Security Documents relating thereto, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, the Additional Senior Class Debt Collateral Agent is respect of such Additional Senior Class Debt is required to become a Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement. Section 5.13 of the First Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, such Additional Senior Class Debt Collateral Agent may become a Collateral Agent and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the First Lien Intercreditor Agreement as Additional Obligations and Additional Secured Parties, respectively, upon the execution and delivery by the Additional Senior Class Debt Representative and the Additional Senior Class Debt Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.13 of the First Lien Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) and Additional Senior Class Debt Collateral Agent (the “New Collateral Agent”) is executing this Joinder Agreement in accordance with the requirements of the First Lien Intercreditor Agreement and the Pari Passu Security Documents.

Accordingly, the Borrower, the New Representative and the New Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.13 of the First Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, the New Collateral Agent by its signature below becomes a Collateral Agent under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement as Additional Obligations and Additional Secured Parties, with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Collateral Agent had originally been named therein as Collateral Agent, and each of the New Representative and the New Collateral Agent, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as Authorized Representative or Collateral Agent, as applicable and to the Additional Senior Class Debt Parties that it represents as Additional Secured Parties. Each reference to an “Authorized Representative” in the First Lien Intercreditor Agreement shall be deemed to include the New Representative. Each reference to a “Collateral Agent” in the First Lien Intercreditor Agreement shall be deemed to include the New Collateral Agent. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

1 In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent

ANNEX II-1

SECTION 2. Each of the New Representative and the New Collateral Agent represents and warrants to each Collateral Agent, each Authorized Representative and the other Pari Passu Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [trustee/administrative agent and collateral agent] under [describe new facility], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (iii) the Additional Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Additional Secured Parties.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder by telecopy, .pdf or other electronic imaging means shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative or the New Collateral Agent shall be given to it at its address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable documented out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel, in each case as required by the applicable Secured Credit Documents.

ANNEX II-2

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[__] and as collateral agent for the holders of
[__],

By: __________________________

Name:

Title:

Address for notices:

[__]

[__]

attention of: [__]

Telecopy: [__]

[NAME OF NEW COLLATERAL AGENT], as
[__] and as collateral agent for the holders of
[__]

By: __________________________

Name:

Title:

Address for notices:

[__]

[__]

attention of: [__]

Telecopy: [__]

ANNEX II-3

Acknowledged by:

DAYFORCE, INC., as Borrower

By: __________________________

Name:

Title:

THE OTHER GRANTORS

LISTED ON SCHEDULE I HERETO,

By: __________________________

Name:

Title:

ANNEX II-4

Schedule I to the
Supplement to the
First Lien Intercreditor Agreement

GRANTORS

1.
[__]

Schedule I-1

ANNEX III

SUPPLEMENT NO. [__] dated as of [__], 20[__], to the FIRST LIEN INTERCREDITOR GREEMENT dated as of [__], 20[__] (the “First Lien Intercreditor Agreement”), among DAYFORCE, INC., a Delaware corporation (the “Borrower”), and certain subsidiaries and affiliates of the Borrower (each, a “Grantor”), JPMORGAN CHASE BANK, N.A., as the Credit Agreement Collateral Agent, [__], as Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. The Grantors have entered into the First Lien Intercreditor Agreement. Pursuant to the Credit Agreement and certain Additional Documents, certain newly acquired or organized subsidiaries of the Borrower are required to enter into the First Lien Intercreditor Agreement. Section 5.16 of the First Lien Intercreditor Agreement provides that such subsidiaries may become party to the First Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and the Additional Documents.

Accordingly, the New Subsidiary Grantor agrees as follows:

SECTION 1. In accordance with Section 5.16 of the First Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the First Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First Lien Intercreditor Agreement shall be deemed to include the New Grantor. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to each Authorized Representative and the other Pari Passu Secured Parties that (i) it has the full power and authority to enter into this Supplement and (ii) this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Law and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when each Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor

ANNEX III-1

Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the First Lien Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse each Authorized Representative for its reasonable documented out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for each Authorized Representative as required by the applicable Secured Credit Documents.

IN WITNESS WHEREOF, the New Grantor has duly executed this Supplement to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By: __________________________

Name:

Title:

ANNEX III-2

EXHIBIT H-2

[FORM OF]
SECOND LIEN INTERCREDITOR AGREEMENT

dated as of [__], 20[__],

among

JPMORGAN CHASE BANK, N.A.,

as First Lien Credit Agreement Collateral Agent

[__],
as Second Lien Credit Document Collateral Agent

EACH OTHER FIRST LIEN COLLATERAL AGENT PARTY HERETO

and

EACH OTHER SECOND LIEN COLLATERAL AGENT PARTY HERETO

and acknowledged and agreed to by:

dayforce, Inc.,

as the Borrower

EACH OF THE OTHER OBLIGORS PARTY HERETO

TABLE OF CONTENTS

Page

SECTION 1. Definitions	2
1.1 Defined Terms	2
1.2 Terms Generally	15
SECTION 2. Lien Priorities	16
2.1 Relative Priorities	16
2.2 Prohibition on Contesting Liens	17
2.3 No New Liens	17
2.4 Similar Liens and Agreements	17
2.5 Nature of Obligations	18
2.6 Certain Cash Collateral	18
SECTION 3. Enforcement	18
3.1 Exercise of Remedies	18
3.2 Agreement Among First Lien Claimholders; Agreement Among Second Lien Claimholders	22
SECTION 4. Payments	23
4.1 Application of Proceeds	23
4.2 Payments Over	23
SECTION 5. Other Agreements	24
5.1 Releases	24
5.2 Insurance and Condemnation Awards	25
5.3 Amendments to First Lien Financing Documents and Second Lien Financing Documents	26
5.4 Confirmation of Subordination in Second Lien Collateral Documents	27
5.5 Non-Fiduciary Bailee/Agent for Perfection; Shared Collateral Documents	27
5.6 When Discharge of First Lien Obligations Deemed to Not Have Occurred	29
5.7 Purchase Right	29
SECTION 6. Insolvency or Liquidation Proceedings	31
6.1 Finance and Sale Issues	31
6.2 Relief from the Automatic Stay	32
6.3 Adequate Protection	32
6.4 No Waiver	34
6.5 Reinstatement	34
6.6 Reorganization Securities; Plan Voting	35
6.7 Post-Petition Interest	35
6.8 Waivers	35

-i-

Page

6.9 Separate Grants of Security and Separate Classification; Voting on Plan	36
6.10 Other Matters	37
6.11 Effectiveness in Insolvency or Liquidation Proceedings	37
SECTION 7. Reliance; Waivers; Etc	37
7.1 Reliance	37
7.2 No Warranties or Liability	37
7.3 No Waiver of Lien Priorities	38
7.4 Waiver of Liability	39
7.5 Obligations Unconditional	40
SECTION 8. Miscellaneous	40
8.1 Conflicts	40
8.2 Effectiveness; Continuing Nature of this Agreement; Severability	41
8.3 Amendments; Waivers	41
8.4 Information Concerning Financial Condition of the Obligors and their Subsidiaries	42
8.5 Subrogation	42
8.6 Application of Payments	43
8.7 SUBMISSION TO JURISDICTION; WAIVERS	43
8.8 Notices	44
8.9 Further Assurances	44
8.10 CHOICE OF LAW	44
8.11 Binding on Successors and Assigns	44
8.12 Headings	44
8.13 Counterparts	44
8.14 Authorization; Binding Effect on Claimholders	44
8.15 Exclusive Means of Exercising Rights under this Agreement	45
8.16 No Third Party Beneficiaries; Provisions Solely to Define Relative Rights	46
8.17 No Indirect Actions	46
8.18 Obligors; Additional Obligors	46
8.19 Right of First Lien Collateral Agent to Continue	46
8.20 Second Lien Claimholders	47
8.21 Additional Lien Obligations	47
8.22 Additional Intercreditor Agreements	48

Exhibits:

Exhibit A - Form of Intercreditor Joinder Agreement (Additional Obligors)
Exhibit B - Form of Intercreditor Joinder Agreement (Additional Indebtedness)

-ii-

SECOND LIEN INTERCREDITOR AGREEMENT

This SECOND LIEN INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”) is dated as of [__], 20[__], and entered into by and among JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent under the First Lien Credit Agreement and the First Lien Collateral Documents relating thereto (in each case, as defined below) (in such capacity and together with its successors and assigns in such capacity, the “First Lien Credit Agreement Collateral Agent”), [__], in its capacity as administrative agent and collateral agent under the Initial Second Lien Document and the Second Lien Collateral Documents relating thereto (in each case, as defined below) (in such capacity and together with its successors and assigns in such capacity, the “Initial Second Lien Document Collateral Agent”), each other FIRST LIEN COLLATERAL AGENT that is from time to time party hereto and each other SECOND LIEN COLLATERAL AGENT that is from time to time party hereto and acknowledged and agreed to by DAYFORCE, INC., a Delaware corporation (the “Borrower”), and the other Obligors (as defined below) from time to time party hereto. Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

The Borrower, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity and together with its successors and assigns in such capacity, the “First Lien Administrative Agent”), have entered into that certain Credit Agreement, dated as of February 29, 2024 (as amended, amended and restated, supplemented, modified or Refinanced from time to time in accordance with the terms of this Agreement, the “First Lien Credit Agreement”);

[__], the financial institutions party thereto from time to time, [__], as [__] (in such capacity, the “Second Lien Representative”) and the Initial Second Lien Document Collateral Agent have entered into that certain Second Lien Document, dated as of [__], 20[__] (as amended, amended and restated, supplemented, modified or Refinanced from time to time in accordance with the terms of this Agreement, the “Initial Second Lien Document”);

Pursuant to (i) the First Lien Credit Agreement, the Borrower has incurred loans and First Lien Letters of Credit may be issued for the account of the Borrower or any of its Subsidiaries (as defined therein) from time to time, and (ii) the Initial Second Lien Document, [__] will [__];

The obligations of each First Lien Obligor under (i) the First Lien Financing Documents, (ii) any First Lien Hedge Agreements and (iii) any First Lien Banking Services Agreements will be secured on a first priority basis by Liens on certain assets of each First Lien Obligor pursuant to the terms of the First Lien Collateral Documents;

The obligations of each Second Lien Obligor under (i) the Second Lien Financing Documents, (ii) any Second Lien Hedge Agreements and (iii) any Second Lien Banking Services Agreements will be secured on a second priority basis by Liens on certain assets of each Second Lien Obligor pursuant to the terms of the Second Lien Collateral Documents;

The First Lien Credit Agreement and the Initial Second Lien Document require, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral;

The Obligors may, from time to time, to the extent permitted by this Agreement, the First Lien Financing Documents and the Second Lien Financing Documents, incur additional secured debt which

1

the Obligors and the debtholders thereunder may elect, subject to the terms and conditions hereof, of the First Lien Financing Documents and of the Second Lien Financing Documents, to be secured by the Collateral on a first priority basis or a second priority basis;

In order to induce each First Lien Collateral Agent and the other First Lien Claimholders to consent to the Obligors incurring the Second Lien Obligations and to induce the First Lien Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the First Lien Obligors, each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, and each Second Lien Claimholder by its acceptance of the benefits of the Second Lien Collateral Documents, has agreed to the intercreditor and other provisions set forth in this Agreement; and

In order to induce each Second Lien Collateral Agent and the other Second Lien Claimholders to consent to the Obligors incurring the First Lien Obligations and to induce the Second Lien Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the Second Lien Obligors, each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, and each First Lien Claimholder by its acceptance of the benefits of the First Lien Collateral Documents, has agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Credit Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Additional First Lien Obligations” means obligations with respect to Indebtedness of the Borrower or any other Obligor (other than, for the avoidance of doubt, First Lien Credit Agreement Obligations) issued or guaranteed following the date of this Agreement and documented in an agreement other than any agreement governing any then-existing First Lien Obligations; provided that (a) such Indebtedness is permitted by the terms of each of the First Lien Credit Agreement, the Initial Second Lien Document and each then-existing Additional First Lien Obligations Agreement and Additional Second Lien Obligations Agreement to be secured by Liens on the Collateral ranking pari passu with the Liens securing the First Lien Obligations, (b) the Obligors have granted or purport to have granted Liens on the Collateral to secure the obligations in respect of such Indebtedness on a pari passu basis with the other First Lien Obligations, (c) the applicable Additional First Lien Obligations Agent, for itself and on behalf of the holders of such Indebtedness and obligations in respect of such Indebtedness, has entered into a Joinder Agreement pursuant to Section 8.21(b) acknowledging that such Indebtedness, obligations and Liens shall be subject to, and such Additional First Lien Obligations Agent and such holders shall be bound by, and shall have the rights and obligations provided under, the terms of this Agreement applicable to the First Lien Collateral Agent and the other First Lien Claimholders, respectively and (d) an amendment to or other modification of this Agreement shall have been entered into pursuant to Section 8.3 to the extent contemplated and requested pursuant to Section 8.21(c).

“Additional First Lien Obligations Agent” means any Person appointed to act as trustee, agent or similar representative for the holders of Additional First Lien Obligations pursuant to any Additional First Lien Obligations Agreement (including, in the case of any bilateral arrangement, the actual

2

holder of the relevant Additional First Lien Obligations unless such holder has otherwise appointed a trustee, agent or similar representative acting on its behalf) and has been designated as such in the applicable Joinder Agreement, and any successor thereto.

“Additional First Lien Obligations Agreements” means (i) any indenture, credit agreement, guarantee or other agreement evidencing or governing any Additional First Lien Obligations that are designated as Additional First Lien Obligations pursuant to Section 8.21 and (ii) any other “Loan Documents” or “Financing Documents” (or similar term as may be defined in the foregoing or referred to in the foregoing), in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Additional First Lien Obligations Claimholders” means, at any relevant time, the lenders, creditors and secured parties under any Additional First Lien Obligations Agreements, any Additional First Lien Obligations Agent and the other agents under such Additional First Lien Obligations Agreements, in each case, in their capacities as such.

“Additional Lien Obligations” means, collectively, the Additional First Lien Obligations and the Additional Second Lien Obligations.

“Additional Lien Obligations Agent” means the Additional First Lien Obligations Agent and/or the Additional Second Lien Obligations Agent, as applicable.

“Additional Lien Obligations Agreements” means, collectively, the Additional First Lien Obligations Agreements and the Additional Second Lien Obligations Agreements.

“Additional Second Lien Obligations” means obligations with respect to Indebtedness of the Borrower or any other Obligor (other than, for the avoidance of doubt, Initial Second Lien Document Obligations under the Initial Second Lien Document) issued or guaranteed following the date of this Agreement and documented in an agreement other than any agreement governing any then-existing Second Lien Obligations, provided that (a) such Indebtedness is permitted by the terms of each of the First Lien Credit Agreement, the Initial Second Lien Document and any then-existing Additional First Lien Obligations Agreement and Additional Second Lien Obligations Agreement to be secured by Liens on the Collateral ranking pari passu with the Liens securing the Second Lien Obligations, (b) the Obligors have granted or purport to have granted Liens on the Collateral to secure the obligations in respect of such Indebtedness on a pari passu basis with the other Second Lien Obligations, (c) the applicable Additional Second Lien Obligations Agent, for itself and on behalf of the holders of such Indebtedness and obligations in respect of such Indebtedness, has entered into a Joinder Agreement pursuant to Section 8.21(b) acknowledging that such Indebtedness, obligations and Liens shall be subject to, and such Additional Second Lien Obligations Agent and such holders shall be bound by, and shall have rights and obligations provided under, the terms of this Agreement applicable to the Second Lien Collateral Agent and the other Second Lien Claimholders, respectively and (d) an amendment to or other modification of this Agreement shall have been entered into pursuant to Section 8.3 to the extent contemplated and requested pursuant to Section 8.21(c).

“Additional Second Lien Obligations Agent” means any Person appointed to act as trustee, agent or similar representative for the holders of Additional Second Lien Obligations pursuant to any Additional Second Lien Obligations Agreement (including, in the case of any bilateral arrangement, the actual holder of the relevant Additional Second Lien Obligations unless such holder has otherwise appointed a trustee, agent or similar representative acting on its behalf) and has been designated as such in the applicable Joinder Agreement, and any successor thereto.

3

“Additional Second Lien Obligations Agreements” means (i) any indenture, credit agreement, guarantee or other agreement evidencing or governing any Additional Second Lien Obligations that are designated as Additional Second Lien Obligations pursuant to Section 8.21 and (ii) any other “Loan Documents” or “Financing Documents” (or similar term as may be defined in the foregoing or referred to in the foregoing), in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Additional Second Lien Obligations Claimholders” means, at any relevant time, the lenders, creditors and secured parties under any Additional Second Lien Obligations Agreements, any Additional Second Lien Obligations Agent and the other agents under such Additional Second Lien Obligations Agreements, in each case, in their capacities as such.

“Borrower” has the meaning set forth in the Preamble to this Agreement.

“Affiliate”, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Banking Services” means the First Lien Banking Services and the Second Lien Banking Services.

“Banking Services Obligations” means the First Lien Banking Services Obligations and the Second Lien Banking Services Obligations.

“Bankruptcy Code” means Title 11 of the United States Code (11. U.S.C. § 101 et seq.).

“Business Day” means shall mean any day other than a Saturday, Sunday or day on which banks in New York City are generally authorized or required by law to close.

“Capitalized Lease Obligations” means, as to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Cash Collateral” has the meaning set forth in Section 6.1(a).

“Claimholders” means each of the First Lien Claimholders and the Second Lien Claimholders.

“Collateral” means all of the assets and property of any Obligor, whether real, personal or mixed, that constitute or are required to constitute (including pursuant to this Agreement) both First Lien Collateral and Second Lien Collateral, including any property subject to Liens granted pursuant to Section 6 to secure both First Lien Obligations and Second Lien Obligations.

“Collateral Agent” means any First Lien Collateral Agent and/or any Second Lien Collateral Agent, as applicable.

“Collateral Documents” means the First Lien Collateral Documents and the Second Lien Collateral Documents.

4

“Comparable Second Lien Collateral Document” means, in relation to any Collateral subject to any Lien created or purported to be created under any First Lien Collateral Document, the Second Lien Collateral Document that creates or purports to create a Lien on the same Collateral, granted by the same Obligor.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that, in each case, do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting (a) direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States (federal or state) or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Derivative Transaction” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement.

“DIP Financing” has the meaning set forth in Section 6.1(a).

“Directing First Lien Collateral Agent” means, at any time of determination (a) if there is only one Series of First Lien Obligations with respect to which the Discharge of such First Lien Obligations has not occurred, the First Lien Collateral Agent for such Series and (b) if clause (a) does not apply, the First Lien Collateral Agent designated as the “Controlling Collateral Agent” (or any similar term) pursuant to the First Lien Intercreditor Agreement or other applicable intercreditor arrangements among the Series of First Lien Obligations at such time.

“Directing Second Lien Collateral Agent” means, at any time of determination (a) if there is only one Series of Second Lien Obligations with respect to which the Discharge of such Second Lien Obligations has not occurred, the Second Lien Collateral Agent for such Series and (b) if clause (a) does not apply, the Second Lien Collateral Agent designated as the “Controlling Collateral Agent” (or any similar term) pursuant to the applicable intercreditor arrangements among the Series of Second Lien Obligations at such time.

“Discharge” means, with respect to any Series of First Lien Obligations or Second Lien Obligations, notwithstanding any discharge of such Series under any Debtor Relief Laws or in connection

5

with any Insolvency or Liquidation Proceeding, except to the extent otherwise expressly provided in Section 5.6:

(a) payment in full in cash of the principal of and interest (including Post-Petition Interest), and premium, on all Indebtedness outstanding under the First Lien Documents or Second Lien Documents of such Series, as applicable, and constituting First Lien Obligations or Second Lien Obligations of such Series, as applicable (other than any First Lien Other Obligations or Second Lien Other Obligations);

(b) termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations or Second Lien Obligations of such Series, as applicable;

(c) termination or cash collateralization or backstopping (in an amount and manner reasonably satisfactory to the applicable issuing bank, but in no event greater than 105%) of the aggregate undrawn face amount of any letter of credit obligations constituting First Lien Obligations or Second Lien Obligations of such Series, as applicable, in each case other than letters of credit deemed reissued under another facility;

(d) payment in full in cash of all other First Lien Obligations or Second Lien Obligations of such Series, as applicable (other than any First Lien Other Obligation or Second Lien Other Obligation) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including Post-Petition Interest, but other than any Contingent Obligations or any other obligations that by the terms of any First Lien Document or Second Lien Document of such Series, as applicable, expressly survive termination of such First Lien Document or Second Lien Document, in each case, for which no claim or demand for payment, whether oral or written, has been made at such time); and

(e) adequate provision has been made for any contingent or unliquidated First Lien Obligations or Second Lien Obligations of such Series, as applicable, related to claims, causes of action or liabilities that have been asserted against the First Lien Claimholders or Second Lien Claimholders of such Series, as applicable, for which indemnification is required under the First Lien Documents or Second Lien Documents of such Series, as applicable;

provided that the Discharge of any Series of First Lien Obligations or Second Lien Obligations, as applicable, shall not be deemed to have occurred if such payments are made with the proceeds of (i) in the case of First Lien Obligations, other First Lien Obligations or (ii) in the case of Second Lien Obligations, other Second Lien Obligations, as applicable, that constitute an exchange or replacement for or a Refinancing of such Series of First Lien Obligations or Second Lien Obligations, as applicable. Upon the satisfaction of the conditions set forth in clauses (a) through (e) with respect to any Series, the Collateral Agent of such Series agrees to promptly deliver to each other Collateral Agent written notice of the same.

“Discharge of First Lien Obligations” means the Discharge of the First Lien Credit Agreement Obligations and the Discharge of each Series of Additional First Lien Obligations.

“Discharge of Second Lien Obligations” means the Discharge of the Initial Second Lien Document Obligations and the Discharge of each Series of Additional Second Lien Obligations.

“Disposition” has the meaning set forth in Section 5.1(b). “Dispose” has a meaning correlative thereto.

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“Enforcement Action” means:

(a) any action to foreclose, execute, levy or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise Dispose of (whether publicly or privately), any Collateral or otherwise exercise or enforce remedial rights with respect to any of the Collateral under the First Lien Documents or the Second Lien Documents (including by way of setoff, recoupment, notification of a public or private sale or other Disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b) any action to solicit bids from third Persons, or approve bid procedures for, any proposed Disposition of any of the Collateral or conduct any Disposition of any Collateral, or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral;

(c) any action to receive a transfer of any portion of the Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(d) any action to otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to any Collateral, whether at law, in equity or pursuant to the First Lien Documents or the Second Lien Documents (including the commencement of applicable legal proceedings or other actions with respect to any Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising any Collateral); or

(e) the Disposition of any Collateral by any Obligor after the occurrence and during the continuation of an “event of default” under the First Lien Documents or the Second Lien Documents with the consent of the First Lien Collateral Agents or the Second Lien Collateral Agents, as applicable (in either case, to the extent that such consent is required).

“Escrow Account” has the meaning set forth in Section 6.3(b)(ii).

“Financial Officer” of any Person shall mean the chief executive officer, chief financial officer, any vice president, principal accounting officer, treasurer, assistant treasurer or controller of such Person or any officer performing duties customarily associated with the foregoing offices.

“First Lien Administrative Agent” has the meaning set forth in the Recitals to this Agreement.

“First Lien Banking Services” means any of the following services provided to any First Lien Obligor or any of its “subsidiaries” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Document): commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, supply chain and/or supplier financing services and any arrangement and/or service similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts.

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“First Lien Banking Services Agreement” means any documentation with a First Lien Claimholder governing any First Lien Banking Services Obligations.

“First Lien Banking Services Obligations” means any and all obligations of any First Lien Obligor or any of its “subsidiaries” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Document), whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with First Lien Banking Services, in each case, that constitute First Lien Obligations.

“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including the First Lien Lenders, the First Lien Administrative Agent, the First Lien Collateral Agent, the other agents under the First Lien Credit Agreement and any Additional First Lien Obligations Claimholders.

“First Lien Collateral” means (i) the “Collateral” as defined in the First Lien Credit Agreement and (ii) any other assets and property of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any First Lien Obligations or that is otherwise subject (or required pursuant to Section 2.3 to be subject) to a Lien securing any First Lien Obligations.

“First Lien Collateral Agent” means the First Lien Credit Agreement Collateral Agent and any Additional First Lien Obligations Agent.

“First Lien Collateral Documents” means the “Collateral Documents” as defined in the First Lien Credit Agreement and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“First Lien Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“First Lien Credit Agreement Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“First Lien Credit Agreement Obligations” means all “Secured Obligations” (or any similar term) as defined in the First Lien Credit Agreement.

“First Lien Documents” means (i) the First Lien Financing Documents, (ii) the First Lien Hedge Agreements governing First Lien Secured Hedging Obligations and (iii) the First Lien Banking Services Agreements, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First Lien Financing Documents” means the First Lien Credit Agreement, the First Lien Collateral Documents, the other “Loan Documents” (as defined in the First Lien Credit Agreement), any Additional First Lien Obligations Agreement and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation (other than any First Lien Other Obligation), and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations (other than any First Lien Other Obligations), including any intercreditor or joinder agreement among any First Lien Claimholders, to the extent such are in effect at the relevant time, as each may be Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

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“First Lien Hedge Agreement” means any agreement with respect to any Derivative Transaction between any First Lien Obligor or any “subsidiary” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Document) and any First Lien Claimholder.

“First Lien Hedging Obligations” means, with respect to any First Lien Obligor or any “subsidiary” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Document), the obligations of such Person under any First Lien Hedge Agreement.

“First Lien Incremental Facility” means any facility established pursuant to the terms of any Incremental Amendment (as defined in the First Lien Credit Agreement) and any “Incremental Equivalent Debt” as defined in the First Lien Credit Agreement (or any similar terms in any other First Lien Financing Document).

“First Lien Issuing Bank” means each issuing bank in respect of a First Lien Letter of Credit.

“First Lien Lenders” means the “Lenders” (or any similar term) as defined in the First Lien Credit Agreement and the “Lenders” (or any similar term) as defined in any Additional First Lien Obligations Agreement and also shall include all First Lien Issuing Banks.

“First Lien Letters of Credit” means any letters of credit issued (or deemed issued) from time to time under any First Lien Financing Document.

“First Lien Obligations” means the First Lien Credit Agreement Obligations and all other “Secured Obligations” (or any similar term) as defined in any other First Lien Financing Document. To the extent any payment with respect to any First Lien Obligation (whether by or on behalf of any First Lien Obligor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Lien Claimholder, receiver or other Person, then the obligation or part thereof originally intended to be satisfied shall, for all purposes of this Agreement and the rights and obligations of the First Lien Claimholders and the Second Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. In the event that any interest, fees, expenses or other amounts (including any interest accruing at the default rate or any Post-Petition Interest) to be paid by a First Lien Obligor pursuant to the First Lien Financing Documents, the First Lien Hedge Agreements governing First Lien Secured Hedging Obligations or the First Lien Banking Services Agreements are disallowed by order of any court of competent jurisdiction, including by order of a court presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and other amounts (including default interest and Post-Petition Interest) shall, as between the First Lien Claimholders and the Second Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “First Lien Obligations.”

“First Lien Obligors” means, collectively, the “Loan Parties” (or any similar term) as defined in the First Lien Credit Agreement and the “Loan Parties” (or any similar term) as defined in any other First Lien Document.

“First Lien Other Obligations” means the First Lien Banking Services Obligations and the First Lien Secured Hedging Obligations.

“First Lien Replacement Revolving Facility” means any revolving facility established pursuant to a Refinancing Amendment under and as defined in the First Lien Credit Agreement as in effect on the date hereof (or any similar term in any other First Lien Financing Document).

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“First Lien Replacement Term Loan” means any term loan made (or deemed to be made) pursuant to a Refinancing Amendment and/or any “Replacement Term Loan”, in each case under and as defined in the First Lien Credit Agreement as in effect on the date hereof (or any similar term in any other First Lien Financing Document).

“First Lien Secured Hedging Obligations” means all First Lien Hedging Obligations of the First Lien Obligors, whether absolute, or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions or modifications thereof and substitutions therefor), in each case, that constitute First Lien Obligations.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government..

“Hedge Agreements” means the First Lien Hedge Agreements and the Second Lien Hedge Agreements.

“Hedging Obligations” means the First Lien Hedging Obligations and the Second Lien Hedging Obligations.

“Indebtedness” means “Indebtedness” within the meaning of the First Lien Credit Agreement or the Initial Second Lien Document, as applicable. For the avoidance of doubt, “Indebtedness” shall not include Hedging Obligations or Banking Services Obligations.

“Initial Second Lien Document” has the meaning set forth in the Recitals to this Agreement.

“Initial Second Lien Document Obligations” means all “Secured Obligations” (or similar term) as defined in the Initial Second Lien Document.

“Initial Second Lien Document Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Debtor Relief Laws with respect to any Obligor, (b) the appointment of or taking possession by a receiver, interim receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee or other custodian for all or a substantial part of the property of any Obligor, (c) to the extent constituting an “event of default” under the First Lien Credit Agreement or any Additional First Lien Obligations Agreement, any liquidation, administration (or appointment of an administrator), dissolution, reorganization or winding up of any Obligor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any general assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Obligor.

“Joinder Agreement” means a supplement to this Agreement in the form of (i) in the case of any joining additional Obligor, Exhibit A hereto and (ii) in the case of any joining Additional Lien Obligations Agent, Exhibit B hereto.

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“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any option or other agreement to give a security interest therein, any lease giving rise to a Capitalized Lease Obligations and having substantially the same economic effect as any of the foregoing and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction, in each case, in the nature of security; provided that in no event shall an operating lease be deemed to constitute a Lien.

“New First Lien Agent” has the meaning set forth in Section 5.6.

“Obligors” means each First Lien Obligor and each Second Lien Obligor and each other Person that has executed and delivered, or may from time to time hereafter execute and deliver, a First Lien Collateral Document or a Second Lien Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof).

“Other Obligations” means the First Lien Other Obligations and the Second Lien Other Obligations.

“Pay-Over Amount” has the meaning set forth in Section 6.3(b)(ii).

“Person” means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 5.5(a).

“Post-Petition Interest” means interest (including interest accruing at the default rate specified in the applicable First Lien Documents or the applicable Second Lien Documents, as the case may be), fees, expenses and other amounts that pursuant to the First Lien Documents or the Second Lien Documents, as the case may be, continue to accrue or become due after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other amounts are allowed or allowable, voided or subordinated under any Debtor Relief Law or other applicable law or in any such Insolvency or Liquidation Proceeding.

“Proceeds” means (a) all “proceeds,” as defined in Article 9 of the UCC, of the Collateral, and (b) whatever is recovered when Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily, including any additional or replacement Collateral provided during any Insolvency or Liquidation Proceeding and any payment or property received in an Insolvency Proceeding on account of any Collateral, any interest in Collateral, or the value of Collateral.

“Purchase Price” has the meaning set forth in Section 5.7(a).

“Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness and any agreement governing any such Indebtedness, to refinance, extend, increase, renew, defease, amend, restate, amend and restate, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for or refinancing of, such Indebtedness in whole or in part, including by adding or replacing lenders, creditors, agents, obligors and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated. “Refinanced” and “Refinancing” shall have correlative meanings.

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“Related Claimholders” means, with respect to any Collateral Agent, its Related First Lien Claimholders or its Related Second Lien Claimholders, as applicable.

“Related First Lien Claimholders” means, with respect to any First Lien Collateral Agent, the First Lien Claimholders for which such First Lien Collateral Agent acts as the “collateral agent” (or other agent or similar representative) under the applicable First Lien Documents.

“Related Second Lien Claimholders” means, with respect to any Second Lien Collateral Agent, the Second Lien Claimholders for which such Second Lien Collateral Agent acts as the “collateral agent” (or other agent or similar representative) under the applicable Second Lien Documents.

“Required First Lien Claimholders” means (a) at all times prior to the occurrence of the Discharge of First Lien Obligations (other than the First Lien Other Obligations), the First Lien Claimholders holding more than 50% of the sum of (i) the aggregate outstanding principal amount of First Lien Obligations (including participations in the face amount of the First Lien Letters of Credit and any disbursements thereunder that have not been reimbursed, but excluding the First Lien Other Obligations) plus (ii) the aggregate unfunded commitments to extend credit which, when funded, would constitute First Lien Obligations (other than the First Lien Other Obligations), and (b) at all times following the occurrence of the Discharge of First Lien Obligations (other than the First Lien Other Obligations), the First Lien Claimholders holding more than 50% of the sum of (i) the then outstanding First Lien Secured Hedging Obligations plus (ii) the then outstanding First Lien Banking Services Obligations; provided that, in the case of both clauses (a) and (b) above, in the event there are separate intercreditor arrangements between the holders of the First Lien Obligations (or their agents), the Required First Lien Claimholders will mean the “Required First Lien Claimholders” (or any similar term) or “Controlling Secured Parties” (or any similar term) as defined in the First Lien Intercreditor Agreement or other documentation providing such separate intercreditor arrangements.

“Required Second Lien Claimholders” means (a) at all times prior to the occurrence of the Discharge of Second Lien Obligations (other than the Second Lien Other Obligations), the Second Lien Claimholders holding more than 50% of the sum of (i) the aggregate outstanding principal amount of Second Lien Obligations plus (ii) the aggregate unfunded commitments to extend credit which, when funded, would constitute Second Lien Obligations (other than the Second Lien Other Obligations), and (b) at all times following the occurrence of the Discharge of Second Lien Obligations (other than the Second Lien Other Obligations), the Second Lien Claimholders holding more than 50% of the sum of (i) the then outstanding Second Lien Secured Hedging Obligations plus (ii) the then outstanding Second Lien Banking Services Obligations; provided that, in the case of both clauses (a) and (b) above, in the event there are separate intercreditor arrangements between the holders of the Second Lien Obligations (or their agents), the Required Second Lien Claimholders will mean the “Required Second Lien Claimholders” (or any similar term) or “Controlling Secured Parties” (or any similar term) as defined in the Second Lien Intercreditor Agreement or other documentation providing such separate intercreditor arrangements.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement and, as to any document delivered on the Effective Date, any secretary or assistant secretary of such Person.

“Second Lien Adequate Protection Payments” has the meaning set forth in Section 6.3(b)(ii).

“Second Lien Administrative Agent” has the meaning set forth in the Recitals to this Agreement.

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“Second Lien Banking Services” means any of the following services provided to any Second Lien Obligor or any of its “subsidiaries” as defined in the Initial Second Lien Document (or any similar term in any other Second Lien Financing Document): commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts.

“Second Lien Banking Services Agreement” means any documentation with a Second Lien Claimholder governing any Second Lien Banking Services Obligations.

“Second Lien Banking Services Obligations” means any and all obligations of the Second Lien Obligors, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Second Lien Banking Services (or similar term), in each case, that constitute Second Lien Obligations.

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including the Second Lien Lenders, the Second Lien Administrative Agent, the Second Lien Collateral Agent, the other agents under the Initial Second Lien Document and any Additional Second Lien Obligations Claimholders.

“Second Lien Collateral” means (i) the “Collateral” (or similar term) as defined in the Initial Second Lien Document and (ii) any other assets and property of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any Second Lien Obligations or that is otherwise subject to a Lien securing any Second Lien Obligations.

“Second Lien Collateral Agent” means the Initial Second Lien Document Collateral Agent and any Additional Second Lien Obligations Agent.

“Second Lien Collateral Documents” means the “Collateral Documents” (or similar term) as defined in the Initial Second Lien Document and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Second Lien Documents” means (i) the Second Lien Financing Documents, (ii) the Second Lien Hedge Agreements governing Second Lien Secured Hedging Obligations and (iii) the Second Lien Banking Services Agreements, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Second Lien Financing Documents” means the Initial Second Lien Document, the Second Lien Collateral Documents, the other “Loan Documents” (or similar term) as defined in the Initial Second Lien Document, any Additional Second Lien Obligations Agreement, and each of the other agreements, documents and instruments providing for or evidencing any other Second Lien Obligation (other than any Second Lien Other Obligation), and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations (other than any Second Lien Other Obligations), including any intercreditor or joinder agreement among any Second Lien Claimholders, to the extent such are in effect at the relevant time, as each may be Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

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“Second Lien Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Second Lien Obligor or any “subsidiary” (or similar term) as defined in the Initial Second Lien Document (or any similar term in any other Second Lien Document) and any Second Lien Claimholder.

“Second Lien Hedging Obligations” means, with respect to any Second Lien Obligor or any “subsidiary” as defined in the Initial Second Lien Document (or any similar term in any other Second Lien Document), the obligations of such Person under any Second Lien Hedge Agreement.

“Second Lien Incremental Facility” any facility established pursuant to the terms of any [Incremental Amendment] (as defined in any Second Lien Document) and any [“Incremental Equivalent Debt”] as defined in any Second Lien Document.

“Second Lien Lenders” means the “Lenders” (or any similar term) under and as defined in the Initial Second Lien Document and the “Lenders” (or any similar term) as defined in any Additional Second Lien Obligations Agreement and also shall include the issuing banks of any letters of credit issued (or deemed issued) under any Second Lien Financing Document.

“Second Lien Obligations” means the Initial Second Lien Document Obligations and all “Secured Obligations” (or any similar term) as defined in any other Second Lien Financing Document. To the extent any payment by a Second Lien Obligor with respect to any Second Lien Obligation (whether by or on behalf of any Second Lien Obligor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any receiver or other Person, then the obligation or part thereof originally intended to be satisfied shall, for all purposes of this Agreement and the rights and obligations of the First Lien Claimholders and the Second Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. In the event that any interest, fees, expenses or other amounts (including any interest accruing at the default rate or any Post-Petition Interest) to be paid pursuant to the Second Lien Financing Documents, the Second Lien Hedge Agreements governing Second Lien Secured Hedging Obligations or the Second Lien Banking Services Agreements are disallowed by order of any court of competent jurisdiction, including by order of a court presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and other amounts (including default interest and Post-Petition Interest) shall, as between the First Lien Claimholders and the Second Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Second Lien Obligations.”

“Second Lien Obligors” means, collectively, the “Loan Parties” (or any similar term) as defined in the Initial Second Lien Document and the “Loan Parties” (or any similar term) as defined in any other Second Lien Document.

“Second Lien Other Obligations” means the Second Lien Banking Services Obligations and the Second Lien Secured Hedging Obligations.

“Second Lien Replacement Term Loan” means any term loan made or deemed made pursuant to a [Refinancing Amendment] (as defined in any Second Lien Document) and/or any “Replacement Term Loan” (or similar term) as defined in the Initial Second Lien Document as in effect on the date hereof (or any similar term in any other Second Lien Financing Document).

“Second Lien Secured Hedging Obligations” means all Second Lien Hedging Obligations of the Second Lien Obligors, whether absolute, or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions or modifications thereof and substitutions therefor), in each case, that constitute Second Lien Obligations; provided that in no event shall any

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obligations constitute Second Lien Secured Hedging Obligations to the extent such obligations constitute First Lien Secured Hedging Obligations.

“Series” means, with respect to First Lien Obligations or Second Lien Obligations, all First Lien Obligations or Second Lien Obligations secured by the same First Lien Collateral Documents or same Second Lien Collateral Documents, as the case may be, and represented by the same Collateral Agent acting in the same capacity.

“Shared Collateral” means any Collateral subject to any Shared Collateral Document.

“Shared Collateral Document” means any Collateral Document that is both a First Lien Collateral Document and a Second Lien Collateral Document.

“Short Fall” has the meaning set forth in Section 6.3(b)(ii).

“Standstill Period” has the meaning set forth in Section 3.1(a)(1).

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned or held by the parent, one or more subsidiaries of the parent or a combination thereof. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Borrower.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

1.2 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time permitted to be Refinanced or replaced in accordance with the terms hereof, in each case to the extent so Refinanced or replaced;

(b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections, clauses or paragraphs shall be construed to refer to Sections, clauses or paragraphs of this Agreement, unless otherwise specified;

(e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing, interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and

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(f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Notwithstanding anything to the contrary set forth in this Agreement, any reference herein to the First Lien Financing Documents, the First Lien Documents or any of the First Lien Credit Agreement or any other First Lien Document individually “as in effect on the date hereof,” “as in effect on the date entered into” or words of similar meaning shall include a reference to any amendment or other modification of any such document that has been made in accordance with, or with respect to any matters that are not prohibited by, Section 5.3(a); provided that any statement herein to the effect that a capitalized term shall have the meaning as defined in a First Lien Document “as in effect on the date hereof,” “as in effect on the date entered into” (or words of similar meaning) shall not include any changes to such term, if any, contained in any such amendment or modification. Notwithstanding anything to the contrary set forth in this Agreement, any reference herein to the Initial Second Lien Documents or any of the Second Lien Financing Documents or the Initial Second Lien Document or any other Second Lien Document individually “as in effect on the date hereof,” “as in effect on the date entered into” or words of similar meaning shall include a reference to any amendment or other modification of any such document that has been made in accordance with, or with respect to any matters that are not prohibited by, Section 5.3(b); provided that any statement herein to the effect that a capitalized term shall have the meaning as defined in a Second Lien Document “as in effect on the date hereof,” “as in effect on the date entered into” (or words of similar meaning) shall not include any changes to such term, if any, contained in any such amendment or modification.

SECTION 2. Lien Priorities.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment, recordation or perfection of any Liens on the Collateral securing the Second Lien Obligations or of any Liens on the Collateral securing the First Lien Obligations, and notwithstanding any provision of the UCC or any other applicable law, or the Initial Second Lien Documents or the First Lien Documents, or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Lien Obligations or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, hereby agrees that:

(a) any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of any First Lien Collateral Agent, any other First Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute (including any judgment lien), operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any of the Second Lien Obligations;

(b) any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of any Second Lien Collateral Agent, any other Second Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute (including any judgment lien), operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any of the First Lien Obligations; and

(c) all Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of the Obligors or any other Person.

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2.2 Prohibition on Contesting Liens. Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, and each First Lien Collateral Agent, for itself and on behalf of its Related First Lien Claimholders, agrees that it and its Related Claimholders will not (and each hereby waives any right to) directly or indirectly contest or challenge, or support any other Person in contesting or challenging, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the validity or enforceability of any First Lien Document or any Second Lien Document, or any First Lien Obligation or any Second Lien Obligation, (ii) the existence, validity, perfection, priority or enforceability of the Liens securing any First Lien Obligations or any Second Lien Obligations or (iii) the relative rights and duties of the First Lien Claimholders or the Second Lien Claimholders granted and/or established in this Agreement or any Collateral Document with respect to such Liens; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Collateral Agent or any other First Lien Claimholder to enforce this Agreement or to exercise any of its remedies or rights hereunder, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1.

2.3 No New Liens. Subject to Section 2.6 hereof, the parties hereto agree that, so long as the Discharge of First Lien Obligations has not occurred, (a) none of the Obligors shall grant or permit any additional Liens on any asset or property of any Obligor to secure any Second Lien Obligation unless it has granted, or concurrently therewith grants, through documentation in form and substance satisfactory to the Directing First Lien Collateral Agent, a Lien on such asset or property of such Obligor to secure the First Lien Obligations; and (b) none of the Obligors shall grant or permit any additional Liens on any asset or property of any Obligor to secure any First Lien Obligation unless it has granted, or concurrently therewith grants, through documentation in form and substance satisfactory to the Directing Second Lien Collateral Agent, a Lien on such asset or property of such Obligor to secure the Second Lien Obligations. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Obligors, the parties hereto agree that if any Second Lien Claimholder shall acquire or hold any Lien on any assets of any Obligor securing any Second Lien Obligation which assets are not also subject to the first priority Lien of the First Lien Claimholders under the First Lien Collateral Documents, then, without limiting any other rights and remedies available to any First Lien Collateral Agent or the other First Lien Claimholders, the applicable Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, agrees that the applicable Second Lien Collateral Agent or such Second Lien Claimholder, as the case may be, shall, without the need for any further consent of any Person and notwithstanding anything to the contrary in any other document, be deemed to also hold and have hold such Lien for the benefit of the applicable First Lien Collateral Agent and the First Lien Claimholders as security for the First Lien Obligations (subject to the Lien priority and other terms hereof) and shall promptly notify the First Lien Collateral Agents in writing of the existence of such Lien (if and to the extent the applicable Second Lien Collateral Agent or such Second Lien Claimholder has actual knowledge of the existence of such Lien) and in any event take such actions as may be reasonably requested by the Directing First Lien Collateral Agent to assign such Liens to the Directing First Lien Collateral Agent (but may retain a junior Lien on such assets or property subject to the terms hereof) or, in the event that such Liens do not secure all First Lien Obligations, the relevant First Lien Collateral Agent (and/or each of their respective designees) as security for the applicable First Lien Obligations. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any First Lien Collateral Agent or any other First Lien Claimholder, each Second Lien Collateral Agent agrees, for itself and on behalf of its Related Second Lien Claimholders, that any amounts received by or distributed to any of them pursuant to or as a result of Liens so granted shall be subject to Section 4.2.

2.4 Similar Liens and Agreements. In furtherance of Sections 2.3 and 8.9, each First Lien Collateral Agent, for itself and on behalf of its Related First Lien Claimholders, and each Second Lien

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Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, agrees, subject to the other provisions of this Agreement:

(a) upon request by the Directing First Lien Collateral Agent or the Directing Second Lien Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Documents and the Second Lien Documents; and

(b) that the documents, agreements or instruments creating or evidencing the First Lien Collateral and the Second Lien Collateral and guaranties for the First Lien Obligations and the Second Lien Obligations, subject to Section 5.3(c), shall be in all material respects the same forms of documents, agreements or instruments, other than with respect to the “first priority” and the “second priority” nature of the Liens thereunder, the identity of the secured parties that are parties thereto or secured thereby and other matters contemplated by this Agreement.

2.5 Nature of Obligations. The priorities of the Liens provided in Section 2.1 shall not be altered or otherwise affected by (a) any Refinancing of the First Lien Obligations or the Second Lien Obligations or (b) any action or inaction which any of the First Lien Claimholders or the Second Lien Claimholders may take or fail to take in respect of the Collateral. Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, agrees and acknowledges that (i) a portion of the First Lien Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (ii) the terms of the First Lien Documents and the First Lien Obligations may be amended, supplemented or otherwise modified, and the First Lien Obligations, or a portion thereof, may be Refinanced from time to time and (iii) the aggregate amount of the First Lien Obligations may be increased, in each case, without notice to or consent by the Second Lien Collateral Agents or the Second Lien Claimholders and without affecting the provisions hereof, except as otherwise expressly set forth herein. As between the Borrower and the other Obligors and the Second Lien Claimholders, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Obligors contained in any Second Lien Document with respect to the incurrence of additional First Lien Obligations.

2.6 Certain Cash Collateral. Notwithstanding anything in this Agreement or any other First Lien Document or Second Lien Document to the contrary, collateral consisting of cash and cash equivalents pledged to secure (i) First Lien Obligations under any First Lien Financing Document consisting of reimbursement obligations in respect of First Lien Letters of Credit issued thereunder or otherwise held by the First Lien Credit Agreement Collateral Agent or the First Lien Administrative Agent, as applicable, pursuant to the First Lien Credit Agreement, (ii) First Lien Obligations under First Lien Hedge Agreements to the extent permitted by the First Lien Documents and Initial Second Lien Documents and/or (iii) Second Lien Obligations under Second Lien Hedge Agreements to the extent permitted by the First Lien Documents and Initial Second Lien Documents, shall be applied as specified in the relevant First Lien Financing Document, the relevant First Lien Hedge Agreement and/or the relevant Second Lien Hedge Agreement, as applicable, and will not constitute Collateral hereunder.

SECTION 3. Enforcement.

3.1 Exercise of Remedies.

(a) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Obligors, each of the

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Second Lien Collateral Agents, for itself and on behalf of its Related Second Lien Claimholders, hereby agrees that it and its Related Second Lien Claimholders:

(1) will not exercise or seek to exercise any rights or remedies (including setoff, recoupment and the right to credit bid, if any) with respect to any Collateral or institute or commence, or join with any Person in instituting or commencing, any other Enforcement Action or any other action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution and any Insolvency or Liquidation Proceeding); provided that the Directing Second Lien Collateral Agent or any Person authorized by it may commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of a period of at least 180 days since the Directing First Lien Collateral Agent shall have received notice from the Directing Second Lien Collateral Agent that an “event of default” has occurred under the Second Lien Documents and of the acceleration by the relevant Second Lien Claimholders of the maturity of all then outstanding Second Lien Obligations (and requesting that Enforcement Action be taken with respect to the Collateral) so long as the applicable “event of default” shall not have been cured or waived (or the applicable acceleration rescinded) (the “Standstill Period”); provided further that notwithstanding anything herein to the contrary, in no event shall the Second Lien Collateral Agents or any other Second Lien Claimholders exercise any rights or remedies with respect to any Collateral or institute or commence, or join with any Person in instituting or commencing, any other Enforcement Action or any other action or proceeding with respect to such rights or remedies, if, notwithstanding the expiration of the Standstill Period, either (A) the Directing First Lien Collateral Agent or any other First Lien Claimholder shall have commenced and be diligently pursuing (or shall have sought or requested and be diligently pursuing relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding to enable the commencement and the pursuit of) an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or any material portion of the Collateral (with any determination of which Collateral to proceed against, and in what order, to be made by the Directing First Lien Collateral Agent or such First Lien Claimholders in their reasonable judgment) or (B) any of the Obligors is then a debtor in any Insolvency or Liquidation Proceeding;

(2) will not contest, protest or object to any Enforcement Action brought by the Directing First Lien Collateral Agent or any other First Lien Claimholder or any other exercise by the Directing First Lien Collateral Agent or any other First Lien Claimholder of any rights and remedies relating to the Collateral under the First Lien Documents or otherwise;

(3) subject to their rights under clause (a)(1) above, will not object to the forbearance by the Directing First Lien Collateral Agent or the other First Lien Claimholders from bringing or pursuing any Enforcement Action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as any proceeds received by the Directing First Lien Collateral Agents or other First Lien Claimholders in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1; and

(4) will not take or receive any Collateral, or any proceeds of or payment with respect to any Collateral, in connection with any Enforcement Action or any other exercise of any right or remedy with respect to any Collateral or any Insolvency or Liquidation Proceeding in its capacity as a creditor or in connection with any insurance policy award or any award in a condemnation or similar proceeding (or deed in lieu of condemnation) with respect to any Collateral, in each case unless and until the Discharge of First Lien Obligations has occurred, except in connection with any foreclosure expressly permitted by Section 3.1(a)(1) to the extent such Second Lien Collateral

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Agent and its Related Second Lien Claimholders are permitted to retain the proceeds thereof in accordance with Section 4.1.

Without limiting the generality of the foregoing, until the Discharge of First Lien Obligations has occurred, except as expressly provided in Sections 3.1(a)(1), 3.1(c) and 6.3(b), the sole right of each Second Lien Collateral Agent and the other Second Lien Claimholders with respect to the Collateral (other than inspection, monitoring, reporting and similar rights provided for in the Second Lien Financing Documents) is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(b) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any First Lien Obligor, subject to Sections 3.1(a)(1), 3.1(c) and 6.3(b), the First Lien Collateral Agents and the other First Lien Claimholders shall have the exclusive right to commence and maintain an Enforcement Action or otherwise exercise any rights and remedies (including set-off, recoupment and the right to “credit bid” their debt, except that the Second Lien Collateral Agents shall have the “credit bid” rights set forth in Section 3.1(c)(6)), and make determinations regarding the release, Disposition, or restrictions with respect to the Collateral, in each case without any consultation with or the consent of any Second Lien Collateral Agent or any other Second Lien Claimholder; provided that any proceeds received by any First Lien Collateral Agent in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Collateral, the First Lien Collateral Agents and the other First Lien Claimholders may enforce the provisions of the First Lien Documents and exercise rights and remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with any Second Lien Collateral Agent or any other Second Lien Claimholder and regardless of whether any such exercise is adverse to the interest of any Second Lien Claimholder. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise Dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or other Disposition, and to exercise all the rights and remedies of a secured creditor under the UCC or other applicable law and of a secured creditor under Debtor Relief Laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing, each Second Lien Collateral Agent and any other Second Lien Claimholder may:

(1) file a claim, proof of claim or statement of interest with respect to the Second Lien Obligations in accordance with the terms of this Agreement; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any of the Second Lien Obligors by a Person other than a Second Lien Claimholder;

(2) take any action in order to create, perfect, preserve or protect (but not enforce) its Lien on the Collateral to the extent (A) not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of any First Lien Collateral Agent or the other First Lien Claimholders to exercise rights and remedies in respect thereof, and (B) not in violation of or otherwise inconsistent with the terms of this Agreement, including the automatic release of Liens provided in Section 5.1;

(3) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Claimholders, including any

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claims or Liens secured by the Collateral, if any, in each case to the extent not in violation of or otherwise inconsistent with the terms of this Agreement;

(4) vote on any plan of reorganization or similar dispositive restructuring plan, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions with respect to the Second Lien Obligations and the Collateral that are, in each case, in accordance with the terms of this Agreement, including Section 6.9(c); provided that no filing of any claim or vote, or pleading relating to such claim or vote, to accept or reject a disclosure statement, plan of reorganization or similar dispositive restructuring plan, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any Second Lien Collateral Agent or any other Second Lien Claimholder may be in violation of or otherwise inconsistent with the terms of this Agreement;

(5) exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(1); and

(6) bid for or purchase any Collateral at any public, private or judicial foreclosure upon such Collateral initiated by the Directing First Lien Collateral Agent or any other First Lien Claimholder, or any sale of any Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations and such cash proceeds are so applied.

(d) Subject to Sections 3.1(a)(1), 3.1(c) and 6.3(b) each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders:

(1) agrees that it and its Related Second Lien Claimholders will not take any action that would hinder, delay, limit or prohibit any exercise of rights or remedies under the First Lien Documents or is otherwise prohibited hereunder, including any collection or Disposition of any Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien securing any First Lien Obligations or any First Lien Collateral Document or subordinate the priority of the First Lien Obligations to the Second Lien Obligations or grant the Liens securing the Second Lien Obligations equal ranking to the Liens securing the First Lien Obligations;

(2) hereby waives any and all rights it or its Related Second Lien Claimholders may have as a junior Lien creditor or otherwise (whether arising under the UCC or under any other law) to object to the manner in which the First Lien Collateral Agents or the other First Lien Claimholders seek to enforce or collect the First Lien Obligations or the Liens securing the First Lien Obligations, regardless of whether any action or failure to act by or on behalf of any First Lien Collateral Agent or any other First Lien Claimholders is adverse to the interest of any Second Lien Claimholders; and

(3) hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Collateral Documents or any other Second Lien Document shall be deemed to restrict in any way the rights and remedies of any First Lien Collateral Agent or the other First Lien Claimholders with respect to the Collateral as set forth in this Agreement and the First Lien Documents.

(e) The Second Lien Collateral Agents and the other Second Lien Claimholders may exercise rights and remedies as unsecured creditors against the Obligors that have guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of Initial Second Lien Documents

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and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Obligor, prior to the termination of the Standstill Period or as otherwise prohibited pursuant to the second proviso in Section 3.1(a)(1)); provided that (i) any such exercise shall not be directly or indirectly inconsistent with or prohibited by the terms of this Agreement (including Section 6 and any provision prohibiting or restricting the Second Lien Claimholders from taking various actions or making various objections) and (ii) in the event that any Second Lien Claimholder becomes a judgment Lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) as the other Liens securing the Second Lien Obligations are subject to this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Lien Collateral Agent or Second Lien Claimholder of the required payments of principal, premium, interest, fees and other amounts due under the Initial Second Lien Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Lien Collateral Agent or other Second Lien Claimholder of rights or remedies as a secured creditor in respect of Collateral, including any right of setoff, or otherwise in contravention of this Agreement.

3.2 Agreement Among First Lien Claimholders; Agreement Among Second Lien Claimholders.

(a) Subject to the First Lien Intercreditor Agreement or other applicable intercreditor arrangements among the applicable Series of First Lien Obligations, each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, solely as among themselves in such capacity and solely for their mutual benefit, hereby agrees that the First Lien Collateral Agent designated as the Directing First Lien Collateral Agent shall have the sole right and power, as among the First Lien Collateral Agents and the other First Lien Claimholders, to take and direct any right or remedy with respect to Collateral in accordance with the terms of this Agreement, the relevant First Lien Collateral Documents, the First Lien Intercreditor Agreement and any other intercreditor agreement among the Directing First Lien Collateral Agent and each other First Lien Collateral Agent. The Directing First Lien Collateral Agent shall be entitled to the benefit of all the exculpatory, indemnity and reimbursement provisions set forth in any First Lien Document for the benefit of any “collateral agent” (or any other agent or similar representative) with respect to any exercise by the Directing First Lien Collateral Agent of any of the rights or remedies under this Agreement, including any such exercise of any right or remedy with respect to any Collateral, or any other action or inaction by it in its capacity as the Directing First Lien Collateral Agent.

(b) Subject to (i) any applicable intercreditor arrangements among the relevant Series of Second Lien Obligations, (ii) Section 3.1(c), (iii) Section 3.1(e) and (iv) the proviso to the second sentence of Section 8.15(b), in each case solely to the extent provided therein, each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, solely as among themselves in such capacity and solely for their mutual benefit, hereby agrees that the Second Lien Collateral Agent designated as the Directing Second Lien Collateral Agent shall have the sole right and power, as among the Second Lien Collateral Agents and the other Second Lien Claimholders, to take and direct any right or remedy with respect to Collateral in accordance with the terms of this Agreement, the relevant Second Lien Collateral Documents, the Second Lien Intercreditor Agreement and any other intercreditor agreement among the Directing Second Lien Collateral Agent and each other Second Lien Collateral Agent. The Directing Second Lien Collateral Agent shall be entitled to the benefit of all the exculpatory, indemnity and reimbursement provisions set forth in any Second Lien Document for the benefit of any “collateral agent” (or any other agent or similar representative) with respect to any exercise by the Directing Second Lien Collateral Agent of any of the rights or remedies under this Agreement, including any such exercise of any right or remedy with respect to any Collateral, or any other action or inaction by it in its capacity as the Directing Second Lien Collateral Agent.

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SECTION 4. Payments.

4.1 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, any Collateral or any Proceeds (whether in cash or otherwise) thereof received in connection with any Enforcement Action or other exercise of rights or remedies by any First Lien Collateral Agent or the other First Lien Claimholders or any Second Lien Collateral Agent or the other Second Lien Claimholders (in each case, including any Disposition referred to in Section 5.1) or any Insolvency or Liquidation Proceeding, shall be applied by the Directing First Lien Collateral Agent to the First Lien Obligations in accordance with the terms of the First Lien Documents, including any First Lien Intercreditor Agreement and any other intercreditor agreement among the First Lien Collateral Agents. Upon the Discharge of First Lien Obligations, the Directing First Lien Collateral Agent shall deliver to the Directing Second Lien Collateral Agent any remaining Collateral and proceeds thereof then held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without representation or warranty) to the Directing Second Lien Collateral Agent, or as a court of competent jurisdiction may otherwise direct, to be applied by the Directing Second Lien Collateral Agent to the Second Lien Obligations in accordance with the terms of Initial Second Lien Documents, including any other intercreditor agreement among the Second Lien Collateral Agents.

4.2 Payments Over.

(a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, any Collateral or Proceeds thereof (including any assets or Proceeds subject to Liens that have been avoided or otherwise invalidated), any assets or Proceeds subject to Liens referred to in Section 2.3, any amounts referred to in the last sentence of Section 6.3(b) or any other distribution (whether or not expressly characterized as such) in respect of the Collateral (including in connection with any Disposition of any Collateral) received by any Second Lien Collateral Agent or any other Second Lien Claimholders in connection with any Enforcement Action or any Insolvency or Liquidation Proceeding or other exercise of any right or remedy (including set-off or recoupment) relating to the Collateral, or otherwise in contravention of this Agreement, or received by any Second Lien Collateral Agent or any other Second Lien Claimholders in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), in each case, shall be segregated and held in trust and forthwith paid over to the Directing First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

(b) Except as otherwise set forth in Section 6.3, so long as the Discharge of First Lien Obligations has not occurred, if in any Insolvency or Liquidation Proceeding any Second Lien Collateral Agent or any other Second Lien Claimholders shall receive any distribution of money or other property in respect of or on account of the Collateral (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated or any amounts referred to in the last sentence of Section 6.3(b)) and, subject to Section 6.6, any “reorganization securities” received in any Insolvency or Liquidation Proceeding, such money, other property or amounts shall be segregated and held in trust and forthwith paid over to the Directing First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements. Any Lien received by any Second Lien Collateral Agent or any other Second Lien Claimholders in respect of any of the Second Lien Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

(c) Until the Discharge of First Lien Obligations occurs, each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, hereby irrevocably constitutes and appoints the Directing First Lien Collateral Agent and any officer or agent of the Directing First Lien

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Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Lien Collateral Agent or any such Second Lien Claimholder or in the Directing First Lien Collateral Agent’s own name, from time to time in the Directing First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 4.2, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

SECTION 5. Other Agreements.

5.1 Releases.

(a) In connection with any Enforcement Action by the Directing First Lien Collateral Agent or any other exercise by the Directing First Lien Collateral Agent of rights or remedies in respect of the Collateral (including any Disposition of any of the Collateral by any Obligor, with the consent of the Directing First Lien Collateral Agent, after the occurrence and during the continuance of an “event of default” under the First Lien Documents), in each case, prior to the Discharge of First Lien Obligations, the Directing First Lien Collateral Agent is irrevocably authorized (at the cost of the Obligors in accordance with the terms of the applicable First Lien Financing Document and without any consent, sanction, authority or further confirmation from the Directing Second Lien Collateral Agent, any other Second Lien Claimholder or any Obligor): (i) to release any of its Liens on any part of the Collateral or any other claim over the asset that is the subject of such Enforcement Action or such other exercise of rights or remedies, in which case the Liens or any other claim over the asset that is the subject of such Enforcement Action, if any, of each Second Lien Collateral Agent, for itself and for the benefit of its Related Second Lien Claimholders, shall be automatically, unconditionally and simultaneously released to the same extent as the Liens or other claims of the Directing First Lien Collateral Agent and each other First Lien Collateral Agent are so released (and the Directing First Lien Collateral Agent is irrevocably authorized to execute and deliver or enter into any release of such Liens or claims that may, in the discretion of the Directing First Lien Collateral Agent, be considered necessary or reasonably desirable in connection with such releases); and (ii) if the asset that is the subject of such Enforcement Action consists of the equity interests of any Obligor, to release (x) such Obligor and any subsidiary of such Obligor from all or any part of its First Lien Obligations, in which case such Obligor and any subsidiary of such Obligor shall be automatically, unconditionally and simultaneously released to the same extent from its Second Lien Obligations, and (y) any Liens or other claims on any assets of such Obligor and any subsidiary of such Obligor, in which case the Liens or other claims on such assets of each Second Lien Collateral Agent, for itself or for the benefit of its Related Second Lien Claimholders, shall be automatically, unconditionally and simultaneously released to the same extent as such Liens of the Directing First Lien Collateral Agent and each other First Lien Collateral Agent are so released (and the Directing First Lien Collateral Agent is irrevocably authorized to execute and deliver or enter into any release of such Liens or claims that may, in the discretion of the Directing First Lien Collateral Agent, be considered necessary or reasonably desirable in connection with such releases). Each Second Lien Collateral Agent, for itself or on behalf of its Related Second Lien Claimholders, shall promptly execute and deliver to the Directing First Lien Collateral Agent or such Obligor such termination statements, releases and other documents as the Directing First Lien Collateral Agent or such Obligor may request to effectively confirm the foregoing releases upon delivery to the Second Lien Collateral Agents of copies of such termination statements, releases and other documents used to effect such releases with respect to the Collateral securing the First Lien Obligations from a Responsible Officer of the requesting party. The proceeds of any such Disposition shall be applied in accordance with Section 4.1.

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(b) If in connection with any sale, lease, exchange, transfer or other disposition (collectively, a “Disposition”) of any Collateral by any Obligor permitted under the terms of both the First Lien Financing Documents and the Second Lien Financing Documents (other than in connection with an Enforcement Action or other exercise of any First Lien Collateral Agent’s rights or remedies in respect of the Collateral, which shall be governed by Section 5.1(a) above), the Directing First Lien Collateral Agent or any other First Lien Collateral Agent, for itself and on behalf of its Related First Lien Claimholders, releases any of its Liens on any part of the Collateral, or releases any Obligor from its obligations under its guaranty of the First Lien Obligations, in each case other than in connection with, or following, the Discharge of First Lien Obligations, then the Liens, if any, of each Second Lien Collateral Agent, for itself or for the benefit of its Related Second Lien Claimholders, on such Collateral, and the obligations of such Obligor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released; provided that such release by such Second Lien Collateral Agent, for itself or for the benefit of its Related Second Lien Claimholders, shall not extend to or otherwise affect any of the rights of the Second Lien Claimholders to the proceeds from any such Disposition. Each Second Lien Collateral Agent, for itself or on behalf of its Related Second Lien Claimholders, shall promptly execute and deliver to the Directing First Lien Collateral Agent or such Obligor such termination statements, releases and other documents as the Directing First Lien Collateral Agent or such Obligor may request to effectively confirm the foregoing releases upon delivery to the Second Lien Collateral Agents of copies of such termination statements, releases and other documents used to effect such release with respect to the Collateral securing the First Lien Obligations from a Responsible Officer of the Borrower or the Directing First Lien Collateral Agent and an officer’s certificate of a Responsible Officer of the relevant Obligor stating that such disposition has been consummated in compliance with the terms of Initial Second Lien Document.

(c) Until the Discharge of First Lien Obligations occurs, each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, hereby irrevocably constitutes and appoints the Directing First Lien Collateral Agent and any officer or agent of the Directing First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Lien Collateral Agent or such Second Lien Claimholders or in the Directing First Lien Collateral Agent’s own name, from time to time in the Directing First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(d) Until the Discharge of First Lien Obligations occurs, to the extent that any First Lien Collateral Agent or the other First Lien Claimholders (i) have released any Lien on Collateral or any Obligor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any additional guarantees from any Obligor or any subsidiary of the Borrower, then each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, shall be granted an additional guaranty.

5.2 Insurance and Condemnation Awards. Until the Discharge of First Lien Obligations has occurred, the Directing First Lien Collateral Agent shall have the sole and exclusive right, subject to the rights of the First Lien Obligors under the First Lien Financing Documents, to settle or adjust claims over any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Until the Discharge of First Lien Obligations has occurred, and subject to the rights of the First Lien Obligors under the First Lien Financing Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) in respect of the Collateral shall be paid to the Directing First Lien Collateral Agent for the benefit of the First Lien Claimholders

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pursuant to the terms of the First Lien Documents, including any First Lien Intercreditor Agreement and any other intercreditor agreement among the First Lien Collateral Agents (including, without limitation, for purposes of cash collateralization of commitments, First Lien Letters of Credit and obligations under First Lien Hedge Agreements governing any First Lien Secured Hedging Obligations) and thereafter, if the Discharge of First Lien Obligations has occurred, and subject to the rights of the Second Lien Obligors under the Second Lien Financing Documents, to the Directing Second Lien Collateral Agent for the benefit of the Second Lien Claimholders to the extent required under the Second Lien Collateral Documents, and thereafter, if the Discharge of the Second Lien Obligations has occurred, to the owner of the subject property, as directed by the Borrower or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if any Second Lien Collateral Agent or any other Second Lien Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the Directing First Lien Collateral Agent in accordance with the terms of Section 4.2.

5.3 Amendments to First Lien Financing Documents and Second Lien Financing Documents.

(a) The First Lien Financing Documents may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with their terms, and the First Lien Financing Documents and any First Lien Obligations thereunder may be Refinanced (including in accordance with Section 5.6 below), in each case, without notice to, or the consent of any Second Lien Collateral Agent or any other Second Lien Claimholder, all without affecting the Lien subordination or other provisions of this Agreement; provided that the holders of such Refinancing Indebtedness execute a Joinder Agreement and any such amendment, restatement, amendment and restatement, supplement, modification or Refinancing shall not, without the consent of the Directing Second Lien Collateral Agent, contravene the provisions of this Agreement; provided, further, that notwithstanding the provisions of this Section 5.3(a) and for the avoidance of doubt, the First Lien Financing Documents may be amended, restated, amended and restated, supplemented or otherwise modified and/or Refinanced from time to time in accordance with their terms in order to effect the making or provision of (x) any First Lien Incremental Facility and/or (y) any First Lien Replacement Term Loan or First Lien Replacement Revolving Facility (or similar term), in each case, as and to the extent provided in the First Lien Credit Agreement as in effect on the date hereof, without notice to, or the consent of, any Second Lien Collateral Agent or any other Second Lien Claimholder.

(b) The Second Lien Financing Documents may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with their terms, and the Second Lien Financing Documents and any Second Lien Obligations thereunder may be Refinanced, in each case, without notice to, or the consent of any First Lien Collateral Agent or the other First Lien Claimholders (in each case, except to the extent such notice to or consent is otherwise expressly required under the First Lien Financing Documents), all without affecting the Lien subordination or other provisions of this Agreement; provided that the holders of such Refinancing Indebtedness execute a Joinder Agreement and prior to the Discharge of First Lien Obligations no such amendment, restatement, amendment and restatement, supplement, modification or Refinancing shall, without the consent of the Directing First Lien Collateral Agent, contravene the provisions of this Agreement; provided, further, that notwithstanding the provisions of this Section 5.3(b) and for the avoidance of doubt, the Second Lien Financing Documents may be amended, restated, amended and restated, supplemented or otherwise modified and/or Refinanced from time to time in accordance with their terms in order to effect the making or provision of (x) any Second Lien Incremental Facility and/or (y) any Second Lien Replacement Term Loan (or similar term) (each as defined in the Initial Second Lien Document as in effect on the date hereof), in each case, as and to the extent provided in the Initial Second Lien Document, without notice to, or the consent of, any First Lien Collateral Agent or any other First Lien Claimholder.

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(c) In the event that any First Lien Collateral Agent enters into any amendment, restatement, amendment and restatement, supplement or other modification in respect of or replaces any of the First Lien Collateral Documents for purposes of adding to, or deleting from, or waiving or consenting to any departures from any provisions of any First Lien Collateral Document or changing in any manner the rights of the applicable First Lien Collateral Agent, the First Lien Claimholders, or any Obligor thereunder (including the release of any Liens on the Collateral securing the First Lien Obligations), then such amendment, restatement, amendment and restatement, supplement or other modification in a manner that is applicable to all First Lien Claimholders and all First Lien Obligations shall apply automatically to any comparable provisions of each Comparable Second Lien Collateral Document without the consent of any Second Lien Collateral Agent, Second Lien Claimholder or any Obligor; provided, however that (1) such amendment, restatement, amendment and restatement, supplement or other modification does not (A) remove assets subject to any Liens on the Collateral securing any of the Second Lien Obligations or release any such Liens, except to the extent such release is permitted or required by Section 5.1 and provided there is a concurrent release of the corresponding Liens securing the First Lien Obligations, (B) materially adversely affect the rights or duties of any Second Lien Collateral Agent without its consent or (C) otherwise materially adversely affect the rights of the applicable Second Lien Claimholders or the interest of the applicable Second Lien Claimholders in the Collateral unless the First Lien Collateral Agent or the First Lien Claimholders that have a Lien on the applicable Collateral are affected in a like manner, and (2) written notice of such amendment, restatement, amendment and restatement, supplement or other modification shall have been given to each Second Lien Collateral Agent within 15 Business Days of the effectiveness thereof (it being understood that the failure to deliver such notice shall not impair the effectiveness of any such amendment, restatement, amendment and restatement, supplement or other modification).

5.4 Confirmation of Subordination in Second Lien Collateral Documents. Each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, agrees that each Second Lien Collateral Document includes and shall include, as applicable, the following language (or language to similar effect approved by the Directing First Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Second Lien Collateral Agent hereunder are subject to the provisions of the Second Lien Intercreditor Agreement, dated as of [__], 20[__] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Dayforce, Inc., JPMorgan Chase Bank, N.A., as First Lien Credit Agreement Collateral Agent, [__], as Initial Second Lien Document Collateral Agent, and certain other Persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Second Lien Intercreditor Agreement and this Agreement, the terms of the Second Lien Intercreditor Agreement shall govern and control.”

5.5 Non-Fiduciary Bailee/Agent for Perfection; Shared Collateral Documents.

(a) Each Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or other applicable law (such Collateral being the “Pledged Collateral”) as gratuitous bailee and non-fiduciary agent on behalf of and for the benefit of each other Collateral Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) solely for the purpose of perfecting, or improving the priority of, the security interest granted under the First Lien Collateral Documents and the Second Lien Collateral Documents, as applicable, subject to the terms and conditions

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of this Section 5.5; provided that, in the case of any such possession or control by any Second Lien Collateral Agent, the foregoing shall not be deemed to be a waiver of any restriction set forth herein on such possession or control or of any breach by such Second Lien Collateral Agent of any terms of this Agreement in respect of such possession or control.

(b) Until the Discharge of First Lien Obligations has occurred, each First Lien Collateral Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First Lien Financing Documents as if the Liens of any Second Lien Collateral Agent under the Second Lien Collateral Documents did not exist. The rights of each Second Lien Collateral Agent shall at all times be subject to the terms of this Agreement and to each First Lien Collateral Agent’s rights under the First Lien Financing Documents.

(c) No Collateral Agent shall have any obligation whatsoever to any Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Obligors or to preserve rights or benefits of any Person with respect thereto except as expressly set forth in this Section 5.5 or, in the case of any Second Lien Collateral Agent, the other provisions hereof (including the turnover provisions set forth in Section 4.2). The duties or responsibilities of each Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.5 and, in the case of any First Lien Collateral Agent, delivering the Pledged Collateral to the Directing Second Lien Collateral Agent upon a Discharge of First Lien Obligations as provided in paragraph (e) below or, in the case of any Second Lien Collateral Agent, delivering the Pledged Collateral to the Directing First Lien Collateral Agent in accordance with the provisions hereof (including the turnover provisions set forth in Section 4.2).

(d) Each Collateral Agent, for itself and on behalf of its Related Claimholders, hereby waives and releases each other Collateral Agent and each other Claimholder from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 5.5 as gratuitous bailee and non-fiduciary agent with respect to the Pledged Collateral; provided that, in the case of any possession or control of any Pledged Collateral by any Second Lien Collateral Agent, the foregoing shall not be deemed to be a waiver of any restriction set forth herein on such possession or control or of any breach by such Second Lien Collateral Agent of any terms of this Agreement in respect of such possession or control. None of the First Lien Collateral Agents or any other First Lien Claimholders shall have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, the Shared Collateral Documents, this Agreement or any other document, a fiduciary relationship in respect of any Second Lien Collateral Agent or any other Second Lien Claimholder, and it is understood and agreed that the interests of the First Lien Collateral Agents and the other First Lien Claimholders, on the one hand, and the Second Lien Collateral Agents and the other Second Lien Claimholders, on the other hand, may differ and that the First Lien Collateral Agents and the other First Lien Claimholders shall be fully entitled to act in their own interest without taking into account the interests of the Second Lien Collateral Agents or the other Second Lien Claimholders.

(e) Upon the Discharge of First Lien Obligations, each First Lien Collateral Agent shall deliver the remaining Pledged Collateral in its possession or control (if any) (or proceeds thereof) together with any necessary endorsements (such endorsement shall be without recourse and without any representation or warranty), first, to the Directing Second Lien Collateral Agent, to the extent the Discharge of Second Lien Obligations has not occurred and second, upon the Discharge of Second Lien Obligations, to the Obligors to the extent no Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. Following the Discharge of First Lien Obligations, each First Lien Collateral Agent further agrees to take, at the expense of the Obligors (which expense reimbursement shall be subject to the provisions of the applicable First Lien Document), all other actions reasonably requested by the Directing

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Second Lien Collateral Agent in connection with the Directing Second Lien Collateral Agent obtaining a first-priority interest in the Pledged Collateral.

5.6 When Discharge of First Lien Obligations Deemed to Not Have Occurred. If, substantially concurrently with or after the Discharge of any Series of First Lien Obligations having occurred, the Borrower or any other First Lien Obligor enters into any Refinancing of any First Lien Financing Document evidencing a First Lien Obligation of such Series, which Refinancing is permitted hereby and by the terms of the First Lien Financing Documents of any other Series of First Lien Obligations then outstanding and by the terms of the Second Lien Financing Documents, then the Discharge of such Series of First Lien Obligations shall automatically be deemed for all purposes of this Agreement not to have occurred, and the obligations under such Refinancing of such First Lien Financing Document shall, subject to execution and delivery of a Joinder Agreement in accordance with Section 8.21, automatically be treated as First Lien Obligations of the Refinanced Series for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the New First Lien Agent shall be a First Lien Collateral Agent of such Refinanced Series (and, if applicable in accordance with the definition of such term, the Directing First Lien Collateral Agent) for all purposes of this Agreement. Upon receipt of a notice from the Borrower or any other First Lien Obligor stating that the Borrower or such other First Lien Obligor has entered into a Refinancing of any First Lien Financing Document (which notice shall include the identity of the new first lien collateral agent (such agent, the “New First Lien Agent”)), each Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to, or amendment and restatement of, this Agreement) as the Borrower, such other First Lien Obligor or the New First Lien Agent shall reasonably request in order to provide to the New First Lien Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, and (b) in the case of each other Collateral Agent, deliver to the New First Lien Agent (if it is the Directing First Lien Collateral Agent) any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New First Lien Agent to obtain control of such Pledged Collateral). The New First Lien Agent shall agree in a writing addressed to the other Collateral Agents and the other Claimholders to be bound by the terms of this Agreement, for itself and on behalf of its Related First Lien Claimholders.

5.7 Purchase Right.

(a) Without prejudice to the enforcement of any of the First Lien Claimholder’s rights or remedies under this Agreement, any other First Lien Financing Documents, at law or in equity or otherwise, each First Lien Collateral Agent, on behalf of its Related First Lien Claimholders, agrees that at any time within thirty (30) days following (i) an acceleration of all the First Lien Obligations in accordance with the terms of the First Lien Financing Documents or (ii) the commencement of any Insolvency or Liquidation Proceeding with respect to any Obligor, the Second Lien Claimholders (other than any Disqualified Institution, as defined in either the First Lien Credit Agreement or the Initial Second Lien Document) may request, and upon such request, the First Lien Claimholders will offer each Second Lien Claimholder, the option to purchase at par the entire aggregate outstanding amount (but not less than the entire aggregate outstanding amount) of the First Lien Obligations (and to assume the entire amount of unfunded commitments under the First Lien Financing Documents, if any), at the Purchase Price (together with the deposit of cash collateral as set forth below), without warranty or representation or recourse except as provided in Section 5.7(c), on a pro rata basis among the First Lien Claimholders. The “Purchase Price” will equal the sum of: (1) the principal amount of all loans, advances or similar extensions of credit included in the First Lien Obligations (including the unreimbursed amount of all issued letters of credit (including First Lien Letters of Credit), but excluding the undrawn amount of then outstanding letters of credit (including the undrawn amount of then outstanding First Lien Letters of Credit), all accrued and unpaid interest (including Post-Petition Interest) thereon through the date of purchase and any prepayment penalties or premiums that would be applicable upon prepayment of the First Lien Obligations, (2) the net aggregate

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amount then owing to counterparties under First Lien Hedge Agreements governing the First Lien Secured Hedging Obligations and First Lien Banking Services Agreements, including, in the case of such First Lien Hedge Agreements, all amounts owing to the counterparties as a result of the termination (or early termination) thereof, and (3) all accrued and unpaid fees, expenses and other amounts owed to the First Lien Claimholders under the First Lien Documents on the date of purchase. The Purchase Price shall be accompanied by delivery to the Directing First Lien Collateral Agent of cash collateral in immediately available funds, to be deposited under the sole dominion and control of the Directing First Lien Collateral Agent, in such amount as the Directing First Lien Collateral Agent determines is reasonably necessary to secure the First Lien Claimholders in connection with any issued and outstanding First Lien Letters of Credit under the First Lien Financing Documents but in any event not to exceed 105% of the sum of (x) the aggregate undrawn amount of all such First Lien Letters of Credit outstanding pursuant to the First Lien Financing Documents and (y) the aggregate facing and similar fees which will accrue thereon through the stated maturity of the First Lien Letters of Credit (assuming no drawings thereon before stated maturity). It is understood and agreed that (i) at the time any facing or similar fees are owing to an issuer with respect to any First Lien Letter of Credit, the Directing First Lien Collateral Agent may apply amounts deposited with it as described above to pay same and (ii) upon any drawing under any First Lien Letter of Credit, the Directing First Lien Collateral Agent shall apply amounts deposited with it as described above to repay the respective unpaid drawing. After giving effect to any payment made as described above in this paragraph (a), those amounts (if any) then on deposit with the Directing First Lien Collateral Agent as cash collateral, described in this paragraph (a) which exceed 105% of the sum of the aggregate undrawn amount of all then outstanding First Lien Letters of Credit and the aggregate facing and similar fees (to the respective issuers) which will accrue thereon through the stated maturity of the then outstanding First Lien Letters of Credit (assuming no drawings thereon before stated maturity), shall be returned to the respective purchaser or purchasers, as their interests appear. Furthermore, at such time as all First Lien Letters of Credit have been cancelled, expired or been fully drawn, as the case may be, and after all applications described above in this paragraph (a) have been made, any excess cash collateral then on deposit with the Directing First Lien Collateral Agent as described above in this paragraph (a) (and not previously applied or released as provided above) shall be returned to the respective purchaser or purchasers, as their interests appear.

(b) The Second Lien Claimholders may irrevocably accept such offer within 30 days of the receipt thereof by the Directing Second Lien Collateral Agent and the parties shall endeavor to close promptly thereafter to the extent such offer has been accepted. The Second Lien Claimholders shall only be permitted to acquire the entire amount of the First Lien Obligations pursuant to this Section 5.7, and may not acquire less than all of such First Lien Obligations. No Disqualified Institution (or similar term) (as defined in either the First Lien Credit Agreement or the Initial Second Lien Document) may acquire any First Lien Obligations. If the Second Lien Claimholders timely accept such offer, the right to purchase the First Lien Obligations shall be exercised pursuant to documentation mutually acceptable to each of the First Lien Collateral Agents and the relevant Second Lien Collateral Agents. If the Second Lien Claimholders reject such offer (or fail to accept such offer within the required timeframe), the First Lien Claimholders shall have no further obligations pursuant to this Section 5.7 and may take any further actions in their sole discretion in accordance with the First Lien Documents and this Agreement. Each First Lien Claimholder will retain all rights to indemnification and expense reimbursement provided in the relevant First Lien Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this Section 5.7. Upon the consummation of the purchase and sale of the First Lien Obligations, each First Lien Collateral Agent shall, at the request of the Directing Second Lien Collateral Agent, resign from its role in accordance with the applicable First Lien Document (and comply with any provisions contained therein with respect to successors to such role or the powers granted in connection with such role) and cooperate with an orderly transition of Liens in the Collateral.

(c) The purchase and sale of the First Lien Obligations under this Section 5.7 will be without recourse and without representation or warranty of any kind by the First Lien Claimholders, except

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that each First Lien Claimholder shall severally and not jointly represent and warrant to the Second Lien Claimholders that on the date of the purchase, immediately before giving effect to such purchase:

(1) the principal of and accrued and unpaid interest on the First Lien Obligations, and the fees, expenses and other amounts in respect thereof owed to the respective First Lien Claimholders, are as stated in any assignment agreement prepared in connection with the purchase and sale of the First Lien Obligations;

(2) that such First Lien Claimholder owns free and clear of any liens and has the right to transfer the First Lien Obligations purported to be owned by it; and

(3) that such First Lien Claimholder has the right to assign the First Lien Obligations being assigned by it and its assignment has been duly authorized and delivered.

SECTION 6. Insolvency or Liquidation Proceedings.

6.1 Finance and Sale Issues.

(a) Until the Discharge of First Lien Obligations has occurred, if any Obligor shall be subject to any Insolvency or Liquidation Proceeding and the Directing First Lien Collateral Agent shall desire to permit (or not object to) the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code or any similar Debtor Relief Law) on which the First Lien Collateral Agents or any other creditor has a Lien or to permit (or not object to) any Obligor to obtain financing, whether from the First Lien Claimholders or any other Person, under Section 364 of the Bankruptcy Code or any similar Debtor Relief Law (“DIP Financing”), then, each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, agrees that it and its Related Second Lien Claimholders will raise no objection to, or oppose or contest (or join with or support any third party opposing, objecting or contesting), such Cash Collateral use or DIP Financing (including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to the Directing First Lien Collateral Agent) and it and its Related Second Lien Claimholders will be deemed to have consented to such Cash Collateral use or DIP Financing (including such proposed orders), and to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, each Second Lien Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all obligations relating thereto and any customary “carve-out” or administrative charge for professional and United States trustee fees agreed to on behalf of the First Lien Claimholders by the Directing First Lien Collateral Agent) and to all adequate protection Liens granted to the First Lien Claimholders on the same basis as the Liens securing the Second Lien Obligations are subordinated to the Liens securing the First Lien Obligations under this Agreement and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the Directing First Lien Collateral Agent or to the extent permitted by Section 6.3); provided that the Second Lien Collateral Agents and the Second Lien Claimholders retain the right to object to any ancillary agreements or arrangements regarding the use of Cash Collateral or the DIP Financing that require a specific treatment of a claim in respect of the Second Lien Obligations for purposes of a plan of reorganization or similar dispositive restructuring plan, solely with respect to such treatment and to the extent not otherwise in violation of this Agreement.

(b) Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, agrees that it and its Related Second Lien Claimholders will not seek consultation rights in connection with, and will raise no objection or oppose or contest (or join with or support any third party objecting, opposing or contesting), and will be deemed to have consented to, (1) any sale, liquidation or other Disposition of Collateral free and clear of its Liens under Section 363, 365 or 1129 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law, and to any motion or order relating to such

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sale, liquidation or other Disposition of assets of any Obligor (including any motion or proposed order to retain professionals or set bid or other procedures in connection with such sale, liquidation, or other Disposition), if the requisite First Lien Claimholders have consented to (or not objected to) such sale, liquidation or other Disposition; provided that (1) to the extent the net cash proceeds of such sale or other Disposition are used to pay the principal amount of Indebtedness for borrowed money constituting First Lien Obligations, or to reimburse disbursements under, or cash collateralize the face amount of, the First Lien Letters of Credit constituting First Lien Obligations, the Liens of the Second Lien Claimholders shall attach to any remaining proceeds on the same basis of priority with respect to any Liens securing the First Lien Obligations in accordance with this Agreement and (2) such motion does not impair the rights of the Second Lien Claimholders under Section 363(k) of the Bankruptcy Code (provided that the Discharge of First Lien Obligations occurs in connection with any such credit bid by the Second Lien Claimholders).

(c) Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, further agrees that it and its Related Second Lien Claimholders will not seek consultation rights in connection with, and will raise no objection or oppose or contest (or join with or support any third party objecting, opposing or contesting), and will be deemed to consent to (1) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Lien Obligations made by the Directing First Lien Agent; (2) any exercise by any First Lien Claimholder of the right to credit bid First Lien Obligations at any sale in foreclosure of the Collateral or in any Insolvency or Liquidation Proceeding under Section 363(k) of the Bankruptcy Code or any similar provision of any other Debtor Relief Law; and (3) any other request for judicial relief made in any court by any First Lien Agent or First Lien Claimholder relating to the lawful enforcement of any Lien on the Collateral. Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, further agrees that notice received two (2) Business Days prior to the entry of an order approving such usage of cash or other Collateral or approving DIP Financing shall be adequate notice.

6.2 Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders agrees that none of them shall (a) seek (or support any other Person seeking) relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any of the Collateral, in each case without the prior written consent of the Directing First Lien Collateral Agent, or (b) oppose (or support any other Person in opposing) any request by any First Lien Collateral Agent for relief from or modification of such stay.

6.3 Adequate Protection.

(a) Each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(i) any request by any First Lien Collateral Agent or the other First Lien Claimholders for adequate protection under any Debtor Relief Law;

(ii) any objection by any First Lien Collateral Agent or the other First Lien Claimholders to any motion, relief, action or proceeding based on such First Lien Collateral Agent or the other First Lien Claimholders claiming a lack of adequate protection with respect to the Collateral; or

(iii) the allowance and/or payment of interest, fees or other amounts to any First Lien Collateral Agent or any other First Lien Claimholder under Section 506(b) of the Bankruptcy Code or as adequate protection under Section 361 of the Bankruptcy Code.

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(b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(i) if the First Lien Claimholders (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral in connection with any use of Cash Collateral or DIP Financing, then each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien will be subordinated to the Liens securing and providing adequate protection for the First Lien Obligations and such use of Cash Collateral and DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are subordinated to the Liens securing the First Lien Obligations under this Agreement; and

(ii) the Second Lien Collateral Agents and the other Second Lien Claimholders shall only be permitted to seek adequate protection with respect to their respective rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, is also granted a Lien on such additional collateral that is senior to any Lien granted to the Second Lien Collateral Agents and the other Second Lien Claimholders; (B) replacement Liens on the Collateral; provided that as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, is also granted replacement Liens on the Collateral that are senior to any Lien granted to the Second Lien Collateral Agents and the other Second Lien Claimholders; (C) an administrative expense claim; provided that (x) as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, is also granted an administrative expense claim that is senior and prior to the administrative expense claim of the Second Lien Collateral Agents and the other Second Lien Claimholders and (y) any payment on account of such administrative expense claim will be deemed to be Proceeds of Collateral and subject to the provisions of Section 4.1, provided that the Second Lien Collateral Agents and the other Second Lien Claimholders will be deemed to have agreed pursuant to Section 1129(a)(9) of the Bankruptcy Code that any such administrative expense claims may be paid under a plan of reorganization or similar dispositive restructuring plan or plan of liquidation in any form having a value on the effective date of such plan equal to the allowed amount of such claims; and (D) cash payments with respect to current fees and expenses; provided that (1) as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, is also granted cash payments with respect to current fees and expenses and (2) each First Lien Collateral Agent may object to the amounts of fees and expenses sought by the Second Lien Collateral Agents and the other Second Lien Claimholders; and (E) cash payments with respect to interest on the Second Lien Obligations; provided that (1) as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, is also granted cash payments with respect to interest on the First Lien Obligation represented by it, (2) any cash payments to the Second Lien Collateral Agents or the other Second Lien Claimholders do not exceed an amount equal to the interest accruing on the principal amount of Second Lien Obligations outstanding on the date such relief is granted at the interest rate under the applicable Second Lien Documents and accruing from the date the applicable Second Lien Collateral Agent is granted such relief and (3) such cash payments are held in the Escrow Account as described below.

(iii) If any Second Lien Claimholder is entitled by order of a court of competent jurisdiction to receive or receives adequate protection payments for or related to post-petition interest in an Insolvency or Liquidation Proceeding (“Second Lien Adequate Protection

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Payments”), then all such payments shall be payable or transferred to, and held in, an escrow account (the “Escrow Account”) pursuant to terms mutually satisfactory to the Directing First Lien Collateral Agent and the Directing Second Lien Collateral Agent, in each case until the effectiveness of the plan of reorganization or similar dispositive restructuring plan or plan of liquidation for, or conclusion of, that Insolvency or Liquidation Proceeding. If the First Lien Claimholders do not receive payment in full in cash of all First Lien Obligations upon the effectiveness of the plan of reorganization or similar dispositive restructuring plan or plan of liquidation for, or conclusion of, that Insolvency or Liquidation Proceeding, then an amount contained in the Escrow Account shall be paid over to the First Lien Claimholders (the “Pay-Over Amount”) equal to the lesser of (x) the Second Lien Adequate Protection Payments received by the Second Lien Claimholders and (y) the amount of the short-fall (the “Short Fall”) necessary for a Discharge of the First Lien Obligations; provided that to the extent any portion of the Short Fall represents payments received by the First Lien Claimholders in the form of promissory notes, equity or other property equal in value to the cash paid in respect of the Pay-Over Amount, the First Lien Claimholders shall, upon receipt of the Pay-Over Amount, transfer those promissory notes, equity or other property, equal in value to the cash paid in respect of the Pay-Over Amount, to the applicable Second Lien Claimholders pro rata in exchange for the Pay-Over Amount. Upon the effectiveness of the plan of reorganization or similar dispositive restructuring plan or plan of liquidation for, or conclusion of, that Insolvency or Liquidation Proceeding, any amounts remaining in the Escrow Account after application of amounts provided for above shall be paid to the Second Lien Claimholders as their interests may appear. It is understood and agreed that nothing in this Section 6.3(b) shall modify or otherwise affect the other agreements by or on behalf of the Second Lien Collateral Agents and the other Second Lien Claimholders set forth in this Agreement (including the agreements to raise no objection to, or oppose or contest, that are set forth in Section 6.1). To the extent the First Lien Collateral Agents are not granted such adequate protection in the applicable form, any amounts recovered by or distributed to any Second Lien Collateral Agent or any other Second Lien Claimholder pursuant to or as a result of any such additional collateral, any such replacement Lien, any such administrative expense claim or any such cash payment shall be subject to Section 4.2.

6.4 No Waiver. Subject to Section 6.7(b), nothing contained herein shall prohibit or in any way limit any First Lien Collateral Agent or any other First Lien Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Lien Collateral Agent or any other Second Lien Claimholders, including the seeking by any Second Lien Collateral Agent or any other Second Lien Claimholders of adequate protection or the asserting by any Second Lien Collateral Agent or any other Second Lien Claimholders of any of its rights and remedies under the Second Lien Financing Documents or otherwise. Without limiting the foregoing, notwithstanding anything herein to the contrary, the First Lien Claimholders shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Second Lien Claimholders made pursuant to Section 6.3(b).

6.5 Reinstatement. If any First Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to a debtor-in-possession, trustee, receiver, or the estate of any Obligor any amount paid in respect of First Lien Obligations (a “Recovery”), then such First Lien Claimholder shall be entitled to a reinstatement of its First Lien Obligations with respect to such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of First Lien Obligations shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Any amounts received by any Second Lien Collateral Agent or any other Second Lien Claimholder on account of the

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Second Lien Obligations after the termination of this Agreement shall, upon a reinstatement of this Agreement pursuant to this Section 6.5, be held in trust for and paid over to the Directing First Lien Collateral Agent for the benefit of the First Lien Claimholders, for application to the reinstated First Lien Obligations in accordance with the First Lien Financing Documents and any First Lien Intercreditor Agreement, if then in effect. Any distribution made to a Second Lien Collateral Agent or Second Lien Claimholder as a result of a Recovery will be paid over to the Directing First Lien Agent for application to the First Lien Obligations in accordance with Section 4.1. This Section 6.5 shall survive termination of this Agreement.

6.6 Reorganization Securities; Plan Voting. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7 Post-Petition Interest.

(a) Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, agrees that neither it nor its Related Second Lien Claimholders shall oppose or seek to challenge (or join with any other Person opposing or challenging) any claim by any First Lien Collateral Agent or any other First Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of Post-Petition Interest. Regardless of whether any such claim for Post-Petition Interest is allowed or allowable, and without limiting the generality of the other provisions of this Agreement, this Agreement expressly is intended to include, and does include the “rule of explicitness,” and is intended to provide the First Lien Claimholders with the right to receive payment of all Post-Petition Interest through distributions made pursuant to the provisions of this Agreement even though such Post-Petition Interest may not be not allowed or allowable against the bankruptcy estate of the Borrower or any other Obligor under Section 502(b)(2) or Section 506(b) of the Bankruptcy Code or under any other provision of the Bankruptcy Code or any other Debtor Relief Law.

(b) Subject to Section 6.3(b), none of any First Lien Collateral Agent nor any of its Related First Lien Claimholders shall oppose or seek to challenge any claim by any Second Lien Collateral Agent or any other Second Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of any Second Lien Collateral Agent, on behalf of the Second Lien Claimholders, on the Collateral (after taking into account the amount of the First Lien Obligations).

6.8 Waivers. (a) Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, waives any claim it or its Related Second Lien Claimholders may hereafter have against any First Lien Claimholder arising out of (a) the election of any First Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision or any other Debtor Relief Law or (b) any cash collateral or financing arrangement, or any grant of a security interest in connection with the Collateral, in any Insolvency or Liquidation Proceeding so long as such actions are not in express contravention of the terms of this Agreement. Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, shall not object to, oppose, support any objection, or take any other action to impede, the right of any First Lien Collateral Agent or First Lien

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Claimholders to make an election under Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Debtor Relief Law.

(b) Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Debtor Relief Law senior to or on a parity with the Liens securing the First Lien Obligations for costs or expenses of preserving or disposing of any Collateral.

6.9 Separate Grants of Security and Separate Classification; Voting on Plan. Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, and each First Lien Collateral Agent, for itself and on behalf of its Related First Lien Claimholders, acknowledges and agrees that:

(a) the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute, and, in the case of the Shared Collateral Documents, are intended to constitute, two separate and distinct grants of Liens;

(b) because of, among other things, their differing rights in the Collateral (including the Shared Collateral), the Second Lien Obligations are fundamentally different from the First Lien Obligations and must, subject to applicable law, be separately classified in any plan of reorganization or similar dispositive restructuring plan or plan of liquidation proposed or adopted in an Insolvency or Liquidation Proceeding; and

(c) the Second Lien Claimholders (whether in the capacity of a secured creditor or an unsecured creditor) agree that they will not propose, directly or indirectly support or vote in favor of any plan of reorganization unless such plan (i) provides for the Discharge of First Lien Obligations or (ii) is supported by the First Lien Claimholders required under Section 1126(c) of the Bankruptcy Code to approve a plan.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Claimholders and the Second Lien Claimholders in respect of the Collateral (including the Shared Collateral) constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Obligors in respect of the Collateral (including the Shared Collateral) (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Claimholders), the First Lien Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, expenses, and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the First Lien Documents arising from or related to a default, regardless of whether any such claim is allowed or allowable in any Insolvency or Liquidation Proceeding, before any distribution is made in respect of the claims held by the Second Lien Claimholders with respect to the Collateral (including the Shared Collateral), with each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, hereby acknowledging and agreeing to turn over to the Directing First Lien Collateral Agent, for itself and on behalf of the First Lien Claimholders, Collateral (including the Shared Collateral) or proceeds of Collateral (including the Shared Collateral) or any other distribution (whether or not expressly characterized as such) in respect of the Collateral, otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Claimholders.

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6.10 Other Matters. To the extent that any Second Lien Collateral Agent or any Second Lien Claimholder has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law with respect to any of the Shared Collateral, such Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders agrees not to assert any such rights without the prior written consent of the Directing First Lien Agent, provided that if requested by the Directing First Lien Agent, such Second Lien Collateral Agents shall timely exercise such rights in the manner requested by the Directing First Lien Agent, including any rights to payments in respect of such rights.

6.11 Effectiveness in Insolvency or Liquidation Proceedings. The parties acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code and under comparable provisions of any other applicable Debtor Relief Law, which will be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. All references in this Agreement to any Obligor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Insolvency or Liquidation Proceeding.

SECTION 7. Reliance; Waivers; Etc.

7.1 Reliance. Other than any reliance on the terms of this Agreement, each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, acknowledges that it and its Related First Lien Claimholders have, independently and without reliance on any Second Lien Collateral Agent or any other Second Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the First Lien Documents (as applicable) and be bound by the terms of this Agreement, and they will continue to make their own credit decision in taking or not taking any action under the First Lien Documents or this Agreement. Each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, acknowledges that it and its Related Second Lien Claimholders have, independently and without reliance on any First Lien Collateral Agent or any other First Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Documents and be bound by the terms of this Agreement, and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Documents or this Agreement.

7.2 No Warranties or Liability.

(a) Each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, acknowledges and agrees that, except as set forth in Section 8.14, no Second Lien Collateral Agent or other Second Lien Claimholders have made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Second Lien Claimholders will be entitled to manage and supervise their respective extensions of credit under the Second Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

(b) Each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, acknowledges and agrees that, except as set forth in Section 8.14, no First Lien Collateral Agent or other First Lien Claimholders have made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The First Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

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(c) The Second Lien Collateral Agents and the other Second Lien Claimholders shall have no duty to the First Lien Collateral Agents or any of the other First Lien Claimholders, and the First Lien Collateral Agents and the other First Lien Claimholders shall have no duty to the Second Lien Collateral Agents or any of the other Second Lien Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Obligor (including the First Lien Financing Documents and the Second Lien Financing Documents, but in each case other than this Agreement), regardless of any knowledge thereof which they may have or be charged with.

7.3 No Waiver of Lien Priorities.

(a) No right of the First Lien Collateral Agents or any other First Lien Claimholders, or any of them, to enforce any provision of this Agreement or of any First Lien Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Obligor or by any act or failure to act by any First Lien Collateral Agent or any other First Lien Claimholder, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Documents or any of the Second Lien Documents, regardless of any knowledge thereof which the First Lien Collateral Agents or the other First Lien Claimholders, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (a) (but subject to the rights of the First Lien Obligors under the First Lien Documents and subject to the provisions of Section 5.3(a)), the First Lien Collateral Agents and the other First Lien Claimholders, or any of them, may at any time and from time to time in accordance with the First Lien Documents and/or applicable law, without the consent of, or notice to, any Second Lien Collateral Agent or any other Second Lien Claimholders, without incurring any liabilities to any Second Lien Collateral Agent or any other Second Lien Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Second Lien Collateral Agent or any other Second Lien Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(1) make loans and advances to any Obligor or issue, provide or obtain First Lien Letters of Credit for account of any Obligor or otherwise extend credit to any Obligor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(2) change the manner, place or terms of payment of, or change or extend the time of payment of, or amend, renew, exchange, increase or alter the terms of, any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty thereof or any liability of any Obligor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by any First Lien Collateral Agent or any of the other First Lien Claimholders, the First Lien Obligations or any of the First Lien Documents;

(3) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of any Obligor to any First Lien Collateral Agent or any other First Lien Claimholders, or any liability incurred directly or indirectly in respect thereof;

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(4) settle or compromise any First Lien Obligation or any other liability of any Obligor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order;

(5) exercise or delay in or refrain from exercising any right or remedy against any Obligor or any security or any other Person or with respect to any security, elect any remedy and otherwise deal freely with any Obligor or any First Lien Collateral and any security and any guarantor or any liability of any Obligor to the First Lien Claimholders or any liability incurred directly or indirectly in respect thereof; and

(6) release or discharge any First Lien Obligation or any guaranty thereof or any agreement or obligation of any Obligor or any other Person or entity with respect thereto.

(c) Until the Discharge of First Lien Obligations, each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Waiver of Liability.

(a) Each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, agrees that the First Lien Collateral Agents and the other First Lien Claimholders shall have no liability to any Second Lien Collateral Agent or any other Second Lien Claimholders, and each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, hereby waives any claim against any First Lien Collateral Agent or any other First Lien Claimholder, arising out of any and all actions which any First Lien Collateral Agent or any other First Lien Claimholders may take or permit or omit to take with respect to: (i) the First Lien Documents (including, without limitation, any failure to perfect or obtain perfected security interests in the First Lien Collateral), (ii) the collection of the First Lien Obligations or (iii) the foreclosure upon, or sale, liquidation or other Disposition of, any First Lien Collateral. Each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, also agrees that the First Lien Collateral Agents and the other First Lien Claimholders have no duty, express or implied, fiduciary or otherwise, to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise. Neither the First Lien Collateral Agents nor any other First Lien Claimholder nor any of their respective directors, officers, employees or agents will be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so, or will be under any obligation to sell or otherwise Dispose of any Collateral upon the request of any Obligor or upon the request of any Second Lien Collateral Agent, any other Second Lien Claimholder or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. Without limiting the foregoing, each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, agrees that neither any First Lien Collateral Agent nor any other First Lien Claimholder (in directing the First Lien Collateral Agent to take any action with respect to the Collateral) shall have any duty or obligation to realize first upon any type of Collateral or to sell or otherwise Dispose of all or any portion of the Collateral in any manner, including as a result of the application of the principles of marshaling or otherwise, that would maximize the return to any First Lien Claimholders or any Second Lien Claimholders, notwithstanding that the order and timing of any such realization, sale or other Disposition may affect the amount of proceeds actually received by such Claimholders from such realization, sale or other Disposition.

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(b) With respect to any share of the First Lien Obligations or Second Lien Obligations owned by it, each First Lien Collateral Agent and each Second Lien Collateral Agent, as applicable, shall have and may exercise the same rights and powers hereunder as, and shall be subject to the same obligations and liabilities as and to the extent set forth herein for, any other Claimholder, all as if such First Lien Collateral Agent or Second Lien Collateral Agent, as applicable, were not appointed to act in such capacity under the terms of the First Lien Financing Documents or Second Lien Financing Documents, as the case may be. The term “Claimholders” or any similar term shall, unless the context clearly otherwise indicates, include the First Lien Collateral Agent and the Second Lien Collateral Agent, each in its individual capacity as a First Lien Claimholder or Second Lien Claimholder, as applicable. Each of the First Lien Collateral Agent and the Second Lien Collateral Agent and its respective Affiliates may lend money to, and generally engage in any kind of business with, the Obligors or any of their Affiliates as if such person were not appointed to act in such capacity under the terms of the First Lien Financing Documents or Second Lien Financing Documents, as the case may be and without any duty to account therefor to any other Claimholder.

7.5 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Collateral Agents and the other First Lien Claimholders and the Second Lien Collateral Agents and the other Second Lien Claimholders, respectively, hereunder (including the Lien priorities established hereby) shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Documents or any Second Lien Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Document or any Second Lien Document;

(c) any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guaranty thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of any Obligor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Obligor in respect of any First Lien Collateral Agent, any other First Lien Claimholder, the First Lien Obligations, any Second Lien Collateral Agent, any other Second Lien Claimholder or the Second Lien Obligations in respect of this Agreement.

SECTION 8. Miscellaneous.

8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Documents or the Second Lien Documents, the provisions of this Agreement shall govern and control; provided that the foregoing shall not be construed to limit the relative rights and obligations as among the First Lien Claimholders or as among the Second Lien Claimholders; as among the First Lien Claimholders, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the First Lien Intercreditor Agreement and any other intercreditor agreement governing the rights and obligations of First Lien Claimholders solely amongst themselves, and as among the Second Lien Claimholders, such rights and obligations are governed

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by, and any provisions herein regarding them are therefore subject to, the provisions of the Second Lien Intercreditor Agreement and any other intercreditor agreement governing the rights and obligations of Second Lien Claimholders solely amongst themselves.

8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of Lien subordination and each of the First Lien Claimholders and the Second Lien Claimholders may continue, at any time and without notice to any Second Lien Collateral Agent or any other Second Lien Claimholder or any First Lien Collateral Agent or any other First Lien Claimholder, to extend credit and other financial accommodations and lend monies to or for the benefit of any Obligor constituting First Lien Obligations or Second Lien Obligations in reliance hereon. Each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. Each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Obligor shall include such Obligor as debtor and debtor-in-possession and any receiver, trustee or similar Person for any Obligor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to any First Lien Collateral Agent, the other First Lien Claimholders and the First Lien Obligations of any Series, upon the Discharge of such Series of First Lien Obligations, subject to Section 5.6 and the rights of the First Lien Claimholders of such Series under Section 6.5; and

(b) with respect to any Second Lien Collateral Agent, the other Second Lien Claimholders and the Second Lien Obligations of any Series, upon the Discharge of such Series of Second Lien Obligations.

Notwithstanding the foregoing, such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

8.3 Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, modified or waived except pursuant to an agreement or agreements in writing entered into by each First Lien Collateral Agent and each Second Lien Collateral Agent then party hereto, subject to any applicable consent required pursuant to the applicable First Lien Document or Second Lien Document; provided that (a) the Directing First Lien Collateral Agent and the Directing Second Lien Collateral Agent may, at the reasonable expense of the Obligors and without the written consent of any other First Lien Claimholder, any other Second Lien Claimholder or any Obligor, agree to any amendment to or other modifications of this Agreement for the purpose of giving effect to Section 8.21 or any Refinancing of any First Lien Obligations or Second Lien Obligations, (b) any Additional Lien Obligations Agent may become party hereto by execution and delivery of a Joinder Agreement in the form of Exhibit B hereto in accordance with the provisions of Section 8.21 and (c) additional Obligors may be added as parties hereto upon the execution and delivery of a counterpart of the Joinder Agreement in the form of Exhibit A hereto in accordance with the provisions of Section 8.18. Each of the Directing First Lien Collateral Agent and the Directing Second Lien Collateral Agent shall execute and deliver an amendment or other modification of this Agreement at the other’s request to permit new creditors to become a party hereto as set forth in the proviso to the immediately preceding sentence. Notwithstanding the provisions of any other First Lien

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Document or Second Lien Document, the Directing First Lien Collateral Agent and the Directing Second Lien Collateral Agent may, with the consent of the Borrower, make any amendments, restatements, amendment and restatements, supplements or other modifications to this Agreement to correct any ambiguity, defect or inconsistency contained herein without the consent of any other Person. Each waiver of the terms of this Agreement, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties owed to such party in any other respect or at any other time. Notwithstanding the foregoing, no Obligor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except (x) to the extent such Obligor’s rights are directly and adversely affected by such amendment, modification or waiver or (y) to the extent applicable to such Obligor, with respect to any provision identified in Section 8.16; provided, however, that the Borrower shall be given notice of any amendment, modification or waiver of this Agreement promptly after the effectiveness thereof (it being understood that the failure to deliver such notice to the Borrower shall in no way impact the effectiveness of any such amendment, modification or waiver).

8.4 Information Concerning Financial Condition of the Obligors and their Subsidiaries. Each of the First Lien Collateral Agents and the other First Lien Claimholders, on the one hand, and the Second Lien Collateral Agents and the other Second Lien Claimholders, on the other hand, shall be responsible for keeping themselves informed of (a) the financial condition of the Obligors and their subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Collateral Agents and the other First Lien Claimholders shall have no duty to advise any Second Lien Collateral Agent or any other Second Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event any First Lien Collateral Agent or any of the other First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any Second Lien Collateral Agent or any other Second Lien Claimholder, it or they shall be under no obligation:

(i) to make, and such First Lien Collateral Agent and such First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii) to provide any additional information or to provide any such information on any subsequent occasion;

(iii) to undertake any investigation; or

(iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5 Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any Second Lien Collateral Agent or any other Second Lien Claimholder pays over to the Directing First Lien Collateral Agent or the other First Lien Claimholders under the terms of this Agreement, such Second Lien Collateral Agent or such other Second Lien Claimholder shall be subrogated to the rights of each First Lien Collateral Agent and the other First Lien Claimholders; provided that each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, hereby agrees that until the Discharge of First Lien Obligations has occurred neither it nor its Related Second Lien Claimholders shall assert or enforce any such rights of subrogation it may acquire as a result of any payment hereunder. Each Obligor acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by any Second Lien Collateral Agent or the other

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Second Lien Claimholders and paid over to the Directing First Lien Collateral Agent or the other First Lien Claimholders pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the Second Lien Obligations under the Second Lien Documents.

8.6 Application of Payments. All payments received by any First Lien Collateral Agent or the other First Lien Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations as the First Lien Claimholders, in their sole discretion, deem appropriate. Each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, consents to any extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7 SUBMISSION TO JURISDICTION; WAIVERS.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom), in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered in respect thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS), TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT (OR THEY) MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY FIRST LIEN DOCUMENT OR SECOND LIEN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO

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ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.8 Notices. All notices to the First Lien Claimholders and the Second Lien Claimholders permitted or required under this Agreement shall also be sent to the related First Lien Collateral Agent and the related Second Lien Collateral Agent, respectively (and, for this purpose, the Directing First Lien Collateral Agent shall be deemed to be an agent for the First Lien Secured Hedging Obligations and the First Lien Banking Services Obligations, and the Directing Second Lien Collateral Agent shall be deemed to be an agent for the Second Lien Secured Hedging Obligations and the Second Lien Banking Services Obligations). Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, sent by facsimile or sent by other electronic transmission or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or other electronic transmission, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9 Further Assurances. Each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, and each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, and each Obligor, agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Directing First Lien Collateral Agent or the Directing Second Lien Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.10 CHOICE OF LAW. THIS AGREEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT (WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.11 Binding on Successors and Assigns. This Agreement shall be binding upon each First Lien Collateral Agent, the other First Lien Claimholders, each Second Lien Collateral Agent, the other Second Lien Claimholders and their respective successors and permitted assigns. If any First Lien Collateral Agent or any Second Lien Collateral Agent resigns or is replaced pursuant to the First Lien Documents or the Second Lien Documents, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement.

8.12 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile or other electronic transmission (including “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.14 Authorization; Binding Effect on Claimholders. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that

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it is duly authorized to execute this Agreement. Each First Lien Claimholder and each Second Lien Claimholder, by its acceptance of the benefits of the First Lien Documents and Second Lien Documents, as the case may be, shall be deemed to have agreed to be bound by the agreements made herein, including the agreements made by any Collateral Agent on its behalf.

8.15 Exclusive Means of Exercising Rights under this Agreement.

(a) The First Lien Claimholders shall be deemed to have irrevocably appointed the Directing First Lien Collateral Agent as their exclusive agent hereunder as and to the extent set forth in Section 3.2(a). Consistent with such appointment, the First Lien Claimholders further shall be deemed to have agreed that only the Directing First Lien Collateral Agent (and not any individual claimholder or group of claimholders) as agent for the First Lien Claimholders, or any of the Directing First Lien Collateral Agent’s agents, shall have the right on their behalf to exercise any rights, powers, and/or remedies under or in connection with this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement); provided that (i) holders of the First Lien Secured Hedging Obligations and the First Lien Banking Services Obligations may exercise customary netting and set off rights under the First Lien Hedge Agreements and First Lien Banking Services Agreements to which they are, respectively, a party, (ii) cash collateral may be held pursuant to the terms of the First Lien Documents (including any relating to First Lien Hedge Agreements) and any such individual First Lien Claimholder may act against such cash collateral in accordance with the terms of the relevant First Lien Document or applicable law and (iii) the First Lien Claimholders may exercise customary rights of setoff against depository or other accounts maintained with them in accordance with the terms of the relevant First Lien Document or applicable law. Specifically, but without limiting the generality of the foregoing, no First Lien Claimholder or group of First Lien Claimholders, other than the Directing First Lien Collateral Agent (acting at the direction of, or pursuant to a grant of authority by, the Required First Lien Claimholders), shall be entitled to take or file, and shall be precluded from taking or filing (whether in any Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement), except solely as provided in the immediately preceding sentence.

(b) The Second Lien Claimholders shall be deemed to have irrevocably appointed the Directing Second Lien Collateral Agent as their exclusive agent hereunder as and to the extent set forth in Section 3.2(b) and to have authorized the Directing First Lien Collateral Agent to act as gratuitous agent for the Directing Second Lien Collateral Agent under any Shared Collateral Document in accordance with Section 5.5. Consistent with such appointment, the Second Lien Claimholders further shall be deemed to have agreed that the Directing Second Lien Collateral Agent (and not any individual claimholder or group of claimholders) as agent for the Second Lien Claimholders, or any of the Directing Second Lien Collateral Agent’s agents (including the Directing First Lien Collateral Agent acting as gratuitous agent for the Second Lien Collateral Agent under any Shared Collateral Document in accordance with Section 5.5), shall have the sole right and power to take and direct any right or remedy with respect to the Shared Collateral in accordance with the terms of this Agreement, the relevant Second Lien Collateral Documents and any other intercreditor agreement among the Directing Second Lien Collateral Agent and each other Second Lien Collateral Agent (but subject in any event to the rights of the Second Lien Claimholders set forth in Section 3.1(c) and Section 3.1(e)); provided that, subject to the limitations, restrictions and other agreements set forth herein, (i) holders of the Second Lien Secured Hedging Obligations and the Second Lien Banking Services Obligations may exercise customary netting and set off rights under the Second Lien Hedge Agreements and Second Lien Banking Services Agreements to which they are, respectively, a party, (ii) cash collateral may be held pursuant to the terms of Initial Second Lien Documents (including any relating to Second Lien Hedge Agreements) and any such individual Second Lien Claimholder may act against such cash collateral in accordance with the terms of the relevant Second Lien Document or applicable law and (iii) the Second Lien Claimholders may exercise customary rights of setoff against depository or other

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accounts maintained with them in accordance with the terms of the relevant Second Lien Document or applicable law. Specifically, but without limiting the generality of the foregoing, each Second Lien Claimholder or group of Second Lien Claimholders, other than the Directing Second Lien Collateral Agent (acting at the direction of, or pursuant to a grant of authority by, the Required Second Lien Claimholders), shall not be entitled to take or file, but instead shall be precluded from taking or filing (whether in an Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement), except as provided in (x) the proviso in the immediately preceding sentence, (y) Section 3.1(c) and (z) Section 3.1(e).

8.16 No Third Party Beneficiaries; Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Lien Claimholders and the Second Lien Claimholders. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Collateral Agent and the other First Lien Claimholders, on the one hand, and the Second Lien Collateral Agent and the other Second Lien Claimholders, on the other hand. None of the Obligors shall have any rights hereunder and no Obligor may rely on the terms hereof, other than any provision hereof expressly preserving any right of, or directly affecting, any Obligor under this Agreement, any First Lien Document or any Second Lien Document, including Sections 3.1 (solely as to the definition of “Standstill Period”), 4.1, 5.1, 5.2, 5.3, 5.5(c), 5.5(e), 5.6, 5.7, 6.1, 6.2, 8.1, 8.2, 8.3, 8.7, 8.8, 8.9, 8.10, 8.11, 8.13, 8.14, 8.15, this Section 8.16, Sections 8.17, 8.18, and 8.21. Nothing in this Agreement is intended to or shall impair the obligations of the Obligors, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

8.17 No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action; provided, that notwithstanding the foregoing, nothing in this Section 8.17 shall be deemed to limit the right of any party hereto to vote on any plan of reorganization or similar dispositive restructuring plan, arrangement, compromise or liquidation or similar dispositive restructuring plan in any Insolvency or Liquidation Proceeding to the extent not inconsistent with the terms of this Agreement.

8.18 Obligors; Additional Obligors. It is understood and agreed that the Borrower and each other Obligor on the date of this Agreement shall constitute the original Obligors party hereto. The original Obligors hereby covenant and agree to cause each subsidiary of the Borrower which becomes a “Subsidiary Guarantor” as defined in the First Lien Credit Agreement or Initial Second Lien Document (or any similar term in any other First Lien Financing Document or Second Lien Financing Document) after the date hereof to become a party hereto (as an Obligor) by duly executing and delivering a counterpart of the Intercreditor Joinder Agreement in the form of Annex A hereto to the Directing First Lien Collateral Agent in accordance with the relevant provisions of the relevant First Lien Financing Documents and/or Second Lien Financing Documents, as applicable. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a “Subsidiary Guarantor” as defined in the First Lien Credit Agreement or Initial Second Lien Document (or any similar term in any other First Lien Financing Document or Second Lien Financing Document) at any time shall be subject to the provisions hereof as fully as if same constituted an Obligor party hereto and had complied with the requirements of the immediately preceding sentence.

8.19 Right of First Lien Collateral Agent to Continue. Any Person serving as First Lien Collateral Agent shall be entitled to continue, including to continue to perform his, her or its rights,

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obligations and duties, as the First Lien Collateral Agent, notwithstanding whether any such Person has served or is serving as a Second Lien Collateral Agent. Without limiting the generality of the preceding sentence of this Section 8.19, any Person serving as a First Lien Collateral Agent shall be entitled to continue to so serve in such capacity (including to continue to perform any of such First Lien Collateral Agent’s rights, obligations, and/or duties) even if any such Person has resigned as a Second Lien Collateral Agent, but such resignation has not become effective for any reason, including because a successor Second Lien Collateral Agent has not been appointed or has accepted such appointment, without any liability to any of the Second Lien Claimholders by virtue of any such resignation and any of the circumstances relating in any manner whatsoever to such resignation.

8.20 Second Lien Claimholders. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that this Agreement only applies to the Second Lien Claimholders in their capacities as holders of the Second Lien Obligations. Without limiting the foregoing, this Agreement does not restrict or apply to the Second Lien Claimholders in their capacities as holders of any Indebtedness or other obligations of the Obligors other than the Second Lien Obligations, or in their capacities as holders of equity interests of the Obligors.

8.21 Additional Lien Obligations. Subject to the terms and conditions of this Agreement, each First Lien Financing Document and each Second Lien Financing Document, the Obligors will be permitted from time to time to designate as an additional holder of First Lien Obligations and/or Second Lien Obligations hereunder each Person that is, or that becomes or is to become, the holder of any Additional Lien Obligations (or the Additional Lien Obligations Agent in respect of such Additional Lien Obligations). Upon the issuance or incurrence of any such Additional Lien Obligations:

(a) The Borrower shall deliver to each of the First Lien Collateral Agents and the Second Lien Collateral Agents a certificate of a Responsible Officer stating that the applicable Obligors intend to enter or have entered into an Additional Lien Obligations Agreement and certifying that the issuance or incurrence of such Additional Lien Obligations and the Liens securing such Additional Lien Obligations are permitted by the First Lien Financing Documents, the Second Lien Financing Documents and each then existing Additional First Lien Obligations Agreement and Additional Second Lien Obligations Agreement. Each of the Additional Lien Obligations Agents, the First Lien Collateral Agents and the Second Lien Collateral Agents shall be entitled to rely conclusively on the determination of the Borrower that such issuance and/or incurrence is permitted under the First Lien Financing Documents, the Second Lien Financing Documents and each then existing Additional First Lien Obligations Agreement and Additional Second Lien Obligations Agreement if such determination is set forth in such Responsible Officer’s certificate delivered to the First Lien Collateral Agents and the Second Lien Collateral Agents; provided, however, that such determination will not affect whether or not the Obligors have complied with their undertakings in the First Lien Financing Documents, the Second Lien Financing Documents or any then-existing Additional First Lien Obligations Agreement or Additional Second Lien Obligation Agreement;

(b) the Additional Liens Obligations Agent for such Additional Lien Obligations shall execute and deliver to each First Lien Collateral Agent and each Second Lien Collateral Agent a Joinder Agreement in the form attached hereto as Exhibit B acknowledging that such Additional Lien Obligations and the holders of such Additional Lien Obligations shall be bound by the terms hereof to the extent applicable to the First Lien Claimholders or the Second Lien Claimholders, as applicable, and

(c) each existing First Lien Collateral Agent and Second Lien Collateral Agent shall promptly enter into such documents and agreements (including amendments, restatements,

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amendments and restatements, supplements or other modifications to this Agreement) as any existing First Lien Collateral Agent or existing Second Lien Collateral Agent or the Additional Lien Obligations Agent may reasonably request in order to provide to it the rights, remedies and powers and authorities contemplated hereby, in each case consistent in all respects with the terms of this Agreement; provided that, for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, it is understood and agreed that any such amendment, restatement, amendment and restatement, supplement or other modification to this Agreement requested pursuant to this clause (c) may be entered into by the existing First Lien Collateral Agents and the existing Second Lien Collateral Agents without the consent of any other First Lien Claimholder or Second Lien Claimholder to effect the provisions of this Section 8.21 and may contain additional intercreditor terms applicable solely to the holders of such Additional Lien Obligations vis-à-vis the holders of the relevant obligations hereunder or the holders of such Additional Lien Obligations vis-à-vis the Directing First Lien Collateral Agent and the First Lien Claimholders or the Directing Second Lien Collateral Agent and the Second Lien Claimholders, as applicable.

Notwithstanding the foregoing, nothing in this Agreement will be construed to allow any Obligor to incur additional Indebtedness unless otherwise permitted by the terms of each applicable First Lien Financing Document, Second Lien Document and each then existing Additional First Lien Obligations Agreement and Additional Second Lien Obligations Agreement.

8.22 Additional Intercreditor Agreements.

(a) Each party hereto agrees that some or all of the First Lien Claimholders (as among themselves) and some or all of the Second Lien Claimholders (as among themselves) may each enter into intercreditor agreements (or similar arrangements) with the applicable First Lien Collateral Agents or Second Lien Collateral Agents, as the case may be, governing the rights, benefits and privileges as among the First Lien Claimholders in respect of any or all of the First Lien Collateral, this Agreement and the First Lien Collateral Documents or as among the Second Lien Claimholders in respect of any or all of the Second Lien Collateral, this Agreement or the Second Lien Collateral Documents, as the case may be, including as to the application of proceeds of any Collateral, voting rights, control of any Collateral and waivers with respect to any Collateral, in each case so long as the terms thereof do not violate or conflict with the terms of this Agreement or the First Lien Documents or the Second Lien Documents, as applicable, and are no less favorable to the Borrower or any Loan Party than the terms of this Agreement. In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other First Lien Document or Second Lien Document, and the provisions of this Agreement and the other First Lien Documents and Second Lien Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

(b) In addition, in the event that the Borrower or any of its subsidiaries incurs any obligations in respect of Indebtedness that is permitted by the First Lien Documents and the Second Lien Documents to be secured by a Lien on any Collateral that is junior to the Liens thereon securing all First Lien Obligations and all Second Lien Obligations and such obligations are not designated by the Borrower as Second Lien Obligations, then the First Lien Collateral Agents and/or the Second Lien Collateral Agents shall upon the request of the Borrower enter into an Intercreditor Agreement (as defined in the First Lien Credit Agreement and the Initial Second Lien Document on the date hereof and/or, in each case, any similar term in any First Lien Document and/or any Second Lien Document, as applicable) or another intercreditor agreement that is reasonably satisfactory to the First Lien Collateral Agents and the Second Lien Collateral Agents with the holders of such other obligations (or their agent, trustee or other representative) to reflect

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the relative Lien priorities of such parties with respect to the Collateral (or the relevant portion thereof) and governing the relative rights, benefits and privileges as among such parties in respect of such Collateral, including as to application of the proceeds of such Collateral, voting rights, control of such Collateral and waivers with respect to such Collateral, in each case, so long as such secured obligations are not prohibited by, and the terms of such intercreditor agreement do not violate or conflict with, the provisions of this Agreement or any of the First Lien Documents or Second Lien Documents, as the case may be, and are no less favorable to the Borrower or any Loan Party than the terms of this Agreement. If any such intercreditor agreement (or similar arrangement) is entered into, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any First Lien Documents or Second Lien Documents, and the provisions of this Agreement, the First Lien Documents and Initial Second Lien Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the respective terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)) and in the event of any conflict between the terms of this Agreement and the terms of such other intercreditor agreement as it relates to the First Lien Claimholders on the one hand and the Second Lien Claimholders on the other hand, the provisions of this Agreement shall govern and control.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JPMORGAN CHASE BANK, N.A.,
as First Lien Credit Agreement Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:
Attention:
Tel.:
Email:

[Signature Page to Second Lien Intercreditor Agreement]

[__],
as Initial Second Lien Document Collateral Agent

By:
Name:
Title:

Address for Notices:
Attention:
Tel.:
Email:

[Signature Page to Intercreditor Agreement]

Acknowledged and Agreed to by:

DAYFORCE, INC.,
as Borrower

By:
Name:
Title:

[Signature Page to Second Lien Intercreditor Agreement]

Other Obligors

[__]

By: ____________________________

Name:

Title:

Address for Notices to Obligors:
Tel.:

Fax:

Attn:

Email:

[Signature Page to Second Lien Intercreditor Agreement]

EXHIBIT A

FORM OF INTERCREDITOR JOINDER AGREEMENT – ADDITIONAL OBLIGORS

Reference is made to the Second Lien Intercreditor Agreement dated as of [__], 20[__] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMORGAN CHASE BANK, N.A., in its capacity as the First Lien Credit Agreement Collateral Agent (as defined therein), [__], in its capacity as Initial Second Lien Document Collateral Agent (as defined therein), each other FIRST LIEN COLLATERAL AGENT that is from time to time party thereto and each other SECOND LIEN COLLATERAL AGENT that is from time to time party thereto and acknowledged and agreed to by DAYFORCE, INC. and the other Obligors (as defined therein) from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

This Intercreditor Joinder Agreement, dated as of [__], 20[__] (this “Joinder Agreement”), is being delivered pursuant to requirements of the Intercreditor Agreement.

1. Joinder. The undersigned, [__], a [__], hereby agrees to become party to the Intercreditor Agreement as an Obligor thereunder for all purposes thereof on the terms set forth therein, and to be bound by the terms, conditions and provisions of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

2. Agreements. The undersigned Obligor hereby agrees, for the enforceable benefit of all existing and future First Lien Claimholders and all existing and future Second Lien Claimholders that the undersigned is bound by the terms, conditions and provisions of the Intercreditor Agreement as an Obligor to the extent set forth therein.

3. Representations. The undersigned Obligor represents and warrants to the Collateral Agent and the other Claimholders that this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

4. Counterparts. This Joinder Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one contract. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic transmission (including “.pdf”, “.tiff” or similar format) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

5. Governing Law. THIS JOINDER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS JOINDER AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Miscellaneous.

(a) The provisions of Section 8.7 of the Intercreditor Agreement shall apply with like effect to this Joinder Agreement.

(b) Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

(c) All communications and notices hereunder shall be in writing and given as provided in Section 8 of the Intercreditor Agreement, and all communications and notices hereunder to the undersigned Obligor shall be given to it in care of the Borrower as specified in the Second Lien Intercreditor Agreement.

(d) The Borrower agrees to reimburse the Directing First Lien Collateral Agent for its reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel for the Directing First Lien Collateral Agent as required by the applicable First Lien Documents.

[Signature Pages Follow]

A-2

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed by its authorized representative, and each Collateral Agent has caused the same to be accepted by its authorized representative, as of the date first written above.

[NAME OF OBLIGOR],
as an Obligor

By:
Name:
Title:

A-3

EXHIBITB

FORM OF INTERCREDITOR JOINDER AGREEMENT – ADDITIONAL INDEBTEDNESS

Reference is made to the Second Lien Intercreditor Agreement dated as of [__], 20[__] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMORGAN CHASE BANK, N.A., in its capacity as the First Lien Credit Agreement Collateral Agent (as defined therein), [__], in its capacity as Initial Second Lien Document Collateral Agent (as defined therein), each other FIRST LIEN COLLATERAL AGENT that is from time to time party thereto and each other SECOND LIEN COLLATERAL AGENT that is from time to time party thereto and acknowledged and agreed to by DAYFORCE, INC. and the other Obligors (as defined therein) from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

This Intercreditor Joinder Agreement, dated as of [__], 20[__] (this “Joinder Agreement”), is being delivered pursuant to requirements of the Intercreditor Agreement.

The undersigned Additional [First/Second] Lien Obligations Agent (the “New Collateral Agent”) is executing this Joinder Agreement in accordance with the requirements of the Intercreditor Agreement.

1. Joinder. In accordance with Section 8.21 of the Intercreditor Agreement, the New Collateral Agent by its signature below becomes a [First/Second] Lien Collateral Agent, under, and it and the related [First/Second] Lien Claimholders represented by it hereby become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Collateral Agent had originally been named therein as a [First/Second] Lien Collateral Agent, and the New Collateral Agent, on behalf of itself and each other [First/Second] Lien Claimholder represented by it, hereby agrees to all the terms and provisions of the Intercreditor Agreement. Each reference to a “Collateral Agent” or “[First/Second] Lien Collateral Agent” in the Intercreditor Agreement shall be deemed to include the New Collateral Agent and each reference to “[First/Second] Lien Claimholders” shall include the [First/Second] Lien Claimholders represented by such New Collateral Agent. The Intercreditor Agreement is hereby incorporated herein by reference.

2. Representations and Warranties. The New Collateral Agent represents and warrants to the other Collateral Agents and Claimholders that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent][trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Intercreditor Agreement and (iii) the [First/Second] Lien Obligations Agreements relating to such Additional [First/Second] Lien Obligations provide that, upon the New Collateral Agent’s entry into this Agreement, the [First/Second] Lien Claimholders in respect of such Additional [First/Second] Lien Obligations will be subject to and bound by the provisions of the Intercreditor Agreement as [First/Second] Lien Claimholders.

3. Counterparts. This Joinder Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one contract. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic transmission (including “.pdf”, “.tiff” or similar format) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

4. Governing Law. THIS JOINDER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS JOINDER AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. Miscellaneous.

(a) The provisions of Section 8.7 of the Intercreditor Agreement shall apply with like effect to this Joinder Agreement.

(b) All communications and notices hereunder shall be in writing and given as provided in Section 8 of the Intercreditor Agreement, and all communications and notices hereunder to the undersigned Obligor shall be given to it in care of the Borrower as specified in the Second Lien Intercreditor Agreement.

(c) The Borrower agrees to reimburse the Directing First Lien Collateral Agent for its reasonable out-of-pocket expenses in connection with this Joinder Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed by its authorized representative, and each Collateral Agent has caused the same to be accepted by its authorized representative, as of the date first written above.

[NAME OF NEW COLLATERAL AGENT],
as a [First/Second] Lien Collateral Agent

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

Acknowledged by:

Obligors

[ ]

By:
Name:
Title: